Filed Pursuant to 424b(3)
Registration No. 333-38637

[To be used in connection with sales to Participants in the Elgin Financial Center S.B. 401(k) Employee Benefit Plan]

PROSPECTUS SUPPLEMENT

                               EFC BANCORP, INC.


                           ELGIN FINANCIAL CENTER, S.B.
                            PARTICIPATION INTERESTS
                           ELGIN FINANCIAL CENTER, S.B.
                           401(k) EMPLOYEE BENEFIT PLAN

    This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Elgin Financial Center, S.B. 401(k) Employee Benefit Plan (the "Plan") of participation interests and shares of common stock, par value $.01 per share of EFC Bancorp, Inc. (the "Common Stock"), as set forth herein.

    In connection with the proposed conversion of Elgin Financial Center, S.B. (the "Bank") from a mutual savings bank to a stock savings bank (the "Conversion"), the Plan has been amended and restated to permit the investment of Plan assets in Common Stock of EFC Bancorp, Inc. (the "Holding Company"). The amended and restated Plan permits Participants to direct the trustee of the Plan (the "Trustee") to invest in Common Stock with amounts in the Plan attributable to such Participants. Such investments in Common Stock would be made by means of the EFC Bancorp, Inc. Stock Fund (the "Employer Stock Fund"). Based upon the value of the Plan assets at July 31, 1997, 196,209 shares of Common Stock could be purchased with Plan assets (assuming a purchase price of $10.00 per share). This Prospectus Supplement relates to the initial election of Participants to direct that all or a portion of their accounts be invested in the Employer Stock Fund in connection with the Conversion and also to elections by Participants to direct that all or a portion of their accounts be invested in the Employer Stock Fund after the Conversion.

    The prospectus dated February 11, 1998 of the Holding Company (the "Prospectus"), which is attached to this Prospectus Supplement, includes detailed information with respect to the Conversion, the Common Stock and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus and should be retained for future reference.

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PARTICIPANT, SEE "RISK FACTORS" SECTION OF THE PROSPECTUS.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS February 11, 1998.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OF BANKS AND REAL ESTATE OF THE STATE OF ILLINOIS ("COMMISSIONER"), THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER STATE OR FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT FEDERALLY INSURED OR GUARANTEED, NOR ARE THE SHARES OF COMMON STOCK GUARANTEED BY THE COMPANY OR THE BANK. THE ENTIRE AMOUNT OF A PURCHASER'S PRINCIPAL IS SUBJECT TO LOSS.

    No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Bank or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

THE OFFERING.............................................................     1
  Securities Offered.....................................................     1
  Election to Purchase Common Stock in the Conversion....................     1
  Value of Participation Interests.......................................     1
  Method of Directing Transfer...........................................     2
  Time for Directing Transfer............................................     2
  Irrevocability of Transfer Direction...................................     2
  Direction to Purchase Common Stock After the Conversion................     2
  Purchase Price of Common Stock.........................................     2
  Nature of a Participant's Interest in the Common Stock.................     3
  Voting and Tender Rights of Common Stock...............................     3

DESCRIPTION OF THE PLAN..................................................     3
  Introduction...........................................................     3
  Eligibility and Participation..........................................     4
  Contributions Under the Plan...........................................     5
  Limitations on Contributions...........................................     6
  Investment of Contributions............................................     8
  Benefits Under the Plan................................................    10
  Withdrawals and Distributions From the Plan............................    10
  Administration of the Plan.............................................    12
  Reports to Plan Participants...........................................    12
  Plan Administrator.....................................................    12
  Amendment and Termination..............................................    12
  Merger, Consolidation or Transfer......................................    13
  Federal Income Tax Consequences........................................    13
  ERISA and Other Qualification..........................................    15
  Restrictions on Resale.................................................    15
  SEC Reporting and Short-Swing Profit Liability.........................    16

LEGAL OPINIONS...........................................................    17

Investment Form

                                  THE OFFERING

I. SECURITIES OFFERED

    The securities offered hereby are participation interests in the Plan. Up to 196,209 shares (assuming the actual purchase price is $10.00 per share) of Common Stock may be acquired by the Plan to be held in the Employer Stock Fund. The Holding Company is the issuer of the Common Stock. The Common Stock to be issued hereby is conditioned on the consummation of the Conversion. A Participant's investment in units in the Employer Stock Fund in the Conversion is subject to the priority set forth in the Plan of Conversion.

    Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operations and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 1695 Larkin Avenue, Elgin Illinois 60123. The Bank's telephone number is
(847) 741-3900.

II. ELECTION TO PURCHASE COMMON STOCK IN THE CONVERSION

    In connection with the Bank's Conversion, the Plan has been amended and restated to permit each Participant to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to the Employer Stock Fund, an investment fund in the plan that will invest in Common Stock. If there is not enough Common Stock in the Conversion to fill all subscriptions, the Common Stock would be apportioned and the Plan may not be able to purchase all of the Common Stock requested by the Participants. In such case, the Trustee will purchase shares in the open market after the Conversion to fulfill Participants' requests. Such purchases may be at prices higher than the purchase price in the Conversion. The ability of each Participant to invest in the Employer Stock Fund in the Conversion pursuant to directions to transfer all or a portion of their beneficial assets in the Plan will be based on such Participant's status as an Eligible Account Holder or Supplemental Eligible Account Holder pursuant to the Plan of Conversion, the subscription priorities set forth in the Plan of Conversion and the availability of Common Stock. The Trustee of the Plan will follow the Participants' directions. Funds not transferred to the Employer Stock Fund will remain in the other investment funds of the Plan as directed by the Participant.

III. VALUE OF PARTICIPATION INTERESTS

    The market value of the assets of the Plan, as of July 31, 1997, was $1,962,093 and each Participant was informed of the value of his or her beneficial interest in the Plan. This value represented the past contributions to the Plan by the Employers and the Participants and any earnings or losses thereon, less previous withdrawals.

IV. METHOD OF DIRECTING TRANSFER

    The last page of this Prospectus Supplement is a form to direct a transfer to the Employer Stock Fund (the "Investment Form"). If a Participant wishes to transfer all or part (in multiples of not less than 1%) of his or her beneficial interest in the assets of the Plan to the Employer Stock Fund being established in connection with the Conversion, he or she should indicate that decision in the Investment Form. If a Participant does not wish to make such an election, he or she does not need to take any action.

V. TIME FOR DIRECTING TRANSFER

    The deadline for submitting a direction to transfer amounts to the Employer Stock Fund which will purchase Common Stock issued in connection with the Conversion is March 6, 1998. The Investment Form should be returned to Ursula Wilson at the Bank by 6:00 p.m. on such date.

VI. IRREVOCABILITY OF TRANSFER DIRECTION

    A Participant's direction to transfer amounts credited to such Participant's account in the Plan to the Employer Stock Fund in connection with the Conversion shall be irrevocable. Participants, however, will be able to direct the investment of their accounts ("Accounts") after the Conversion under the Plan as explained below.

VII. DIRECTION TO PURCHASE COMMON STOCK AFTER THE CONVERSION

    After the Conversion, a Participant shall be able to direct that a certain percentage (in multiples of not less than 1%) of the net value of such Participant's interests in the trust fund established for the Plan (the "Trust Fund") be transferred to the Employer Stock Fund and invested in Common Stock, or to the other investment funds available under the Plan. Alternatively, a Participant may direct that a certain percentage of such Participant's interest in the Employer Stock Fund be transferred to the Trust Fund to be invested in accordance with the terms of the Plan. Participants will be permitted to direct that future contributions made to the Plan by or on their behalf will be invested in Common Stock. Following the initial election, the allocation of a Participant's interest in the Employer Stock Fund may be changed once each calendar quarter in any plan year by filing a written notice with the plan administrator at least ten days before the effective date of the change. Special restrictions apply to transfers directed by those Participants who are officers, directors and principal shareholders of the Bank who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

VIII. PURCHASE PRICE OF COMMON STOCK

    The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Conversion will be used by the Trustee to purchase shares of Common Stock. The price to be paid by the Trust Fund for such shares of Common Stock will be the same price as is paid by all persons who purchase shares of Common Stock in the Conversion.

    Common Stock purchased by the Trustee after the Conversion will be acquired in open market transactions. The prices paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

IX. NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

    The Common Stock will be held in the name of the Trustee for the Plan, as trustee. Each Participant has an allocable interest in the investment funds of the Plan but not in any particular assets of the Plan. Accordingly, a specific number of shares of Common Stock will not be directly attributable to the account of any Participant. Earnings, e.g., gains and losses, are allocated to the Account of a Participant based on units in the Employer Stock Fund held by the Participants. Therefore, earnings with respect to a Participant's Account should not be affected by the investment designations (including investments in Common Stock) of other Participants.

X. VOTING AND TENDER RIGHTS OF COMMON STOCK

    The Trustee generally will exercise voting and tender rights attributable to all Common Stock held by the Trust Fund as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated a number of voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised in the affirmative and negative, respectively. In the event of a tender offer for Common Stock, the Plan provides that each Participant will be allotted a number of tender instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The percentage of shares of Common Stock held in the Employer Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of tendering. The remaining shares of Common Stock held in the Employer Stock Fund will not be tendered. The Plan makes provision for Participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

                            DESCRIPTION OF THE PLAN

I. INTRODUCTION

    The Plan was established effective November 1, 1986 as the Elgin
Federal Financial Center 401(k) Employee Benefit Plan (the "Plan"). In connection with the Conversion, the Plan has been amended to provide for additional investment alternatives, including, but not limited to, an Employer Stock Fund. The Plan is a cash or deferred arrangement established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The Plan will be submitted to the Internal Revenue Service (the "IRS") in a timely manner for a determination that the Plan, as amended and restated, is qualified under
Section 401(a) of the Code, and that its related trust(s) are qualified under
Section 501(a) of the Code.

    The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

    EMPLOYEE RETIREMENT INCOME SECURITY ACT. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase pension plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Neither the funding requirements contained in Part 3 of Title I of ERISA nor the plan termination insurance provisions contained in Title IV of ERISA will be extended to Participants (as defined below) or beneficiaries under the Plan.

    APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

    REFERENCE TO FULL TEXT OF PLAN. The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, at Elgin Financial Center, S.B., 1695 Larkin Avenue, Elgin, Illinois 60123. The Plan Administrator's telephone number is (847) 741-3900. Each employee is urged to read carefully the full text of the Plan.

II.  ELIGIBILITY AND PARTICIPATION

    Any salaried employee of the Employer is eligible to participate in the Plan as soon as the employee reaches age 20 1/2 and completes six months of service with the Employer.

    As of July 31, 1997, there were approximately 85 employees eligible to participate in the Plan, and 71 employees had account balances under the Plan.

III.  CONTRIBUTIONS UNDER THE PLAN

    401(K) PLAN CONTRIBUTIONS. Subject to certain limitations on contributions, each Participant in the Plan is permitted to elect to reduce such Participant's Compensation (as defined below) pursuant to an "Elective Deferral Agreement" by an amount not less than 2% and not more than 10% and have that amount contributed to the Plan on such Participant's behalf. Such amounts are credited to the Participant's "Elective Deferral Account." See "Section IV Limitations on Contributions" below. For purposes of the Plan, "Compensation" means the total salary, pay or earned income from the Employer, as reflected in a Participant's Form W-2, and additionally including Elective Deferrals, but excluding bonuses. As of January 1, 1998, the annual compensation of each Participant taken into account under the Plan is limited to $160,000 (adjusted for increases in the cost of living as permitted by the Code). Generally, a Participant may elect to modify the amount contributed to the Plan under such Participant's Elective Deferral Agreement not more often than once in any calendar quarter by providing notice to the Plan Administrator at least 10 days before commencement of the first day of the payroll period for which the modification is to become effective. However, special restrictions apply to persons subject to Section 16 of the 1934 Act. Elective Deferrals are transferred by the Employer to the Trustee of the Plan.

    Notwithstanding the preceding, a Participant who receives a hardship distribution under the terms of the Plan may not be eligible to make additional contributions under an Elective Deferral Agreement or have matching contributions made on his behalf for a period of twelve (12) months after the receipt of the hardship distribution.

    EMPLOYER CONTRIBUTIONS. The Employer, at its discretion, may make a Matching Contribution to each Participant based on his or her Elective Deferrals in a percentage set by the Employer. After the Conversion, at the discretion of the Bank, the Employer contributions may be credited to the Participant's Account in Elgin Financial Center, S.B. Employee Stock Ownership Plan. At its discretion, the Employer may make an additional contribution to the Plan as of the end of the Plan Year in an amount determined by the Employer.

IV.  LIMITATIONS ON CONTRIBUTIONS

    LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions allocated to each Participant's Elective Deferral Account and Matching Contribution Account during any Plan Year may not exceed the lesser of 25% of the Participant's Section 415 Compensation for the Plan Year or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's Section 415 Compensation generally means the compensation the participant received from the employer for the year. In addition, annual additions shall be limited to the extent necessary to prevent the limitations set forth in the Code for all of the qualified defined benefit plans and defined contribution plans maintained by the Bank from being exceeded. To the extent that these limitations would be exceeded by reason of excess annual additions with respect to a Participant, such excess will be disposed of as follows:

    (i) Any excess attributable to Elective Deferrals will be returned to the Participant;

    (ii) Any remaining excess amount in the Participant's Account will be reallocated to other Participant's in the same manner as other Employer contributions but not to the extent that it would result in an excess in the other Participant's accounts;

    (iii) If an excess amount still exists, the excess amount will be used to reduce the Employer's Contributions for such Participant in the next plan year, and each succeeding Plan Year, if necessary;

    (iv) If an excess amount still exists, and the Participant is not covered by the Plan at the end of the Plan Year, the excess amount will be held unallocated in a suspense account which will then be applied to reduce future Employer Contributions for all remaining Participants in the next Plan Year, and each succeeding Plan Year if necessary;

    (v) If a suspense account is in existence at any time during the Plan Year, it will not participate in the allocation of investment gains and losses.

    LIMITATION ON 401(K) PLAN CONTRIBUTIONS. The annual amount of deferred Compensation under an Elective Deferral Agreement of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed $7,000 adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be subject to federal income when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

    LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Sections 401(k) and 401(m) of the Code limit the amount of Deferred Compensation that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of Deferred Compensation made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the actual deferral percentage (i.e., the average of the ratios, calculated separately for each eligible employee in each group, by dividing the amount of Deferred Compensation credited to the Elective Deferral Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual deferral percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual deferral percentage of all other eligible employees, or (y) the actual deferral percentage of all other eligible employees plus two percentage points. In addition, the actual contribution percentage for such Plan Years (i.e., the average of the ratios calculated separately for each eligible employee in each group, by dividing the amount of voluntary employee and employer matching contributions credited to the Matching Contribution Account of such eligible employee by such eligible employee's compensation for the Plan Year) of the Highly Compensated Employees may not exceed the greater of (i) 125% of the actual contribution percentage of all other eligible employees, or (ii) the lesser of (x) 200% of the actual contribution percentage of all other eligible employees, or (y) the actual contribution percentage of all other eligible employees plus two percentage points.

    In general, a Highly Compensated Employee includes any employee who, (1) was a five percent owner of the Employer at any time during the year or preceding year; or (2) had compensation for the preceding year in excess of $80,000 and, if the Employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 1998. Such amounts are adjusted annually to reflect increases in the cost of living.

    In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the average deferral limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the Employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, are distributed before the close of the first 2 1/2 months following the Plan Year to which such excess contributions relate.

    TOP-HEAVY PLAN REQUIREMENTS. If for any Plan Year the Plan is a Top-Heavy Plan (as defined below), then (i) the Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Bank.

    In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Bank having annual compensation in excess of $60,000 who is in an administrative or policy-making capacity, (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Bank, (3) a 5% owner of the Bank, (i.e., owns directly or indirectly more than 5% of the stock of the Bank) or (4) a 1% owner of the Bank having annual compensation in excess of $150,000. The dollar amounts in the foregoing sentence are for 1998.

V. INVESTMENT OF CONTRIBUTIONS

    All amounts credited to Participants' Accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

    Prior to the effective date of the Conversion, the Accounts of a Participant held in the Trust have been invested by the Trustee at the direction of the Participant in the following funds:

        FIDELITY ADVISOR GROWTH OPPORTUNITIES FUND: This fund seeks to provide capital growth by investing primarily in common stocks and securities convertible into common stocks.

        PUTNAM VOYAGER-A FUND: This fund seeks capital appreciation through common stocks of companies with above average growth potential.

        FIDELITY ADVISOR EQUITY INCOME FUND: This fund seeks a yield from dividend and interest income which exceeds the composite dividend yield on securities comprising the S&P 500 Index.

        FIDELITY SPARTAN U.S. EQUITY INDEX FUND: This fund seeks to provide investment results that correspond to the total return performance of common stocks publicly traded in the United States.

        FDL FIXED INCOME FUND: This fund seeks to secure principle and credit guaranteed annual rate of interest.

        PUTNAM ASSET ALLOCATION FUND: This fund seeks to preserve principal and have some equity exposure to keep pace with inflation.

    Participants in the Plan may direct the Trustee to invest all or a portion of his Elective Deferral Account, Matching Contribution Account, Rollover/Transfer Account and Discretionary Contribution Account in the Employer Stock Fund.

    Once in any calendar quarter a Participant may elect (in increments of 1%), to have both past and future contributions and additions to the Participant's Accounts invested in the funds listed above. Participants Matching Contribution Accounts may be invested in Employer Stock under the proposed terms of the Elgin Financial Center, S.B. Employee Stock Ownership Plan being implemented by the Bank. These elections will be effective on the effective date of the Participant's written notice to the plan administrator, provided such notice is filed with the administrator at least 10 days before it is to become effective. Any amounts credited to a Participant's

Account for which investment directions are not given will be invested in FDL Fixed Income Fund in accordance with the terms of the Plan.

    A Participant who receives a loan from the Plan has a separate account established under the Plan. The minimum loan is $1,000 and cannot be in excess of 50% of the Participant's Elective Deferrals and vested Matching Contribution. The balance of a Participant's loan account represents the unpaid principal and interest (if any) of such participant's loan from the Plan. Repayments of principal and payments of interest on loans are invested by the Trustee in the same manner as if the repayment were a contribution.

    The Participants interest in the Employer Stock Fund consists of units whose value is related to a pro rata portion of the net asset value ("NAV") of the Employer Stock Fund. The NAV is determined daily and all realized and unrealized gains, dividends, and expenses are used to calculate the NAV. For purposes of such valuation, all assets of the Trust are valued at their fair market value.

    A. PREVIOUS FUNDS.

    Prior to the effective date of the Conversion, contributions under the Plan were invested in the following funds. The annual percentage return on this fund for the prior three years was:

                                                       1996      1995      1994
                                                       ----      ----      ----
    FIDELITY ADVISOR GROWTH OPPORTUNITIES FUND        17.73%    33.04%     2.86%
    PUTNAM VOYAGER--A FUND                            12.80%    40.20%     0.40%
    FIDELITY ADVISOR EQUITY INCOME FUND               15.26%    32.55%     6.46%
    FIDELITY SPARTAN U.S. EQUITY INDEX FUND           22.73%    37.18%     1.09%
    FDL FIXED INCOME FUND                              6.00%     7.00%     6.25%
    PUTNAM ASSET ALLOCATION FUND                      11.20%    20.50%      N/A

    B. THE EMPLOYER STOCK FUND.

    The Employer Stock Fund will consist of investments in Common Stock made on and after the effective date of the Conversion. Each Participant's proportionate undivided beneficial interest in the Employer Stock Fund is measured by units. Each day a unit value will be calculated by determining the market value of the Common Stock actually held and adding to that any cash held by the Trustee. This total will be divided by the number of units outstanding to determine the unit value of the Employer Stock Fund.

    On the occasion of the payment of a cash dividend, the unit value will be determined before the dividend is distributed. The Trustee may use the dividend to purchase additional shares of Common Stock, thereby increasing the total value of the Employer Stock Fund, and the value of each unit. The Board of Directors of the Holding Company may consider a policy of paying cash dividends on the Common Stock in the future; however, no decision as to the amount or timing of cash dividends, if any, has been made. The Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund to purchase shares of Common Stock of the Bank. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in bank deposits and other short-term investments.

    Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of Common Stock for the Employer Stock Fund will be paid out of a cash account managed by the trustee. Therefore, although Participants' accounts will not be directly adjusted for such fees, the market value of their accounts will be reduced.

    As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Holding Company and the Bank and market conditions for the Common Stock generally. See "Market for the Common Stock" in the Prospectus.

    INVESTMENTS IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS IN INVESTMENTS IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE "RISK FACTORS" IN THE PROSPECTUS.

VI.  BENEFITS UNDER THE PLAN

    Vesting. A Participant, at all times, has a fully vested, nonforfeitable interest in his Basic Contribution Account and the earnings thereon under the Plan. A Participant vests in his Matching Contribution Account under the Plan according to the following schedule:


                 PERIOD OF SERVICE          VESTED PERCENTAGE
                 -----------------          ------------------
                 less than 2 years                   0%
                 2 years                            20%
                 3 years                            40%
                 4 years                            60%
                 5 years                            80%
                 6 years                           100%



VII.  WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

    WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT. Subject to the hardship distribution rules under the Plan, a Participant may withdraw all or a portion of his (i) Elective Deferral Account, (ii) Rollover Transfer Account and (iii) the vested interest in his Matching Contribution Account. The hardship distribution requirements ensure that Participants have a true financial need before a withdrawal may be made.

    A Participant may make a withdrawal from his Elective Deferral Account, Rollover/Transfer Account, and Employer Contribution Account, to the extent vested after he turns 59 1/2 at any time.

    DISTRIBUTION UPON RETIREMENT, DISABILITY OR TERMINATION OF EMPLOYMENT. Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment generally shall be made in a lump sum cash payment as soon as administratively feasible after such termination of employment if the vested value of the Participant's Account is $3,500 or less. If the vested portion of the Participant's Account balance is greater than $3,500, the Participant may request a distribution (subject to the minimum distribution rules) in a lump sum payment: (a) as soon as administratively possible after termination, (b) as of any Valuation Date up to 13 months after termination or (c) as of the date the Participant attains normal retirement age. At the request of the Participant, the distribution may include an in kind distribution of Common Stock of the Holding Company equal to the number of shares that can be purchased with the Participant's balance in the Employer Stock Fund. Benefit payments ordinarily shall be made not later than 60 days following the end of the Plan Year in which occurs the latest of the Participant's: (i) termination of employment; (ii) the attainment of age 65 or (iii) 10th anniversary of commencement of participation in the Plan; but in no event later than the April 1 following the calendar year in which the Participant retires or attains age 70 1/2. However, if the vested portion of the Participant's Account balances exceeds $3,500, no distribution shall be made from the Plan prior to the Participant's attaining age 65 unless the Participant elects to receive an earlier distribution.

    DISTRIBUTION UPON DEATH. A Participant who dies prior to the benefit commencement date for retirement, disability or termination of employment, and who has a surviving spouse shall have his benefits paid to the surviving spouse in a lump sum as soon as administratively possible following the date of his death, unless the Participant elected prior to his death or the beneficiary so elects within 90 days of the Participant's death, to receive such distribution in a lump sum payment as of any Valuation Date which occurs within one year of the Participant's death. With respect to an unmarried Participant, and in the case of a married Participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary of a deceased Participant shall be made in the form of a lump-sum payment in cash or in Common Stock in the same manner described above as to a Participant with a surviving spouse.

    NONALIENATION OF BENEFITS. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

VIII. ADMINISTRATION OF THE PLAN

    The Trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA.

    TRUSTEES. The Trustee is appointed by the Board of Directors of the Bank to serve at its pleasure. The current Trustees of the Plan are Edward J. Weidner, John J. Brittain and Barrett J. O'Connor. However, an additional Trustee may be appointed to hold funds invested in the Employer Stock Fund.

    The Trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

IX. REPORTS TO PLAN PARTICIPANTS

    The Administrator (as defined below) will furnish to each Participant a statement at least quarterly showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to such participant's Account for that period, and (iii) the adjustments to such participant's Account to reflect earnings or losses (if any).

X. PLAN ADMINISTRATOR

    Pursuant to the terms of the Plan, the Plan is administered by one or more persons who are appointed by and who serve at the pleasure of the Bank (the "Administrator"). Currently, the Trustees of the Plan serve as Plan Administrator. The address and telephone number of the Administrator is c/o 1695 Larkin Avenue, Elgin, Illinois 60123; (847) 741-3900. The Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, Beneficiaries and others under Sections 104 and 105 of ERISA.

XI. AMENDMENT AND TERMINATION

    It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his Accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of

Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

XII. MERGER, CONSOLIDATION OR TRANSFER

    In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

XIII. FEDERAL INCOME TAX CONSEQUENCES

    The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY DISTRIBUTION FROM THE PLAN AND TRANSACTIONS INVOLVING THE PLAN.

    The Plan will be submitted to the IRS in a timely manner for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" under these sections of the Code is afforded special tax treatment which include the following: (1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-deferred thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code. Following such an amendment, the Bank will submit the Plan to the IRS for a determination that the Plan, as amended, continues to qualify under Sections 401(a) and 501(a) of the Code and that it continues to satisfy the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. Should the Plan receive from the IRS an adverse determination letter regarding its tax exempt status, all participants would generally recognize income equal to their vested interest in the Plan, the participants would not be permitted to transfer amounts distributed from the Plan to an IRA or to another qualified retirement plan, and the Bank may be denied certain deductions taken with respect to the Plan.

    LUMP SUM DISTRIBUTION. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Bank which is included in such distribution.

    AVERAGING RULES. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in this Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in this Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by the Employers), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

    COMMON STOCK INCLUDED IN LUMP SUM DISTRIBUTION.  If a Lump Sum
Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost or other basis of the securities to the Trust. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common
Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain, medium-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may
                                     14
elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

    DISTRIBUTIONS: ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN IRA. Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to an mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lines of the Participant and his or her designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. The tax law change described above did not modify the special tax treatment of Lump Sum Distributions, that are not rolled over or transferred i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

XIV. ERISA AND OTHER QUALIFICATION

    As noted above, the Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended, and will be submitted to the IRS for a determination that it is qualified under Section 401(a) of the Code.

    THE FOREGOING IS ONLY A BRIEF SUMMARY OF CERTAIN FEDERAL INCOME TAX ASPECTS OF THE PLAN WHICH ARE OF GENERAL APPLICATION UNDER THE CODE AND IS NOT INTENDED TO BE A COMPLETE OR DEFINITIVE DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN OR RECEIVING DISTRIBUTIONS FROM THE PLAN. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT A TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN AND RECEIVING DISTRIBUTIONS FROM THE PLAN.

XV. RESTRICTIONS ON RESALE

    Any person receiving a distribution of shares of Common Stock under the Plan who is an "affiliate" of the Bank as the term "affiliate" is used in Rules 144 and 405 under the Securities Act of 1933, as amended (the "Securities Act") (e.g., directors, officers and substantial shareholders of the Bank) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act assuming the availability thereof, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act Any person who may be an "affiliate" of the Bank may wish to consult with counsel before transferring any Common Stock owned by him. In addition, Participants are advised to consult with counsel as to the applicability of Section 16 of the 1934 Act which may restrict the sale of Common Stock where acquired under the Plan, or other sales of Common Stock.

    Persons who are NOT deemed to be "affiliates" of the Bank at the time of resale will be free to resell any shares of Common Stock to them under the Plan, either publicly or privately, without regard to the Registration and Prospectus delivery requirements of the Securities Act or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An "affiliate" of the Bank is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with the Bank. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of the Bank at the time of a proposed resale will be permitted to make public resales of the Bank's Common Stock only pursuant to a "reoffer" Prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act or some other exemption from registration, and will not be permitted to use this Prospectus in connection with any such resale. In general, the amount of the Bank's Common Stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the Bank's Common Stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when the Bank is current in filing the reports required of it under the 1934 Act.

XVI. SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

    Section 16 of the 1934 Act imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as the Holding Company. Section 16(a) of the 1934 Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Bank's fiscal year. Participation in the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than ten percent of Common Stock of the Holding Company must be reported to the SEC annually on a Form 5 by such individuals.

    In addition to the reporting requirements described above, Section 16(b) of the 1934 Act provides for the recovery by the Holding Company of profits realized by any officer, director or any person beneficially owning more than ten percent of the Holding Company's Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Holding Company's Common Stock within any six-month period.

    The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons.

    Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) Persons are required to hold shares of Common Stock distributed from the Plan for six months following such distribution.


                                 LEGAL OPINIONS

    The validity of the issuance of the Common Stock will be passed upon by Muldoon, Murphy & Faucette, Washington, D.C., which firm acted as special counsel for the Bank in connection with the Bank's Conversion from a mutual savings bank to a stock based organization.

                    FORT DEARBORN LIFE INSURANCE COMPANY
                      ENROLLMENT FORM-STOCK PURCHASE

                   Please print or type all information.
               MISSING AND/OR INCORRECT DATA delay processing.
-------------------------------------------------------------------------------
SECTION I. PLAN INFORMATION:

-------------------------------------------------------------------------------
Plan Name                                                       Policy Number
ELGIN FINANCIAL CENTER, SB                                      ZZ401k-0324
-------------------------------------------------------------------------------
Enrollment Effective Date:
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
SECTION II. PERSONAL INFORMATION:
-------------------------------------------------------------------------------
Last Name:             First Name:       M.I.            Social Security Number

-------------------------------------------------------------------------------
Street Address:               City:                State:           Zip Code:

-------------------------------------------------------------------------------
Sex:   Date of Hire:  Date of Birth:  Marital Status:   Salary:   Union Member:
// Male                            // Single // Married             //Yes //No
// Female                          // Divorced
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
SECTION VI. EXISTING INVESTMENT LIQUIDATION FOR STOCK ACCOUNT:
-------------------------------------------------------------------------------
Please liquidate the following percentages from each account and invest the proceeds in to Employer Stock. The minimum amount you may liquidate from any one investment option MUST be at least 10% of your total balance. Please use increments of 1%.
-------------------------------------------------------------------------------
Name of                                 Name of
Investment Fund           Percentage    Investment Fund              Percentage
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Fixed Income Fund                       Putnam Asset Alloc:
                                         Conservative
-------------------------------------------------------------------------------
Fidelty Spartan                         Fidelity Advisor
 U.S. Equity Index                       Equity Income
-------------------------------------------------------------------------------
Putnam                                  Fidelity Advisor
                                         Growth Opps
-------------------------------------------------------------------------------
SECTION IV. INVESTMENT ALLOCATION FOR FUTURE CONTRIBUTIONS:
-------------------------------------------------------------------------------
Please complete the following table to instruct Fort Dearborn Life how to invest all future contributions allocated to your account under the Plan. If you do not complete the table, all future contributions allocated to your account under the Plan will be invested in the Fixed Income Fund. The minimum amount you may invest in any one investment option MUST be at least 10% of your contribution. Use increments of 1% and make sure the investment percentages total 100%.
-------------------------------------------------------------------------------
Name of                                 Name of
Investment Fund           Percentage    Investment Fund              Percentage
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Fixed Income Fund                       Putnam Asset Alloc:
                                         Conservative
-------------------------------------------------------------------------------
Fidelty Spartan                         Fidelity Advisor
 U.S. Equity Index                       Equity Income
-------------------------------------------------------------------------------
Putnam Voyager                          Fidelity Advisor
                                         Growth Opps
-------------------------------------------------------------------------------
Employer Stock
-------------------------------------------------------------------------------
                                                         Total:            100%
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
SECTION V. AUTHORIZATION:
-------------------------------------------------------------------------------
PARTICIPANT:
I certify that the information above is accurate and complete.  If I have chosen to make salary deferral contributions to the Plan, I give my employer permission to deduct the amount or percentage indicated in Section III above from my pay for deposit into the Plan.
PLAN ADMINISTRATOR:
I certify that this employee meets the Plan's eligibility requirements.
-------------------------------------------------------------------------------
Participant's Signature       Date:     Plan Administrator's Signature      Date

-------------------------------------------------------------------------------

PROSPECTUS

                              EFC BANCORP, INC.
          (Proposed Holding Company for Elgin Financial Center, S.B.)
                   Up to 6,936,513 Shares of Common Stock
                    (See Footnote 4 to the table below)

    EFC Bancorp, Inc. (the "Company" or "EFC Bancorp"), a Delaware corporation, is offering up to 6,031,750 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Elgin Financial Center, S.B. (the "Bank" or "Elgin") from an Illinois state-chartered mutual savings bank to an Illinois state-chartered stock savings bank and the issuance of the Bank capital stock to the Company pursuant to the Bank's plan of conversion, as amended (the "Plan" or "Plan of Conversion"). The simultaneous conversion of the Bank to stock form, the issuance of the Bank's stock to the Company and the offer and sale of the Common Stock by the Company are herein referred to as the "Conversion." In certain circumstances, the Company may increase the amount of Common Stock offered hereby up to 6,936,513 shares. See Footnote 4 to the table below. (continued on following page)

                              ----------------

    FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, PLEASE
CALL THE CONVERSION CENTER AT (847)       -      .

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
PROSPECTIVE INVESTOR, SEE "RISK FACTORS" ON PAGES       THROUGH       .

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE ILLINOIS COMMISSIONER OF BANKS AND REAL ESTATE, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION, OR ANY OTHER AGENCY, NOR HAS SUCH COMMISSION, OFFICE, CORPORATION OR ANY STATE SECURITIES COMMISSION OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY THE COMPANY OR BANK. THE COMMON STOCK IS SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

                                                              ESTIMATED UNDERWRITING
                                          SUBSCRIPTION      COMMISSIONS AND OTHER FEES       ESTIMATED NET
                                            PRICE(1)             AND EXPENSES(2)              PROCEEDS(3)
                                       -------------------  --------------------------  ------------------------
Minimum Per Share....................     $       10.00           $         0.29             $         9.71
Midpoint Per Share...................     $       10.00           $         0.26             $         9.74
Maximum Per Share....................     $       10.00           $         0.25             $         9.75
Total Minimum(1).....................     $  44,582,500           $    1,299,000             $   43,283,500
Total Midpoint(1)....................     $  52,450,000           $    1,389,000             $   51,061,000
Total Maximum(1).....................     $  60,317,500           $    1,479,000             $   58,838,500
Total Maximum, as adjusted(4)........     $  69,365,130           $    1,582,000             $   67,783,130

------------------------

(1) Determined in accordance with an independent appraisal prepared by FinPro, Inc. ("FinPro") dated October 20, 1997, and updated as of December 23, 1997, which states that the estimated pro forma market value of the Common Stock being offered for sale in the Conversion ranged from $44.6 million to $60.3 million with a midpoint of $52.5 million taking into account the contribution to the Elgin Financial Foundation of an amount of Common Stock equal to 8% of the Common Stock sold in the Conversion (the "Valuation Range"). The independent appraisal of FinPro is based upon estimates and projections that are subject to change and the valuation must not be construed as a recommendation as to the advisability of purchasing the Common Stock nor an assurance that a purchaser of Common Stock will thereafter be able to sell the Common Stock at prices within the Valuation Range. Based on the Valuation Range, the Board of Directors of the Company and the Board of Directors of the Bank established an estimated price range of the Common Stock being offered for sale in the Conversion within the Valuation Range of $44.6 million to $60.3 million (the "Estimated Price Range") or between 4,458,250 and 6,031,750 shares of Common Stock issued at the $10.00 per share price (the "Purchase Price") to be paid for each share of Common Stock subscribed for or purchased in the Offering. See "The Conversion--Stock Pricing."

(2) Consists of the estimated costs to the Bank and the Company arising from the Conversion, including estimated fixed expenses of approximately $841,000, and marketing fees to be paid to Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette & Woods, Inc. ("KBW"), estimated to be between $458,000 and $638,000 at the minimum and maximum of the Estimated Price Range, respectively. See "The Conversion--Marketing and Underwriting Arrangements." The actual fees and expenses may vary from the estimates. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

(3) Actual net proceeds may vary substantially from estimated amounts depending upon the number of shares sold in the Offerings and other factors. Includes the purchase of shares of Common Stock by the Elgin Financial Center, S.B. Employee Stock Ownership Plan and related trust (the "ESOP") which is intended to be funded by a loan to the ESOP from the Company or from a third party, which will be deducted from the Company's stockholders' equity. See "Use of Proceeds" and "Pro Forma Data."

(4) As adjusted to reflect the sale of up to an additional 15% of the Common Stock which may be offered at the Purchase Price, without resolicitation of subscribers or any right of cancellation, due to regulatory considerations, changes in market or general financial and economic conditions. See "Pro Forma Data" and "The Conversion--Stock Pricing." For a discussion of the distribution and allocation of the additional shares, if any, see "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."

                              ----------------

                            CHARLES WEBB & COMPANY
                A DIVISION OF KEEFE BRUYETTE & WOODS, INC.

                              ----------------

             The date of this Prospectus is February 11, 1998.

(continued from previous page)

    NON-TRANSFERABLE RIGHTS TO SUBSCRIBE FOR THE COMMON STOCK IN A SUBSCRIPTION OFFERING (THE "SUBSCRIPTION OFFERING") HAVE BEEN GRANTED IN THE FOLLOWING ORDER OF PRIORITY TO: (1) THE BANK'S ELIGIBLE ACCOUNT HOLDERS (DEFINED AS HOLDERS OF DEPOSIT ACCOUNTS TOTALLING $100 OR MORE AS OF JULY 31,
1996); (2) THE COMPANY'S AND BANK'S TAX-QUALIFIED EMPLOYEE BENEFIT PLANS (COLLECTIVELY, THE "EMPLOYEE PLANS"), INCLUDING THE ESOP WHICH INTENDS TO SUBSCRIBE FOR UP TO 8% OF THE COMMON STOCK ISSUED IN CONNECTION WITH THE CONVERSION (INCLUDING SHARES ISSUED TO THE ELGIN FINANCIAL FOUNDATION (THE "FOUNDATION")); (3) THE BANK'S SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (DEFINED AS HOLDERS OF DEPOSIT ACCOUNTS TOTALLING $100 OR MORE AS OF DECEMBER 31,
1997); AND (4) OTHER VOTING MEMBERS OF THE BANK (DEFINED AS DEPOSITORS AND BORROWERS OF THE BANK AS OF JANUARY 31, 1998 (THE "VOTING RECORD DATE"), WHO DO NOT OTHERWISE QUALIFY AS ELIGIBLE ACCOUNT HOLDERS OR SUPPLEMENTAL ACCOUNT HOLDERS). SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES. Concurrently, and subject to the prior rights of holders of subscription rights, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering for sale in a community offering to certain members of the general public (the "Community Offering") with a preference given to natural persons residing in Kane, Cook and McHenry Counties, Illinois (the Bank's "Local Community") (such natural persons herein referred to as "Preferred Subscribers"). Shares not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public in a syndicated community offering (the "Syndicated Community Offering") (the Subscription Offering, Community Offering and the Syndicated Community Offering are referred to collectively as the "Offerings").

    Except for the ESOP, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Voting Member may, in their respective capacities as such, purchase in the Subscription Offering more than $200,000 of Common Stock; no person, together with associates and persons acting in concert with such person, may purchase in the Community Offering and Syndicated Community Offering more than $200,000 of Common Stock; and no person, together with associates of and persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of 1.0% of the total number of shares of Common Stock offered in the Conversion exclusive of any shares issued pursuant to an increase in the Estimated Price Range of up to 15%; provided, however, such purchase limitations may be increased and the amount that may be subscribed for may be increased or decreased at the sole discretion of the Bank and Company without further approval of subscribers or the Bank's members. The minimum purchase is 25 shares. See "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "-- Limitations on Common Stock Purchases."

    Pursuant to the Plan, the Company intends to establish a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will create the Elgin Financial Foundation and fund the Foundation with shares of Common Stock contributed by the Company from authorized but unissued shares, in an amount equal to 8% of the number of shares of Common Stock sold in the Conversion. The Foundation will be dedicated to charitable purposes within the Bank's local community. For a discussion of the Foundation and its effects on the Conversion, see "Risk Factors--Effects of the Establishment of the Charitable Foundation," "Pro Forma Data," and "The Conversion--Establishment of Charitable Foundation."

    The Bank has engaged Webb to consult with and advise the Company and the Bank in the Offerings and Webb has agreed to use its best efforts to assist the Company with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Webb is not obligated to take or purchase any shares of Common Stock in the Offerings. The Bank and the Company will pay a fee to Webb which will be based on the aggregate Purchase Price of the Common Stock sold in the Offerings. The Company and the Bank have agreed to indemnify Webb against certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion--Marketing and Underwriting Arrangements."

    THE SUBSCRIPTION AND COMMUNITY OFFERINGS WILL TERMINATE AT 12:00 NOON, CENTRAL TIME, ON MARCH 16, 1998 (THE "EXPIRATION DATE") UNLESS EXTENDED BY THE BANK AND THE COMPANY, WITH THE APPROVAL OF THE COMMISSIONER OF BANKS AND REAL ESTATE OF THE STATE OF ILLINOIS (THE "COMMISSIONER") AND THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), IF NECESSARY. Orders submitted are irrevocable until the completion of the Conversion; provided, that if the Conversion is not completed within 45 days after the close of the Subscription and Community Offerings, unless such period has been extended with the consent of the Commissioner and FDIC, if necessary, all subscribers will have their funds returned promptly with interest, and all withdrawal authorizations will be cancelled. Such extensions may not go beyond March 26, 2000. See "The Conversion--Procedure for Purchasing Shares in Subscription and Community Offerings."

    The Company has received conditional approval to have its Common Stock listed on the American Stock Exchange ("AMEX") under the symbol "EFC" upon completion of the Conversion. Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop, or that the Common Stock will trade at or above the Purchase Price. To the extent an active and liquid trading market does not develop, the liquidity and market value of the Common Stock may be adversely affected. See "Risk Factors--Absence of Market for Common Stock" and "Market for the Common Stock."

[ELGIN LOGO]

                    ELGIN FINANCIAL CENTER, SB
                     Your Family Savings Bank


[Map of Office        1.  MAIN OFFICE
 Locations appears        1695 Larkin Avenue -- Kane County
 here]                    Elgin, IL 60123-5449

                      2.  DOWNTOWN ELGIN OFFICE
                          176 E. Chicago Street -- Kane County

                      3.  EAST ELGIN OFFICE
                          850 Summit Street -- Cook County

                      4.  ELGIN SOUTH OFFICE
                          1000 S. McLean Blvd. -- Kane County

                      5.  WEST DUNDEE OFFICE
                          310 S. Eighth Street -- Kane County
                          Route 31 at Village Quarter Road

                      6.  ALGONQUIN OFFICE
                          123 S. Randall Road
                          McHenry County

                  SUMMARY OF THE CONVERSION AND THE OFFERINGS

    The following summary of the Conversion and the Offerings is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

Risk Factors........................  A purchase of the Common Stock involves a substantial degree of risk. Eligible Account Holders,
                                      Supplemental Eligible Account Holders, Other Voting
                                      Members and other prospective investors should
                                      carefully consider the matters set forth under "Risk
                                      Factors." THE SHARES OF COMMON STOCK OFFERED HEREBY
                                      ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY
                                      OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY THE
                                      COMPANY OR BANK.

EFC Bancorp, Inc....................  EFC Bancorp is a Delaware corporation organized at the direction of Elgin Financial Center, S.B. to
                                      become a savings and loan holding company and own all
                                      of the Bank's capital stock to be issued upon its
                                      conversion from mutual form to stock form. To date,
                                      the Company has not engaged in any business. Its
                                      executive office is located at 1695 Larkin Avenue,
                                      Elgin, Illinois 60123 and its telephone number is
                                      (847) 741-3900.

Elgin Financial Center, S.B.........  The Bank is an Illinois state-chartered mutual savings bank. At September 30, 1997, the Bank had
                                      total assets of $324.1 million, total deposits of
                                      $263.6 million and retained earnings of $31.7
                                      million. The Bank is located at 1695 Larkin Avenue,
                                      Elgin, Illinois 60123 and its telephone number is
                                      (847) 741-3900.

The Conversion and Reasons for
  Conversion........................  The Board of Directors of the Bank has adopted the
                                      Plan of Conversion pursuant to which the Bank intends
                                      to convert to an Illinois state-chartered stock
                                      savings bank and issue all of its stock to the
                                      Company. The Company is offering shares of its Common
                                      Stock in the Offerings in connection with the Bank's
                                      Conversion. Management believes the Conversion offers
                                      a number of advantages, including: (i) providing a
                                      larger capital base on which to operate; (ii)
                                      providing enhanced future access to capital markets;
                                      (iii) providing enhanced ability to diversify into
                                      other financial services related activities; and (iv)
                                      providing enhanced ability to increase its presence
                                      in the communities it serves through the acquisition
                                      or establishment of branch offices or the acquisition
                                      of other financial institutions. The Conversion and
                                      the Offerings are subject to approval by the
                                      Commissioner and non-objection by the FDIC, and
                                      approval of members of the Bank eligible to vote at a
                                      special meeting to be held on March 26, 1998 (the
                                      "Special Meeting"). The Commissioner issued an
                                      approval letter on February 11, 1998 and the FDIC
                                      issued a notice of intent not to object to the
                                      Conversion on February 10, 1998. See "The
                                      Conversion--General."

Elgin Financial Foundation..........  The Bank's Plan of Conversion provides for the establishment of a charitable foundation in
                                      connection with the Conversion. The Foundation, which
                                      will be incorporated under Delaware law as a
                                      non-stock corporation, will be funded with a
                                      contribution by the Company equal to 8% of the Common
                                      Stock sold in the Conversion. The authority for the
                                      affairs of the Foundation will be vested in the Board
                                      of Directors of the Foundation, all of whom are
                                      existing Directors of the Company or the Bank or
                                      officers of the Company or the Bank. See "The
                                      Conversion-- Establishment of the Charitable
                                      Foundation."



Terms of the Offering...............  The shares of Common Stock to be sold in connection with the Conversion are being offered at a fixed
                                      price of $10.00 per share in the Subscription
                                      Offering pursuant to subscription rights in the
                                      following order of priority to: (i) Eligible Account
                                      Holders; (ii) the Employee Plans, including the ESOP;
                                      (iii) Supplemental Eligible Account Holders; and (iv)
                                      Other Voting Members. Concurrently, and subject to
                                      the prior rights of holders of subscription rights,
                                      any shares of Common Stock not subscribed for in the
                                      Subscription Offering are being offered in the
                                      Community Offering at $10.00 per share to certain
                                      members of the general public with a preference given
                                      to Preferred Subscribers. Subscription rights will
                                      expire if not exercised by 12:00 Noon, Central time,
                                      on March 16, 1998, unless extended by the Bank and
                                      the Company, with the approval of the Commissioner
                                      and the FDIC, if necessary. See "The
                                      Conversion--Subscription Offering and Subscription
                                      Rights" and "--Community Offering." All shares of
                                      Common Stock not sold in the Subscription and
                                      Community Offerings, if any, will be offered for sale
                                      to the general public in a Syndicated Community
                                      Offering through a syndicate of registered
                                      broker-dealers to be formed and managed by Webb
                                      acting as agent of the Company to assist the Company
                                      and the Bank in the sale of the Common Stock. See
                                      "The Conversion--Syndicated Community Offering." The
                                      Company and the Bank reserve the absolute right to
                                      reject orders, in whole or in part, in their sole
                                      discretion, in the Community and Syndicated Community
                                      Offerings.

Procedure for Ordering Shares and
  Prospectus Delivery...............  Forms to order Common Stock offered in the
                                      Subscription Offering and the Community Offering will
                                      be preceded or accompanied by a Prospectus. Any
                                      person receiving a stock order and certification form
                                      who desires to subscribe for shares must do so prior
                                      to the Expiration Date by delivering to the Bank a
                                      properly executed stock order and certification form
                                      together with full payment. ONCE TENDERED,
                                      SUBSCRIPTION ORDERS CANNOT BE REVOKED OR MODIFIED
                                      WITHOUT THE CONSENT OF THE BANK. To ensure that each
                                      purchaser receives a prospectus at least 48 hours
                                      prior to the Expiration Date in accordance with Rule
                                      15c2-8 of the Securities Exchange Act of 1934, as
                                      amended (the "Exchange Act"), no prospectus will be
                                      mailed any later than five days prior to the
                                      Expiration Date or hand delivered any later than two
                                      days prior to such date. The Bank is not obligated to
                                      accept subscriptions not submitted on an original
                                      stock order form. See "The Conversion -- Procedure
                                      for Purchasing Shares in Subscription and Community
                                      Offerings." In order to ensure that Eligible Account
                                      Holders, Supplemental Eligible Account Holders, and
                                      Other Voting Members are properly identified as to
                                      their stock purchase priority, depositors as of the
                                      close of business on the Eligibility Record Date
                                      (July 31, 1996), or the Supplemental Eligibility
                                      Record Date (December 31, 1997) and members of the
                                      Bank ("Members") as of the close of business on the
                                      Voting Record Date (January 31, 1998) must list all
                                      accounts on the stock order form giving all names,
                                      account numbers and social security/tax
                                      identification numbers relating to each account.
                                      Failure to list all such names, account numbers and
                                      social security/tax identification numbers relating
                                      to each account may result in a reduction in the
                                      number of shares allocated to a subscribing member.

Form of Payment for Shares..........  Payment for subscriptions may be made: (i) in cash
                                      (if delivered in person and only at the Conversion
                                      Center); (ii) by check or money order; or (iii) by




                                      authorization of withdrawal from deposit accounts
                                      maintained at the Bank. No wire transfers will be
                                      accepted. See "Conversion -- Procedure for Purchasing
                                      Shares in Subscription and Community Offerings."

Nontransferability of Subscription
  Rights............................  The subscription rights of Eligible Account Holders,
                                      Supplemental Eligible Account Holders, Other Voting
                                      Members and the Employee Plans, including the ESOP,
                                      are nontransferable. See "The Conversion --
                                      Restrictions on Transfer of Subscription Rights and
                                      Shares."

Purchase Limitations................  No Eligible Account Holder, Supplemental Eligible
                                      Account Holder or Other Voting Member may purchase in
                                      the Subscription Offering more than $200,000 of
                                      Common Stock. No person, together with associates and
                                      persons acting in concert with such person, may
                                      purchase in the Community Offering and the Syndicated
                                      Community Offering more than $200,000 of Common
                                      Stock. No person, together with associates or persons
                                      acting in concert with such person, may purchase in
                                      the aggregate more than 1% of the Common Stock
                                      offered. However, the Employee Plans, including the
                                      ESOP, may purchase up to 10% of the Common Stock
                                      issued, including shares issued to the Foundation.
                                      Pursuant to the Plan of Conversion, it is the intent
                                      of the ESOP to purchase 8% of the Common Stock
                                      issued, including shares issued to the Foundation.
                                      The minimum purchase is 25 shares of Common Stock. At
                                      any time during the Conversion and without approval
                                      of the Bank's depositors or a resolicitation of
                                      subscribers, the Bank and the Company may, in their
                                      sole discretion, decrease the maximum purchase
                                      limitation below $200,000 of Common Stock; however,
                                      such amount may not be reduced to less than 0.10% of
                                      the Common Stock offered. Additionally, at any time
                                      during the Conversion, the Bank and the Company may,
                                      in their sole discretion, increase the maximum
                                      purchase limitation in the Subscription and Community
                                      Offerings to an amount in excess of $200,000 up to a
                                      maximum of 5% of the shares to be issued in the
                                      Conversion. Similarly, the 1.0% overall maximum
                                      purchase limitation may be increased up to 5% of the
                                      total shares of Common Stock offered in the
                                      Conversion.

Securities Offered and Purchase
  Price.............................  The Company is offering between 4,458,250 and
                                      6,031,750 shares of Common Stock at a Purchase Price
                                      of $10.00 per share. The maximum of the Estimated
                                      Price Range may be increased by up to 15% and the
                                      maximum number of shares of Common Stock to be issued
                                      may be increased up to 6,936,513 shares due to
                                      regulatory considerations and changes in market or
                                      general financial or economic conditions. See "The
                                      Conversion -- Stock Pricing" and "-- Number of Shares
                                      to be Issued."

Appraisal...........................  The Purchase Price per share has been fixed at
                                      $10.00. The total number of shares to be issued in
                                      the Conversion is based upon an independent appraisal
                                      prepared by FinPro, dated as of October 20, 1997 and
                                      updated as of December 23, 1997, which states that
                                      the estimated pro forma market value of the Common
                                      Stock ranged from $44.6 million to $60.3 million. The
                                      final aggregate value will be determined at the time
                                      of closing of the Offerings and is subject to change
                                      due to changing market conditions and other factors.
                                      See "The Conversion--Stock Pricing."

Use of Proceeds.....................  The Company will use 50% of the net proceeds of the
                                      Offerings to purchase all of the outstanding common
                                      stock of the Bank to be issued in the Conversion. A
                                      portion of net proceeds retained by the Company will
                                      be used for general business activities, including a
                                      loan by the Company directly to the ESOP to enable
                                      the ESOP to purchase up to 8% of the stock issued in
                                      connection with the Conversion, including shares
                                      issued to the Foundation. The Company intends to
                                      initially invest the remaining net proceeds in
                                      mortgage-backed and mortgage related securities and
                                      other investment-grade marketable securities. The
                                      Bank intends to utilize net proceeds for general
                                      business purposes. See "Use of Proceeds."

Dividend Policy.....................  Upon Conversion, the Board of Directors of the
                                      Company will have the authority to declare dividends
                                      on the Common Stock, subject to statutory and
                                      regulatory requirements. In the future, the Board of
                                      Directors of the Company may consider a policy of
                                      paying cash dividends on the Common Stock. However,
                                      no decision has been made with respect to such
                                      dividends, if any. See "Dividend Policy."

Benefits of the Conversion to
  Management........................  Among the benefits to the Bank and the Company anticipated from the Conversion is the ability to
                                      attract and retain personnel through the use of stock
                                      options and other stock related benefit programs.
                                      Subsequent to the Conversion, the Company intends to
                                      adopt a Stock Program (as defined herein) and Stock
                                      Option Plan (as defined herein) for the benefit of
                                      directors, officers and employees. If such benefit
                                      plans are adopted within one year after the
                                      Conversion, such plans will be subject to
                                      stockholders' approval at a meeting of stockholders
                                      which may not be held earlier than six months after
                                      the Conversion. The Company intends to adopt a stock
                                      benefit plan which would provide for the granting of
                                      Common Stock to officers, directors and employees of
                                      the Bank and Company in an amount equal to 4% of the
                                      Common Stock issued in the Conversion, including
                                      shares issued to the Foundation (the "Stock
                                      Program"). The Company also intends to adopt a stock
                                      option plan which would provide the Company with the
                                      ability to grant options to officers, directors and
                                      employees of the Bank and Company to purchase Common
                                      Stock equal to 10% of the number of shares of Common
                                      Stock issued in the Conversion, including shares
                                      issued to the Foundation (the "Stock Option Plan").
                                      Additionally, certain officers of the Company and the
                                      Bank will be provided with employment agreements or
                                      change in control agreements which provide such
                                      officers with employment rights and/or payments upon
                                      their termination of service following a change in
                                      control. For a further description of the Stock
                                      Program and Stock Option Plan, see "Risk
                                      Factors--Stock-Based Benefits to Management,
                                      Employment Contracts and Change in Control Payments"
                                      and "Management of the Bank--Benefit Plans." See
                                      "Management of the Bank-- Subscriptions of Executive
                                      Officers and Directors," "Restrictions on Acquisition
                                      of the Company and the Bank--Restrictions in the
                                      Company's Certificate of Incorporation and Bylaws,"
                                      and "The Conversion--Establishment of the Charitable
                                      Foundation."

                                       7

Voting Control of Officers and
  Directors.........................  Directors and executive officers of the Bank and the
                                      Company expect to purchase approximately 6.8% or 5.0%
                                      of the shares of Common Stock sold, based upon the
                                      minimum and the maximum of the Estimated Price Range,
                                      respectively. Assuming the implementation of the
                                      ESOP, Stock Program and Stock Option Plan, and shares
                                      purchased directly by directors and executive
                                      officers of the Bank and the Company, directors,
                                      executive officers and employees have the potential
                                      to control the voting of approximately 24.25% of the
                                      Common Stock at the maximum of the Estimated Price
                                      Range, including shares issued to the Foundation.
                                      Additionally, the Foundation will hold Common Stock
                                      in an amount equal to 7.4% of the Common Stock sold
                                      in the Conversion, with such shares of Common Stock
                                      to be voted in the same ratio as all other shares of
                                      the Company's Common Stock. See "The
                                      Conversion--Establishment of the Charitable
                                      Foundation," "Management of the Bank--Subscriptions
                                      of Executive Officers and Directors," and
                                      "Restrictions on Acquisition of the Company and the
                                      Bank--Restrictions in the Company's Certificate of
                                      Incorporation and Bylaws."

Expiration Date for the Subscription
  Offering..........................  The Expiration Date for the Subscription Offering is
                                      12:00 Noon, Central time on March 16, 1998 unless
                                      extended by the Bank and the Company. See "The
                                      Conversion -- Subscription Offering and Subscription
                                      Rights."

Expiration Date for the Community
  Offering..........................  The Expiration Date for the Community Offering is
                                      12:00 Noon, Central time on March 16, 1998, unless
                                      extended by the Bank and the Company. See "The
                                      Conversion -- Community Offering."

Market for Stock....................  As a mutual institution, the Bank has never issued capital stock and, consequently, there is no existing
                                      market for the Common Stock. The Company has received
                                      conditional approval to have its Common Stock listed
                                      on the AMEX under the symbol "EFC" subject to the
                                      completion of the Conversion and compliance with
                                      certain conditions. See "Market for the Common
                                      Stock."

No Board Recommendations............  The Bank's Board of Directors and the Company's Board
                                      of Directors are not making any recommendations to
                                      depositors or other potential investors regarding
                                      whether such persons should purchase the Common
                                      Stock. An investment in the Common Stock must be made
                                      pursuant to each investor's evaluation of his or her
                                      best interests.

Conversion Center...................  If you have any questions regarding Conversion, call the Conversion Center at (847) 622-0331.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE BANK

    Set forth below are selected consolidated financial and other data of the Bank. These financial data are derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Bank and Notes thereto presented elsewhere in this Prospectus.


                                                       AT
                                                  SEPTEMBER 30,                                       AT DECEMBER 31,
                                                 --------------  ----------------------------------------------------------
                                                     1997 (1)       1996        1995        1994        1993        1992
                                                 -------------  -------------  ----------  ----------  ----------  --------
                                                 (UNAUDITED)
                                                                               (IN THOUSANDS)
Selected Consolidated Financial Data:
Total assets..................................   $   324,082   $  315,910  $  298,043  $  274,069  $  267,147  $  252,298
Loans receivable, net.........................       240,658      237,678     220,937     202,543     174,617     165,337
Investment securities available for sale (3)..        43,270       37,543      30,707      29,782      28,587      27,188
Mortgage-backed securities, net, available
 for sale (4).................................        19,071       21,975      24,520      26,725      29,761      30,117
Deposits......................................       263,568      253,114     248,142     239,423     239,260     230,323
FHLB advances.................................        24,000       29,000      15,000       6,500          --          --
Retained earnings.............................        31,723       29,513      27,862      23,352      21,027      17,704

                                                  FOR THE NINE
                                                  MONTHS ENDED
                                                  SEPTEMBER 30,              FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                               --------------------  -----------------------------------------------------
                                                 1997       1996       1996       1995       1994       1993       1992
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (UNAUDITED)
                                                                            (IN THOUSANDS)
Selected Operating Data:
Interest income...........................     $  18,331  $  17,385  $  23,421  $  21,432  $  19,528  $  19,597  $  20,785
Interest expense..........................         9,849      9,275     12,513     11,157      9,106      9,338     11,474
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income before provision
  for loan losses.........................         8,482      8,110     10,908     10,275     10,422     10,259      9,311
Provision for loan losses.................           195         45         54         72         90         93        206
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision
  for loan losses.........................         8,287      8,065     10,854     10,203     10,332     10,166      9,105
Noninterest income........................           601        619        802        674        569        677        614
Noninterest expense.......................         5,527      6,766      8,482      6,370      6,102      5,421      4,538
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income tax  expense and
  cumulative effect of change in
  accounting principle....................         3,361      1,918      3,174      4,507      4,799      5,422      5,181
Income tax expense........................         1,143        702      1,132      1,746      1,843      2,086      1,924
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before cumulative  effect of
  change in accounting principle..........         2,218      1,216      2,042      2,761      2,956      3,336      3,257
Cumulative effect of change in
  accounting for income taxes.............            --         --         --         --         --         --        306
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings..............................     $   2,218  $   1,216  $   2,042  $   2,761  $   2,956  $   3,336  $   2,951
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------

(Continued on following page)

                                                       AT OR FOR THE
                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,            FOR THE FISCAL YEAR ENDED DECEMBER 31,
                                                  ------------------------  ----------------------------------------------
                                                   1997 (1)    1996 (1)(2)    1996 (2)       1995        1994       1993
                                                  -----------  -----------  -----------  -----------  ---------  ---------
                                                                                       (UNAUDITED)
                                                                                  (DOLLARS IN THOUSANDS)
Selected Financial Ratios and Other Data (4):
Performance Ratios:
  Return on average assets......................        0.91%        0.53%        0.66%        0.97%       1.09%      1.28%
  Return on average retained earnings...........        9.65         5.65         7.09        10.64       12.92      16.98
  Average retained earnings to average assets...        9.47         9.39         9.33         9.11        8.43       7.53
  Retained earnings to total assets at end of
    period......................................        9.79         9.15         9.34         9.35        8.52       7.87
  Net interest rate spread (5)..................        2.96         2.94         2.96         3.06        3.50       4.58
  Net interest margin (6).......................        3.57         3.58         3.59         3.65        3.93       4.53
  Average interest-earning assets to average
    interest-bearing liabilities................      114.66       115.56       115.19       114.95      112.61      98.69
  Total noninterest expense to average assets...        2.28         2.95         2.75         2.24        2.25       2.08
  Efficiency ratio (7)..........................       60.85        77.51        72.43        58.18       55.52      49.57
  Net interest income to operating expenses.....      153.46       119.86       128.60       161.30      170.80     189.25
Regulatory Capital Ratios (8):
  Leverage capital..............................        9.59         9.15         9.33         9.24        8.68       7.96
  Total risk-based capital......................       17.73        16.14        16.49        16.26       15.82      17.04
Asset Quality Data and Ratios:
  Total non-performing loans (9)................   $   2,075    $     781    $     516    $     789   $     543  $   1,088
  Real estate owned, net........................         120           --           67          477         581        770
  Total non-performing assets (10)..............       2,195          781          583        1,266       1,124      1,858
  Allowance for loan losses.....................       1,002          799          808          754         682        592
  Non-performing loans as a percent of
    loans (9)(11)...............................        0.86%        0.33%        0.22%        0.36%       0.27%      0.62%
  Non-performing assets as a percent of total
    assets (10).................................        0.68         0.25         0.19         0.43        0.41       0.70
  Allowance for possible loan losses as a
     percent of loans (11)......................        0.41         0.34         0.34         0.34        0.34       0.34
  Allowance for possible loan losses as a
    percent of total non-performing loans (9)...        48.3        102.3       156.60        95.60      125.60      54.40
  Net charge-offs as a percent of loans (11)....          --           --           --           --          --         --
Other Data:
Number of customer facilities.................             6            7            6            7           7          6


                                                        1992
                                                     ---------
Selected Financial Ratios and Other Data (4):
Performance Ratios:
  Return on average assets........................       1.13%
  Return on average retained earnings.............      18.03
  Average retained earnings to average assets.....       6.60
  Retained earnings to total assets at end of
    period........................................       7.02
  Net interest rate spread (5)....................       4.36
  Net interest margin (6).........................       4.25
  Average interest-earning assets to average
    interest-bearing liabilities..................      97.93
  Total noninterest expense to average assets.....       1.83
  Efficiency ratio (7)............................      45.72
  Net interest income to operating expenses.......     205.18
Regulatory Capital Ratios (8):
  Leverage capital................................       7.10
  Total risk-based capital........................      15.15
Asset Quality Data and Ratios:
  Total non-performing loans (9)..................  $     155
  Real estate owned, net..........................      1,125
  Total non-performing assets (10)................      1,280
  Allowance for loan losses.......................        500
  Non-performing loans as a percent of
    loans (9)(11).................................       0.09%
  Non-performing assets as a percent of total
    assets (10)...................................       0.51
  Allowance for possible loan losses as a
    percent of loans (11).........................       0.31
  Allowance for possible loan losses as a
    percent of total non-performing loans (9).....     322.60
  Net charge-offs as a percent of loans (11)......       0.02
Other Data:
Number of customer facilities...................            6

------------------------
(1) The data presented for the nine months ended September 30, 1997 and 1996 was derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

(2) Includes effect of the one-time special assessment of $1.5 million, on a pre-tax basis, to recapitalize the Savings Association Insurance Fund ("SAIF"), which the Bank recognized in the quarter ended September 30, 1996 (the "SAIF Special Assessment").

(3) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115"), as of January 1, 1994.

(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods. Performance ratios at and for the nine months ended September 30, 1997 and 1996 are annualized where appropriate.

(5) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(6) The net interest margin represents net interest income as a percent of average interest-earning assets.

(7) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

(8) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation and Supervision--Regulations--Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offerings.

(9) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due. See "Business of the Bank--Delinquent Loans, Classified Assets and Real Estate Owned."

(10) Non-performing assets consist of non-performing loans and real estate owned, net ("REO").

(11) Loans represent loans receivable net, excluding the allowance for loan losses.

                              RECENT DEVELOPMENTS

    The following table sets forth certain summary historical financial information concerning the financial position of the Bank for the periods and at the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of the Bank contained elsewhere herein. The results of operations and ratios and other data for the twelve months ended December 31, 1996 are derived from audited consolidated financial statements and the results of operations and ratios and other data for the twelve months ended December 31, 1997 are derived from unaudited consolidated financial statements.

                                                                                              AT DECEMBER 31,
                                                                                          -----------------------
                                                                                             1997        1996
                                                                                          -----------  ----------
                                                                                         (UNAUDITED)
                                                                                               (IN THOUSANDS)
Selected Consolidated Financial Data:
Total assets............................................................................   $ 331,863   $  315,910
Loans receivable, net...................................................................     246,695      237,678
Investment securities available for sale................................................      45,484       37,543
Mortgage-backed securities, net, available for sale.....................................      20,163       21,975
Deposits................................................................................     270,013      253,114
FHLB advances...........................................................................      24,000       29,000
Retained earnings.......................................................................      32,230       29,513

                                                                                               AT DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            -----------  ---------
                                                                                            (UNAUDITED)
                                                                                                 (IN THOUSANDS)
Selected Operating Data:
Interest income...........................................................................   $  24,477   $  23,421
Interest expense..........................................................................      13,249      12,513
                                                                                            -----------  ---------
  Net interest income before provision for loan losses....................................      11,228      10,908
Provision for loan losses.................................................................         354          54
                                                                                            -----------  ---------
  Net interest income after provision for loan losses.....................................      10,874      10,854
Noninterest income........................................................................         801         802
Noninterest expense.......................................................................       7,599       8,482
                                                                                            -----------  ---------
  Earnings before income tax expense......................................................       4,076       3,174
Income tax expense........................................................................       1,388       1,132
                                                                                            -----------  ---------
Net earnings..............................................................................   $   2,688   $   2,042
                                                                                            -----------  ---------
                                                                                            -----------  ---------

(Continued on following page)

                                                                                                  AT OR FOR THE YEARS
                                                                                                         ENDED
                                                                                                         DECEMBER 31,
                                                                                                  ------------------------
                                                                                                    1997 (1)     1996 (2)
                                                                                                  -----------  -----------
                                                                                                         (UNAUDITED)
                                                                                                    (DOLLARS IN THOUSANDS)
Selected Financial Ratios and Other Data (3):
Performance Ratios:
  Return on average assets......................................................................      0.82%        0.66%
  Return on average retained earnings...........................................................      8.67         7.09
  Average retained earnings to average assets...................................................      9.52         9.33
  Retained earnings to total assets at end of period............................................      9.71         9.34
  Net interest rate spread (4)..................................................................      2.91         2.96
  Net interest margin (5).......................................................................      3.52         3.59
  Average interest-earning assets to average interest-bearing liabilities.......................    114.63       115.19
  Total noninterest expense to average assets...................................................      2.33         2.75
  Efficiency ratio (6)..........................................................................     63.17        72.43
  Net interest income to operating expenses.....................................................    147.76       128.60
Regulatory Capital Ratios (7):
  Leverage capital..............................................................................      9.67         9.33
  Total risk-based capital......................................................................     17.57        16.49
Asset Quality Data and Ratios:
  Total non-performing loans (8)................................................................  $  1,952     $    516
  Real estate owned, net........................................................................        98           67
  Total non-performing assets (9)...............................................................     2,050          583
  Allowance for loan losses.....................................................................     1,126          808
  Non-performing loans as a percent of loans (8)(10)............................................      0.79%        0.22%
  Non-performing assets as a percent of total assets (9)........................................      0.62         0.19
  Allowance for possible loan losses as a percent of loans (10).................................      0.46         0.34
  Allowance for possible loan losses as a percent of total non-performing loans (8).............     57.68       156.60
  Net charge-offs as a percent of loans (10)....................................................      0.01           --
Other Data:
  Number of customer facilities.................................................................         6            6

------------------------
(1) The data presented for the year ended December 31, 1997 was derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for this period. The data presented for the year ended December 31, 1996 was derived from audited consolidated financial statements included elsewhere in this Prospectus.

(2) Includes effect of the one-time special assessment of $1.5 million, on a pre-tax basis, to recapitalize the SAIF, which the Bank recognized in the quarter ended September 30, 1996.

(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

(4) The net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets.

(6) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income and noninterest income.

(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation and Supervision--Regulations--Capital Requirements." See "Regulatory Capital Compliance" for the Bank's pro forma capital levels as a result of the Offerings.

(8) Non-performing loans consist of all non-accrual loans and all other loans 90 days or more past due. It is the Bank's policy to generally cease accruing interest on all loans 90 days or more past due. See "Business of the Bank--Delinquent Loans, Classified Assets and Real Estate Owned."

(9)  Non-performing assets consist of non-performing loans and REO.

(10) Loans represent loans receivable net, excluding the allowance for loan losses.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Total assets at December 31, 1997 were $331.9 million, which represented an increase of $16.0 million, or 5.1%, compared to $315.9 million at December 31, 1996. The increase in total assets was primarily due to increases in investment securities and loans receivable. Investment securities increased by $8.0 million to a balance of $45.5 million at December 31, 1997 compared to $37.5 million at December 31, 1996. This increase was primarily due to an increase of $7.5 million in U.S. Treasuries and FHLB securities to $35.5 million at December 31, 1997 compared to $28.0 million at December 31, 1996. Loans receivable, net, increased by $9.0 million to $246.7 million at December 31, 1997 as compared to $237.7 million at December 31, 1996. The increase in loans receivable, net, was primarily attributable to a $10.2 million increase in the Bank's one- to four-family mortgage loan portfolio during the year ended December 31, 1997. The growth in total assets was funded by a $16.9 million, or 6.7%, increase in savings deposits which totalled $270.0 million at December 31, 1997, compared to $253.1 million at December 31, 1996. The increase in savings deposits was offset by advance repayments to the FHLB-Chicago of $5.0 million, reducing the level of outstanding borrowed funds to $24.0 million at December 31, 1997 from $29.0 million at December 31, 1996. Accrued expenses and other liabilities increased by $1.2 million, or 50.0%, to $3.6 million at December 31, 1997 as compared to $2.4 million at December 31, 1996. This increase was primarily due to an increase of $1.0 million in official checks outstanding to $2.7 million at December 31, 1997 as compared to $1.7 million at December 31, 1996. Retained earnings increased by $2.7 million, or 9.2%, to $32.2 million at December 31, 1997 as compared to $29.5 million at December 31, 1996. The $2.7 million increase represents net earnings for the year ended December 31, 1997.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

    GENERAL. The Bank's net income increased by $646,000, or 31.6%, to $2.7 million for the year ended December 31, 1997, from $2.0 million for the year ended December 31, 1996. This increase in net income was primarily attributable to a decrease in noninterest expense as a result of the absence of the one-time special assessment to recapitalize the SAIF, as well as an increase of $320,000 in net interest income before provision for loan losses.

    INTEREST INCOME. Interest income increased by $1.1 million, or 4.5%, to $24.5 million for the year ended December 31, 1997, when compared to 1996. This increase resulted from an increase in interest earning assets offset by a decrease in average yield. The largest component was an increase of $762,000 in mortgage loan interest income for the year ended December 31, 1997. This resulted from an increase in the average balance of $7.7 million, and an increase in the yield of 6 basis points. Overall, the average yield on the Bank's interest-earning assets decreased by 2 basis points to 7.68% for the year ended December 31, 1997 from 7.70% for the year ended December 31, 1996. The average balance of interest-earning assets increased by $14.3 million, or 4.7%, to $318.5 million for the year ended December 31, 1997 from $304.2 million for the year ended December 31, 1996.

    INTEREST EXPENSE. Interest expense increased by $736,000, or 5.9%, to $13.2 million for the year ended December 31, 1997, from $12.5 million for the year ended December 31, 1996. This increase resulted from the combination of an increase in the average balance of deposits and an overall increase in the average rate paid on those deposits. The average rate paid on total deposits increased to 4.67% for the year ended December 31, 1997 from 4.64% for the year ended December 31, 1996. In addition, the rate paid on FHLB-Chicago advances decreased to 5.78% for the year ended December 31, 1997 from 5.90% for the year ended December 31, 1996, while the average balance outstanding increased by $5.3 million. The average balance of interest-bearing liabilities increased by $13.9 million, or 5.3%, to $278.0 million at December 31, 1997 from $264.1 million at December 31, 1996. This increase reflects an $8.6 million increase in the deposit accounts, with the remaining $5.3 million increase attributable to an increase in advances from the FHLB-Chicago.

    NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $320,000, or 2.9%, to $11.2 million for the year ended December 31, 1997 from $10.9 million in 1996. This increase was primarily attributable to a $14.3 million increase in the average balance of interest earning assets, at an average yield of 7.68%, offset by an increase in the average balance of interest-bearing liabilities of $13.9 million, at an average cost of 4.77%. This combination resulted in a decline in interest rate spread of 5 basis points to 2.91% for the year ended
December 31, 1997, as compared to 2.96% for the year ended December 31, 1996.

    PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased by $300,000, to $354,000 for the year ended December 31, 1997 from $54,000 in 1996. At December 31, 1997 and 1996, non-performing loans totalled $2.0 million and $516,000, respectively. At December 31, 1997, the ratio of the allowance for loan losses to non-performing loans was 57.7% compared to 156.6% at December 31, 1996. The increase in non-performing loans is primarily due to a $1.2 million first mortgage loan becoming adversely classified during the third quarter of 1997. The Bank classified the loan as substandard and non-performing as the Bank paid the borrower's real estate taxes in August, 1997. However, the borrower is current with respect to principal and interest payments at December 31, 1997. The ratio of the allowance to total loans was 0.46% and 0.34%, at December 31, 1997 and 1996, respectively. Charge-offs totalled $36,000 in 1997. There were no charge-offs during 1996. Management periodically calculates an allowance sufficiency analysis based upon the portfolio composition, asset classifications, loan-to-value ratios, potential impairments in the loan portfolio, and other factors. The analysis is compared to actual losses, peer group comparisons and economic conditions. Management considered an increase in the provision for loan losses to be appropriate in 1997 based on these factors as well as a change in the reserve methodology employed by management. Management believes that the provision for loan losses and the allowance for loan losses are currently reasonable and adequate to cover any known losses reasonably expected in the existing loan portfolio. While Management estimates loan losses using the best available information, no assurance can be given that additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, identification of additional problem loans and other factors, both within and outside management's control.

    NONINTEREST INCOME. Noninterest income totalled $801,000 and $802,000 for the years ended December 31, 1997 and 1996, respectively. Real estate and insurance commissions and service fees increased $98,000 and $60,000, respectively, for the year ended December 31, 1997 as compared to 1996. The 1997 increase, however, was offset by a decrease in gain on sale of foreclosed real estate to $8,000 for the year ended December 31, 1997 from $121,000 in 1996, as well as a decrease in other income of $46,000 in 1997 as compared to 1996.

    NONINTEREST EXPENSE. Noninterest expense decreased by $883,000, or 10.4%, to $7.6 million for the year ended December 31, 1997 from $8.5 million for 1996. Federal insurance premiums decreased by $1.8 million as a result of the SAIF Special Assessment of $1.5 million paid in 1996 and the decrease in deposit insurance premium rates from 23 cents per $100 of deposits prior to October 1, 1996 to 6.5 cents per $100 of deposits subsequent to that date. Compensation and benefits increased by $497,000, or 14.5%, to $3.9 million for the year ended December 31, 1997 compared to $3.4 million in 1996, primarily due to a combination of annual salary increases and the addition of staff during 1997. Other operating expenses, including advertising, marketing, insurance, postage, communications and other office expense increased by a combined $217,000, or 11.9%, to $2.0 million in 1997 compared to $1.8 million in 1996. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking service to a growing market base. The Bank expects that salary and benefits expense may increase after the Conversion, primarily as a result of the adoption of various employee benefit plans and compensation adjustments contemplated in connection with the Conversion. In this regard, the proposed ESOP, which intends to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation, and the Stock Program which, if implemented, would purchase an amount of Common Stock equal to 4% of the Common Stock issued in the Conversion, including shares to the Foundation, will result in increased salary and benefits expense as interest on and amortization of the ESOP loan and amortization of the Stock Program awards will be reflected as compensation expense. See "Management of the Bank--Benefit Plans."

    INCOME TAX EXPENSE. Income tax expense totalled $1.4 million for the year ended December 31, 1997, compared to $1.1 million for the year ended December 31, 1996. The increase in the provision for income taxes was the result of a combination of an increase in earnings before income tax expense and a decrease in the effective income tax rate. The effective income tax rate decreased to 34.1% for the year ended December 31, 1997 from 35.7% for 1996. Earnings before income tax expense increased by $902,000, or 28.4%, to $4.1 million for the year ended December 31, 1997 from $3.2 million for the year ended December 31, 1996.

                                  RISK FACTORS

    The following special considerations, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

SENSITIVITY TO INCREASES IN INTEREST RATES

    The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as its deposits and borrowed funds. Accordingly, the Bank's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets and liabilities in response to such movements.

    The Bank emphasizes investment in adjustable-rate mortgage loans ("ARMs"). At September 30, 1997, 58.9% of the Bank's total loans receivable had adjustable interest rates and its loan portfolio had an average weighted maturity of 18.0 years. However, while still emphasizing the origination of ARMs, in an effort to increase its volume of one- to four-family residential loan originations, the Bank recently adopted certain changes to its loan pricing strategies which may expose it to increased interest rate risk. In this regard, the Bank has determined to price its fixed-rate one- to four-family residential mortgage loans more aggressively. Previously, the Bank had typically priced such loans at above market rates in order to control the amount of originations of such loans. In response to customer demand, however, the Bank has determined that it can increase its lending volume by pricing its fixed-rate loans more competitively.

    At September 30, 1997, $10.4 million, or 16.8%, of the Bank's investment securities had adjustable interest rates and its securities portfolio had a weighted average maturity of 8.7 years. As part of interest-bearing liabilities, the Bank had $83.6 million of certificates of deposit with maturities of one year or less and $9.5 million of deposits over $100,000. These two categories of deposits tend to be less stable sources of funding as compared to core deposits and at September 30, 1997 represented 33.45% of the Bank's interest-bearing liabilities. As a result, the ratio of the Bank's interest-earning assets repricing or maturing within one year or less as compared to its interest-bearing liabilities maturing or repricing in one year or less ("one year gap position") was negative 21.94%. Due to the Bank's level of deposits which may reprice at rates faster than its core deposits, the Bank's cost of funds may increase at a greater rate in a rising interest rate environment than if it had a greater amount of core deposits which, in turn, may adversely affect net interest income and net income. Accordingly, in a rising interest rate environment, the Bank's interest-bearing liabilities may adjust upwardly more rapidly than its yield on its adjustable-rate loans, adversely affecting the Bank's net interest rate spread, net interest income and net income.

    Significant increases in the level of market interest rates also may adversely affect the fair value of the Bank's securities and other interest-earning assets. At September 30, 1997, $51.9 million, or 83.2%, of the Bank's securities had fixed interest rates. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the market value of interest-earning assets which could adversely affect the Bank's results of operations if sold or, in the case of interest-earning assets classified as available-for-sale, the Bank's retained earnings if retained. Increases in market interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Bank and the average life of loans and securities, which can adversely impact the yields earned on the Bank's loan and securities portfolio. In periods of decreasing interest rates, the average life of loans held by the Bank may be shortened to the extent increased prepayment activity occurs during such periods which, in turn, may result in the Bank investing funds from such prepayments in lower yielding assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."

POTENTIAL LOW RETURN ON EQUITY FOLLOWING THE CONVERSION

    At September 30, 1997, the Bank's ratio of net worth to assets was 9.79%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of September 30, 1997, assuming the sale of Common Stock at the midpoint of the Estimated Price Range, the Company's ratio of equity to assets would exceed 21.0%. The Company's ability to deploy this new capital through investments in interest-bearing assets, such as loans and securities, which bear rates of return comparable to its current investments, will be significantly affected by industry competition for such investments. The
Company currently anticipates that it will take time to prudently deploy such capital. In addition, the issuance of authorized but unissued shares of Common Stock to the Foundation will adversely impact the Company's earnings per share on a going forward basis. As a result, the Company's return on equity initially is expected to be below its historical return on equity and may be below peer group institutions after the Conversion.

    INCREASED LENDING RISKS ASSOCIATED WITH COMMERCIAL REAL ESTATE, MULTI-FAMILY REAL ESTATE, CONSTRUCTION AND LAND AND COMMERCIAL BUSINESS LENDING

    At September 30, 1997, the Bank's commercial real estate, multi-family real estate, construction and land and commercial loan portfolios totalled $49.3 million, or 20.3% of total loans and 15.6% of total interest-earning assets. At that date, commercial real estate loans totalled $11.5 million, or 4.7% of total loans, multi-family real estate loans totalled $21.3 million, or 8.8% of total loans, construction and land loans totalled $13.4 million, or 5.5% of total loans and commercial loans totalled $3.1 million, or 1.3% of total loans. Additionally at such date, the Bank had $11.1 million of outstanding commitments to fund commercial real estate, multi-family, construction and land and commercial loans.

    Although the Bank's level of commercial real estate, multi-family real estate, construction and land and commercial lending has historically been relatively modest in comparison to its one- to four-family residential lending, the Bank has recently increased its emphasis on commercial real estate and commercial business loans. In this regard, the Bank has hired two experienced commercial loan originators with the primary responsibility of increasing commercial real estate and commercial business loan volume. Commercial real estate and multi-family loans are generally viewed as exposing the lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial real estate and multi-family loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the security for the loan or the future cash flow of the affected properties. Additionally, although commercial real estate and multi-family real estate values have stabilized in recent periods, the decline in real estate values experienced in the Bank's primary market area in the late 1980s and early 1990s was more pronounced with respect to commercial real estate and multi-family properties than one- to four-family residential properties. Construction financing is also generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate as the risk of loss on such loans is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction compared to the estimated cost (including interest) of construction. If the estimate of value proves to be inaccurate, the property securing the loan, when completed, may have a value which is insufficient to assure full repayment of the loan.

    The Bank also makes secured and unsecured commercial business loans. Unsecured commercial business loans are generally considered to involve a higher degree of risk than secured commercial business loans and real estate lending, due to the absence of collateral securing the loan. Secured commercial business loans are generally secured by equipment, leases, inventory and accounts receivable. Accordingly, the value of the collateral securing the Bank's commercial business loans may not be as easy to ascertain as compared to real property, and such collateral may depreciate over time and may not be as readily saleable as compared to real property. Both secured and unsecured commercial business loans are often substantially dependent upon the success of the borrower's business. Accordingly, commercial business loans involve a greater degree of risk than a one- to four-family mortgage loan and other types of mortgage loans. See "Business of the Bank -- Lending Activities."

    As a consequence of the Bank's planned increased emphasis on and increased investment in commercial real estate, and commercial business loans, the Bank may determine it necessary to increase the level of its provision for loan losses, over that provided in past years. Such additional or increased provisions for loan losses would adversely affect the Bank's net income. Management believes the current allowance reserve is fully adequate at September 30, 1997. Any increased provisions are intended to increase the reserve commensurate with increases in portfolio risk. See "Business of the Bank--Lending Activities--Allowance for Loan Losses."

EFFECTS OF THE ESTABLISHMENT OF THE CHARITABLE FOUNDATION

    Pursuant to the Plan, the Company intends to voluntarily establish a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation and will be funded with shares of Common Stock contributed by the Company. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Company in 1998, the year in which the Foundation will be funded.

    DILUTION OF STOCKHOLDERS' INTERESTS. The Company proposes to fund the Foundation with Common Stock of the Company in an amount equal to 8% of the Common Stock to be sold in the Conversion. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 356,660, 419,600 and 482,540 shares, with a value of $3.6 million, $4.2 million and $4.8 million, respectively, based on the Purchase Price of $10.00 per share. Assuming the sale of Common Stock at the maximum of the Estimated Price Range, upon completion of the Conversion and establishment of the Foundation, the Company will have 6,514,290 shares issued and outstanding of which the Foundation will own 482,540 shares, or 7.4%. AS A RESULT, PERSONS PURCHASING SHARES OF COMMON STOCK IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 7.4%, AS COMPARED TO COMPLETING THE CONVERSION WITHOUT THE FOUNDATION. SEE "PRO FORMA DATA."

    IMPACT ON EARNINGS. The contribution of Common Stock to the Foundation will have an adverse impact on the Company's earnings in the year in which the contribution is made. The Company will recognize the full expense in the amount of the contribution of Common Stock to the Foundation in the quarter in which it occurs, which is expected to be the second quarter of 1998. The amount of the contribution will range from $3.6 million to $4.8 million, based on the minimum and maximum of the Estimated Price Range. The contribution expense will be partially offset by the tax benefit related to the contribution. The Company and the Bank have been advised by their independent tax advisors that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. Assuming a contribution of $4.8 million in Common Stock (based on the maximum of the Estimated Price Range), the Company estimates a net tax effected expense of $3.0 million (based upon a 37.0% tax rate). If the Foundation had been established at December 31, 1996, the Bank would have reported a net loss of $1.8 million for the year ended December 31, 1996, including the effect of the SAIF Special Assessment. Excluding the effect of the SAIF Special Assessment, if the Foundation had been established at December 31, 1996, the Bank would have reported a net loss of $224,000, rather than reporting net income of $2.0 million for the year ended December 31, 1996. Management cannot predict earnings for 1998, but expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the year. Due to the contribution to the Foundation, the Bank expects in the future to reduce the amount of its current charitable contributions within its community. The Company and the Bank do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

    TAX CONSIDERATIONS. The Company and the Bank have been advised by their independent tax advisors that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code of 1986, as amended (the "Code"), and would be classified as a private foundation. The Foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as an exempt organization. The Company and the Bank have received an opinion of their independent tax advisors that the Foundation would qualify as a Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the regulatory condition agreed to by the Foundation that Common Stock issued to the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Charitable Foundation." The independent tax advisors' opinion further provides that there is substantial authority for the position that the Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Company would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay to the Company for such stock, subject to an annual limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Thus, while the Company would have received a charitable contribution deduction of approximately $317,000 in 1996 (based upon the sale of stock at the maximum of the Estimated Price Range and a contribution of $4.8 million of Common Stock and the Bank's pre-tax income for 1996), the Company is permitted under the Code to carryover the excess contribution in the five following years. Assuming the sale of Common Stock at the maximum of the Estimated Price Range, the Company estimates that substantially all of the deduction should be deductible over the six-year period. Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the Foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

    COMPARISON OF VALUATION AND OTHER FACTORS ASSUMING THE FOUNDATION IS NOT ESTABLISHED AS PART OF THE CONVERSION. The establishment of the Foundation was taken into account by FinPro in determining the estimated pro forma market value of the Common Stock of the Company. The aggregate price of the shares of Common Stock being offered in the Subscription and Community Offerings is based upon the independent appraisal prepared by FinPro of the estimated pro forma market value of the Common Stock of the Company. The pro forma aggregate price of the Common Stock being offered for sale in the Conversion is currently estimated to be between $44.6 million and $60.3 million, with a midpoint of $52.5 million. The pro forma price to book ratio and the pro forma price to earnings ratio, are 73.10% and 13.16x, respectively, at the midpoint of the Estimated Price Range. In the event that the Conversion did not include the Foundation, FinPro has estimated that the estimated pro forma market value of the Common Stock would be $62.0 million at the midpoint based on a pro forma price to book ratio and the pro forma price to earnings ratio that are approximately the same as the independent appraisal at 73.10% and 13.39x, respectively. The amount of Common Stock being offered for sale in the Conversion at the midpoint of the Estimated Price Range is approximately $9.6 million less than the estimated amount of Common Stock that would be offered in the Conversion without the Foundation based on the estimate provided by FinPro. Accordingly, certain account holders of the Bank who subscribe to purchase Common Stock in the Subscription Offering would receive fewer shares depending on the size of a depositor's stock order and the amount of his or her qualifying deposits in the Bank and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information with No Foundation." This estimate by FinPro was prepared solely for purposes of providing Eligible Account Holders and subscribers with information with which to make an informed decision on the Conversion.

    The decrease in the amount of Common Stock being offered as a result of the contribution of Common Stock to the Foundation will not have a significant effect on the Company or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's leverage and risk-based capital ratios at September 30, 1997 were 9.59% and 17.73%, respectively. Assuming the sale of shares at the midpoint of the Estimated Price Range, the Bank's pro forma leverage and risk-based capital ratios at September 30, 1997 would be 14.54% and 27.2%, respectively. On a consolidated basis, the Company's pro forma stockholders' equity would be $77.5 million, or approximately 20.96% of pro forma consolidated assets, assuming the sale of shares at the midpoint of the Estimated Price Range. Pro forma stockholders' equity per share and pro forma net earnings per share would be $13.68 and $0.57, respectively. If the Foundation was not being established in the Conversion, based on the FinPro estimate, the Company's pro forma stockholders' equity would be approximately $84.8 million, or approximately 22.5% of pro forma consolidated assets at the midpoint of the estimate, and pro forma stockholders' equity per share and pro forma net earnings per share would be substantially similar with the Foundation as without the establishment of the Foundation. See "Comparison of Valuation and Pro Forma Information with No Foundation."

    POTENTIAL ANTI-TAKEOVER EFFECT. Upon completion of the Conversion, the Foundation will own 7.4% of the total shares of the Company's Common Stock outstanding. Such shares will be owned solely by the Foundation, however, pursuant to a condition imposed by the FDIC, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other voted shares of the Company's Common Stock on all proposals considered by the stockholders of the Company. As such, the Company does not believe the Foundation will have an anti-takeover effect on the Company. However, in the event that the FDIC were to waive this voting restriction and did not impose additional restrictions on the Foundation with regard to the voting of Common Stock, the Foundation's Board of Directors would exercise sole voting power over such shares. See "The Conversion -- Establishment of the Foundation -- Regulatory Conditions
Imposed on the Foundation." As the Foundation's Board of Directors will be comprised initially of members of the Board of Directors of the Company or the Bank or officers of the Company or the Bank, in the event that the FDIC waived the voting restriction, management of the Company and the Bank may benefit to the extent that the Board of Directors of the Foundation determined to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Bank. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors of the Company, shares held by the Stock Program trust, and shares held by the ESOP trust, the aggregate of such shares could exceed 20% of the Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees of the Bank, and any unallocated shares will be voted by an independent trustee, and because the Stock Program must first be approved by stockholders no sooner than six months following completion of the Conversion, and awards under such proposed plans may be granted to employees other than executive officers and Directors, management of the Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. See "--Certain Anti-Takeover Provisions--Voting Control of Officers and Directors." Moreover, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Company is expected to decrease.

    POTENTIAL CHALLENGES. The establishment and funding of a charitable foundation as part of a conversion of a mutual savings institution to stock form is innovative and has, to the Bank's knowledge, been done in a limited number of instances. As such, the Foundation is subject to the Commissioner's approval of the Conversion and the FDIC's nonobjection to the Conversion, and may also be subject to potential challenges notwithstanding that the Board of Directors of the Company and the Board of Directors of the Bank have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion. See "The Conversion--Establishment of the Charitable Foundation--Purpose of the Foundation." If challenges were to be instituted seeking to require the Bank to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against the Company or the Bank. Additionally, if the Company and the Bank are forced to eliminate the Foundation, the Company may be required to resolicit subscribers in the Offerings.

HIGHLY COMPETITIVE INDUSTRY AND GEOGRAPHIC AREA

    The Bank faces significant competition in its primary market area both in attracting deposits and in originating loans. All of the Bank's offices are located in Kane, the western-most part of Cook and the southern-most part of McHenry Counties, Illinois, which are suburbs located northwest of the City of Chicago. The Chicago metropolitan area is a highly competitive market, and one which has expanded outward to gradually include Kane, western Cook and southern McHenry Counties within its perimeter. The Bank's share of deposits in Kane, Cook and McHenry Counties amounts to approximately 4.9%, 0.02% and 0.08%, respectively. The Bank faces direct competition from a significant number of financial institutions operating in its market area, many with a state-wide or regional presence, and, in some cases, a national presence. This competition arises from commercial banks, savings banks, mortgage banking companies, credit unions and other providers of financial services, many of which are significantly larger than the Bank and, therefore, have greater financial and marketing resources than those of the Bank. As the Chicago metropolitan area continues to expand outward, the continued profitability of the Bank will depend, in part, upon its ability to compete successfully in its market area. See "Business of the Bank-- Market Area."

CERTAIN ANTI-TAKEOVER PROVISIONS

    PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Articles of Incorporation (the "Articles of Incorporation") and Bylaws, as well as certain federal and state regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of shareholders, limits on the ability to vote Common Stock in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. The Illinois Office of Banks and Real Estate ("OBRE") regulations prohibit, for a period of three years following the date of conversion, offers to acquire or the acquisition of beneficial ownership of more than 10% of the outstanding stock of the Bank. The Bank's stock Articles of Incorporation also prohibit, for five years, the acquisition, directly or indirectly, of the beneficial ownership of more than 10% of the Bank's equity securities. Any person, or group acting in concert, violating this restriction may not vote the Bank's or Company's securities in excess of 10%. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. See "Restrictions on Acquisition of the Company and the Bank."

    VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Bank and the Company expect to purchase approximately 6.8% or 5.0% of the shares of Common Stock to be sold in the Conversion, based upon the minimum and the maximum of the Estimated Price Range, respectively exclusive of shares that may be attributable to directors and officers through the Stock Program, the Stock Option Plan and the ESOP, which such plans may give directors, executive officers and employees the potential to control the voting of approximately 24.25% of the Common Stock at the maximum of the Estimated Price Range. Additionally, the Foundation will hold Common Stock in an amount equal to 7.4% of the Common Stock sold in the Conversion. However, pursuant to voting restrictions imposed by the FDIC, such Common Stock must be voted in the same ratio as all other voted shares of Common Stock. In the event an unconditional waiver was granted by the FDIC, such shares would be voted as determined by the Board of Directors of the Foundation which will initially be comprised of Directors of the Bank or the Company or Officers of the Bank or the Company. The Board of Directors of the Foundation will, in the future, consider appointing members of the Board who are members of the Bank's local community and not officers, directors or employees of the Bank or the Company. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this potential voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws" and "The Conversion--Establishment of the Charitable Foundation."

ABSENCE OF MARKET FOR COMMON STOCK

    The Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for its Common Stock at this time. The Company has received conditional approval to have its Common Stock listed on the AMEX under the symbol "EFC" upon completion of the Conversion. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, the presence of which is dependent upon the individual decisions of buyers and sellers over which the Company has no control. Accordingly, there can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, will continue, nor is there any assurance that purchasers of the Common Stock will be able to sell their shares at or above the Purchase Price. The absence or discontinuance of a market for the Common Stock would have an adverse impact on both the price and liquidity of the Common Stock. See "Market for the Common Stock."

    STOCK-BASED BENEFITS TO MANAGEMENT, EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL PAYMENTS

    STOCK PROGRAM. The Company intends to adopt the Stock Program which would provide stock grants of Common Stock to non-employee directors and selected officers and employees of the Company and Bank and intends to seek stockholder approval of such plans at a meeting of stockholders following the Conversion, which may be held no earlier than six months after completion of the Conversion. The Company expects to acquire Common Stock on behalf of the Stock Program in an amount equal to 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 192,596 shares and 260,571 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued Common Stock. See "--Possible Dilutive Effect of Stock Program and Stock Option Plan."

    Although no specific award determinations have been made, the Company anticipates that it will provide awards under the Stock Program to the directors and selected officers and employees of the Company and Bank to the extent permitted by applicable regulations. These shares granted under the Stock Program will be awarded at no cost to the recipients. Under the terms of the Stock Program, an independent trustee will vote unallocated shares in the same proportion as it receives instructions from recipients with respect to allocated shares which have not been earned and distributed. Recipients will vote allocated shares. The plan trustee will not vote allocated shares which have not been distributed if it does not receive instructions from the recipient. The specific terms of the Stock Program intended to be adopted and the amounts of awards thereunder have not yet been determined by the Board of Directors, and any such determination will include consideration of various factors, including but not limited to, the financial condition of the Company, current and past performance of plan participants and tax and securities law and regulation requirements. The stock-based benefits provided under the Stock Program and Stock Option Plan, discussed below, may be provided under separate plans established for officers and employees and non-employee directors or such benefits may be provided for under a single master stock-based benefit plan adopted by the Company which would incorporate the benefits and features of the separate plans (the "Master Stock-Based Benefit Plan"). Additionally, the granting or vesting of awards under such benefit plans may be conditioned upon the achievement of individual or company-wide performance goals, including the achievement by the Company or Bank of specified levels of net income or returns on equity or assets. The implementation of such Stock Program may result in increased compensation expenses to the Company and may have a dilutive effect on existing stockholders. See "Management of the Bank--Benefit Plans--Stock Program" and "--Possible Dilutive Effect of Stock Program and Stock Option Plan."

    STOCK OPTION PLAN. The Company also intends to adopt stock-based benefit plans which would provide options to purchase Common Stock ("Stock Options") to officers, employees and non-employee directors of the Company and Bank (the "Stock Option Plan") and intends to seek stockholder approval of such plans at a meeting of stockholders following the Conversion, which may be held no earlier than six months after completion of the Conversion. Although no specific determinations have been made, the Company expects that non-employee directors and selected officers and employees of the Company and Bank will be granted options to purchase Common Stock in an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation (or 481,491 shares and 651,429 shares at the minimum and maximum of the Estimated Price Range, respectively). It is currently intended that the exercise price of the Stock Options will be equal to the fair market value of the underlying Common Stock on the date of grant. Stock Options will permit such directors, officers and employees to benefit from any increase in the market value of the shares in excess of the exercise price at the time of exercise. Recipients of Stock Options will not be required to pay for the shares until the date of exercise. The specific terms of the Stock Option Plan intended to be adopted and amounts and awards thereunder have not yet been determined by the Board and any such determination will include consideration of various factors, including but not limited to, the financial condition of the Company, current and past performance of award recipients and tax and securities law and regulation requirements. The Stock Options discussed above may be provided under a single stock option plan, may be granted under separate stock option plans for officers and employees and non-employee directors or may be provided for under the Master Stock-Based Benefit Plan which would incorporate the features and benefits of the separate stock option plans and the Stock Program, and benefits awarded thereunder may be conditioned upon the achievement of individual or company-wide performance goals, including the achievement by the Company or Bank of specified levels of net income or returns on equity or assets. The implementation of such Stock Option Plan may have a dilutive effect upon existing stockholders of the Company to the extent option exercises are satisfied with authorized but unissued shares. See "--Possible Dilutive Effect of Stock Program and Stock Option Plan" and "Management of the Bank--Benefit Plans--Stock Option Plan."

    CHANGE IN CONTROL PROVISIONS. The Company and the Bank intend to enter into employment or change in control agreements with certain officers of the Bank and Company which will provide for benefits and cash payments in the event of their termination following a change in control of the Company or Bank. These provisions may have the effect of increasing the cost of acquiring the Company or Bank, thereby discouraging future attempts to take over the Company or the Bank. Additionally, the Bank intends to adopt an employee severance compensation plan, which similarly provides a cash payment and benefits to eligible employees upon such employees' termination following a change in control of the Company or Bank, also may have the effect of increasing the cost of acquiring the Company or Bank. Based on current salaries, cash payments to be paid in the event of a change in control pursuant to the terms of the employment agreements, change in control agreements and the employee severance compensation plan would be approximately $2.9 million. However, the actual amount to be paid in the event of a change in control of the Bank or the Company cannot be estimated at this time because the actual amount is based on the average salary of the employee and other factors existing at the time of the change in control. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws," "Management of the Bank--Employment Agreements," "-- Change in Control Agreements," "--Employee Severance Compensation Plan," "--Benefit Plans--Stock Option Plan" and "--Benefit Plans--Stock Program."

POSSIBLE DILUTIVE EFFECT OF STOCK PROGRAM AND STOCK OPTION PLAN

    Following the Conversion, the Stock Program will acquire an amount of shares equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation, either through open market purchases or the issuance of authorized but unissued shares of Common Stock from the Company. If the Stock Program is funded by the issuance of authorized but unissued shares, the voting interests of existing shareholders at that time will be diluted by approximately 3.8%. Also following the Conversion, the Company intends to implement the Stock Option Plan which will provide directors and selected employees of the Company and the Bank with Stock Options to purchase authorized but unissued shares in an amount equal to 10% of the Common Stock issued in the Conversion, including shares issued to the Foundation. If all of the Stock Options intended to be granted were to be exercised using authorized but unissued Common Stock and if the Stock Program were funded with authorized but unissued shares, the voting interests of existing stockholders at that time would be diluted by approximately 12.3%.

    POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION RIGHTS

    The Bank has received an opinion of FinPro that subscription rights granted to Eligible Account Holders have no value. However, this opinion is not binding on the IRS. If the subscription rights granted to Eligible Account Holders or Supplemental Eligible Account Holders are deemed to have an ascertainable value, such recipients could be taxed upon receipt or exercise of such subscription rights. Additionally, the Bank could recognize a gain for tax purposes on such distribution. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. See "The Conversion-- Effects of Conversion" and "--Tax Aspects."

POSSIBLE INCREASE IN ESTIMATED PRICE RANGE AND NUMBER OF SHARES ISSUED

    The number of shares to be sold in the Conversion may be increased as a result of an increase in the Estimated Price Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Estimated Price Range is so increased, it is expected that the Company will sell up to 6,936,513 shares of Common Stock at the Purchase Price for an aggregate purchase price of up to $69.4 million. An increase in the number of shares issued will decrease a subscriber's pro forma net earnings per share and stockholders' equity per share and will increase the Company's pro forma consolidated stockholders' equity and net earnings. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net earnings per share.

NO FAIRNESS OPINION

    The Bank has engaged Webb as a financial and marketing advisor, and Webb has agreed to assist the Bank and the Company in its solicitation of subscriptions and purchase orders for Common Stock in the Offerings. Webb has not prepared any report or opinion constituting recommendations or advice to the Bank. In addition, Webb has expressed no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. Furthermore, Webb has not verified the accuracy or completeness of the information contained in the Prospectus or the Proxy Statement. See "The Conversion--Marketing and Underwriting Arrangements."

POTENTIAL DELAYS OF CONSUMMATION OF THE CONVERSION

    Orders submitted in the Subscription Offering, Community Offering and/or Syndicated Community Offering are irrevocable. The Company and the Bank expect to complete the Conversion within the time periods indicated in this Prospectus. Nevertheless, it is possible that several factors, including, but not limited to, a delay in receiving regulatory approval of the final updated appraisal prepared by FinPro, a delay in processing orders in the event the Offerings are oversubscribed or a delay caused by a regulatory or legal challenge to the establishment and funding of the Foundation or other actions taken in connection with the Conversion could significantly delay the completion of the Conversion. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Conversion is completed or terminated. In the event the Conversion is terminated, subscribers will be refunded their subscription funds, together with interest at a rate equal to the Bank's interest rate paid on passbook accounts, or will have their withdrawal authorization terminated. See "The Conversion."

Year 2000 Compliance

    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications and systems could fail or create erroneous results by or at the year 2000. The Bank primarily utilizes a third party vendor and such vendor's proprietary software to process its electronic data. The third party data processor vendor is in the process of modifying, upgrading or replacing its computer software applications and systems as necessary to accommodate the "year 2000" dating changes necessary to permit correct recording of year dates for 2000 and later years. The Vendor also has engaged various consultants to review its "year 2000" issues and has begun to implement a "year 2000" compliance program. The Bank has prepared a "Year 2000" Plan and is in the process of testing internal systems for compliance. The Bank does not currently have any information concerning the compliance status of its suppliers and customers. In the event that any of the Bank's significant suppliers do not successfully and timely achieve "year 2000" compliance, the Bank's business or operations could be adversely affected. The cost, if any, that may arise from "year 2000" issues is not currently determinable.

                               EFC BANCORP, INC.

    EFC Bancorp is a Delaware corporation recently organized at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the capital stock of the Bank to be issued in the Conversion. The Company expects to receive approval from the Office of Thrift Supervision ("OTS") to become a savings and loan holding company and, upon completion of the Conversion, will be subject to regulation by the OTS. See "The Conversion--General" and "Regulation and Supervision--Holding Company Regulation." Upon consummation of the Conversion, the Company will have no significant assets other than all of the shares of the Bank's capital stock acquired in the Conversion and an amount equal to 50% of the net proceeds of the Conversion, including the loan to the ESOP, and will have no significant liabilities. The Company intends to use a portion of the net proceeds it retains to loan to the ESOP funds to enable the ESOP to purchase up to 8% of the stock issued in connection with the Conversion, including shares issued to the Foundation. The remaining net proceeds will be used for general business activities, including the funding of the Stock Program and Stock Option Plan. Initially, net proceeds are expected to be invested by the Company and the Bank in primarily mortgage-backed and mortgage-related securities and other investment-grade marketable securities. See "Use of Proceeds." The management of the Holding Company is set forth under "Management of the Company." Initially, the Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers who are currently officers of the Bank but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

    Management believes that the holding company structure will provide the Company additional flexibility to diversify its business activities through existing or newly formed subsidiaries (which subsidiaries could be financial institutions), or through acquisitions of or mergers with other financial institutions and financial services related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds to be retained by the Company, income thereon and through dividends from the Bank.

    The Company's executive office is located at the administrative offices of the Bank, 1695 Larkin Avenue, Elgin, Illinois 60123. Its telephone number is (847) 741-3900.

                          ELGIN FINANCIAL CENTER, S.B.

    The Bank was originally organized in 1924 as a federally-chartered mutual savings and loan association. It reorganized in the 1980s to become Elgin Federal Financial Center, a federally-chartered mutual savings association, and again on July 1, 1996 to become Elgin Financial Center, S.B., an Illinois state-chartered mutual savings bank. The Bank's deposit accounts are insured to the maximum allowable amount by the SAIF. Including the Bank's principal office, which is located in Elgin, Illinois, the Bank services its customers from three full-service banking facilities located in Elgin and two full service banking facilities located in Algonquin and West Dundee, Illinois. At September 30, 1997, the Bank had total assets of $324.1 million, total deposits of $263.6 million, retained earnings of $31.7 million and had a leverage capital ratio of 9.59% and a total risk-based capital ratio of 17.73%. See "Regulation and Supervision-- Regulations--Capital Requirements."

    The Bank is a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in its primary market area, consisting of those areas surrounding its full-service branch offices, and investing those deposits together with funds generated from operations and borrowings primarily in mortgage loans secured by one- to four-family residences and, to a much lesser extent, multi-family and commercial real estate loans, construction and land loans, commercial business loans, home equity loans, and automobile and passbook savings loans. The Bank also invests in mortgage-backed securities, securities issued by the U.S. Government, and other investments permitted by applicable laws and regulations. The Bank's primary market area for lending consists of Kane, western Cook and southern McHenry Counties. See "Business of the Bank."

    At September 30, 1997, the Bank's gross loan portfolio totalled $242.2 million, or 74.7% of total assets, of which $184.7 million were one- to four-family residential mortgage loans, $21.3 million were multi-family real estate loans, $11.5 million were commercial real estate loans, $13.4 million were construction and land loans, $3.1 million were commercial business loans and $8.2 million were consumer loans, consisting of primarily home equity lines of credit and commercial business loans and, to a much lesser extent, automobile and passbook savings loans. The Bank originates one- to four-family mortgage loans generally secured by properties located in the Bank's primary market area. The Bank originates all of its loans for investment. See "Business of the Bank."

    The Bank's securities investment activities primarily consist of investments in mortgage-backed securities and U.S. Government obligations. At September 30, 1997, the Bank's securities portfolio totalled $62.3 million, or

19.2% of total assets, all of which was categorized as available-for-sale. At September 30, 1997, the Bank's mortgage-backed securities portfolio totalled $19.1 million, or 5.9% of total assets, all of which was classified as available-for-sale and consisted of mortgage-backed securities, guaranteed or issued by Governmental-sponsored and federal agencies such as the Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA"). The Bank's investment securities generally consist of United States Government obligations. See "Business of the Bank--Investment Activities."

    At September 30, 1997, the Bank's deposit accounts totalled $263.6 million or 90.2% of total liabilities, of which $111.1 million, or 42.2%, were comprised of passbook saving accounts, retail checking/negotiable order of withdrawal ("NOW") accounts, money market accounts and commercial checking accounts (collectively, "core deposits"). In addition to core deposits, the Bank had $152.4 million of certificate accounts, or 52.1% of total liabilities, of which $83.6 million were certificates of deposit with maturities of one year or less and $9.5 million were certificates of deposit with balances of $100,000 or more ("jumbo deposits").

    The Bank's executive office is located at 1695 Larkin Avenue, Elgin, Illinois 60123. Its telephone number is (847) 741-3900.

                           ELGIN FINANCIAL FOUNDATION

    In furtherance of the Bank's commitment to its local community, the Bank's Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will create the Elgin Financial Foundation, which will be incorporated under Delaware law as a non-stock corporation. The Foundation will be funded with shares of Common Stock contributed by the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and its community and thereby enables the Bank's community to share in the potential growth and success of the Company over the long term. While the Bank has made charitable contributions in the past, the Bank has not previously formed a charitable foundation nor has it made contributions to charitable organizations of the magnitude of the contribution that will be made to the Foundation in the Conversion. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. See "The Conversion-- Establishment of the Charitable Foundation--Structure of the Foundation."

    The members of the Foundation will be the Board of Directors of the Foundation. The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation, which initially will be comprised of existing Directors of the Company or the Bank or officers of the Company or the Bank, who will receive no fees for serving on the Foundation's Board of Directors. The Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. It is anticipated that the Foundation will make grants and donations to nonprofit organizations and community groups within the Bank's local community. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock held by the Foundation. However, establishment of the Foundation is subject to certain regulatory conditions, including a requirement that the Common Stock of the Company held by the Foundation be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company. See "The Conversion--Establishment of the Charitable Foundation."

    The Company proposes to fund the Foundation by contributing to the Foundation immediately following the Conversion a number of shares of authorized but unissued Common Stock equal to 8% of the Common Stock sold in the Offerings, or 356,660, 419,600 and 482,540 shares at the minimum, midpoint and maximum, respectively, of the Estimated Price Range, respectively. Such contribution, once made, will not be recoverable by the Company or the Bank. Assuming the sale of shares at the maximum of the Estimated Price Range and the issuance of shares to the Foundation, the Company will have 6,514,290 shares issued and outstanding, of which the Foundation will own 482,540 shares, or 7.4%. DUE TO THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK TO THE FOUNDATION, PERSONS PURCHASING SHARES IN THE CONVERSION WILL HAVE THEIR OWNERSHIP AND VOTING INTERESTS IN THE COMPANY DILUTED BY 7.4%. SEE "PRO FORMA DATA." The establishment of the Foundation was taken into account in determining the estimated pro forma market value of the Bank. In the event the Conversion did not include the Foundation, FinPro has estimated that the pro forma market value of the Bank would be $62.0 million at the midpoint of the Estimated Price Range rather than $56.6 million. See "Risk Factors--Effects of the Establishment of the Charitable Foundation--Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Conversion" and "Pro Forma Data."

    As a result of the establishment of the Foundation, the Company will recognize an expense of the full amount of the contribution, which is expected to be offset in part by a corresponding tax benefit, during the quarter in which the contribution is made, which is expected to be the first quarter of 1998. Such expense will reduce earnings and have a material impact on the Company's earnings for the fiscal year in which it is made. While management cannot predict earnings for 1998, it expects that the establishment and funding of the Foundation will have an adverse impact on the Company's earnings for the year in which it is made. Assuming a contribution of $4.8 million in Common Stock in 1998, based on the maximum of the Estimated Price Range and assuming a tax rate of 37.0%, the Company estimates a net tax effected expense of $3.0 million. If the Foundation had been established at December 31, 1996, the Bank would have reported a net loss of $1.8 million for the year ended December 31, 1996, including the effect of the SAIF Special Assessment. Excluding the effect of the SAIF Special Assessment, if the Foundation had been established at December 31, 1996, the Bank would have reported a net loss of $224,000, rather than reporting net income of $2.0 million for the year ended December 31, 1996. Due to the contribution to the Foundation, the Bank expects in the future to reduce the amount of its current charitable contributions within its community. The Bank does not anticipate making future charitable contributions to the Foundation during the first five years following the initial contribution to the Foundation. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors--Effects of the Establishment of the Charitable Foundation," "Pro Forma Data" and "The Conversion--Establishment of the Charitable Foundation."

    The establishment and funding of a charitable foundation as part of a conversion of a mutual savings institution to stock form is innovative and has only been done in a limited number of instances. As such, the establishment of the Foundation in connection with the Conversion and the Commissioner's approval and FDIC's non-objection to the Plan of Conversion may be subject to potential challenges which could result in delays in the Conversion. See "Risk Factors--Effects of the Establishment of the Charitable Foundation--Potential Challenges."

                         REGULATORY CAPITAL COMPLIANCE

    At September 30, 1997, the Bank exceeded each of its regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the FDIC capital standards as of September 30, 1997, on an historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of its shares expected to be acquired by the Stock Program are deducted from pro forma regulatory capital.


                                                Pro Forma at September 30, 1997 Based Upon the Sale at $10.00 Per Share
                                              -----------------------------------------------------------------------------
                                               4,458,250 Shares     5,245,000 Shares  6,031,750 Shares     6,936,513 Shares
                                                   (Minimum            (Midpoint          (Maximum            (15% Above
                                                    of the               of the            of the           Maximum of the
                            Historical at          Estimated            Estimated         Estimated            Estimated
                          September 30, 1997      Price Range)         Price Range)      Price Range)      Price Range) (1)
                          ------------------  ------------------   -----------------   -----------------   ----------------
                                   Percent             Percent              Percent             Percent            Percent
                                     of                  of                   of                  of                  of
                          Amount  Assets (2)  Amount  Assets (2)   Amount  Assets (2)  Amount  Assets (2) Amount  Assets (2)
                          ------  ----------  ------  ----------   ------  ---------   ------  ---------  ------  ----------
                                                       (Dollars in Thousands)
GAAP Capital (3)........  $31,723    9.79%    $47,587    14.00%    $50,456   14.72%    $53,325   15.43%   $56,625    16.23%
                          -------    ----     -------    -----     -------   -----     -------   -----    -------    -----
                          -------    ----     -------    -----     -------   -----     -------   -----    -------    -----
Leverage Capital:
  Capital Level (4).....  $31,024    9.59%    $46,888    13.81%    $49,757   14.54%    $52,626   15.25%   $55,926    16.05%
  Requirement (5).......   12,942    4.00      13,577     4.00      13,691    4.00      13,806    4.00     13,938     4.00
                          -------  -------   ---------  -------   --------   ------    -------   ------   -------   -------
  Excess................  $18,082    5.59%    $33,311     9.81%    $36,066   10.54%    $38,820   11.25%   $41,988    12.05%
                          -------    ----     -------    -----     -------   -----     -------   -----    -------    -----
                          -------    ----     -------    -----     -------   -----     -------   -----    -------    -----
Risk-Based Capital:
  Capital Level (4)(6)..  $31,991   17.73%    $47,855    25.80%    $50,724   27.21%    $53,593   28.61%   $56,893    30.19%
  Requirement...........   14,437    8.00      14,840     8.00      14,914    8.00      14,988    8.00     15,073     8.00
                          -------  -------   ---------  -------   --------   ------    -------   ------   -------   -------
  Excess................  $17,554    9.73%    $33,015    17.80%    $35,810   19.21%    $38,605   20.61%   $41,820    22.19%
                          -------    ----     -------    -----     -------   -----     -------   -----    -------    -----
                          -------    ----     -------    -----     -------   -----     -------   -----    -------    -----

------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial or economic conditions following the commencement of the Subscription and Community Offerings.

(2) Leverage capital levels are shown as a percentage of average assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

(3) GAAP defined as Generally Accepted Accounting Principles.

(4) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the shares of Common Stock sold at the minimum, midpoint and maximum of the Estimated Price Range. These levels also assume funding by the Bank of the Stock Program equal to 4% of the Common Stock issued and repayment of the Company's loan to the ESOP to enable the ESOP to purchase 8% of the Common Stock issued, including shares issued to the Foundation, valued at the minimum, midpoint and maximum of the Estimated Price Range. See "Management of the Bank--Benefit Plans" for a discussion of the Stock Program and ESOP.

(5) The current leverage capital requirement for savings banks is 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other savings banks is 4% to 5%. See "Regulation and Supervision--Regulations--Capital Requirements." The Company will not be subject to regulatory capital requirements.

(6) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the actual risk weighting of the Bank's assets as of September 30, 1997.

                                USE OF PROCEEDS

    Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that the net proceeds from the sale of the Common Stock will be between $43.3 million and $58.8 million (or $67.8 million if the Estimated Price Range is increased by 15%). See "Pro Forma Data" and "The Conversion--Stock Pricing" as to the assumptions used to arrive at such amounts. The Company will be unable to utilize any of the net proceeds of the Offerings until the consummation of the Conversion.

    The Company will purchase all of the outstanding capital stock of the Bank to be issued upon Conversion in exchange for 50% of the net proceeds of the Offerings. Based on net proceeds of $43.3 million to $58.8 million, the Company expects to utilize between $21.6 million and $29.4 million of net proceeds to purchase the common stock of the Bank. Such portion of net proceeds received by the Bank from the Company will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including investment in loans and securities. The Bank may also use such funds for the expansion of its facilities, including the construction of a new branch in 1998, and to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies within the Bank's primary market area. To the extent that the stock-based benefit programs which the Company or the Bank intend to adopt subsequent to the Conversion are not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Conversion to fund the purchase of stock to be awarded under such stock benefit programs. See "Risk Factors--Stock-Based Benefits to Management, Employment Contracts and Change in Control Payments" and "Management of the Bank--Benefit Plans--Stock Option Plan" and "--Stock Program."

    The Company intends to use a portion of the net proceeds it retains (i.e., 50% of the net proceeds, which based on net proceeds of $43.3 million to $58.8 million will be between $21.6 million and $29.4 million) to make a loan directly to the ESOP to enable the ESOP to purchase in the Conversion, or in the open market to the extent Common Stock is not available to fill the ESOP's subscription, 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. Based upon the sale of 4,458,250 shares or 6,031,750 shares at the minimum and maximum of the Estimated Price Range, and the issuance of shares to the Foundation, the amount of the loan to the ESOP would be $3.9 million or $5.2 million, respectively (or $6.0 million if the Estimated Price Range is increased by 15%), with a term of 15 years at the prevailing prime rate of interest, which currently is 8.5%. The Company and Bank may alternatively choose to fund the ESOP's stock purchases through a loan by a third party financial institution. See "Management of the Bank--Benefit Plans--ESOP." The remaining net proceeds retained by the Company will initially be invested in mortgage-backed and mortgage-related securities and other investment grade marketable securities.

    The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of savings associations and commercial banks or their assets, including those located within the Bank's market area or diversification into other banking related businesses. The Company and the Bank have no current arrangements, understandings or agreements regarding any such transactions. The Company, upon the Conversion, will be a unitary savings and loan holding company, which under existing laws would not be restricted as to the types of business activities in which it may engage. See "Regulation and Supervision-- Holding Company Regulation" for a description of certain regulations applicable to the Company.

    Upon completion of the Conversion, the Board of Directors of the Company will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Unless previously approved, the Company, pursuant to applicable regulations, may not repurchase any Common Stock in the first year after conversion. If approval is obtained to repurchase common stock during the first year after conversion, then such repurchase may not be greater than 5% of the capital stock issued. Further, the Company may not repurchase any of its Common Stock if the repurchases would cause the Bank to become "undercapitalized" within the meaning of the FDIC prompt corrective action regulation. See "Regulation and Supervision--Prompt Corrective Regulatory Action." In addition, the FDIC prohibits an insured mutual state savings bank which has converted from the mutual to stock form of ownership from repurchasing its capital stock within one year following the date of its conversion to stock form, except that stock repurchases of no greater than 5% of a bank's outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons are established to the satisfaction of the FDIC.

    Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and
(iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Purchase Price in the Conversion. To the extent that the Company repurchases stock at market prices in excess of the Purchase Price in the Conversion, such repurchases may have a dilutive effect upon the interests of existing stockholders. Any stock repurchases will be subject to the determination of the Board of Directors that both the Company and the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that such capital will be adequate, taking into account, among other things, the level of non-performing and other risk assets, the Company's and the Bank's current and projected results of operations and asset/liability structure, the economic environment, tax and other considerations. See "The Conversion--Certain Restrictions on Purchase or Transfer of Shares after Conversion."

                                DIVIDEND POLICY

    Upon Conversion, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. Following the Conversion, the Board of Directors intends to consider a policy of paying cash dividends on the Common Stock. However, no decision has been made as to the amount or timing of such dividends, if any.

    Pursuant to Illinois law, a savings bank is required to maintain at all times total capital of not less than 3% of total assets. Prior approval of the Commissioner is required before any dividends on capital stock that exceed 50% of a savings bank's net profits that year may be declared in that calendar year. The Bank will not be permitted to pay dividends on its common stock or repurchase shares of its common stock if its stockholder's equity would be reduced below the amount required for the liquidation account. See "Regulation and Supervision--Regulations." Section 38 of the Federal Deposit Insurance Act ("FDIA") would prohibit the Bank from making a dividend if it were "undercapitalized" or if such dividend would result in the institution becoming "undercapitalized."

    Unlike the Bank, the Company is not subject to the restrictions imposed by the Illinois State Banking Law on the payment of dividends to its stockholders, although the source of such dividends will be, in part, dependent upon dividends from the Bank in addition to the net proceeds retained by the Company and earnings thereon. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

    Additionally, in connection with the Conversion, the Company and Bank have committed to the FDIC that during the one-year period following the consummation of the Conversion, the Company will not declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the FDIC.

                          MARKET FOR THE COMMON STOCK

    The Company was recently formed and has never issued capital stock. The Bank, as a mutual institution, has never issued capital stock. The Company has received conditional approval to have its Common Stock listed on the AMEX under the symbol "EFC" subject to the completion of the Conversion. Such approval is subject to various conditions, including completion of the Conversion and the satisfaction of applicable listing criteria. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its listing on the AMEX or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price of the Common Stock after the Conversion. See "Risk Factors--Absence of Market for Common Stock."

                                 CAPITALIZATION

    The following table presents the historical capitalization of the Bank at September 30, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, including the issuance of shares to the Foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                            COMPANY PRO FORMA BASED UPON SALE AT $10.00 PER SHARE
                                                            ------------------------------------------------------
                                                             4,458,250     5,245,000      6,031,750    6,936,513
                                                              SHARES         SHARES        SHARES        SHARES
                                                             (MINIMUM      (MIDPOINT      (MAXIMUM     (15% ABOVE
                                                                OF             OF            OF        MAXIMUM OF
                                                             ESTIMATED     ESTIMATED      ESTIMATED    ESTIMATED
                                                   BANK        PRICE         PRICE          PRICE        PRICE
                                                HISTORICAL    RANGE)         RANGE)         RANGE)      RANGE) (1)
                                                ----------  -----------  --------------  -----------  ------------
                                                                         (IN THOUSANDS)
Deposits (2)..................................  $  263,568   $ 263,568     $  263,568     $ 263,568    $  263,568
FHLB Advances.................................      24,000      24,000         24,000        24,000        24,000
                                                ----------  -----------  --------------  -----------  ------------
Total deposits and borrowed funds.............  $  287,568   $ 287,568     $  287,568     $ 287,568    $  287,568
                                                ----------  -----------  --------------  -----------  ------------
                                                ----------  -----------  --------------  -----------  ------------
Stockholders' equity:
  Preferred Stock, $.01 par value, 2,000,000
    shares authorized; none to be issued......  $       --   $      --     $       --     $      --    $       --
  Common Stock, $.01 par value, 25,000,000
    shares authorized; shares to be issued as
    reflected.................................          --          48             57            65            75
  Additional paid-in capital (3)..............          --      46,803         55,200        63,599        73,257
  Retained earnings (4).......................      31,723      31,723         31,723        31,723        31,723
Less:
  Expense of contributions to Foundation......          --      (3,567)        (4,196)       (4,825)       (5,549)
Plus:
  Tax effect of contribution to Foundation
    (5).......................................          --       1,320          1,553         1,785         2,053
Less:
  Common Stock acquired by the ESOP (6).......          --      (3,852)        (4,532)       (5,211)       (5,993)
  Common Stock acquired by the Stock Program
  (7).........................................          --      (1,926)        (2,266)       (2,606)       (2,997)
                                                ----------  -----------  --------------  -----------  ------------
Total stockholders' equity....................  $   31,723   $  70,549     $   77,539     $  84,530    $   92,569
                                                ----------  -----------  --------------  -----------  ------------
                                                ----------  -----------  --------------  -----------  ------------

------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of shares sold in the Offerings and the issuance of additional shares of Common Stock to the Foundation at a value of $10.00 per share. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Company's Stock Option Plan intended to be adopted by the Company and presented for approval of stockholders at a meeting of stockholders following the Conversion. The Stock Option Plan would provide the grant of stock options to purchase an amount of Common Stock equal to 10% of the shares of Common Stock issued in the Conversion. See "Management of the Bank--Benefit Plans--Stock Option Plan."

(4) The retained earnings of the Bank will be substantially restricted after the Conversion. See "The Conversion--Liquidation Rights."

(5) Represents the tax effect of the contribution of Common Stock to the Foundation based on a 37.0% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Company's annual taxable income before charitable contribution deduction, subject to the ability of the Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(6) Assumes that 8% of the shares issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP and the funds used to acquire the ESOP shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Benefit Plans--ESOP" and "-- Benefit Plans-- Stock Program."

(7) Assumes that, subsequent to the Conversion, an amount equal to 4% of the shares of Common Stock sold in the Conversion, including shares issued to the Foundation, is purchased by the Stock Program through open market purchases. The Common Stock purchased by the Stock Program is reflected as a reduction of stockholder's equity. See "Risk Factors--Possible Dilutive Effect of Stock Program and Stock Option Plan," Footnote 3 to the tables under "Pro Forma Data" and "Management of the Bank--Benefit Plans--Stock Program."

                                 PRO FORMA DATA

    The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $43.3 million and $58.8 million based upon the following assumptions: (i) $4.1 million will be sold to executive officers, Directors and employees of the Bank and Company, the ESOP will purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, and the remaining shares will be sold in the Subscription and Community Offerings; (ii) Webb will receive a fee equal to 1.25% of the aggregate Purchase Price of the shares sold in the Subscription Offering and Community Offering, except that no fee will be paid with respect to shares purchased by the Employee Plans, including the ESOP, officers, employees, Directors of the Bank and Company and members of their immediate families; (iii) the Company will issue to the Foundation an amount of Common Stock equal to 8% of the Common Stock sold in the Conversion from authorized but unissued shares; and (iv) Conversion expenses, excluding the marketing fees paid to Webb, will be approximately $841,000. Actual Conversion expenses may vary from those estimated.

    Pro forma consolidated net income of the Company for the nine months ended September 30, 1997 and for the year ended December 31, 1996 have been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.52% (the one year U.S. Treasury bill rate as of September 30, 1997). The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield for the Company and the Bank is assumed to be 3.48% for both the nine months ended September 30, 1997 and the year ended December 31, 1996 (based on an assumed tax rate of 37%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP and the effect of the issuance of shares to the Foundation. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company will retain 50% of the net Conversion proceeds.

    The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

    The following tables summarize historical data of the Bank and pro forma data of the Company at or for the nine months ended September 30, 1997 and year ended December 31, 1996, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. The tables below give effect to the Stock Program, which is expected to be adopted by the Company following the Conversion and presented to stockholders for approval at a meeting of stockholders. See Footnote 2 to the tables and "Management of the Bank-- Benefit Plans--Stock Program." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company and presented to stockholders for approval at a meeting of stockholders, nor does book value as presented give any effect to the liquidation account to be established for the benefit of Eligible Account Holders or, in the event of liquidation of the Bank, to the tax effect of the bad debt reserve and other factors. See Footnote 3 to the tables below, "The Conversion--Liquidation Rights" and "Management of the Bank--Benefit Plans--Stock Option Plan." THE FOLLOWING TABLES GIVE EFFECT TO THE ISSUANCE OF AUTHORIZED BUT UNISSUED SHARES OF THE COMPANY'S COMMON STOCK TO THE FOUNDATION CONCURRENTLY WITH THE COMPLETION OF THE CONVERSION. THE VALUATION RANGE, AS SET FORTH HEREIN AND IN THE TABLES BELOW, TAKES INTO ACCOUNT THE DILUTIVE IMPACT OF THE ISSUANCE OF SHARES TO THE FOUNDATION.

                                                           AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                   ------------------------------------------------------------------
                                                                                                         6,936,513
                                                      4,458,250        5,245,000        6,031,750     SHARES SOLD AT
                                                   SHARES SOLD AT   SHARES SOLD AT   SHARES SOLD AT     $10.00 PER
                                                     $10.00 PER       $10.00 PER       $10.00 PER          SHARE
                                                        SHARE            SHARE            SHARE         (15% ABOVE
                                                      (MINIMUM         (MIDPOINT        (MAXIMUM        MAXIMUM OF
                                                         OF               OF               OF            ESTIMATED
                                                      ESTIMATED        ESTIMATED        ESTIMATED      PRICE RANGE)
                                                    PRICE RANGE)     PRICE RANGE)     PRICE RANGE)          (7)
                                                   ---------------  ---------------  ---------------  ---------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds...................................     $  44,583        $  52,450        $  60,318        $  69,365
Plus:Shares issued to the Foundation (equal
  to 8% of stock issued in Conversion)...........         3,567            4,196            4,825            5,549
                                                        -------          -------          -------          -------
Pro forma market capitalization..................     $  48,150        $  56,646        $  65,143        $  74,914
                                                        -------          -------          -------          -------
                                                        -------          -------          -------          -------
Gross proceeds...................................     $  44,583        $  52,450        $  60,318        $  69,365
Less: Offering expenses and commissions..........        (1,299)          (1,389)          (1,479)          (1,582)
                                                        -------          -------          -------          -------
Estimated net proceeds...........................        43,284           51,061           58,839           67,783
Less: Common Stock purchased by ESOP.............        (3,852)          (4,532)          (5,211)          (5,993)
      Common Stock purchased by Stock Program....        (1,926)          (2,266)          (2,606)          (2,997)
                                                        -------          -------          -------          -------
  Estimated net proceeds, as adjusted............     $  37,506        $  44,263        $  51,022        $  58,793
                                                        -------          -------          -------          -------
                                                        -------          -------          -------          -------
Net income (1):
  Historical.....................................     $   2,218        $   2,218        $   2,218        $   2,218
  Pro forma income on net proceeds, as adjusted..           979            1,155            1,332            1,535
Less: Pro forma ESOP adjustment (2)..............          (121)            (143)            (164)            (189)
      Pro forma Stock Program adjustment (3).....          (182)            (214)            (246)            (283)
                                                        -------          -------          -------          -------
      Pro forma net income.......................     $   2,894        $   3,016        $   3,140        $   3,281
                                                        -------          -------          -------          -------
                                                        -------          -------          -------          -------
Per share net income (1):
  Historical.....................................     $    0.50        $    0.42        $    0.37        $    0.32
  Pro forma income on net proceeds, as adjusted..          0.22             0.22             0.22             0.22
Less: Pro forma ESOP adjustment (2)..............         (0.03)           (0.03)           (0.03)           (0.03)
  Pro forma Stock Program adjustment (3).........         (0.04)           (0.04)           (0.04)           (0.04)
                                                        -------          -------          -------          -------
    Pro forma net income per share...............     $    0.65        $    0.57        $    0.52        $    0.47
                                                        -------          -------          -------          -------
                                                        -------          -------          -------          -------
Stockholders' equity:
  Historical.....................................     $  31,723        $  31,723        $  31,723        $  31,723
  Estimated net proceeds.........................        43,284           51,061           58,839           67,783
  Plus:Tax benefit of Foundation.................         1,320            1,553            1,785            2,053
  Less: Common Stock acquired by ESOP (2)........        (3,852)          (4,532)          (5,211)          (5,993)
  Less: Common Stock acquired by Stock Program
    (3)..........................................        (1,926)          (2,266)          (2,606)          (2,997)
                                                        -------          -------          -------          -------
    Pro forma stockholders' equity (3)(4)(5).....     $  70,549        $  77,539        $  84,530        $  92,569
                                                        -------          -------          -------          -------
                                                        -------          -------          -------          -------
Stockholders' equity per share (3)(6):
  Historical.....................................     $    6.59        $    5.60        $    4.87        $    4.23
  Estimated net proceeds.........................          8.99             9.01             9.03             9.05
  Plus:Tax benefit of Foundation.................          0.27             0.27             0.27             0.27
  Less: Common Stock acquired by ESOP (2)........         (0.80)           (0.80)           (0.80)           (0.80)
        Common Stock acquired by Stock Program
        (3)......................................         (0.40)           (0.40)           (0.40)           (0.40)
                                                        -------          -------          -------          -------
    Pro forma stockholders' equity per share
        (3)(4)(5)................................     $   14.65        $   13.68        $   12.97        $   12.35
                                                        -------          -------          -------          -------
                                                        -------          -------          -------          -------
Offering price as a percentage of pro forma
  stockholders' equity per share.................         68.26%           73.10%           77.10%           80.97%
Offering price to pro forma net earnings per
  share (8)......................................         11.54x           13.16x           14.42x           15.96x


                                                   (See footnotes on next page)

------------------------
(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $2.2 million, $2.6 million, $3.0 million and $3.5 million at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Price Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 8.50%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the nine months ended September 30, 1997, and was made at the end of the period; (ii) that 19,269, 22,670, 26,070 and 29,981 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the nine months ended September 30, 1997 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Benefit Plans--ESOP."

(3) Gives effect to the Stock Program expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Program is approved by stockholders, the Stock Program intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 192,596, 226,584, 260,571 and 299,657 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. In calculating the pro forma effect of the Stock Program, it is assumed that the shares were acquired by the Stock Program at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Program instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.63, $0.56, $0.51 and $0.47 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively and pro forma stockholders' equity per share would be $14.09, $13.16, $12.48 and $11.88 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that the actual purchase price of the shares granted under the Stock Program will be equal to the Purchase Price. See "Management of the Bank--Benefit Plans--Stock Program."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plan for approval at a meeting of stockholders. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 481,491, 566,460, 651,429 and 749,143 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.59, $0.52, $0.47 and $0.43, respectively, and the pro forma stockholders' equity per share would be $14.23, $13.35, $12.71 and $12.14, respectively. See "Risk Factors--Possible Dilutive Effect of Stock Program and Stock Option Plan" and "Management of the Bank--Benefit Plans--Stock Option Plan."

(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The
    Conversion--Liquidation Rights."

(6) Stockholders' equity per share data is based upon 4,814,910, 5,664,600, 6,514,290 and 7,491,434 shares outstanding representing shares sold in the conversion, shares contributed to the Foundation and shares purchased by the ESOP and Stock Program.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

(8) Based on pro forma net earnings for the nine months ended September 30, 1997 that have been annualized.

                                                         AT OR FOR THE YEAR ENDED DECEMBER 31, 1996
                                             ------------------------------------------------------------------
                                                                                                   6,936,513
                                                4,458,250        5,245,000        6,031,750     SHARES SOLD AT
                                             SHARES SOLD AT   SHARES SOLD AT   SHARES SOLD AT     $10.00 PER
                                               $10.00 PER       $10.00 PER       $10.00 PER          SHARE
                                                  SHARE            SHARE            SHARE         (15% ABOVE
                                                (MINIMUM         (MIDPOINT        (MAXIMUM        MAXIMUM OF
                                                   OF               OF               OF            ESTIMATED
                                                ESTIMATED        ESTIMATED        ESTIMATED      PRICE RANGE)
                                              PRICE RANGE)     PRICE RANGE)     PRICE RANGE)          (7)
                                             ---------------  ---------------  ---------------  ---------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.............................     $  44,583        $  52,450        $  60,318        $  69,365
Plus: Shares issued to the Foundation
  (equal to 8% of stock issued in
  Conversion)..............................         3,567            4,196            4,825            5,549
                                                  -------          -------          -------          -------
Pro forma market capitalization............     $  48,150        $  56,646        $  65,143        $  74,914
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------
Gross proceeds.............................     $  44,583        $  52,450        $  60,318        $  69,365
Less: Offering expenses and commissions....        (1,299)          (1,389)          (1,479)          (1,582)
                                                  -------          -------          -------          -------
Estimated net proceeds.....................        43,284           51,061           58,839           67,783
Less: Common Stock purchased by ESOP.......        (3,852)          (4,532)          (5,211)          (5,993)
      Common Stock purchased by Stock Program      (1,926)          (2,266)          (2,606)          (2,997)
                                                  -------          -------          -------          -------
  Estimated net proceeds, as adjusted......     $  37,506        $  44,263        $  51,022        $  58,793
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------
Net income (1):
  Historical...............................     $   2,043        $   2,043        $   2,043        $   2,043
  Pro forma income on net proceeds, as
    adjusted...............................         1,305            1,540            1,776            2,046
Less: Pro forma ESOP adjustment (2)........          (162)            (190)            (219)            (252)
      Pro forma Stock Program adjustment (3)         (243)            (286)            (328)            (378)
                                                  -------          -------          -------          -------
      Pro forma net income.................     $   2,943        $   3,107        $   3,272        $   3,459
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------
Per share net income (1):
  Historical...............................     $    0.46        $    0.39        $    0.34        $    0.29
  Pro forma income on net proceeds, as
    adjusted...............................          0.29             0.29             0.29             0.30
Less: Pro forma ESOP adjustment (2)........         (0.04)           (0.04)           (0.04)           (0.04)
      Pro forma Stock Program adjustment (3)        (0.05)           (0.05)           (0.05)           (0.05)
                                                  -------          -------          -------          -------
      Pro forma net income per share.......     $    0.66        $    0.59        $    0.54        $    0.50
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------
Stockholders' equity:
  Historical...............................     $  29,513        $  29,513        $  29,513        $  29,513
  Estimated net proceeds...................        43,284           51,061           58,839           67,783
  Plus: Tax benefit of Foundation..........         1,320            1,553            1,785            2,053
  Less: Common Stock acquired by ESOP (2)..        (3,852)          (4,532)          (5,211)          (5,993)
  Less: Common Stock acquired by Stock
  Program (3)..............................        (1,926)          (2,266)          (2,606)          (2,997)
                                                  -------          -------          -------          -------
Pro forma stockholders' equity (3)(4)(5)...     $  68,339        $  75,329        $  82,320        $  90,359
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------
Stockholders' equity per share (3)(6):
  Historical...............................     $    6.13        $    5.21        $    4.53        $    3.94
  Estimated net proceeds...................          8.99             9.01             9.03             9.05
  Plus: Tax benefit of Foundation..........          0.27             0.27             0.27             0.27
  Less: Common Stock acquired by ESOP (2)..         (0.80)           (0.80)           (0.80)           (0.80)
  Common Stock acquired by Stock Program
    (3)....................................         (0.40)           (0.40)           (0.40)           (0.40)
                                                  -------          -------          -------          -------
  Pro forma stockholders' equity per share
    (3)(4)(5)..............................     $   14.19        $   13.29        $   12.63        $   12.06
                                                  -------          -------          -------          -------
                                                  -------          -------          -------          -------
Offering price as a percentage of pro forma
  stockholders' equity per share...........         70.47%           75.24%           79.18%           82.92%
Offering price to pro forma net earnings
  per share................................        15.15x           16.95x           18.52x           20.00x


                                                    (See footnotes on next page)

------------------------
(1) Does not give effect to the non-recurring expense that will be recognized in 1998 as a result of the establishment of the Foundation. In that event, the Company will recognize an after-tax expense for the amount of the contribution to the Foundation which is expected to be $2.2 million, $2.6 million, $3.0 million and $3.5 million at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Price Range, respectively.

(2) It is assumed that 8% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon 15 equal annual installments of principal, with an assumed interest rate at 8.50%. The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 1996, and was made at the end of the period; (ii) that 25,692, 30,226, 34,760 and 39,974 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1996 at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Benefit Plans--ESOP."

(3) Gives effect to the Stock Program expected to be adopted by the Company following the Conversion and presented for approval at a meeting of stockholders. If the Stock Program is approved by stockholders, the Stock Program intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 192,596, 226,584, 260,571 and 299,657 shares of Common Stock at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. In calculating the pro forma effect of the Stock Program, it is assumed that the shares were acquired by the Stock Program at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of the Company's Common Stock to the Stock Program instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8% and pro forma net earnings per share would be $0.65, $0.58, $0.53 and $0.49 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively and pro forma stockholders' equity per share would be $13.65, $12.79, $12.15 and $11.60 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that the actual purchase price of the shares granted under the Stock Program will be equal to the Purchase Price. See "Management of the Bank--Benefit Plans--Stock Program."

(4) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Conversion. The Company expects to present the Stock Option Plan for approval at a meeting of stockholders. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, or 481,491, 566,460, 651,429 and 749,143 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Price Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.60, $0.53, $0.49 and $0.45, respectively, and the pro forma stockholders' equity per share would be $13.81, $13.00, $12.40 and $11.87, respectively. See "Risk Factors--Possible Dilutive Effect of Stock Program and Stock Option Plan" and See "Management of the Bank--Benefit Plans--Stock Option Plan."

(5) The retained earnings of the Bank will continue to be substantially restricted after the Conversion. See "Dividend Policy," "The
    Conversion--Liquidation Rights."

(6) Stockholders' equity per share data is based upon 4,814,910, 5,664,600, 6,514,290 and 7,491,434 shares outstanding representing shares sold in the conversion, shares contributed to the Foundation and shares purchased by the ESOP and Stock Program.

(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Price Range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the Subscription and Community Offerings.

                          COMPARISON OF VALUATION AND
                    PRO FORMA INFORMATION WITH NO FOUNDATION

    In the event that the Foundation was not being established as part of the Conversion, FinPro has estimated that the pro forma aggregate market capitalization of the Company would be approximately $62.0 million, at the midpoint, which is approximately $5.4 million greater than the pro forma aggregate market capitalization of the Company if the Foundation is included, and would result in approximately a $9.6 million increase, or 18.2% increase, in the amount of Common Stock offered for sale in the Conversion. The pro forma price to book ratio would be the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity and pro forma net income per share would be $13.68 and $0.56, respectively, at the midpoint of the estimate, assuming no Foundation, and $13.68 and $0.57, respectively, with the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are 73.10% and 13.39x, respectively, at the midpoint of the estimate, assuming no Foundation and are 73.10% and 13.16x, respectively, with the Foundation. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at that time would have concluded that the pro forma market value of the Company would be the same as that estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

    For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Price Range, assuming the Conversion was completed at September 30, 1997.


                                                                                                               AT THE MAXIMUM,
                                  AT THE MINIMUM           AT THE MIDPOINT            AT THE MAXIMUM             AS ADJUSTED
                             ------------------------  ------------------------  ------------------------  ------------------------
                                WITH          NO          WITH          NO          WITH          NO          WITH          NO
                             FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Estimated offering
  amount...................   $  44,583    $  52,700    $  52,450    $  62,000    $  60,318    $  71,300    $  69,365    $  81,995
Pro forma market
  capitalization...........      48,150       52,700       56,646       62,000       65,143       71,300       74,914       81,995
Total assets...............     362,908      369,062      369,898      377,139      376,889      385,216      384,928      394,504
Total liabilities..........     292,359      292,359      292,359      292,359      292,359      292,359      292,359      292,359
Pro forma stockholders'
  equity...................      70,549       76,703       77,539       84,780       84,530       92,857       92,569      102,145
Pro forma consolidated net
  earnings.................       2,894        3,060        3,016        3,213        3,140        3,364        3,281        3,539
Pro forma stockholders'
  equity per share.........   $   14.65    $   14.56    $   13.68    $   13.68    $   12.97    $   13.02    $   12.35    $   12.46
Pro forma consolidated
  net earnings per share...   $    0.65    $    0.63    $    0.57    $    0.56    $    0.52    $    0.51    $    0.47    $    0.46
Pro Forma Pricing Ratios:
 Offering price as a
  percentage of pro forma
  stockholders' equity
  per share................       68.26%       68.68%       73.10%       73.10%       77.10%       76.80%       80.97%       80.26%
 Offering price to pro
  forma net earnings per
  share....................       11.54x       11.90x       13.16x       13.39x       14.42x       14.71x       15.96x       16.30x
 Offering price to assets..       13.27%       14.28%       15.31%       16.44%       17.28%       18.51%       19.46%       20.78%
Pro Forma Financial Ratios:
 Return on assets..........        1.06%        1.11%        1.09%        1.14%        1.11%        1.16%        1.14%        1.20%
 Return on stockholders'
  equity...................        5.47%        5.32%        5.19%        5.05%        4.95%        4.83%        4.73%        4.62%
 Stockholders' equity to
  assets...................       19.44%       20.78%       20.96%       22.48%       22.43%       24.11%       24.05%       25.89%


                 ELGIN FINANCIAL CENTER, S.B. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

    The following Consolidated Statements of Operations of the Bank and subsidiaries for each of the years in the three-year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. With respect to information for the nine months ended September 30, 1997 and 1996, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such interim periods have been included and are of a normal recurring nature. Results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. These statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.


                                                                     FOR THE NINE MONTHS            FOR THE YEAR
                                                                     ENDED SEPTEMBER 30,         ENDED DECEMBER 31,
                                                                     --------------------  -------------------------------
                                                                       1997       1996       1996       1995       1994
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                         (UNAUDITED)
                                                                                        (IN THOUSANDS)
Interest income:
  Loans secured by real estate.....................................  $  14,168  $  13,505  $  18,113  $  16,650  $  14,885
  Other loans......................................................        660        611        839        602        323
  Mortgage-backed securities.......................................      1,070      1,281      1,695      1,873      1,965
  Investment securities and other..................................      2,433      1,988      2,774      2,307      2,355
                                                                     ---------  ---------  ---------  ---------  ---------
    Total interest income..........................................     18,331     17,385     23,421     21,432     19,528
                                                                     ---------  ---------  ---------  ---------  ---------
Interest expense:
  Savings deposits.................................................      8,758      8,550     11,351     10,443      9,021
  Borrowed money...................................................      1,091        725      1,162        714         85
                                                                     ---------  ---------  ---------  ---------  ---------
    Total interest expense.........................................      9,849      9,275     12,513     11,157      9,106
                                                                     ---------  ---------  ---------  ---------  ---------
Net interest income before provision for loan losses...............      8,482      8,110     10,908     10,275     10,422
Provision for loan losses..........................................        195         45         54         72         90
                                                                     ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan losses................      8,287      8,065     10,854     10,203     10,332
                                                                     ---------  ---------  ---------  ---------  ---------
Noninterest income:
  Service fees.....................................................        436        388        541        491        498
  Real estate and insurance commissions............................        127         52         60         62         26
  Gain on sale of foreclosed real estate...........................          8        111        121         12         --
  Loss on sale of mutual funds.....................................         --         --         --         --        (91)
  Loss on sale of investment securities available for sale.........         --         --         --         (3)        --
  Other............................................................         30         68         80        112        136
                                                                     ---------  ---------  ---------  ---------  ---------
    Total noninterest income.......................................        601        619        802        674        569
                                                                     ---------  ---------  ---------  ---------  ---------
Noninterest expense:
  Compensation and benefits........................................      2,796      2,525      3,419      2,992      2,810
  Office building, net.............................................        238        201        274        231        210
  Depreciation and repairs.........................................        436        373        501        421        333
  Data processing..................................................        228        211        276        236        290
  Federal insurance premiums.......................................        122      1,970      1,970        544        551
  Provision for loss on foreclosed real estate.....................         --         --         --         --         90
  NOW account operating expenses...................................        175        155        214        217        205
  Other............................................................      1,532      1,331      1,828      1,729      1,613
                                                                     ---------  ---------  ---------  ---------  ---------
Total noninterest expense..........................................      5,527      6,766      8,482      6,370      6,102
                                                                     ---------  ---------  ---------  ---------  ---------
Earnings before income taxes.......................................      3,361      1,918      3,174      4,507      4,799
Income tax expense.................................................      1,143        702      1,132      1,746      1,843
                                                                     ---------  ---------  ---------  ---------  ---------
    Net earnings...................................................  $   2,218  $   1,216  $   2,042  $   2,761  $   2,956
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

    See accompanying "Notes to Consolidated Financial Statements" presented elsewhere in this Prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Consolidated Financial Data" and the Bank's Consolidated Financial Statements and notes thereto, each appearing elsewhere in the Prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this Prospectus.

GENERAL

    The Company has only recently been formed and, accordingly has no results of operations. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on the Bank's interest-earning assets, such as loans and investments, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. The Bank also generates non-interest income such as service charges and other fees. The Bank's noninterest expenses primarily consist of employee compensation and benefits, depreciation and repairs, federal deposit insurance premiums, data processing fees, office building expenses and other operating expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. The Bank exceeded all of its regulatory capital requirements at September 30, 1997. See "Regulatory Capital Compliance" for a discussion of the historical and pro forma capital of the Bank and capital requirements. See also "Regulation and Supervision--Regulation--Capital Requirements."

MANAGEMENT STRATEGY

    The Bank operates as a consumer-oriented savings bank, offering traditional savings deposit and loan products to its local community. In recent years, the Bank's strategy has been to maintain profitability while managing its mutual capital position and limiting its credit and interest rate risk exposure. To accomplish these objectives, the Bank has sought to: (1) control credit risk by emphasizing the origination of single-family, owner-occupied residential mortgage loans and consumer loans, consisting primarily of home equity loans;
(2) offer superior service and competitive rates to increase the core deposit base consistent with its capital management goals; (3) invest funds in excess of loan demand in mortgage-backed and investment securities; (4) control operating expenses; and (5) reduce exposure to interest rate risk by emphasizing the origination of ARM loans, with terms of up to 30 years and interest rates which adjust every one, two or three years from the outset of the loan, or which adjust annually after a three, five or seven year initial fixed period. The Bank also offers fixed-rate loans with terms ranging from ten to 30 years, emphasizing those with terms of less than 30 years to further reduce interest rate risk exposure.

    In recent years, most locally headquartered competitors in the Bank's market area have been acquired by larger, regional financial institutions, resulting in a reduced presence of local, community-based banks. The Bank believes that this reduction of community-based institutions has created opportunities for the Bank, as one of the few remaining locally headquartered financial institutions in its market area, to achieve controlled asset growth and moderate geographic expansion. To take advantage of this perceived opportunity, the Bank intends to:
(1) maintain its traditional community thrift orientation as a provider of residential mortgage products; (2) more aggressively develop and market new and existing non-deposit products, secured and unsecured commercial lending, commercial real estate lending and commercial deposit accounts; and (3) increase the Bank's market share through the continued establishment and/or acquisition of additional branch locations.

    Historically, the bank has utilized the America's Community Bankers (ACB) Peer Group Report (the "ACB Report") to compare performance measures such as:
Return on Assets, Return on Equity, and Net Interest Margin. Based on the ACB Report for the second quarter of 1997, the Bank performed favorably. Compared to peers of similar asset size, the Bank, with a .96% Return on Assets, 10.19% Return on Equity, and 3.09% Net Interest Margin, exceeded the average in each category (R.O.A. - .95%, R.O.E.-- 9.65%, and N.I.M.--3.00%, respectively). Compared to peers of similar ownership type (mutual institutions), the Bank exceeded the average in Return on Equity (9.14%) and Net Interest Margin (3.02%). The average R.O.A. was 1.00%, slightly above the Bank's performance.

The Bank intends to improve in these performance measurements through the implementation of the particular strategies discussed above.

    MAINTAINING COMMUNITY ORIENTATION. Management is seeking to maintain the value of the Bank's existing franchise in its primary market area, which is based in large part upon its long-standing reputation for a high level of customer service in the delivery of traditional thrift products and services and active community involvement. It intends to maintain its community orientation by continuing to emphasize and expand upon its traditional deposit and loan products, primarily single-family residential mortgages. Many of the Bank's directors and senior officers belong to service or community organizations within the local market area. The Bank encourages such participation in the belief that it contributes to the Bank's community presence. The Bank further intends to enhance its community involvement through the establishment of a charitable foundation. See "The Conversion--Establishment of a Charitable Foundation," and "Management of the Bank--Biographical Information."

    EXPANSION OF PRODUCTS AND SERVICES OFFERED. To take advantage of a perceived opportunity created by the reduced presence of community-based financial institutions in its primary market area, the Bank intends to expand its customer services and product lines in an effort to increase volume, thereby generating increased interest and fee income. The Bank will maintain its emphasis on the origination of one- to four-family residential mortgage loans. While the Bank believes it has priced its adjustable-rate loan products aggressively, it has historically priced its fixed-rate products above market in order to de-emphasize the origination of such loans. Recently, however, the Bank has begun pricing its fixed-rate loan products more competitively in order to increase such originations. The Bank also intends to place increased emphasis on other existing products and services which include, but are not limited to, non-deposit products, secured and unsecured commercial business lending, commercial real estate lending and commercial deposit accounts. At the same time, the Bank is considering the introduction of new products and services, including credit and debit cards, telephonic banking and eventually, home banking. See "Business of the Bank."

    Management believes that the diversification of the Bank's loan products may expose it to a higher degree of credit risk than is involved in the Bank's one- to four-family residential mortgage lending activity. As a result, the Bank has increased and may continue to increase the level of its provision for loan losses in future periods over that experienced in past years.

    INCREASING MARKET SHARE. Management is also seeking to increase the Bank's market share through expansion of the branch network, as well as through expansion of the product and customer base. Within the last year, the Bank has concentrated on the upgrade and expansion of its branch facilities, including interior renovations of its home office, increased drive-through and ATM facilities and the relocation in 1996 of a branch within Elgin to a more heavily traveled location, in order to accommodate an increased customer base. The Bank has also sought to increase its market presence through the establishment of a Web site, through which the Bank advertises its loan and deposit rates.

    The Bank plans to acquire property in the neighboring community of Huntley, on which it intends to construct a new branch office during 1998. See "Business of the Bank--Properties." The Huntley location represents an expansion of the Bank's current market area. The Company and the Bank may use a portion of the net Conversion proceeds to open additional branch offices, although the Bank is seeking only moderate geographic expansion within the immediate future. Neither the Company nor the Bank have any additional pending agreements or understandings regarding acquisitions of any specific branch offices at this time. See "Use of Proceeds."

MANAGEMENT OF INTEREST RATE RISK

    The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank's Board of Directors reviews the Bank's interest rate risk position on a quarterly basis. The Bank's Asset/Liability Committee is comprised of the Bank's entire Board of Directors and members of senior management. The Committee is responsible for reviewing the Bank's activities and strategies, the effect of those strategies on the Bank's net interest margin, the market value of the portfolio and the effect that changes in the interest rates will have on the Bank's portfolio and the Bank's exposure limits.

    In recent years, the Bank has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate mortgage loans and shorter-term fixed-rate mortgage loans and consumer loans consisting primarily of home equity lines of credit; and (2) investing in short-term and adjustable-rate securities which may generally bear lower yields as compared to longer-term investments, but which better position the Bank for increases in market interest rates. See, however, "--Management Strategy" for information on the Bank's repricing strategy which may increase the level of fixed-rate loans in the Bank's portfolio. The Bank currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

    In the event of sharply rising interests rates, the Bank has, with retention in mind, competitively price deposits, particularly time deposits. As necessary, the Bank has offered competitive special products to increase retention. Historically, the Bank has retained significant levels of maturing time deposits based on the above practice, as well as effective customer service and long-standing relationships with customers. From October 2, 1996 to September 30, 1997, the Bank experienced an 85.2% retention rate of funds maturing from time deposits.

    GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At September 30, 1997, the Bank's one-year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, was (21.94)%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may tend to positively affect the growth of its net interest income.

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997, which are anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP Table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 1997, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. For loans on residential properties, adjustable-rate loans, and fixed-rate loans, actual repricing and maturity dates were used. Mortgage-backed securities were assumed to prepay at rates between 18.4% and 21.4% annually. Savings accounts were assumed to decay at 16.54%, 11.54%, 33.07%, 9.40%, 6.79%, 9.83% and 7.84%, money market savings accounts were assumed to decay at 16.07%, 16.07%, 32.15%, 21.78%, 8.49%, 4.91% and 0.51%, and NOW accounts were assumed to decay at 13.84%, 13.84%, 27.69%, 15.14%, 10.01%, 12.57% and 6.91% for the periods of three months or less, three to six months, six to 12 months, one to three years, three to five years, five to ten years and more than ten years, respectively. These assumptions are generally based on the OTS's deposit decay guidelines at June 30, 1997. Prepayment and deposit decay rates can have a significant impact on the Bank's estimated gap. While the Bank believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. See "Business of the Bank--Lending Activities," "--Investment Activities" and "--Sources of Funds."

                                                 AT SEPTEMBER 30, 1997
                                     ----------------------------------------------
                                        3      MORE THAN     MORE THAN    MORE THAN
                                     MONTHS   3 MONTHS TO   6 MONTHS TO   1 YEAR TO
                                     OR LESS   6 MONTHS       1 YEAR       3 YEARS
                                     -------  -----------   -----------   ---------
                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets (1):
  Short-term deposits..............  $9,905    $     --      $     --     $     --
  Investment securities (2)........      --       2,996         5,984       10,993
  Mortgage-backed and mortgage-
    related securities (2).........   1,315         851         1,547        6,666
  Mortgage loans, net (3)..........  13,963       9,467        21,351       71,056
  Other loans......................   9,131         139           126          570
  FHLB stock.......................   2,051          --            --           --
                                     -------  -----------   -----------   ---------
Total interest-earning assets......  36,365      13,453        29,008       89,285
                                     -------  -----------   -----------   ---------
Interest-bearing liabilities:
  Money market savings accounts....   4,263       4,263         8,529        5,778
  Passbook savings accounts........   8,367       8,367        16,728        4,755
  NOW accounts.....................   3,443       3,443         6,886        3,769
  Certificates of deposit..........  30,159      20,097        33,389       59,729
  FHLB advances....................      --          --         2,000       12,000
                                     -------  -----------   -----------   ---------
Total interest-bearing
  liabilities......................  46,232      36,170        67,532       86,031
                                     -------  -----------   -----------   ---------
Interest sensitivity gap (4)....... $(9,867)   $(22,717)     $(38,524)    $  3,254
                                     -------  -----------   -----------   ---------
                                     -------  -----------   -----------   ---------
Cumulative interest sensitivity
  gap.............................. $(9,867)   $(32,584)     $(71,108)    $(67,854)
                                     -------  -----------   -----------   ---------
                                     -------  -----------   -----------   ---------
Cumulative interest sensitivity gap
  as a percentage of total
  assets...........................   (3.04)%    (10.05)%      (21.94)%     (20.94)%
Cumulative interest sensitivity gap
  as a percentage of total
  interest-earning assets..........   (3.15)%    (10.42)%      (22.73)%     (21.69)%
Cumulative net interest-earning
  assets as a percentage of
  cumulative interest-bearing
  liabilities......................   78.66%      60.46%        52.57%       71.24%


                                                 AT SEPTEMBER 30, 1997
                                     ----------------------------------------------
                                     MORE THAN    MORE THAN
                                     3 YEARS TO   5 YEARS TO   MORE THAN
                                      5 YEARS      10 YEARS    10 YEARS     TOTAL
                                     ----------   ----------   ---------   -------
Interest-earning assets (1):
  Short-term deposits..............   $     --     $     --     $    --    $ 9,905
  Investment securities (2)........      8,677       10,660       2,999     42,309
  Mortgage-backed and mortgage-
    related securities (2).........      3,153        3,533       1,905     18,970
  Mortgage loans, net (3)..........     16,964       12,239      83,494    228,534
  Other loans......................        721          292          27     11,006
  FHLB stock.......................         --           --          --      2,051
                                     ----------   ----------   ---------   -------
Total interest-earning assets......     29,515       26,724      88,425    312,775
                                     ----------   ----------   ---------   -------
Interest-bearing liabilities:
  Money market savings accounts....      2,252        1,303         142     26,530
  Passbook savings accounts........      3,435        4,972       3,960     50,584
  NOW accounts.....................      2,488        3,127       1,722     24,878
  Certificates of deposit..........      9,018           37          --    152,429
  FHLB advances....................     10,000           --          --     24,000
                                     ----------   ----------   ---------   -------
Total interest-bearing
  liabilities......................     27,193        9,439       5,824    278,421
                                     ----------   ----------   ---------   -------
Interest sensitivity gap (4).......   $  2,322     $ 17,285     $82,601
                                     ----------   ----------   ---------
                                     ----------   ----------   ---------
Cumulative interest sensitivity
  gap..............................   $(65,532)    $(48,247)    $34,354
                                     ----------   ----------   ---------
                                     ----------   ----------   ---------
Cumulative interest sensitivity gap
  as a percentage of total
  assets...........................     (20.22)%     (14.89)%     10.60%
Cumulative interest sensitivity gap
  as a percentage of total
  interest-earning assets..........     (20.95)%     (15.43)%     10.98%
Cumulative net interest-earning
  assets as a percentage of
  cumulative interest-bearing
  liabilities......................      75.10%       82.30%     112.34%

------------------------

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, and contractual maturities.

(2) Investment and mortgage-backed securities available for sale are shown at amortized cost.

(3) For purposes of the gap analysis, the allowance for loan losses and non-performing loans have been excluded.

(4) Interest sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

    Certain shortcomings are inherent in the method of analysis presented in the GAP Table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

    NET PORTFOLIO VALUE. The Bank's interest rate sensitivity is monitored by management through the use of a Net Portfolio Value Model which generates estimates of the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates similar to the assumptions utilized for the GAP Table. The Sensitivity Measure is the decline in the NPV ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline. The higher the institution's Sensitivity Ratio, the greater its exposure to interest rate risk is considered to be. The following NPV Table sets forth the Bank's NPV as of September 30, 1997.

     INTEREST
      RATES                    NET PORTFOLIO VALUE                VALUE OF ASSETS
 IN BASIS POINTS    -----------------------------------------   --------------------
   (RATE SHOCK)     AMOUNT  $ CHANGE          % CHANGE          NPV RATIO   % CHANGE
------------------  ------  --------   ----------------------   ---------   --------
                                         (DOLLARS IN THOUSANDS)
400                $30,285 $(10,132)            (25.07)%           9.48%     (22.04)%
300                 32,875   (7,542)            (18.66)           10.19      (16.20)
200                 35,852   (4,565)            (11.29)           10.98       (9.70)
100                 38,225   (2,192)             (5.42)           11.60       (4.61)
Static              40,417       --                 --            12.16          --
(100)               41,787    1,370               3.39            12.49        2.71
(200)               42,095    1,678               4.15            12.55        3.21
(300)               41,814    1,397               3.46            12.44        2.30
(400)               41,367      950               2.35            12.30        1.15

    As is the case with the GAP Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV Table presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV Table provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

    Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

    AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Bank at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from average monthly balances. The yields and costs include fees which are considered adjustments to yields.


                                                                   FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                      AT SEPTEMBER 30,    ----------------------------------------------------------
                                            1997                      1997                          1996
                                     ------------------   ----------------------------   ---------------------------
                                               WEIGHTED                        AVERAGE                       AVERAGE
                                      ACTUAL   AVERAGE    AVERAGE              YIELD/    AVERAGE             YIELD/
                                     BALANCE     RATE     BALANCE   INTEREST    COST     BALANCE  INTEREST    COST
                                     --------  --------   --------  --------   -------   -------  --------   -------
                                                                   (DOLLARS IN THOUSANDS)
Assets:
  Interest-earning assets:
    Short-term deposits............  $  9,905      6.03%  $ 11,515   $   232    2.69%    $ 8,004   $   109    1.82%
    Investment securities..........    43,270      7.06     39,289     2,099    7.12      35,260     1,789    6.77
    Mortgage-backed and
      mortgage-related securities..    19,071      7.13     20,246     1,070    7.05      23,189     1,281    7.37
    Mortgage loans, net............   229,539      7.95    233,436    14,168    8.09     224,740    13,505    8.01
    Other loans....................    11,119      8.64     10,442       660    8.43       8,490       611    9.60
    FHLB stock.....................     2,051      6.75      2,051       102    6.63       2,018        90    5.95
                                     --------             --------  --------             -------  --------
      Total interest-earning
        assets.....................   314,955      7.73    316,979    18,331    7.71     301,701    17,385    7.68
                                               --------             --------   -------            --------   -------
  Noninterest-earning assets.......     9,127                6,559                         4,017
                                     --------             --------                       -------
      Total assets.................  $324,082             $323,538                       $305,718
                                     --------             --------                       --------
                                     --------             --------                       --------

Liabilities and Retained Earnings:
  Interest-bearing liabilities:
    Deposits:
    Money market accounts..........  $ 26,530      3.41   $ 27,426       710    3.45     $27,674       712    3.43%
    Passbook savings accounts......    50,584      3.20     48,997     1,106    3.01      46,274     1,041    3.00
    NOW accounts...................    24,878      1.82     25,701       391    2.03      26,843       443    2.20
    Certificates of deposit........   152,429      5.92    149,061     6,551    5.86     144,048     6,354    5.88
                                     --------             --------  --------             -------  --------
      Total deposits...............   254,421      4.72    251,185     8,758    4.65     244,839     8,550    4.66
    FHLB advances..................    24,000      5.70     25,275     1,091    5.76      16,241       725    5.95
                                     --------             --------  --------             -------  --------
      Total interest-bearing
        liabilities................   278,421      4.80    276,460     9,849    4.75     261,080     9,275    4.74
                                               --------             --------   -------            --------   -------
Noninterest-bearing liabilities....    13,938               16,442                        15,931
                                     --------             --------                       -------
      Total liabilities............   292,359              292,902                       277,011
Total retained earnings............    31,723               30,636                        28,707
                                     --------             --------                       -------
  Total liabilities and retained
    earnings.......................  $324,082             $323,538                      $305,718
                                     --------             --------                       -------
                                     --------             --------                       -------
Net interest income................                                  $ 8,482                       $ 8,110
                                                                    --------                      --------
                                                                    --------                      --------
Interest rate spread...............                2.93%                        2.96%                         2.94%
                                               --------                     --------                        --------
Net interest margin as a percent of            --------                     --------                        --------
  interest-earning assets..........
                                                                                3.57%                         3.58%
                                                                             -------                         -------
                                                                             -------                         -------
Ratio of interest-earning assets to
  interest-bearing liabilities.....              113.12%                      114.66%                        115.56%
                                               --------                      -------                         -------
                                               --------                      -------                         -------


                                                  FOR THE YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------
                                                 1996                         1995
                                     ----------------------------  ---------------------------
                                                         AVERAGE                       AVERAGE
                                     AVERAGE              YIELD/   AVERAGE             YIELD/
                                     BALANCE   INTEREST    COST    BALANCE  INTEREST    COST
                                     --------  --------  --------  -------  --------   -------
                                                      (DOLLARS IN THOUSANDS)
Assets:
  Interest-earning assets:
    Short-term deposits............  $  7,987  $    144      1.80% $ 7,632   $   149     1.95%
    Investment securities..........    36,367     2,494      6.86   29,578     2,033     6.87
    Mortgage-backed and
      mortgage-related
      securities...................    22,839     1,695      7.42   26,805     1,873     6.99
    Mortgage loans, net............   226,240    18,113      8.01  209,481    16,650     7.95
    Other loans....................     8,753       839      9.59    5,930       602    10.15
    FHLB stock.....................     2,026       136      6.71    1,894       125     6.60
                                     --------  --------            -------  --------
      Total interest-earning
        assets.....................   304,212    23,421      7.70  281,320    21,432     7.62
                                               --------  --------           --------   -------
  Noninterest-earning assets.......     4,452                        3,506
                                     --------                      -------
      Total assets.................  $308,664                     $284,826
                                     --------                      -------
                                     --------                      -------
Liabilities and Retained Earnings:
  Interest-bearing liabilities:
    Deposits:
    Money market accounts..........  $ 27,657  $    920      3.33% $32,343   $ 1,117     3.45%
    Passbook savings accounts......    46,048     1,391      3.02   47,945     1,439     3.00
    NOW accounts...................    26,666       571      2.14   25,972       581     2.24
    Certificates of deposit........   144,044     8,469      5.88  127,030     7,306     5.75
                                     --------  --------            -------  --------
      Total deposits...............   244,415    11,351      4.64  233,290    10,443     4.48
    FHLB advances..................    19,683     1,162      5.90   11,451       714     6.24
                                     --------  --------            -------  --------
      Total interest-bearing
        liabilities................   264,098    12,513      4.74  244,741    11,157     4.56
                                               --------  --------           --------   -------
  Noninterest-bearing
    liabilities....................    15,764                       14,142
                                     --------                      -------
      Total liabilities............   279,862                      258,883
  Total retained earnings..........    28,802                       25,943
                                     --------                      -------
    Total liabilities and retained
      earnings.....................  $308,664                     $284,826
                                     --------                      -------
                                     --------                      -------
  Net interest income..............            $ 10,908                      $10,275
                                               --------                     --------
                                               --------                     --------
  Interest rate spread.............                          2.96%                       3.06%
                                                         --------                      -------
                                                         --------                      -------
  Net interest margin as a percent
    of interest-earning assets.....                          3.59%                       3.65%
                                                         --------                      -------
                                                         --------                      -------
  Ratio of interest-earning assets
    to interest-bearing
    liabilities....................                        115.19%                     114.95%
                                                         --------                      -------
                                                         --------                      -------


                                     ---------------------------
                                                1994
                                     ---------------------------
                                                         AVERAGE
                                     AVERAGE             YIELD/
                                     BALANCE  INTEREST    COST
                                     -------  --------   -------
Assets:
  Interest-earning assets:
    Short-term deposits............  $11,861   $   299    2.52%
    Investment securities..........   29,008     1,945    6.71
    Mortgage-backed and
      mortgage-related
      securities...................   30,105     1,965    6.53
    Mortgage loans, net............  189,089    14,885    7.87
    Other loans....................    3,498       323    9.23
    FHLB stock.....................    1,879       111    5.91
                                     -------  --------
      Total interest-earning
        assets.....................  265,440    19,528    7.36
                                              --------   -------
  Noninterest-earning assets.......    5,921
                                     -------
      Total assets................. $271,361
                                     -------
                                     -------
Liabilities and Retained Earnings:
  Interest-bearing liabilities:
    Deposits:
    Money market accounts..........  $41,385   $ 1,310    3.17%
    Passbook savings accounts......   54,004     1,611    2.98
    NOW accounts...................   27,279       599    2.20
    Certificates of deposit........  111,549     5,501    4.93
                                     -------  --------
      Total deposits...............  234,217     9,021    3.85
    FHLB advances..................    1,503        85    5.66
                                     -------  --------
      Total interest-bearing
        liabilities................  235,720     9,106    3.86
                                              --------   -------
  Noninterest-bearing
    liabilities....................   12,759
                                     -------
      Total liabilities............  248,479
  Total retained earnings..........   22,882
                                     -------
    Total liabilities and retained
      earnings..................... $271,361
                                     -------
                                     -------
  Net interest income..............            $10,422
                                              --------
                                              --------
  Interest rate spread.............                       3.50%
                                                         -------
                                                         -------
  Net interest margin as a percent
    of interest-earning assets.....                       3.93%
                                                         -------
                                                         -------
  Ratio of interest-earning assets
    to interest-bearing
    liabilities....................                      112.61%
                                                         -------
                                                         -------

    RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.











                                      NINE MONTHS ENDED        YEAR ENDED             YEAR ENDED
                                     SEPTEMBER 30, 1997    DECEMBER 31, 1996      DECEMBER 31, 1995
                                         COMPARED TO          COMPARED TO            COMPARED TO
                                      NINE MONTHS ENDED        YEAR ENDED             YEAR ENDED
                                     SEPTEMBER 30, 1996    DECEMBER 31, 1995      DECEMBER 31, 1994
                                     -------------------  -------------------- -----------------------
                                       INCREASE             INCREASE                INCREASE
                                      (DECREASE)           (DECREASE)              (DECREASE)
                                        DUE TO               DUE TO                  DUE TO
                                     -------------        -------------          --------------
                                     VOLUME   RATE  NET   VOLUME   RATE   NET    VOLUME   RATE    NET
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----
                                                               (IN THOUSANDS)
Interest-earning assets:
  Short-term deposits..............   $ 59    $ 64  $123  $   7    $(12) $  (5)  $ (92)   $ (58) $(150)
  Investment securities............    213      96   309    464      (3)   461      40       48     88
  Mortgage-backed and
    mortgage-related securities,
    net............................   (157)    (54) (211)  (289)    111   (178)   (225)     133    (92)
  Mortgage loans, net..............    527     136   663  1,337     126  1,463   1,613      152  1,765
  Other loans......................    162    (113)   49    272     (35)   237     244       35    279
  FHLB stock.......................      1      11    12      9       2     11       1       13     14
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----
    Total interest-earning
      assets.......................    805     140   945  1,800     189  1,989   1,581      323  1,904
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----
Interest-bearing liabilities:
  Money market accounts............     (8)      6    (2)  (159)    (38)  (197)   (303)     110   (193)
  Passbook savings accounts........     61       4    65    (58)     10    (48)   (183)      11   (172)
  NOW accounts.....................    (18)    (34)  (52)    16     (26)   (10)    (29)      11    (18)
  Certificates of deposit..........    232     (35)  197    995     168  1,163     821      984  1,805
  FHLB advances....................    405     (39)  366    489     (41)   448     620        9    629
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----
    Total interest-bearing
      liabilities..................    672     (98)  574  1,283      73  1,356     926    1,125  2,051
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----
Net change in net interest
  income...........................   $133    $238  $371  $ 517    $116  $ 633   $ 655    $(802) $(147)
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----
                                     ------   ----  ----  ------   ----  -----   ------   -----  -----

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

    Total assets at September 30, 1997 were $324.1 million, which represented an increase of $8.2 million, or 2.6%, compared to $315.9 million at December 31, 1996. The component change in assets was primarily due to changes in investment securities and loans receivable. Investment securities increased by $5.8 million to a balance of $43.3 million at September 30, 1997 compared to $37.5 million at December 31, 1996. This increase was primarily due to an increase of $5.4 million in U.S. Treasuries and FHLB-Chicago securities to $33.4 million at September 30, 1997 compared to $28.0 million at December 31, 1996. Loans receivable, net increased by $3.0 million to $240.7 million at September 30, 1997 as compared to $237.7 million at December 31, 1996. The increase in loans receivable, net, was primarily attributable to a $3.2 million increase in the Bank's one- to four-family mortgage loan portfolio during the nine month period ended September 30, 1997. The growth in total assets was funded by a $10.5 million, or 4.1%, increase in savings deposits which totalled $263.6 million at September 30, 1997, compared to $253.1 million at December 31, 1996. Retained earnings increased by $2.2 million, or 7.5%, to $31.7 million at September 30, 1997 as compared to $29.5 million at December 31, 1996. The increases in assets and retained earnings were offset by advance repayments to the FHLB-Chicago of $5.0 million, reducing the level of outstanding borrowed funds to $24.0 million at September 30, 1997 from $29.0 million at December 31, 1996. Accrued expenses and other liabilities increased by $634,000, or 26.4%, to $3.0 million at September 30, 1997 as compared to $2.4 million at December 31, 1996. This increase was primarily due to an increase of $339,000 in official checks outstanding to $2.1 million at September 30, 1997 as compared to $1.7 million at December 31, 1996.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

    Total assets at December 31, 1996 were $315.9 million, an increase of $17.9 million, or 6.0%, compared to $298.0 million at December 31, 1995. The increase in total assets was primarily the result of an increase in the Bank's lending portfolio. Loans receivable, net, increased $16.8 million, or 7.6%, to $237.7 million at December 31, 1996 from $220.9 million at December 31, 1995. The increase in loans receivable, net, during 1996 resulted primarily from the increase of $15.5 million in one- to four-family mortgage loans. Investments, including mortgage-backed securities, investment securities and FHLB-Chicago daily investment deposits and stock, decreased by $600,000, or 0.81%, to $70.8 million at December 31, 1996 from $71.4 million at December 31, 1995. The increase in total assets was funded, in part, by a $5.0 million, or 2.0%, increase in savings deposits which totalled $253.1 million at December 31, 1996, compared to $248.1 million at December 31, 1995. Borrowings from the FHLB-Chicago also increased to $29.0 million at December 31, 1996 from $15.0 million at December 31, 1995. The $14.0 million, or 93.3% increase in borrowings was the result of a highly competitive savings deposit market during 1996.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

    GENERAL. The Bank's net income increased by $1.0 million, or 82.4%, to $2.2 million for the nine months ended September 30, 1997, from $1.2 million for the nine months ended September 30, 1996. This increase in net income was primarily attributable to a decrease in noninterest expense as a result of the absence of the one-time special assessment of $1.5 million to recapitalize the SAIF, as well as an increase of $372,000 in net interest income before provision for loan losses.

    INTEREST INCOME. Interest income increased by $946,000, or 5.4%, to $18.3 million for the nine months ended September 30, 1997, when compared with the same period in 1996. This increase resulted from a combination of an increase in average interest-earning assets and an increase in average yield. The largest component was an increase of $663,000 in mortgage loan interest income for the nine months ended September 30, 1997. This resulted from an increase in the average balance of mortgage loans of $8.7 million, and an increase in the yield of 8 basis points. Overall, the average yield on the Bank's interest-earning assets increased by 3 basis points to 7.71% for the nine months ended September 30, 1997 from 7.68% for the nine months ended September 30, 1996. The average balance of interest-earning assets increased by $15.3 million, or 5.1%, to $317.0 million for the nine months ended September 30, 1997 from $301.7 million for the nine months ended September 30, 1996.

    INTEREST EXPENSE. Interest expense increased by $574,000, or 6.2%, to $9.8 million for the nine months ended September 30, 1997, from $9.3 million for the nine months ended September 30, 1996. This increase resulted from the combination of an increase in the average balance of deposits and advances outstanding, offset by a decrease in the average rate paid on those deposits and advances. The average rate paid on total deposits decreased to 4.65% for the nine months ended September 30, 1997 from 4.66% for the nine months ended September 30, 1996. The rate paid on FHLB-Chicago advances decreased to 5.76% for the nine months ended September 30, 1997 from 5.95% for the nine months ended September 30, 1996. The average balance of interest-bearing liabilities increased by $15.4 million, or 5.9%, to $276.5 million at September 30, 1997 from $261.1 million at September 30, 1996. This increase reflects a $6.3 million increase in the deposit accounts, with the remaining $9.0 million increase attributable to an increase on advances from the FHLB-Chicago.

    NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $372,000, or 4.6%, to $8.5 million for the nine months ended September 30, 1997 from $8.1 million for the comparable period in 1996. This increase was primarily attributable to a 2 basis point increase in the average interest rate spread to 2.96% for the nine months ended September 30, 1997 as compared to 2.94% for the same period in 1996.

    PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased by $150,000, or 333.3%, to $195,000 for the nine months ended September 30, 1997 from $45,000 for the comparable period in 1996. At September 30, 1997 and 1996, the ratio of the allowance for loan losses to non-performing loans was 48.3% and 102.3%, respectively, and the ratio of the allowance for loan losses to total loans was 0.41% and 0.34%, respectively, for those same periods. Pursuant to the ACB Report for the second quarter of 1997, these ratios are below the Bank's peer group averages based on asset size (0.88%). There were no charge-offs during the nine months ended September 30, 1997 and 1996. Management periodically calculates an allowance sufficiency analysis based upon the portfolio composition, asset classifications, loan-to-value ratios, potential impairments in the loan portfolio, and other factors. The analysis is compared to actual losses, peer group comparisons and economic conditions. The increase to the allowance for loan losses during the third quarter of 1997 was based on a change in the reserve methodology employed by management, the increase in non-performing loans, and management's desire to bring the level of the Bank's allowance for loan losses closer to that of its peers. Management believes that the provision for loan losses and the allowance for loan losses are currently reasonable and adequate to cover any potential losses reasonably expected in the existing loan portfolio. While management estimates loan losses using the best available information, no assurance can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control.

    NONINTEREST INCOME. Noninterest income decreased $18,000, or 2.9%, to $601,000 for the nine months ended September 30, 1997 from $619,000 for the nine months ended September 30, 1996. Real estate and insurance commissions and service fees increased $75,000 and $48,000, respectively, for the nine months ended September 30, 1997 and 1996. This increase, however, was offset by a decrease in gain on sale of foreclosed real estate to $8,000 for the nine months ended September 30, 1997 from $111,000 for the comparable period in 1996 as well as a decrease in miscellaneous other income of $38,000 during those same periods.

    NONINTEREST EXPENSE. Noninterest expense decreased by $1.2 million, or 18.3%, to $5.5 million for the nine months ended September 30, 1997 from $6.8 million for the same period in 1996. Federal insurance premiums decreased by $1.8 million directly related to the change in deposit insurance premium rates from 23 cents per $100 of deposits prior to October 1, 1996 to 6.5 cents per $100 of deposits subsequent to that date. Compensation and benefits increased by $271,000, or 10.7%, primarily due to a combination of annual salary increases and the addition of staff during 1997. Other operating expenses, including advertising, marketing, insurance, postage, communications and other office expense increased by $201,000 in the aggregate, or 15.1%. Management continues to emphasize the importance of expense management and control in order to continue to provide expanded banking service to a growing market base. The Bank expects that salary and benefits expense may increase after the Conversion, primarily as a result of the adoption of various employee benefit plans and compensation adjustments contemplated in connection with the Conversion. In this regard, the proposed ESOP, which intends to purchase 8% of the Common Stock issued in the Conversion, including shares issued to the Foundation, and the Stock Program which, if implemented, would purchase an amount of Common Stock equal to 4% of the Common stock issued in the Conversion, including shares issued to the Foundation, will result in increased salary and benefits expense as interest on and amortization of the ESOP loan and amortization of the Stock Program awards will be reflected as compensation expense. See "Management of the Bank--Benefit Plans."

    INCOME TAX EXPENSE. Income tax expense was $1.1 million for the nine months ended September 30, 1997, compared to $702,000 for the nine months ended September 30, 1996. The decrease in the provision for income taxes was primarily the result of a combination of a decrease in the effective income tax rate and an increase in earnings before income tax expense. The effective income tax rate decreased to 34.0% for the nine months ended September 30, 1997 from 36.6% for the comparable period in 1996. Earnings before income tax expense increased by $1.4 million, or 75.2%, to $3.3 million for the nine months ended September 30, 1997 from $1.9 million for the comparable period during 1996.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

    GENERAL. The Bank's net income for the year ended December 31, 1996 decreased $719,000, or 26.0%, to $2.0 million from $2.8 million for the year ended December 31, 1995. The decrease was primarily due to the special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required in the Deposit Insurance Funds Act of 1996 (the "Funds Act"), the FDIC imposed a special assessment of 65.7 cents per $100 of SAIF assessable deposits held as of March 31, 1995, payable on November 27, 1996 (the SAIF Special Assessment). The SAIF Special Assessment was recognized by the Bank in the quarter ended September 30, 1996. The SAIF Special Assessment resulted in an increase in deposit insurance premiums of $1.5 million for the year ended December 31, 1996 ($1.0 million, net of tax). Other noninterest expense also increased by $99,000 in 1996. These decreases were offset, in part, by an increase of $632,000 in net interest income before provision for loan losses and a decrease in income tax expense of $614,000.

    INTEREST INCOME. Interest income increased by $2.0 million, or 9.3%, to $23.4 million for the year ended December 31, 1996 from $21.4 million for the year ended December 31, 1995. The increase was primarily due to the combination of an increase in interest-earning assets and an increase in the average yield. The average yield on the Bank's interest-earning assets increased by 8 basis points to 7.70% for the year ended December 31, 1996 from 7.62% for the year ended December 31, 1995. The average balance of interest-earning assets increased by $22.9 million, or 8.1%, to $304.2 million for the year ended December 31, 1996 from $281.3 million for the year ended December 31, 1995.

    INTEREST EXPENSE. Interest expense increased by $1.4 million, or 12.1%, to $12.5 million for the year ended December 31, 1996 from $11.1 million for the year ended December 31, 1995. This increase was primarily due to the combination of an increase in the average balance of deposits outstanding and an increase in the average rate paid on those deposits. The average rate paid on average interest-bearing liabilities increased to 4.64% for the year ended December 31, 1996 from 4.48% for the year ended December 31, 1995. This increase was primarily attributed to an increase in average rates paid on certificates of deposit, from 5.75% to 5.88%, even though most other categories of deposit accounts experienced rate decreases in average rates paid. An additional factor contributing to the increase in interest expense was the overall increase in total average deposits which increased $11.2 million, or 4.8%, to $244.4 million for the year ended December 31, 1996 from $233.3 million for the year ended December 31, 1995. In addition, the average balance of FHLB-Chicago advances increased by $8.2 million to $19.7 million for the year ended December 31, 1996 from $11.5 million for the year ended December 31, 1995.

    NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $632,000, or 6.2%, to $10.9 million for the year ended December 31, 1996 from $10.3 million for the same period in 1995. The increase was due to a combination of an increase in average interest-earning assets in excess of interest-bearing liabilities of $3.5 million, offset by the effect of a 10 basis point decline in interest rate spread.

    PROVISION FOR LOAN LOSSES. The provision for loan losses decreased by $18,000, or 25.0%, to $54,000 for the year ended December 31, 1996 from $72,000 for the same period in 1995. The ratio of the allowance for loan losses to non-performing loans was 156.6% and 95.6% at December 31, 1996 and 1995, respectively, and the ratio of the allowance for loan losses to total loans remained constant at .34% at such respective dates. Also, there were no charge-offs for the years ended December 31, 1996 and 1995.

    NONINTEREST INCOME. Noninterest income increased $128,000, or 19.0%, to $802,000 for the year ended December 31, 1996 from $674,000 for the year ended December 31, 1995. This increase was primarily due to gains on the sale of foreclosed real estate amounting to $121,000 for the year ended December 31, 1996. This represented a $109,000 increase over 1995.

    NONINTEREST EXPENSE. Noninterest expense increased by $2.1 million, or 33.2%, to $8.5 million for the year ended December 31, 1996 from $6.4 million for the year ended December 31, 1995. Federal deposit insurance premiums increased by $1.5 million as a result of the SAIF Special Assessment of 65.7 cents per $100 of assessable SAIF deposits effective September 30, 1996. Compensation and benefits expense increased $427,000, or 14.3%, to $3.4 million for the year ended December 31, 1996 from $3.0 million for the year ended December 31, 1995. This was primarily attributable to normal salary increases, staff additions and general wage increases for non-officer employees. This increase was initiated at the beginning of 1996 in an attempt to remain competitive and continue to attract qualified employees to serve the Bank's customer base. Collectively, the remaining noninterest expenses increased by $259,000, to $3.1 million for the year ended December 31, 1996 from $2.8 million for the year ended December 31, 1995. Increases in this category were primarily in the areas of data processing, depreciation and occupancy. Data processing expense increased $40,000, or 16.9%, to $276,000 for the year ended December 31, 1996 from $236,000 for the year ended December 31, 1995. This increase was due to service bureau costs associated with increased automation and improvements to the data processing system. Depreciation and repair expense increased $80,000, or 19.0%, to $501,000 for the year ended December 31, 1996 from $421,000 for the year ended December 31, 1995. This increase was due to the Bank's efforts to continue to upgrade computer equipment and branch facilities. Overall occupancy expense increased by $43,000, or 18.6%, to $274,000 for the year ended December 31, 1996 from $231,000 for the year ended December 31, 1995.

    INCOME TAX EXPENSE. Income tax expense decreased $614,000, or 35.1%, to $1.1 million for the year ended December 31, 1996 from $1.7 million for the year ended December 31, 1995, due to a combination of a decrease of earnings before income tax, as well as a decrease in the effective tax rate. Earnings before income taxes decreased by $1.3 million. The effective tax rate was 35.7% for the year ended December 31, 1996 compared to an effective tax rate of 38.7% for 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    GENERAL. Net income decreased $195,000, or 6.6%, to $2.8 million for the year ended December 31, 1995 from $3.0 million for the year ended December 31, 1994. This decrease was due, in part, to a decrease of $147,000 in net interest income before provision for loan losses and an increase of $268,000 in noninterest expense. These changes were offset by an increase in noninterest income of $105,000 and a decrease in income tax expense of $97,000.

    INTEREST INCOME. Interest income increased by $1.9 million, or 9.7%, to $21.4 million for the year ended December 31, 1995 from $19.5 million for the year ended December 31, 1994. The increase primarily resulted from increases in both the yield and the average balance of interest-earning assets. The average yield on the Bank's interest-earning assets increased 26 basis points to 7.62% for the year ended December 31, 1995 from 7.36% for the year ended December 31, 1994. The average balance of interest-earning assets increased by $15.9 million, or 6.0%, to $281.3 million for the year ended December 31, 1995 from $265.4 million for the year ended December 31, 1994, primarily as a result of a $20.4 million increase in average mortgage loans, net.

    INTEREST EXPENSE. Interest expense increased by $2.1 million, or 22.5% to $11.2 million for the year ended December 31, 1995 from $9.1 million for the year ended December 31, 1994. The increase in interest expense was due primarily to a combination of increases in average rate and the average balance of interest-bearing liabilities. The average balance of interest-bearing liabilities increased $9.0 million, or 3.8%, to $244.7 million for the year ended December 31, 1995 from $235.7 million for the year ended December 31, 1994. The average rate paid on average interest-bearing liabilities increased by 70 basis points to 4.56% for the year ended December 31, 1995 from 3.86% for the year ended December 31, 1994.

    NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses decreased by $147,000, or 1.4%, to $10.3 million for the year ended December 31, 1995 from $10.4 million for the year ended December 31, 1994. The decrease was primarily the result of a 44 basis point decrease in interest rate spread to 3.06% for the year ended December 31, 1995 from 3.50% for the year ended December 31, 1994 offset by a net increase of $6.9 million in interest-bearing assets over interest-bearing liabilities to $36.6 million for the year ended December 31, 1995 from $29.7 million for the year ended December 31, 1994.

    PROVISION FOR LOAN LOSSES. The provision for loan losses decreased by $18,000, or 20.0%, to $72,000 for the year ended December 31, 1995 from $90,000 for the year ended December 31, 1994. The ratio of the allowance for loan losses to non-performing loans was 95.6% and 125.6% at December 31, 1995 and 1994, respectively, and the ratio of the allowance for loan losses to total loans was
 .34% for each of such respective dates.

    NONINTEREST INCOME. Noninterest income increased by $105,000, or 18.4%, to $674,000 for the year ended December 31, 1995 from $569,000 for the year ended December 31, 1994. This increase was primarily due to a $91,000 loss on the sale of mutual funds occurring in 1994. The Bank did not incur any similar losses in 1995.

    NONINTEREST EXPENSE. Noninterest expense increased by $268,000, or 4.4%, to $6.4 million for the year ended December 31, 1995 from $6.1 million for the year ended December 31, 1994. This increase was primarily the result of increases in compensation and benefits and depreciation and repairs. Compensation and benefits increased $182,000, or 6.5%, to $3.0 million for the year ended December 31, 1995 from $2.8 million for the year ended December 31, 1994. This increase is primarily attributable to normal salary increases. Depreciation and repair expense also increased by $88,000, or 26.4% to $421,000 for the year ended December 31, 1995 from $333,000 for the year ended December 31, 1994 reflecting the Bank's efforts to continue to upgrade computer equipment and branch facilities.

    INCOME TAX EXPENSE. Income tax expense decreased by $97,000, or 5.3%, to $1.7 million for the year ended December 31, 1995 from $1.8 million for the year ended December 31, 1994. This decrease was primarily due to a $292,000 reduction in earnings before income tax to $4.5 million for the year ended December 31, 1995 from $4.8 million for the year ended December 31, 1994. The effective tax rate was 38.7% for the year ended December 31, 1995 compared to 38.4% for the year ended December 31, 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The Bank's primary sources of funds are savings deposits, proceeds from the principal and interest payments on loans and proceeds from the maturation of securities and, to a lesser extent, borrowings from FHLB-Chicago. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

    The primary investing activities of the Bank are the origination of primarily residential one-to four-family loans and, to a lesser extent, multi-family and commercial real estate, construction and land, commercial and consumer loans and the purchase of mortgage-backed and mortgage-related securities. During the nine months ended September 30, 1997 and the years ended December 31, 1996, and 1995, the Bank's loan originations totalled $47.6 million, $73.5 million and $59.3 million, respectively. Purchases of mortgage-backed securities totalled $2.1 million, and $2.6 million, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. These activities were funded primarily by deposit growth and principal repayments on loans and mortgage-backed securities. The Bank experienced a net increase in total deposits of $10.5 million, $5.0 million, $8.7 million and $163,000 for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, and 1994, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by the local competitors, the Bank and other factors.

    The Bank's most liquid assets are cash and interest-bearing demand accounts. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1997, cash and interest-bearing demand accounts totalled $12.6 million, or 3.9% of total assets. The Bank closely monitors its liquidity position on a daily basis. On a longer-term basis, the Bank maintains a strategy of investing in various lending products as described in greater detail under "Business of the Bank--Lending Activities." In the event the Bank should require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances. See "Business of the Bank--Sources of Funds--Borrowed Funds." At September 30, 1997, the Bank had $24.0 million of outstanding FHLB borrowings.

    Outstanding commitments to originate first mortgage loans totalled $6.3 million at September 30, 1997. Management of the Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from September 30, 1997 totalled $83.6 million. From September 30, 1996 to September 30, 1997, the Bank experienced a 85.2% retention rate of funds maturing from certificates of deposit. It has been and will continue to be a priority of management to retain time deposits. The Bank relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. From time to time, the Bank will also offer competitive special products to its customers to increase retention. Based upon the Bank's experience with deposit retention and current retention strategies, management believes that, although it is not possible to predict future terms and conditions upon renewal, a significant portion of such deposits will remain with the Bank.

    At September 30, 1997, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $31.0 million, or 9.59% of adjusted assets, which is above the required level of $12.9 million, or 4.00%, and risk-based capital of $32.0 million, or 17.73% of adjusted assets, which is above the required level of $14.4 million, or 8.00%. See "Regulatory Capital Compliance."

    During an OTS examination in 1993, it was noted that the Bank was incorrectly calculating certain annual percentage rate disclosures on certain adjustable-rate one-to four-family first mortgage loans. The OTS requested the Bank to make reimbursements to affected customers to adjust for the payments that they had made on these loans and, in certain cases, to reduce the amounts of future payments due on these loans to reflect the disclosed annual percentage rates. The Bank has thus far declined to make the adjustments for the loans originated prior to their 1992 OTS Report of Examination, in accordance with a 1993 United States Court of Appeals decision which would provide a successful defense to the OTS' request. It is reasonably possible that the OTS could seek an administrative or judicial ruling as to whether the Bank's defense is meritorious. The Bank's exposure in this matter is estimated to range from $300,000 to $350,000. As to certain adjustable-rate mortgage loans made subsequent to the Bank's 1992 Report of Examination, the Bank made reimbursements of approximately $60,000 and is reducing total future interest payments on certain affected loans by an original estimate of approximately $200,000, spread over a period of years. This future interest amount may be less if the affected loans are repaid prior to their scheduled repayment term. Cumulative reductions to date have totalled approximately $95,000, including reductions of approximately $13,000, $14,000, $45,000 and $22,000 for the nine months ended September 30, 1997 and 1996 and during 1996 and 1995, respectively.

    The capital injection resulting from the Conversion will significantly increase liquidity and capital resources. A portion of the net proceeds will initially be invested in marketable securities. Over time, the initial level of liquidity will be reduced as net proceeds are utilized for general corporate purposes, including he funding of lending activities and expansion of facilities. See "Use of Proceeds." The Bank's financial condition and the results of operations will be enhanced by the capital injection, resulting in increased net earning assets and net income. However, due to the large increase in equity resulting from the capital injection, return on equity will be adversely impacted immediately following the Conversion.

IMPACT OF INFLATION AND CHANGING PRICES

    The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF ACCOUNTING STANDARDS

    The Bank will be required to account for the ESOP under SOP 93-6. SOP 93-6 measures compensation expense recorded by employers for leveraged ESOPs using the fair value of ESOP shares. Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt as a liability. See "Management of the Bank--Benefit Plans--ESOP."

    In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123" ). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Company to choose either the new fair value based method, or the current accounting prescribed by Accounting Principles Board ("APB") Opinion 25, using the intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in APB Opinion 25. SFAS No. 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS No. 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). SFAS No. 123 also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS No. 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years then beginning after December 15, 1995. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995, however, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected is required for all awards granted in fiscal years beginning after December 31, 1994. The Company expects to account for its stock-based compensation arrangements as prescribed in APB Opinion 25 upon the consummation of the Conversion.

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which supersedes FASB Statements No. 76, "Extinguishments of Debt," and No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse." This statement amends FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and amends and extends to all servicing assets and liabilities, the accounting standards for mortgage servicing rights not set forth in SFAS No. 65, and supersedes SFAS No. 122. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. After a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange.

    SFAS No. 125 further requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values on the date of the transfer. SFAS No. 125 also requires that servicing assets and liabilities be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values. SFAS No. 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them to certain circumstances in which the secured party has taken control of those assets. SFAS No. 125 requires that a liability be derecognized if and only if either (i) the debtor pays the creditor and is relieved of its obligation or the liability of (ii) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.

    SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and was adopted by the Bank on January 1, 1997. Such adoption was not material to the Bank.

    In February 1997, the FASB issued SFAS Statement No. 128, "Earnings per Share" ("SFAS No. 128"). This Statement establishes standards for computing and presenting earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities to issue common stock were exercised or converted into common stock and is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15, "Earnings per Share." Dual presentation of basic and diluted earnings per share are required on the face of the income statement for all public entities with complex capital structures. This Statement supersedes Opinion No. 15, is effective for financial statements issued for periods ending after December 15, 1997 and is not expected to have a material impact on the Company.

    In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") which establishes standards for disclosing information about an entity's capital structure. This Statement continues the previous disclosure requirements found in APB Opinions No. 10, "Omnibus Opinion -1996," and No. 15, "Earnings Per Share," and FASB Statement No. 47, "Disclosure of Long-Term Obligations" and eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15. Additionally, this Statement consolidates capital disclosure requirements for ease of retrieval and greater visibility to nonpublic entities. This Statement is effective for financial statements for periods ending after December 15, 1997 and is not expected to have a material impact on the Company.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). This Statement establishes standards for reporting and displaying comprehensive income and its components within the consolidated financial statements. Comprehensive income is defined in FASB Concepts Statement 6 as the "change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners." The Statement is effective for fiscal years beginning after December 15, 1997 and is not expected to have a material impact on the Company's results of operations.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. This Statement requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement is effective for financial statements for periods beginning after December 15, 1997 and is not expected to have a material impact on the Company.

                            BUSINESS OF THE COMPANY

GENERAL

    The Company was organized in October 1997 at the direction of the Board of Directors of the Bank for the purpose of becoming a holding company to own all of the outstanding capital stock of the Bank. Upon consummation of the Conversion, it is anticipated that the Bank will become a wholly-owned subsidiary of the Company. Upon the consummation of the Conversion, the Company will be a savings and loan holding company regulated by the OTS. See "Regulation and Supervision--Holding Company Regulation."

    The Company is currently not an operating company. Following the Conversion, in addition to directing, planning and coordinating the business activities of the Bank, the Company will initially invest net proceeds it retains primarily in mortgage-backed and mortgage-related securities and other investment-grade marketable securities. In addition, the Company intends to fund the loan to the ESOP to enable the ESOP to subscribe for 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation; however, a third-party lender may be utilized to lend funds to the ESOP. See "Use of Proceeds." In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions and financial services companies. The Bank has recently acquired land in the neighboring community of Huntley upon which the Bank intends to construct a new full-service branch office. It is anticipated that such branch will be completed in late 1998. With the exception of the foregoing branch, there are presently no other agreements, understandings or plans for an expansion of the Company's operations. Initially, the Company will neither own nor lease any property from any third party, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank, who will not be separately provided cash compensation by the Company. The Company may utilize the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                              BUSINESS OF THE BANK

GENERAL

    The Bank is a community-oriented savings institution which was originally organized in 1924 as a federally-chartered mutual savings and loan association. The Bank reorganized in the 1980s to become Elgin Federal Financial Center, a federally-chartered mutual savings association, and again on July 1, 1996 to become Elgin Financial Center, S.B., an Illinois state-chartered mutual savings bank. The Bank's principal business consists of the acceptance of retail deposits from the general public in the areas surrounding its full-service branch offices and the investment of those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate loans, construction and land loans, commercial business loans, home equity loans, and automobile and passbook savings loans. The Bank originates all of its loans for investment. The Bank also invests primarily in government insured or guaranteed mortgage-backed securities and U.S. Government obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Strategy." The Bank's revenues are derived principally from the interest on its mortgage, consumer and commercial business loans and securities and from servicing fees. The Bank's primary sources of funds are retail savings deposits and, to a lesser extent, advances from the FHLB-Chicago.

MARKET AREA

    Headquartered in largely suburban Kane County, Illinois, the Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves. The Bank currently operates four full-service banking facilities in Elgin and two full-service banking facilities in Algonquin and West Dundee, Illinois. The Bank also intends to expand its operations by constructing a new full-service branch facility in Huntley, Illinois which is expected to be operational in late 1998. See "--Lending

Activities--Properties." The Bank's primary lending and deposit gathering area is concentrated around the areas where its full-service banking facilities are located which the Bank generally considers to be its primary market area.

    Elgin is located on U.S. Interstate 90 (the Northwest tollway) in the Fox River Valley approximately 38 miles northwest of downtown Chicago and 25 miles west of O'Hare International Airport. Interstate 90 provides easy access to the City of Chicago and is a major corridor of suburban growth for Chicago. As the Chicago suburbs have expanded into Kane County, western Cook County and southern McHenry County, Elgin has experienced a positive influx of new residents and employers. The economy in the Bank's primary market area has also historically benefitted from the presence of well-known companies such as Motorola, Inc., First Card, Panasonic, Sears, Roebuck & Co., Safety Kleen Corp. and Ameritech Corp. Other employment and economic activity is provided by a variety of wholesale and retail trade, hospitals and a riverboat gambling facility located on the Fox River in Elgin.

COMPETITION

    The Bank faces significant competition both in making loans and in attracting deposits. The State of Illinois has a high density of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than the Bank, all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage banking companies, credit unions, insurance companies and other financial service companies. Its most direct competition for deposits has historically come from savings and loan associations, savings banks, commercial banks and credit unions. The Bank faces additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. Competition may also increase as a result of the lifting of restrictions on the interstate operations of financial institutions. There are approximately 15 financial institutions with operations in Elgin and approximately 30 financial institutions with operations in the Bank's primary market area.

LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Federal Reserve Board ("FRB"), legislative tax policies and governmental budgetary matters.

    The Bank's loan portfolio primarily consists of first mortgage loans secured by one- to four-family residences most of which are located in its primary market area and all of which are located in northern Illinois. At September 30, 1997, the Bank's gross loan portfolio totalled $242.2 million, of which $184.7 million were one- to four-family residential mortgage loans, or 76.3% of total loans. At such date, the remainder of the loan portfolio consisted of $21.3 million of multi-family loans, or 8.8% of total loans; $11.5 million of commercial real estate loans, or 4.7% of total loans; $13.4 million of construction and land loans, or 5.5% of total loans; $3.1 million of commercial loans, or 1.3% of total loans; and $8.2 million of consumer loans, or 3.4% of total loans consisting of $7.1 million of home equity lines of credit, $536,000 of secured and unsecured personal loans and $612,000 of automobile loans. The Bank has not sold loans in recent years and had no mortgage loans held for sale at September 30, 1997 and at each of the five years ended December 31, 1996. At that same date, 58.4% of the Bank's mortgage loans had adjustable interest rates, most of which were indexed to the one year Constant Maturity Treasury ("CMT") Index.

    The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                                         AT DECEMBER 31,
                                     AT SEPTEMBER 30,    -----------------------------------------------------------------------
                                          1997                    1996                    1995                    1994
                                 ----------------------  ----------------------  ----------------------  -----------------------
                                              PERCENT                 PERCENT                 PERCENT                  PERCENT
                                   AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                                                                       (DOLLARS IN THOUSANDS)
Mortgage  loans:
  One- to four- family.......   $  184,732        76.3% $  181,480        75.9% $  165,956        74.5% $  150,429        73.7%
  Multi-family...............       21,318         8.8      22,040         9.2      23,290        10.5      21,083        10.3
  Commercial real estate.....       11,483         4.7       9,953         4.2       9,750         4.4      12,981         6.4
  Construction and land......       13,383         5.5      16,089         6.7      16,253         7.3      15,058         7.4
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------       -----
  Total mortgage loans.......      230,916        95.3     229,562        96.0     215,249        96.7     199,551        97.8
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------       -----
Other loans:
  Home equity loans..........        7,059         2.9       5,759         2.4       4,337         1.9       1,878          .9
  Commercial.................        3,094         1.3       2,764         1.1       1,830          .8       1,449          .7
  Auto loans.................          612          .3         637          .3         658          .3         495          .2
  Loans on savings accounts..          463          .2         393          .2         417          .2         480          .2
  Other......................           73          --         112          --         149          .1         307          .2
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------       -----
    Total other loans........       11,301         4.7       9,665         4.0       7,391         3.3       4,609         2.2
                                 ----------  ----------  ----------  ----------  ----------  ----------  ----------       -----
Total loans receivable.......      242,217       100.0%    239,227       100.0%    222,640       100.0%    204,160       100.0%
                                             ----------              ----------              ----------                  ------
                                             ----------              ----------              ----------                  ------

Less:
  Unearned discounts.........                                   --                     109                      98
  Deferred loan fees.........          557                     741                     840                     837
  Allowance for loan losses..        1,002                     808                     754                     682
                                 ----------             -----------             -----------              ----------
Loans receivable, net........    $ 240,658              $  237,678              $  220,937               $  202,543
                                 ----------             -----------             -----------              ----------
                                 ----------             -----------             -----------              ----------

                                          1993                     1992
                                 -----------------------  -----------------------
                                               PERCENT                  PERCENT
                                   AMOUNT      OF TOTAL      AMOUNT     OF TOTAL
                                 ----------  -----------  ----------  -----------
Mortgage  loans:
  One- to four- family.......    $  133,711        75.7%  $  130,120        77.7%
  Multi-family...............        21,285        12.1       20,105        12.0
  Commercial real estate.....        10,407         5.9        9,132         5.5
  Construction and land......         8,247         4.6        6,588         3.9
                                 ----------  -----------  ----------  -----------
Total mortgage loans.........       173,650        98.3      165,945        99.1
                                 ----------  -----------  ----------  -----------
Other loans:
  Home equity loans..........            --          --          --           --
  Commercial.................         1,958         1.1          584          .3
  Auto loans.................           191          .1          156          .1
  Loans on savings accounts..           457          .3          606          .4
  Other......................           345          .2          242          .1
                                 ----------  -----------  ----------  -----------
    Total other loans........         2,951         1.7        1,588          .9
                                 ----------  -----------  ----------  -----------
Total loans receivable.......       176,601       100.0%     167,533       100.0%
                                             -----------              -----------
                                             -----------              -----------

Less:
  Unearned discounts.........           279                      350
  Deferred loan fees.........         1,113                    1,346
  Allowance for loan losses..           592                      500
                                 ----------               ----------
Loans receivable, net........    $  174,617               $  165,337
                                 ----------               ----------
                                 ----------               ----------

    LOAN ORIGINATIONS. The Bank's mortgage lending activities are conducted primarily by its loan personnel operating at its six branch offices. All loans originated by the Bank are underwritten by the Bank pursuant to the Bank's policies and procedures. The Bank originates both adjustable-rate and fixed-rate mortgage loans, commercial loans and consumer loans. The Bank's ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. It is the general policy of the Bank to retain all loans originated in its portfolio.

    During the nine months ended September 30, 1997 and the years ended December 31, 1996 and December 31, 1995, the Bank originated $18.8 million, $21.0 million and $17.0 million of fixed-rate one- to four-family residential mortgage loans, respectively, and during the nine months ended September 30, 1997 and for the years ended December 31, 1996 and December 31, 1995, the Bank originated $11.6 million, $24.0 million and $21.3 million of adjustable-rate one- to four-family residential mortgage loans, respectively, all of which were retained by the Bank. Based upon the Bank's investment needs and market opportunities, the Bank participates in loans, primarily multi-family real estate mortgage loans, secured by property located in southern Wisconsin and, to a lesser extent, in Minnesota, and had $12.0 million of purchased loan participation interests at September 30, 1997. See "--Multi-Family and Commercial Real Estate Lending."

    The following tables set forth the Bank's loan originations, purchases and principal repayments for the periods indicated. All loans originated by the Bank are held for investment. The Bank sold no loans during these periods.

                                             FOR THE NINE
                                             MONTHS ENDED               FOR THE
                                             SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                          ------------------  ----------------------------
                                            1997      1996      1996      1995      1994
                                          --------  --------  --------  --------  --------
                                                           (IN THOUSANDS)
Gross loans (1):
Balance outstanding at beginning of
  period................................  $239,227  $222,640  $222,640  $204,160  $176,601
                                          --------  --------  --------  --------  --------

  Loans originated (2):
    One-to four-family..................    30,399    37,702    44,954    38,317    43,247
    Multi-family........................        --     1,341     1,341       246     3,337
    Commercial real estate..............       450       667     1,158       145     2,780
    Construction and land...............     9,509    12,827    16,458    12,348    21,236
    Home equity.........................     3,208     4,297     5,274     4,674     4,100
    Commercial business.................     3,306     2,503     3,381     2,351       801
    Auto loans..........................       325       220       346       545       573
    Loans on savings accounts...........       372       280       472       386       394
    Other...............................        61        75        96       323       814
                                          --------  --------  --------  --------  --------
    Total loans originated..............    47,630    59,912    73,480    59,335    77,282
  Loans purchased.......................       239     1,168     1,168     2,399     5,191
                                          --------  --------  --------  --------  --------
    Total loans originated and
      purchased.........................    47,869    61,080    74,648    61,734    82,473
                                          --------  --------  --------  --------  --------
Less:
  Principal repayments..................   (47,976)  (44,519)  (58,101)  (43,960)  (49,716)
  Transfers to real estate owned........      (120)       --       (66)     (115)      (12)
  Change in loans in process............     3,217      (941)      106       821    (5,186)
                                          --------  --------  --------  --------  --------
  Total loans receivable at end of
    period..............................  $242,217  $238,260  $239,227  $222,640  $204,160
                                          --------  --------  --------  --------  --------
                                          --------  --------  --------  --------  --------

------------------------
(1) Gross loans exclude unearned discounts, deferred loan fees and the allowance for loan losses.
(2) Amounts for each period include loans in process at period end.

    LOAN MATURITY AND REPRICING. The following table shows the contractual maturity of the Bank's loan portfolio at September 30, 1997. The table does not include prepayments or scheduled principal amortization. Prepayments and scheduled principal amortization on mortgage loans totalled $47.7 million, $45.1 million, $58.6 million, $43.9 million, and $48.7 million for the nine months ended September 30, 1997 and September 30, 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively. All loans originated by the Bank are held for investment.

                                                                     AT SEPTEMBER 30, 1997
                           --------------------------------------------------------------------------------------------------------
                            ONE-TO                                                                      LOANS ON           TOTAL
                            FOUR-    MULTI-   COMMERCIAL    CONSTRUCTION    HOME   COMMERCIAL   AUTO    SAVINGS            LOANS
                            FAMILY   FAMILY   REAL ESTATE     AND LAND     EQUITY   BUSINESS    LOANS   ACCOUNTS  OTHER  RECEIVABLE
                           --------  -------  -----------   ------------   ------  ----------   -----   --------  -----  ----------
                                                                        (IN THOUSANDS)
Amounts due:
  Within one year........  $    355  $    21    $    43       $ 4,368      $   59    $1,798     $ 49      $216     $14    $   6,923
                           --------  -------  -----------   ------------   ------  ----------   -----   --------  -----  ----------
  After one year:
    More than one year to
      three years........       285       --      1,327         6,834       2,938       239      352       247      27       12,249
    More than three years
      to five years......     1,785      122        389             5       3,445       689      211                32        6,678
    More than five years
      to 10 years........    10,622    1,714      2,658           397          63       341       --        --      --       15,795
    More than 10 years to
      20 years...........    46,218    6,080      4,534         1,730         554        27       --        --      --       59,143
    More than 20 years...   125,467   13,381      2,532            49          --        --       --        --      --      141,429
                           --------  -------  -----------   ------------   ------  ----------   -----   --------  -----  ----------
    Total due after
      September 30,
      1998...............   184,377   21,297     11,440         9,015       7,000     1,296      563       247      59      235,294
                           --------  -------  -----------   ------------   ------  ----------   -----   --------  -----  ----------
    Total amount due
      (gross)............  $184,732  $21,318    $11,483       $13,303      $7,059    $3,094     $612      $463     $73    $ 242,217
                           --------  -------  -----------   ------------   ------  ----------   -----   --------  -----  ----------
                           --------  -------  -----------   ------------   ------  ----------   -----   --------  -----  ----------
Less:
    Deferred loan fees,
      net..............................................................................................................        557
    Allowance for loan
      losses...........................................................................................................      1,002
                                                                                                                         ----------
Total loans, net.......................................................................................................   $ 240,658
                                                                                                                         ----------
                                                                                                                         ----------

    The following table sets forth at September 30, 1997, the dollar amount of gross loans receivable contractually due after September 30, 1998, and whether such loans have fixed interest rates or adjustable interest rates.

                                                DUE AFTER SEPTEMBER 30, 1998
                                               ------------------------------
                                                FIXED   ADJUSTABLE    TOTAL
                                               -------  ----------   --------
                                                      (IN THOUSANDS)
Mortgage loans:
  One- to four-family........................  $77,976   $ 106,401   $184,377
  Multi-family...............................    2,120      19,177     21,297
  Commercial real estate.....................    5,178       6,262     11,440
  Construction and land......................    7,165       1,850      9,015
                                               -------  ----------   --------
    Total mortgage loans.....................   92,439     133,690    226,129
  Home equity................................       --       7,000      7,000
  Commercial loans...........................    1,001         295      1,296
  Auto loans.................................      563          --        563
  Loans on savings accounts..................      247          --        247
  Other......................................       59          --         59
                                               -------  ----------   --------
    Total loans..............................  $94,309   $ 140,985   $235,294
                                               -------  ----------   --------
                                               -------  ----------   --------

    ONE- TO FOUR-FAMILY LENDING. The Bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities up to 30 years secured by one- to four-family residences substantially all of which are located in the Bank's primary market area. One- to four-family mortgage loan originations are generally obtained from the Bank's in-house loan representatives, from existing or past customers, through advertising, and through referrals from local builders, real estate brokers and attorneys. At September 30, 1997, the Bank's one- to four-family mortgage loans totalled $184.7 million, or 76.3%, of total loans. Of the one- to four-family mortgage loans outstanding at that date, 42.3% were fixed-rate mortgage loans and 57.7% were ARM loans.

    The Bank currently offers fixed-rate mortgage loans with terms from ten to 30 years. These loans have generally been priced at or slightly above current market rates for such loans. In order to increase its volume of originations, the Bank has recently revised its pricing strategies to price its fixed-rate mortgage loans more competitively and to eliminate the additional 50 basis points charged on loans with loan-to-value ("LTV") ratios between 80.0%--89.9%. See "Risk Factors--Sensitivity to Increases in Interest Rates." Management believes that the Bank may charge slightly above market rates of interest due to its competitive advantage of generally not charging finance fees, credit fees or appraisal fees associated with such loans. The Bank currently offers a number of ARM loans with terms of up to 30 years and interest rates which adjust every one, two or three years from the outset of the loan or which adjust annually after a three, five or seven year initial fixed period. The interest rates for the Bank's ARM loans are indexed to the one year CMT Index. The Bank originates ARM loans with initially discounted rates, often known as "teaser rates." The Bank's ARM loans generally provide for periodic (not more than 2%) and overall (not more than 7%) caps on the increase or decrease in the interest rate at any adjustment date and over the life of the loan. However, interest rates on the Bank's ARM loans may never adjust to be less than the initial rate of interest charged on any such loan.

    The origination of adjustable-rate residential mortgage loans, as opposed to fixed-rate residential mortgage loans, helps reduce the Bank's exposure to increases in interest rates. However, adjustable-rate loans generally pose credit risks not inherent in fixed-rate loans, primarily because as interest rates rise, the underlying payments of the borrower rise, thereby increasing the potential for default. Periodic and lifetime caps on interest rate increases help to reduce the risks associated with adjustable-rate loans but also limit the interest rate sensitivity of such loans.

    The Bank originates all mortgage loans for its own portfolio. Generally, the Bank originates one- to four-family residential mortgage loans in amounts up to 95% of the appraised value or selling price of the property securing the loan. Private mortgage insurance ("PMI") may be required for loans with a LTV ratio of greater than 80% with the exception of certain loans in the Bank's "First-Time Home Buyer" and "American Dream Loan" programs, which allow for a 95% LTV ratio but do not require PMI. Mortgage loans originated by the Bank generally include due-on-sale clauses which provide the Bank with the contractual right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the yields on the Bank's fixed-rate mortgage loan portfolio and the Bank has generally exercised its rights under these clauses. The Bank requires fire, casualty, title and, in certain cases, flood insurance on all properties securing real estate loans made by the Bank.

    In an effort to provide financing for first-time and moderate income home buyers, the Bank offers its own First-Time Home Buyer and American Dream Loan programs. These programs offer single-family residential mortgage loans to qualified individuals. These loans are offered with adjustable- and fixed-rates of interest and terms of up to 30 years. Such loans must be secured by a single family owner-occupied unit. These loans are originated using the same underwriting guidelines as are the Bank's other one- to four-family mortgage loans. Such loans are originated in amounts up to 95% of the lower of the property's appraised value or the sale price. Private mortgage insurance is not required on such loans.

    MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. The Bank originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities located in the Bank's primary market area. The Bank's multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts up to 75% of the appraised value of the property, subject to the Bank's current loans-to-one-borrower limit, which at September 30, 1997 was $6.3 million. The Bank's multi-family and commercial real estate loans may be made with terms up to 20 years and are offered with interest rates that adjust periodically. In reaching its decision on whether to make a multi-family or commercial real estate loan, the Bank considers the net operating income of the property, the borrower's expertise, credit history and profitability and the value of the underlying property. The Bank has generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.00x. Environmental impact surveys are generally required for all commercial real estate loans. Generally, all multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals. On an exception basis, the Bank may not require a personal guarantee on such loans depending on the creditworthiness of the borrower and the amount of the downpayment and other mitigating circumstances. The Bank's multi-family real estate loan portfolio at September 30, 1997 was $21.3 million, or 8.8% of total loans, and the Bank's commercial real estate loan portfolio at such date was $11.5 million, or 4.7% of total loans. The largest multi-family or commercial real estate loan in the Bank's portfolio (excluding loan participation interests) at September 30, 1997 was a performing $1.8 million commercial real estate loan secured by a strip shopping center located in South Elgin, Illinois.

    The Bank also purchases up to 90% participation interests in multi-family loans secured by real estate, most of which is located outside of the Bank's primary market area in southern Wisconsin and Minnesota. When determining whether to participate in such loans, the Bank will underwrite its participation interest according to its own underwriting standards. The Bank will generally hedge against participating in problematic loans by participating in those loans which have been in existence for one to two years and, accordingly, possess a positive payment history. At September 30, 1997, the Bank had $8.5 million in multi-family real estate loan participation interests, or 40.0% of multi-family loans and 3.5% of total loans.

    Loans secured by multi-family and commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting standards. See "Risk Factors--Increased Lending Risks Associated with Commercial Real Estate, Multi-Family Real Estate, Construction and Land and Commercial Business Lending."

    CONSTRUCTION AND LAND LENDING. The Bank originates fixed-rate construction loans for the development of residential property primarily located in the Bank's market area. Construction loans are offered primarily to experienced local developers operating in the Bank's primary market area and, to a lesser extent, to individuals for the construction of their residence. The majority of the Bank's construction loans are originated primarily to finance the construction of one- to four-family, owner-occupied residential real estate and, to a lesser extent, multi-family real estate properties located in the Bank's primary market area. Construction loans are generally offered with terms up to 12 months and may be made in amounts up to 80% of the appraised value of the property, as improved. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspections by the Bank's lending officers warrant.

    The Bank also originates fixed-rate land loans to local developers for the purpose of developing the land for sale. Such loans are secured by a lien on the property, are limited to 75% of the appraised value of the secured property and have terms of up to three years. The principal of the loan is reduced as lots are sold and released. The Bank's land loans are generally secured by properties located in its primary market area. Generally, if the borrower is a corporation, partnership or other business entity, personal guarantees by the principals are required.

    At September 30, 1997, the Bank's largest construction or land loan was a performing loan with a $2.5 million carrying balance secured by land for the development of single-family residences located in Elgin. At September 30, 1997, the Bank had $13.4 million of construction and land loans which amounted to 5.5% of the Bank's total loans.

    Construction and land financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost (including interest) of construction and other assumptions, including the estimated time to sell residential properties. If the estimate of value proves to be inaccurate, the Bank may be confronted with a project, when completed, having a value which is insufficient to assure full repayment. See "Risk Factors--Increased Lending Risks Associated with Commercial Real Estate, Multi-Family Real Estate, Construction and Land and Commercial Business Lending."

    COMMERCIAL BUSINESS LENDING. The Bank also originates commercial business loans in the forms of term loans and lines of credit to small- and medium-sized businesses operating in the Bank's primary market area. Such loans are generally secured by equipment, leases, inventory, accounts receivable and marketable securities; however, the Bank also makes unsecured commercial business loans. The maximum amount of a commercial business loan is limited by the Bank's loans-to-one-borrower limit which, at September 30, 1997, was $6.3 million. Depending on the collateral used to secure the loans, commercial loans are made in amounts up to 80% of the value of the property securing the loan. Term loans are generally offered with fixed rates of interest and terms of up to five years. All term loans fully amortize during the term of such loan. Business lines of credit have adjustable rates of interest and terms of up to one year. Business lines of credit adjust on a daily basis and are indexed to the prime rate as published in The Wall Street Journal. The Bank also issues both secured and unsecured letters of credit to business customers of the Bank. Acceptable collateral includes an assigned deposit account with the Bank, real estate or marketable securities. Letters of credit have a maximum term of 36 months.

    In making commercial business loans, the Bank considers primarily the financial resources of the borrower, the borrower's ability to repay the loan out of net operating income, the Bank's lending history with the borrower and the value of the collateral. Generally, if the borrower is a corporation, partnership or other business entity, personal guarantees by the principals are required. However, personal guarantees may not be required on such loans depending on the creditworthiness of the borrower and other mitigating circumstances. The Bank's largest commercial loan at September 30, 1997 was $237,000. At such date, the Bank had $948,000 of unadvanced commercial lines of credit. At September 30, 1997, the Bank had $3.1 million of commercial loans which amounted to 1.3% of the Bank's total loans. In an effort to increase its emphasis on commercial business loans, the Bank has recently hired two experienced commercial loan originators with the primary responsibility of increasing commercial business loan volume.

    Unlike mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. See "Risk Factors--Increased Lending Risks Associated with Commercial Real Estate, Multi-Family Real Estate, Construction and Land and Commercial Business Lending."

    CONSUMER LENDING. Consumer loans at September 30, 1997 amounted to $8.2 million, or 3.4% of the Bank's total loans, and consisted primarily of home equity lines of credit and, to a significantly lesser extent, secured and unsecured personal loans and new and used automobile loans. Such loans are generally originated in the Bank's primary market area and generally are secured by real estate, deposit accounts, personal property and automobiles.

    Substantially all of the Bank's home equity lines of credit are secured by second mortgages on owner-occupied single-family residences located in the Bank's primary market area. At September 30, 1997, these loans totalled $7.1 million, or 2.9% of the Bank's total loans and 86.0% of consumer loans. Home equity lines of credit generally have adjustable-rates of interest which adjust on a monthly basis. The adjustable-rate of interest charged on such loans is indexed to the prime rate as reported in The Wall Street Journal. Home equity lines of credit generally have an 18% lifetime limit on interest rates. Generally, the maximum combined LTV ratio on home equity lines of credit is 89.9% if the Bank holds the first mortgage lien on the property and 80% if the Bank does not hold the first mortgage lien. The underwriting standards employed by the Bank for home equity lines of credit include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment and, additionally, from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration.

    The Bank also originates other types of consumer loans consisting of secured and unsecured personal loans and new and used automobile loans. Secured personal loans are generally secured by deposit accounts. Unsecured personal loans generally have a maximum borrowing limitation of $25,000 and generally require a debt ratio of 38%. Automobile loans have a maximum borrowing limitation of 80% of the sale price of the automobile, except that existing customers of the Bank who meet certain underwriting criteria may borrow up to 100% of the sale price of the automobile. At September 30, 1997, personal loans (both secured and unsecured) totalled $536,000, or 0.2% of the Bank's total loans and 6.5% of consumer loans; and automobile loans totalled $612,000, or 0.3% of total loans and 7.5% of consumer loans.

    With respect to automobile loans, full-time employees of the Bank, other than executive officers and directors, who satisfy certain lending criteria and the general underwriting standards of the Bank receive an interest rate 1% less than that which is offered to the general public; provided, however, that the discounted interest rate is at no time less than 75 basis points above the Bank's overall cost of funds, rounded to the highest quarter percentage point.

    Loan secured by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than one- to four-family residential mortgage loans. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections on these loans are dependent on the borrower's continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default.

    LOANS-TO-ONE BORROWER LIMITATIONS. The Illinois Savings Bank Act imposes limitations on the aggregate amount of loans that an Illinois chartered savings bank can make to any one borrower. Under the Illinois Savings Bank Act the permissible amount of loans-to-one borrower is the greater of $500,000 (for a savings bank meeting its minimum capital requirements) or 20% of a savings bank's total capital plus general loan loss reserves. In addition, a savings bank may make loans in an amount equal to an additional 10% of the savings bank's capital plus general loan loss reserves if the loans are 100% secured by readily marketable collateral. Under Illinois law, a savings bank's capital consists of capital stock and noncumulative perpetual preferred stock, related paid-in capital, retained earnings and other forms of capital deemed to be qualifying capital by the FDIC. Illinois law also permits an institution with capital in excess of 6% of assets to request permission of the Commissioner to lend up to 30% of the institution's total capital and general loan loss reserves to one borrower for the development of residential housing properties within Illinois. The Bank has received the approval of the Commissioner to utilize the 30% limitation with respect to three current borrowers. At September 30, 1997, the Bank's ordinary limit on loans-to-one borrower under the Illinois Savings Bank Act was $6.3 million. The 30% limitation equaled $9.5 million at that date. At September 30, 1997, the Bank's five largest groups of loans-to-one borrower ranged from $3.0 million to $4.9 million, with the largest single loan in such groups being a $2.5 million loan secured by land for the development of single-family residences, located in Elgin. At September 30, 1997, there were no loans exceeding the 20% limitation. A substantial portion of each large group of loans is secured by real estate. At September 30, 1997, all of such loans were performing in accordance with their terms.

    LOAN APPROVAL PROCEDURES AND AUTHORITY. The Board of Directors establishes the lending policies and loan approval limits of the Bank. The Board of Directors has established the Loan Committee (the "Committee") of the

Board which considers and approves all loans within its designated authority as established by the Board. In addition, the Board of Directors has authorized certain officers of the Bank (the "designated officers") to consider and approve all loans within their designated authority as established by the Board.

    The Board of Directors has authorized the following persons and groups of persons to approve loans up to the amounts indicated: one- to four-family mortgage loans up to $150,000 and home equity lines of credit ("HELOC") up to $50,000 may be approved by any of the designated officers; one- to four-family mortgage loans in excess of $150,000 and up to $250,000 and HELOCs in excess of $50,000 and up to $100,000 may be approved by two of the designated officers; one- to four-family mortgage loans in excess of $250,000 and up to $500,000 and HELOCs in excess of $100,000 must be approved by the Committee; and one- to four-family mortgage loans in excess of $500,000 must be approved by the Board of Directors. Multi-family real estate loans secured by five to 16 units and having less than a 50% LTV may be approved by two of the designated officers; any multi-family real estate loan with a LTV greater than 50% must be approved by the Committee; and all other multi-family real estate loans, including purchasing a participation interest from another lender, must be approved by either the Committee or the Board of Directors. All commercial real estate loans must be approved by either the Committee or the Board of Directors.

    Construction loans in amounts up to $150,000 may be approved by any of the designated officers; construction loans in excess of $150,000 and up to $250,000 and loans on building lots up to $50,000 may be approved by two of the designated officers; construction loans in excess of $250,000 and up to $500,000 and loans of building lots in excess of $50,000 must be approved by the Committee; all construction loans in excess of $500,000 and all vacant land loans must be approved by either the Committee or the Board of Directors.

    Commercial loans in amounts up to $10,000 may be approved by any of the designated officers; commercial loans in excess of $10,000 and up to $25,000 may be approved by two of the designated officers; commercial loans in excess of $25,000 and up to $500,000 require the approval of the Committee; and commercial loans in excess of $500,000 require the approval of the Board of Directors.

    With respect to consumer loans (except for the Bank's HELOCs), unsecured loans in amounts up to $10,000 and automobile loans up to $30,000 may be approved by any of the designated officers; unsecured loans in excess of $10,000 and up to $25,000 and secured loans in amounts up to $25,000 may be approved by two of the designated officers; unsecured loans in excess of $25,000, automobile loans in excess of $30,000 and secured loans in excess of $25,000 and up to $250,000 must be approved by the Committee; and secured loans in excess of $250,000 as well as any loan secured by a leasehold interest must be approved by the Board of Directors.

    UNDERWRITING. With respect to all loans originated by the Bank, it is the general policy of the Bank to retain all such loans in its portfolio. The Bank does not have a policy of underwriting its loans in conformance with FNMA or FHLMC guidelines. Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency. If necessary, additional financial information may be required. An appraisal of real estate intended to secure a proposed loan generally is required to be performed by the Bank's "in-house" appraisers or outside appraisers approved by the Bank. For proposed mortgage loans, the Board annually approves independent appraisers used by the Bank and approves the Bank's appraisal policy. The Bank's policy is to obtain title and hazard insurance on all mortgage loans and flood insurance when necessary and the Bank may require borrowers to make payments to a mortgage escrow account for the payment of property taxes.

    In an effort to increase its volume of one- to four-family loan originations, the Bank recently adopted certain changes to its underwriting standards and loan pricing strategies which may expose it to increased interest rate risk. Based upon the Bank's review of its existing underwriting standards, its minimal charge-off experience and the gain on the sale of foreclosed real estate experienced in recent periods, management recently determined to increase its debt to equity ratios required on one- to four-family mortgage loans. At September 30, 1997, the Bank's ratio of nonperforming loans to total loans was
 .86%, and its ratio of nonperforming assets to total assets was .68%. The Bank had $120,000 of real estate owned as of September 30, 1997, and had $67,000 of real estate owned at

December 31, 1996. There were no charge-offs from 1993 through 1996. During 1997, charge-offs amounted to $36,000. See "--Delinquent Loans, Classified Assets and Real Estate Owned."

    Previously, the Bank's one- to four-family lending policy permitted the investment in mortgage loans where the borrower's monthly mortgage and prorated real estate tax payments were less than 28% of the borrower's gross income, and where the borrower's total monthly obligations did not exceed 38% of the borrower's gross income. Under the Bank's revised policy and in order to qualify more borrowers, the Bank will invest in loans with the threshold ratios of 32% and 43%, respectively. It is also the general practice of the Bank not to require private mortgage insurance, although the Bank retains the right to require such insurance on any loan with a loan to value ratio in excess of 89.9%, with the exception of its "First-Time Home Buyer" and "American Dream Loan" programs. In addition, the Bank had historically priced its one- to four-family loans with loan to value ratios of between 80.0% and 89.9% at 50 basis points higher than loans with loan to value ratios of less than 80.0%, again in an effort to control the origination of such loans. The Bank has recently eliminated the price differential between loans with loan to value ratios of less than 80.0% and between 80.0% and 89.90% as a means of attracting more borrowers. The Bank believes that its underwriting standards, as revised, are sufficient to allow it to adequately assess the creditworthiness of prospective borrowers. There can be no assurances, however, that increasing the permissible debt coverage ratios and loan-to-value ratios permitted for borrowers will not result in the Bank experiencing increased delinquencies and defaults on loans. Further, although the Bank has no current plans to sell loans, it may do so in the future if management deems it prudent to do so. For a further discussion concerning the Bank's one- to four-family lending practices and policies, see "--One- to Four-Family Lending."

DELINQUENT LOANS, CLASSIFIED ASSETS AND REAL ESTATE OWNED

    DELINQUENCIES, CLASSIFIED ASSETS AND REAL ESTATE OWNED. Reports listing all delinquent accounts are generated and reviewed by management on a monthly basis and the Board of Directors performs a monthly review of all loans or lending relationships delinquent 45 days or more. The procedures taken by the Bank with respect to delinquencies vary depending on the nature of the loan, period and cause of delinquency and whether the borrower is habitually delinquent. When a borrower fails to make a required payment on a loan, the Bank takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Bank generally sends the borrower a written notice of non-payment after the loan is first past due. The Bank's guidelines provide that telephone, written correspondence and/ or face-to-face contact will be attempted to ascertain the reasons for delinquency and the prospects of repayment. When contact is made with the borrower at any time prior to foreclosure, the Bank will attempt to obtain full payment, offer to work out a repayment schedule with the borrower to avoid foreclosure or, in some instances, accept a deed in lieu of foreclosure. In the event payment is not then received or the loan not otherwise satisfied, additional letters and telephone calls generally are made. If the loan is still not brought current or satisfied and it becomes necessary for the Bank to take legal action, which typically occurs after a loan is 90 days or more delinquent, the Bank will commence foreclosure proceedings against any real property that secured the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure and, if purchased by the Bank, becomes real estate owned.

    Federal regulations and the Bank's internal policies require that the Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all of the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and of such little value that their continuance as assets, without the establishment of a specific loss reserve, is not warranted. Assets which do not currently expose the Bank to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

    When the Bank classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish an allowance for possible loan losses in an amount deemed prudent by management unless the loss of principal appears to be remote. When the Bank classifies one or more assets, or portions thereof, as Loss, it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified or to charge off such amount.

    The Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and Commissioner, which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, recently adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While the Bank believes that it has established an adequate allowance for possible loan losses, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to materially increase at that time its allowance for possible loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Although management believes that adequate specific and general loan loss allowances have been established, future provisions are dependent upon future events such as loan growth and portfolio diversification and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

    The Bank reviews and classifies its assets on a quarterly basis and the Board of Directors reviews the results of the reports on a quarterly basis. The Bank classifies its assets in accordance with the management guidelines described above. At September 30, 1997, the Bank had $2.3 million, or 0.70%, of assets designated as Substandard, consisting of one mortgage loan secured by a 32-unit multi-family apartment building (as further described below), ten mortgage loans secured by single-family owner-occupied residences, two mortgage loans secured by two-family residences and two consumer loans; no loans classified as Doubtful; and $36,000 of assets classified as Loss consisting of one unsecured consumer loan. At September 30, 1997, the Bank had $1.2 million, or 0.38%, of assets designated as Special Mention, consisting of five construction loans all to the same builder/borrower which loans are secured by real estate for the development of single-family town homes. At September 30, 1997, these classified assets totalled $3.5 million, representing 1.5% of loans receivable.

    At September 30, 1997, the Bank had only one loan with a balance of $500,000 or more which had been adversely classified or identified as a problem loan. In 1994, the Bank made a $1.2 million first mortgage loan secured by a 32-unit multi-family apartment building located in Elgin. As of September 30, 1997 the outstanding carrying balance of this loan was $1.2 million. Vacancy rates have negatively impacted the property's cash flow and, accordingly, have affected the borrower's ability to pay real estate taxes. In August 1997, the Bank paid the municipal real estate taxes for the property and classified the entire $1.2 million principal balance of the loan as substandard and non-performing. However, as the borrower is current with respect to principal and interest payments, the Bank continues to accrue interest. Based on an internal Bank appraisal performed in October 1997, the property was valued at $1.5 million.

    The following tables set forth delinquencies in the Bank's loan portfolio past due 60 days or more:

                                          AT SEPTEMBER 30, 1997                              AT DECEMBER 31, 1996
                             ---------------------------------------------  -----------------------------------------------------
                                  60-89 DAYS            90 DAYS OR MORE               60-89 DAYS             90 DAYS OR MORE
                             ----------------------  ----------------------  --------------------------  ------------------------
                              NUMBER     PRINCIPAL    NUMBER      PRINCIPAL      NUMBER       PRINCIPAL    NUMBER       PRINCIPAL
                                OF        BALANCE       OF         BALANCE         OF          BALANCE       OF          BALANCE
                               LOANS     OF LOANS      LOANS      OF LOANS        LOANS       OF LOANS      LOANS       OF LOANS
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
One- to four-family.........        6    $     542          10   $     878             6     $     589           6     $     428
Multi-family................       --           --           1       1,151            --            --          --            --
Commercial real estate......       --           --          --          --             1           159          --            --
Construction and land.......       --           --          --          --            --            --          --            --
Home equity.................        2           57           1          10            --            --          --            --
Commercial business.........        1           51           1          36             1            46           2            22
Auto loans..................       --           --          --          --             1             1          --            --
Loans on savings accounts...       --           --          --          --            --            --          --            --
Other.......................       --           --          --          --            --            --           3            66
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
  Total.....................        9    $     650          13   $   2,075             9     $     795          11     $     516
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
Delinquent loans to total
  loans (1).................                  .27%                    .86%                        .33%                       .22%
                                        -----------              ----------                 -----------               -----------
                                        -----------              ----------                 -----------               -----------


                                          AT DECEMBER 31, 1995                              AT DECEMBER 31, 1994
                             ---------------------------------------------  -----------------------------------------------------
                                  60-89 DAYS            90 DAYS OR MORE               60-89 DAYS             90 DAYS OR MORE
                             ----------------------  ----------------------  --------------------------  ------------------------
                              NUMBER     PRINCIPAL    NUMBER      PRINCIPAL      NUMBER       PRINCIPAL    NUMBER       PRINCIPAL
                                OF        BALANCE       OF         BALANCE         OF          BALANCE       OF          BALANCE
                               LOANS     OF LOANS      LOANS      OF LOANS        LOANS       OF LOANS      LOANS       OF LOANS
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
One- to four-family.........     3      $   243           9      $   787             7       $   531            7      $    440
Multi-family................     1           51          --           --            --            --           --            --
Commercial real estate......    --           --          --           --            --            --            1            88
Construction and land.......    --           --          --           --            --            --            2            15
Home equity.................    --           --          --           --            --            --           --            --
Commercial business.........    --           --          --           --            --            --           --            --
Auto loans..................    --           --           1            2             1             7           --            --
Loans on savings accounts...    --           --          --           --            --            --           --            --
Other.......................    --           --          --           --            --            --           --            --
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
  Total.....................     4      $   294          10      $   789             8       $   538           10     $     543
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
                             ---------  -----------  ----------  ----------  -------------  -----------  -----------  -----------
Delinquent loans to
  total loans (1)...........                .13%                     .36%                        .27%                       .27%
                                        -----------              ----------                 -----------               -----------
                                        -----------              ----------                 -----------               -----------


------------------------
(1) Total loans represent gross loans receivable less deferred loan fees and unearned discounts.

    NONPERFORMING ASSETS. The following table sets forth information regarding nonperforming loans and REO. At September 30, 1997, the Bank had $120,000 of REO in its portfolio. It is the general policy of the Bank to cease accruing interest on loans 90 days or more past due and to fully reserve for all previously accrued interest. For the nine months ended September 30, 1997 and September 30, 1996 and for each of the five years ended December 31, 1996, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $17,000, $30,000, $35,000, $60,000, $46,000, $27,000, and $93,000, respectively.

                                AT SEPTEMBER 30,                  AT DECEMBER 31,
                                ----------------    ---------------------------------------------
                                 1997      1996      1996      1995      1994      1993      1992
                                 ----      ----      ----      ----      ----      ----      ----
                                               (DOLLARS IN THOUSANDS)

Nonperforming loans:
Mortgage loans:
  One- to four-family......... $  878    $  781    $  428    $  787    $  440    $  266    $  155
  Multi-family................  1,151        --        --        --        --        --        --
  Commercial real estate......     --        --        --        --        88        --        --
  Construction and land.......     --        --        --        --        15       818        --
                               ------    ------    ------    ------    ------    ------    ------
    Total mortgage loans......  2,029       781       428       787       543     1,084       155
                               ------    ------    ------    ------    ------    ------    ------
Other loans:
  Home equity.................     10        --        --        --        --        --        --
  Commercial business loans...     36        --        22        --        --        --        --
  Auto loans..................     --        --        --         2        --        --        --
  Other.......................     --        --        66        --        --         4        --
                               ------    ------    ------    ------    ------    ------    ------
    Total other loans.........     46        --        88         2        --         4        --
                               ------    ------    ------    ------    ------    ------    ------
    Total nonperforming
    loans.....................  2,075       781       516       789       543     1,088       155
                               ------    ------    ------    ------    ------    ------    ------
Real estate owned, net (1)....    120        --        67       477       581       770     1,125
                               ------    ------    ------    ------    ------    ------    ------
  Total nonperforming
  assets...................... $2,195    $  781    $  583    $1,266    $1,124    $1,858    $1,280
                               ------    ------    ------    ------    ------    ------    ------
                               ------    ------    ------    ------    ------    ------    ------
Nonperforming loans as a
  percent of loans (2)........    .86%      .33%      .22%      .36%      .27%      .62%      .09%
Nonperforming assets as a
  percent of total assets
  (3).........................    .68%      .25%      .19%      .43%      .41%      .70%      .51%

------------------------

(1) REO balances are shown net of related loss allowances.

(2) Loans receivable, net, excluding the allowance for loan losses.

(3) Nonperforming assets consist of nonperforming loans and REO.

    Nonperforming loans totalled $2.1 million as of September 30, 1997, and included ten one- to four-family loans, with an aggregate balance of $878,000, one multi-family loan with a balance of $1.2 million and $46,000 in consumer loans.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is maintained through provisions for loan losses based on management's on-going evaluation of the risks inherent in its loan portfolio in consideration of the trends in its loan portfolio, the national and regional economies and the real estate market in the Bank's primary lending area. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in its loan portfolio which are deemed probable and estimable based on information currently known to management. The Bank's loan loss allowance determinations also incorporate factors and analyses which consider the potential principal loss associated with the loan, costs of acquiring the property securing the loan through foreclosure or deed in lieu thereof, the periods of time involved with the acquisition and sale of such property, and costs and expenses associated with maintaining and holding the property until sale and the costs associated with the Bank's inability to utilize funds for other income producing activities during the estimated holding period of the property.

    Management periodically calculates a loan loss allowance sufficiency analysis based upon the loan portfolio composition, asset classifications, loan-to-value ratios, potential impairments in the loan portfolio and other factors. The analysis is compared to actual losses, peer group comparisons and economic conditions. The increase to the allowance for loan losses during the third quarter of 1997 was based on a change in the reserve methodology employed by management, the increase in non-performing loans, and management's desire to bring the level of the Bank's allowance for loan losses closer to that of its peers. As of September 30, 1997, the Bank's allowance for loan losses was $1.0 million, or 0.41%, of total loans and 48.3% of nonperforming loans as compared to $808,000, or 0.34%, of total loans and 156.6% of nonperforming loans as of December 31, 1996. The Bank had total nonperforming loans of $2.1 million and $516,000 at September 30, 1997 and December 31, 1996, respectively, and nonperforming loans to total loans of 0.86% and 0.22%, respectively. The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate. Management believes that, based on information available at September 30, 1997, the Bank's allowance for loan losses was sufficient to cover losses inherent in its loan portfolio at that time. Based upon the Bank's plan to increase its emphasis on non-one- to four-family mortgage lending, the Bank expects to further increase its allowance for loan losses over future periods depending upon the then current conditions. See "Risk Factors." However, no assurances can be given that the Bank's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Bank or that further future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses. In addition, the FDIC and the Commissioner, as an integral part of their examination processes, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for estimated loan losses based upon judgments different from those of management.

    The following table sets forth activity in the Bank's allowance for loan losses for the periods set forth in the table.


                                                                       AT OR FOR THE
                                                                        NINE MONTHS
                                                                    ENDED SEPTEMBER 30,     AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                    --------------------  ------------------------------------------
                                                                      1997       1996       1996       1995       1994       1993
                                                                    ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                    (DOLLARS IN THOUSANDS)
Balance at beginning of period....................................  $     808  $     754  $     754   $  682     $  592     $  500
Provision for loan losses.........................................        194         45         54       72         90         92
Total charge-offs.................................................         --         --         --       --         --         --
                                                                    ---------  ---------  ---------   ------     ------     ------
Balance at end of period..........................................  $   1,002  $     799  $     808   $  754     $  682     $  592
                                                                    ---------  ---------  ---------   ------     ------     ------
                                                                    ---------  ---------  ---------   ------     ------     ------
Allowance for loan losses as a percent of loans (1)...............        .41%       .34%       .34%     .34%       .34%       .34%
Allowance for loan losses as a percent of nonperforming loans.....       48.3%     102.3%     156.6%    95.6%     125.6%      54.4%


                                                                      1992
                                                                    ---------

Balance at beginning of period....................................  $     319
Provision for loan losses.........................................        206
Total charge-offs.................................................        (25)
                                                                    ---------
Balance at end of period..........................................  $     500
                                                                    ---------
                                                                    ---------
Allowance for loan losses as a percent of loans (1)...............        .31%
Allowance for loan losses as a percent of nonperforming loans.....      322.6%


------------------------

(1) Loans receivable, net, excluding the allowance for loan losses.

    The following tables set forth the Bank's percent of allowance for loan losses to total allowance and the percent of loans to total loans in each of the categories listed at the dates indicated.

                                                                        AT SEPTEMBER 30,
                                           -------------------------------------------------------------------------------
                                                     1997                                                  1996
                                           -----------------------------------     ---------------------------------------
                                                                   PERCENT OF                                   PERCENT OF
                                                                    LOANS IN                                     LOANS IN
                                                      PERCENT OF     EACH                        PERCENT OF       EACH
                                                      ALLOWANCE    CATEGORY TO                     ALLOWANCE    CATEGORY TO
                                                       TO TOTAL      TOTAL                        TO TOTAL        TOTAL
                                           AMOUNT     ALLOWANCE      LOANS            AMOUNT      ALLOWANCE       LOANS
                                          ---------  -----------  ------------     -----------  -----------  -------------
                                                                        (DOLLARS IN THOUSANDS)
One- to four-family.....................  $   396       39.6%         76.3%           $ 102         12.8%        75.7%
Multi-family............................      107       10.6           8.8               20          2.5          8.3
Commercial real estate..................      115       11.5           4.7              142         17.8          5.2
Construction and land...................      177       17.7           5.5              183         22.9          6.9
Home equity.............................       76        7.6           2.9              116         14.5          2.3
Commercial business.....................       86        8.5           1.3               57          7.1          1.1
Auto loans..............................       12        1.2            .3               12          1.5           .2
Loans on savings accounts...............       --         --            .2               --           --           .2
Other...................................        8         .8            --               10          1.3           .1
Unallocated.............................       25        2.5            --              157         19.6           --
                                          --------     ------        ------           ------       ------       ------
Total allowance for loan losses.........  $ 1,002      100.0%        100.0%           $ 799        100.0%       100.0%
                                          --------     ------        ------           ------       ------       ------
                                          --------     ------        ------           ------       ------       ------


                                                        (continued on next page)

                                                                  AT DECEMBER 31,
                           ---------------------------------------------------------------------------------------------
                                       1996                            1995                            1994
                           -----------------------------   -----------------------------   -----------------------------
                                                PERCENT                         PERCENT                         PERCENT
                                                  OF                              OF                              OF
                                               LOANS IN                        LOANS IN                        LOANS IN
                                    PERCENT      EACH               PERCENT      EACH               PERCENT      EACH
                                       OF      CATEGORY                OF      CATEGORY                OF      CATEGORY
                                    ALLOWANCE     TO                ALLOWANCE     TO                ALLOWANCE     TO
                                    TO TOTAL     TOTAL              TO TOTAL     TOTAL              TO TOTAL     TOTAL
                           AMOUNT   ALLOWANCE    LOANS     AMOUNT   ALLOWANCE    LOANS     AMOUNT   ALLOWANCE    LOANS
                           ------   --------   ---------   ------   --------   ---------   ------   --------   ---------
                                                              (DOLLARS IN THOUSANDS)
One- to four-family......   $ 99       12.3%       75.9%    $100       13.3%       74.5%    $ 91       13.4%       73.7%
Multi-family.............     20        2.5         9.2       21        2.8        10.5       21        3.1        10.3
Commercial real estate...    149       18.4         4.2      120       15.9         4.4      138       20.2         6.3
Construction and land....    205       25.4         6.7      156       20.7         7.3      138       20.2         7.4
Home equity..............    115       14.2         2.4       87       11.5         1.9       38        5.6         0.9
Commercial business
  loans..................     61        7.5         1.1       29        3.8         0.8       24        3.5         0.7
Auto loans...............     13        1.6         0.3       14        1.9         0.3       11        1.6         0.3
Loans on savings
  accounts...............     --         --         0.2       --         --         0.2       --         --         0.2
Other....................     19        2.4          --       97       12.9         0.1       84       12.3         0.2
Unallocated..............    127       15.7          --      130       17.2          --      137       20.1          --
                           ------   --------   ---------   ------   --------   ---------   ------   --------   ---------
Total allowance for loan
  losses.................   $808      100.0%      100.0%    $754      100.0%      100.0%    $682      100.0%      100.0%
                           ------   --------   ---------   ------   --------   ---------   ------   --------   ---------
                           ------   --------   ---------   ------   --------   ---------   ------   --------   ---------

                                                                  AT DECEMBER 31,
                           -------------------------------------------------------------
                                       1993                            1992
                           -----------------------------   -----------------------------
                                                PERCENT                         PERCENT
                                                  OF                              OF
                                               LOANS IN                        LOANS IN
                                    PERCENT      EACH               PERCENT      EACH
                                       OF      CATEGORY                OF      CATEGORY
                                    ALLOWANCE     TO                ALLOWANCE     TO
                                    TO TOTAL     TOTAL              TO TOTAL     TOTAL
                           AMOUNT   ALLOWANCE    LOANS     AMOUNT   ALLOWANCE    LOANS
                           ------   --------   ---------   ------   --------   ---------
One- to four-family......   $ 74       12.5%       75.7%    $ 69       13.8%       77.7%
Multi-family.............     21        3.5        12.1       20          4          12
Commercial real estate...    104       17.6         5.9       91       18.2         5.5
Construction and land....    109       18.4         4.6       46        9.2         3.9
Home equity..............     --         --          --       --         --          --
Commercial business
  loans..................     35        5.9         1.1        9        1.8         0.3
Auto loans...............      4        0.7         0.1        3        0.6         0.1
Loans on savings
  accounts...............     --         --         0.3       --         --         0.4
Other....................    141       23.8         0.2      228       45.6         0.1
Unallocated..............    104       17.6          --       34        6.8          --
                           ------   --------   ---------   ------   --------   ---------
Total allowance for loan
  losses.................   $592      100.0%      100.0%    $500      100.0%      100.0%
                           ------   --------   ---------   ------   --------   ---------
                           ------   --------   ---------   ------   --------   ---------

    REAL ESTATE OWNED. At September 30, 1997, the Bank had $120,000 of REO in its portfolio. When the Bank acquires property through foreclosure or deed in lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less costs to sell. Thereafter, if there is a further deterioration in value, the Bank provides for a specific valuation allowance and charges operations for the diminution in value.

INVESTMENT ACTIVITIES

    The Board of Directors sets the investment policy and procedures of the Bank. This policy generally provides that investment decisions will be made based on the safety of the investment, liquidity requirements of the Bank and, to a lesser extent, potential return on the investments. In pursuing these objectives, the Bank considers the ability of an investment to provide earnings consistent with factors of quality, maturity, marketability and risk diversification. While the Board of Directors has final authority and responsibility for the securities investment portfolio, the Bank has established an Investment Committee comprised of six Directors to supervise the Bank's investment activities. The Bank's Investment Committee meets monthly and evaluates all investment activities for safety and soundness, adherence to the Bank's investment policy, and assurance that authority levels are maintained.

    The Bank currently does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Similarly, the Bank does not invest in mortgage-related securities which are deemed to be "high risk," or purchase bonds which are not rated investment grade.

    MORTGAGE-BACKED SECURITIES. The Bank currently purchases mortgage-backed securities in order to: (i) achieve positive interest rate spreads with minimal administrative expense; and (ii) lower its credit risk as a result of the guarantees provided by FHLMC, FNMA, and GNMA. The Bank invests in mortgage-backed securities insured or guaranteed by FNMA, FHLMC and GNMA. At September 30, 1997, mortgage-backed securities totalled $19.1 million, or 5.9%, of total assets and 6.0% of total interest earning assets, all of which was classified as available-for-sale. At September 30, 1997, 53.5% of the mortgage-backed securities were backed by adjustable-rate loans and 46.5% were backed by fixed-rate loans. The mortgage-backed securities portfolio had coupon rates ranging from 6.50% to 8.00% and had a weighted average yield of 7.13% at September 30, 1997. The estimated fair value of the Bank's mortgage-backed securities at September 30, 1997, was $19.1 million, which is $100,000 more than the amortized cost of $19.0 million.

    Mortgage-backed securities are created by the pooling of mortgages and issuance of a security with an interest rate which is less than the interest rate on the underlying mortgage. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the Bank focuses its investments on mortgage-backed securities backed by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including FNMA, FHLMC and GNMA) pool and resell the participation interests in the form of securities to investors such as the Bank and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. In addition, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Bank. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates. The Bank estimates prepayments for its mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the mortgage-backed securities at issue and current mortgage interest rates and to determine the yield and estimated maturity of its mortgage-backed security portfolio. Of the Bank's $19.1 million mortgage-backed securities portfolio at September 30, 1997, $3.2 million with a weighted average yield of 6.98% had contractual maturities within five years and $15.8 million with a weighted average yield of 7.16% had contractual maturities over five years. However, the actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because, to the extent that the Bank's mortgage-backed securities prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate.

    U.S. GOVERNMENT OBLIGATIONS. At September 30, 1997, the Bank's U.S. Government securities portfolio totalled $43.3 million, all of which were classified as available-for-sale. Such portfolio primarily consists of short- to medium-term (maturities of one to five years) securities.

    The following table sets forth the composition of the Bank's investment and mortgage-backed and mortgage-related securities portfolios in dollar amounts and in percentages at the dates indicated:

                                                                  AT DECEMBER 31,
                                               ------------------------------------------------------
                            AT SEPTEMBER 30,
                                  1997               1996               1995               1994
                            ----------------   ----------------   ----------------   ----------------
                                     PERCENT            PERCENT            PERCENT            PERCENT
                                       OF                 OF                 OF                 OF
                            AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                            -------  -------   -------  -------   -------  -------   -------  -------
                                                        (DOLLARS IN THOUSANDS)
Investment
  securities:
  U.S. Government
    obligations...........  $43,270    69.4%   $37,543    63.1%   $30,707    55.6%   $29,782    52.7%
                            -------  -------   -------  -------   -------  -------   -------  -------
Mortgage-backed
  securities:
  FHLMC...................    5,553      8.9     6,474     10.9     9,021     16.3    10,031     17.8
  GNMA....................    9,110     14.6    10,369     17.4    11,876     21.5    12,663     22.4
  FNMA....................    4,408      7.1     5,132      8.6     3,623      6.6     4,031      7.1
                            -------  -------   -------  -------   -------  -------   -------  -------
    Total mortgage-
      backed securities...   19,071     30.6    21,975     36.9    24,520     44.4    26,725     47.3
                            -------  -------   -------  -------   -------  -------   -------  -------
    Total securities......  $62,341   100.0%   $59,518   100.0%   $55,227   100.0%   $56,507   100.0%
                            -------  -------   -------  -------   -------  -------   -------  -------
                            -------  -------   -------  -------   -------  -------   -------  -------

    The following table sets forth the Bank's securities activities for the periods indicated. All investment securities in the Bank's portfolio are classified as available-for-sale.

                                                       FOR THE NINE MONTHS            FOR THE YEAR
                                                       ENDED SEPTEMBER 30,         ENDED DECEMBER 31,
                                                       --------------------  -------------------------------
                                                         1997       1996       1996       1995       1994
                                                       ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
BEGINNING BALANCE..................................... $  59,518  $  55,227  $  55,227  $  56,508  $  61,132
                                                       ---------  ---------  ---------  ---------  ---------
Investment securities purchased.......................    16,903     16,435     24,596     11,517     14,495
Mortgage-backed securities purchased..................     2,093      2,550      2,550         --      4,100
Less:
Sale of investment securities.........................        --         --         --      1,999      3,000
Principal repayments on mortgage-backed securities....     5,053      3,749      5,042      4,005      5,693
Maturities of investment securities...................    11,135     10,111     17,150     10,500     11,000
Realized losses received on sales of mortgage-backed
  securities..........................................        --         --         --         (3)        --
Net amortization of premium...........................       (26)       (23)       (49)      (861)      (314)
Change in net unrealized gains (losses) on available-
  for-sale securities.................................        11        989        712     (2,842)     3,840
                                                       ---------  ---------  ---------  ---------  ---------
ENDING BALANCE........................................ $  62,341  $  59,386  $  59,518  $  55,227  $  56,508
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------

    The following table sets forth at the dates indicated certain information regarding the amortized cost and market values of the Bank's investment and mortgage-backed and mortgage-related securities, all of which was classified as available-for-sale.

                                                                                       AT DECEMBER 31,
                                                            ----------------------------------------------------------------------
                                       AT SEPTEMBER 30,
                                             1997                    1996                    1995                    1994
                                    ----------------------  ----------------------  ----------------------  ----------------------
                                     AMORTIZED    MARKET     AMORTIZED    MARKET     AMORTIZED    MARKET     AMORTIZED    MARKET
                                       COST        VALUE       COST        VALUE       COST        VALUE       COST        VALUE
                                    -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                            (IN THOUSANDS)
Investment securities:
  U.S. Government obligations.....   $  42,309   $  43,270   $  36,519   $  37,543   $  29,070   $  30,707   $  29,506   $  29,781
                                    -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Mortgage-backed securities:
  GNMA............................       9,060       9,110      10,348      10,369      11,918      11,877      13,504      12,664
  FNMA............................       4,342       4,408       5,071       5,132       3,529       3,623       4,171       4,031
  FHLMC...........................       5,568       5,553       6,507       6,474       8,925       9,020      10,383      10,030
                                    -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
  Total mortgage-backed
    securities....................      18,970      19,071      21,926      21,975      24,372      24,520      28,058      26,725
                                    -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Total securities..................   $  61,279   $  62,341   $  58,445   $  59,518   $  53,442   $  55,227   $  57,564   $  56,507
                                    -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                    -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------

    The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Bank's securities portfolio, all of which was classified as available-for-sale, as of September 30, 1997.


                                                            AT SEPTEMBER 30, 1997
                 -----------------------------------------------------------------------------------------------------------
                                          MORE THAN ONE        MORE THAN FIVE
                  ONE YEAR OR LESS     YEAR TO FIVE YEARS    YEARS TO TEN YEARS    MORE THAN TEN YEARS        TOTAL
                 -------------------   -------------------   -------------------   -------------------   -------------------
                            WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED              WEIGHTED
                 CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE    CARRYING   AVERAGE
                  VALUE      YIELD      VALUE      YIELD      VALUE      YIELD      VALUE      YIELD      VALUE      YIELD
                 --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Mortgage-backed
  securities:
FHLMC..........   $   --        --%    $ 1,217      6.67%    $ 1,644      6.71%    $ 2,692      7.36%    $ 5,553      7.02%
GNMA...........       --        --          --        --          --        --       9,110      7.15       9,110      7.15
FNMA...........       --        --       2,023      7.17          86      8.39       2,299      7.26       4,408      7.24
                 --------              --------              --------              --------              --------
  Total
    mortgage-backed
    securities...     --        --       3,240                 1,730                14,101                19,071
U.S. Government
 obligations...    8,010      5.67      21,597      7.37      10,651      7.21       3,012      8.03      43,270      7.06
                 --------              --------              --------              --------              --------
Total
  securities...   $8,010               $24,837               $12,381               $17,113               $62,341
                 --------              --------              --------              --------              --------
                 --------              --------              --------              --------              --------

SOURCES OF FUNDS

    GENERAL. Deposits, repayments and prepayments of loans, cash flows generated from operations and FHLB advances are the primary sources of the Bank's funds for use in lending, investing and for other general purposes.

    DEPOSITS. The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposit accounts consist of savings, retail checking/NOW accounts, commercial checking accounts, money market accounts, club accounts and certificate of deposit accounts. The Bank offers certificate of deposit accounts with balances in excess of $100,000 at preferential rates (jumbo certificates) and also offers Individual Retirement Accounts ("IRAs") and other qualified plan accounts.

    At September 30, 1997, the Bank's deposits totalled $263.6 million, or 94.7%, of interest-bearing liabilities. For the year ended December 31, 1996, the average balance of core deposits (savings, NOW, money market and noninterest-bearing checking accounts) totalled $108.9 million, or 43.6% of total average deposits. At September 30, 1997, the Bank had a total of $152.4 million in certificates of deposit, of which $83.6 million had maturities of one year or less reflecting the shift in deposit accounts from savings accounts to shorter-term certificate accounts that has occurred in recent years. For the year ended December 31, 1996, the average balance of core deposits represented approximately 36.8% of total deposits and certificate accounts represented 56.9%, as compared to core deposits representing 43.0% of total deposits and certificate accounts representing 57.2% of deposits for the year ended December 31, 1995. See "Risk Factors--Sensitivity to Increases in Interest Rates." Although the Bank has a significant portion of its deposits in core deposits, management monitors activity on the Bank's core deposits and, based on historical experience and the Bank's current pricing strategy, believes it will continue to retain a large portion of such accounts. The Bank is not limited with respect to the rates it may offer on deposit products.

    The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained predominantly from the areas in which its branch offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions affect the Bank's ability to attract and retain deposits. The Bank uses traditional means of advertising its deposit products, including radio and print media and generally does not solicit deposits from outside its market area. While certificate accounts in excess of $100,000 are accepted by the Bank, and may be subject to preferential rates, the Bank does not actively solicit such deposits as such deposits are more difficult to retain than core deposits. The Bank's policies do not permit the use of brokered deposits.

    The following table presents the deposit activity of the Bank for the periods indicated.

                                                                     FOR THE
                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,      FOR THE YEAR ENDED DECEMBER 31,
                                                               --------------------  -------------------------------
                                                                 1997       1996       1996       1995       1994
                                                               ---------  ---------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
Net deposits (withdrawals)...................................  $   2,895  $  (6,836) $  (4,834) $    (418) $  (7,855)
Interest credited on deposit accounts........................      7,559      7,370      9,806      9,137      8,018
                                                               ---------  ---------  ---------  ---------  ---------
Total increase in deposit accounts...........................  $  10,454  $     534  $   4,972  $   8,719  $     163
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

    The increase in net deposits for the nine months ended September 30, 1997 is primarily attributable to the Bank's receipt of $4.0 million in municipal deposits from a local County government body. Such deposits are placed for bid every 30 days and there is, therefore, no assurance that the Bank will retain the deposits. While the Bank has not in the past aggressively sought such municipal deposits, it may do so in the future. The receipt of such deposits may be used as an alternative to borrowing from FHLB-Chicago in the event that rates charged are competitive.

    At September 30, 1997, the Bank had outstanding $9.5 million in certificate of deposit accounts in amounts of $100,000 or more, maturing as follows:

                                                                               WEIGHTED
                                                                                AVERAGE
MATURITY PERIOD                                                     AMOUNT       RATE
---------------                                                    ---------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Three months or less.............................................  $   3,206        5.73%
Over three through six months....................................      2,160        5.32
Over six through 12 months.......................................      3,483        6.09
Over 12 months...................................................        635        6.26
                                                                   ---------
Total............................................................  $   9,486        5.81
                                                                   ---------
                                                                   ---------

    The following table sets forth the distribution of the Bank's deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                                                      AT SEPTEMBER 30, 1997                 AT DECEMBER 31, 1996
                                               ------------------------------------  ----------------------------------
                                                            PERCENT      WEIGHTED                PERCENT     WEIGHTED
                                                            OF TOTAL      AVERAGE                OF TOTAL     AVERAGE
                                                BALANCE     DEPOSITS       RATE       BALANCE    DEPOSITS      RATE
                                               ----------  -----------  -----------  ----------  ---------  -----------
                                                                         (DOLLARS IN THOUSANDS)
Money market accounts........................  $   26,530        10.0%        3.41%  $   28,102      11.01%       3.40%
Passbook savings accounts....................      50,584        19.2         3.20       45,868      18.35        3.00
NOW accounts.................................      24,878         9.4         1.82       26,809      10.62        1.86
Non-interest-bearing accounts................       9,147         3.5           --        7,594       2.65          --
                                               ----------       -----                ----------  ---------
  Total......................................     111,139        42.1         2.68      108,373      42.63        2.64
   Certificates of deposit...................     152,429        57.9         5.92      144,741      57.37        5.90
                                               ----------       -----                ----------  ---------
   Total deposits............................  $  263,568       100.0%        4.55   $  253,114     100.00%       4.50
                                               ----------       -----                ----------  ---------
                                               ----------       -----                ----------  ---------

                                                       AT DECEMBER 31, 1995                AT DECEMBER 31, 1994
                                                ----------------------------------  ----------------------------------
                                                            PERCENT     WEIGHTED                PERCENT     WEIGHTED
                                                            OF TOTAL     AVERAGE                OF TOTAL     AVERAGE
                                                 BALANCE    DEPOSITS      RATE       BALANCE    DEPOSITS      RATE
                                                ----------  ---------  -----------  ----------  ---------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Money market accounts.........................  $   29,663      13.54%       3.45%  $   37,770      17.26%       3.41%
Passbook savings accounts.....................      46,059      20.07        3.03       52,816      22.52        3.06
NOW accounts..................................      28,106      10.87        1.96       27,849      11.38        2.20
Non-interest-bearing accounts.................       5,912       2.32          --        6,506       2.30          --
                                                ----------  ---------               ----------  ---------
  Total.......................................     109,740      46.80        2.76      124,941      53.46        2.76
   Certificates of deposit....................     138,402       53.2        6.15      114,482      46.54        5.32
                                                ----------  ---------               ----------  ---------
   Total deposits.............................  $  248,142     100.00%       4.63   $  239,423     100.00%       4.01
                                                ----------  ---------               ----------  ---------
                                                ----------  ---------               ----------  ---------

    The following table presents, by various rate categories, the amount of certificate of deposit accounts outstanding at the dates indicated.

                                         PERIOD TO MATURITY
                                      FROM SEPTEMBER 30, 1997
                           ----------------------------------------------
                               LESS                        THREE    FOUR
                               THAN      ONE TO   TWO TO     TO      TO        TOTAL             AT DECEMBER 31,
                               ONE         TWO     THREE    FOUR    FIVE   SEPTEMBER 30,   ----------------------------
                               YEAR       YEARS    YEARS   YEARS   YEARS       1997          1996      1995      1994
                           ------------  -------  -------  ------  ------  -------------   --------  --------  --------
                                                                  (IN THOUSANDS)
Certificate accounts:
  0 to 4.00%.............  $    547      $   --   $   --   $  --   $  --    $     547      $    443  $    839  $ 14,294
  4.01 to 5.00%..........     1,890          --        25     --      --        1,915         2,680     7,100    31,552
  5.01 to 6.00%..........    70,408       22,194    6,755   3,032     375     102,764       106,101    69,248    45,724
  6.01 to 7.00%..........    10,803       22,607    8,013   4,609   1,041      47,073        35,382    60,609    18,636
  7.01 to 8.00%..........       --             6      124     --      --          130           129       606     4,276
  8.01 to 9.00%..........       --           --       --      --      --          --              6       --        --
  Over 9.01%.............       --           --       --      --      --          --            --        --        --
                           --------      -------  -------  ------  ------  ----------      --------  --------  --------
      Total at
        September 30,
        1997.............  $ 83,648      $44,807  $14,917  $7,641  $1,416    $152,429      $144,741  $138,402  $114,482
                           --------      -------  -------  ------  ------  ----------      --------  --------  --------
                           --------      -------  -------  ------  ------  ----------      --------  --------  --------


    BORROWED FUNDS. The following table sets forth certain information regarding the Bank's borrowed funds at or for the periods ended on the dates indicated:

                                                                 AT OR FOR THE NINE
                                                                    MONTHS ENDED        AT OR FOR THE YEAR ENDED
                                                                    SEPTEMBER 30,             DECEMBER 31,
                                                              --------------------  -------------------------------
                                                                1997       1996       1996       1995       1994
                                                              ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
FHLB advances:
Average balance outstanding.................................  $  25,275  $  16,241  $  19,683  $  11,451  $   1,503
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Maximum amount outstanding at any month-end during the
  period....................................................  $  30,000  $  28,000  $  32,000  $  16,500  $   8,000
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Balance outstanding at end of period........................  $  24,000  $  28,000  $  29,000  $  15,000  $   6,500
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Weighted average interest rate during the period............       5.77%      5.95%      5.90%      6.24%      5.53%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
Weighted average interest rate at end of period.............       5.70%      5.77%      5.67%      5.97%      6.35%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

SUBSIDIARY ACTIVITIES

    FOX VALLEY SERVICE CORPORATION OF ELGIN. Fox Valley Service Corporation of Elgin ("Fox Valley") is the Bank's wholly-owned subsidiary which was incorporated in March 1974 for the purpose of entering into joint venture real estate development projects. Fox Valley currently owns a single parcel of real estate valued at $105,000.

    ELGIN AGENCY, INC. Elgin Agency, Inc. ("EAI") is the wholly-owned subsidiary of Fox Valley. EAI is a service corporation that sells tax-deferred annuity products on an agency basis. EAI has one salesperson who is employed on a commission basis.

PROPERTIES

    The Bank conducts its business through an executive and full-service branch office located in Elgin and five other full-service branch offices. In addition, in early 1998, the Bank plans to purchase vacant land located in neighboring Huntley, Illinois for a new full-service branch office which office is expected to become operational in late 1998. This plan is contingent upon the expansion of certain real estate development projects in the Huntley area. The Company believes that the Bank's current facilities are adequate to meet the present and immediately foreseeable needs of the Bank and the Company.

                                                                                                                 NET BOOK
                                                                                                                   VALUE
                                                                                                              OF PROPERTY OR
                                                                                 ORIGINAL                       LEASEHOLD
                                                                                   YEAR                       IMPROVEMENTS
                                                                      LEASED      LEASED        DATE OF             AT
                                                                        OR          OR           LEASE        SEPTEMBER 30,
LOCATION                                                               OWNED     ACQUIRED     EXPIRATION           1997
---------                                                            ---------  -----------  -------------  -----------------
                                                                                                             (IN THOUSANDS)

EXECUTIVE/MAIN/BRANCH OFFICE:

1695 Larkin Avenue ................................................    Owned       1973            --        $     882
Elgin, Illinois 60123

BRANCH OFFICES:

850 Summit Street...................................................   Owned       1983            --              387
Elgin, Illinois 60120

176 East Chicago Avenue.............................................   Owned       1953            --              191
Elgin, Illinois 60120

1000 S. McLean Boulevard............................................   Leased      1996          2011              176
Elgin, Illinois 60123

390 South Eighth Street.............................................   Owned       1980            --            1,130
Route 31 & Village Quarter Road
West Dundee, Illinois 60118

123 South Randall Road..............................................   Leased      1993          1998              122
Algonquin, Illinois 60102

OTHER PROPERTIES:

44 South Lyle Street................................................   Owned       1986            --               72
Elgin, Illinois 60123 (1)


1665 Larkin Avenue..................................................   Owned       1996            --              773
Elgin, Illinois 60123 (2)

------------------------
(1) The Property consists of one commercial retail unit and a parking lot. The property is located across the street from the Bank's main office and the parking lot is utilized by Bank customers and employees.

(2) The property is located immediately adjacent to the Bank's main office and consists of commercial office space and a parking lot. A portion of the property has been utilized by the Bank in the expansion of its "drive-through" teller operations.

LEGAL PROCEEDINGS

    The Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of the Bank.

PERSONNEL

    As of September 30, 1997, the Bank had 93 full-time employees and 28 part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Management of the Bank--Benefit Plans" for a description of certain compensation and benefit programs offered to the Bank's employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

    GENERAL. The Company and the Bank will report their income on a consolidated basis, using a calendar year and the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's treatment of its reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The Bank had been last audited by the IRS for the five-year period ended 1984. The Bank was also audited by the State of Illinois for the three-year period ended 1994. Both audits resulted in adjustments which were immaterial to the Bank's financial statements.

    BAD DEBT RESERVES. The Small Business Job Protection Act of 1996 (the "1996 Act"), which was enacted on August 20, 1996, made significant changes to provisions of the Code relating to a savings institution's use of bad debt reserves for federal income tax purposes and requires such institutions to recapture (i.e. take into income) certain portions of their accumulated bad debt reserves. The effect of the 1996 Act on the Bank is discussed below. Prior to the enactment of the 1996 Act, the Bank was permitted to establish tax reserves for bad debts and to make annual additions thereto, which additions, within specified formula limits, were deducted in arriving at the Bank's taxable income. The Bank's deduction with respect to "qualifying loans," which are generally loans secured by certain interests in real property, could be computed using an amount based on a six-year moving average of the Bank's actual loss experience (the "Experience Method"), or a percentage equal to 8% of the Bank's taxable income (the "PTI Method"), computed without regard to this deduction and with additional modifications and reduced by the amount of any permitted addition to the non-qualifying reserve. The Bank's deduction with respect to non-qualifying loans was required to be computed under the Experience Method.

    THE 1996 ACT. Under the 1996 Act, for its current and future taxable years, as a "Small Bank" the Bank is permitted to make additions to its tax bad debt reserves under an Experience Method based on total loans. However, the Bank is required to recapture (i.e. take into income) over a six year period the excess of the balance of its tax bad debt reserves as of December 31, 1995 over the balance of such reserves as of December 31, 1987. The recapture was suspended for 1996 because the Bank met certain residential loan requirements. If the Bank continues to meet the residential loan requirements in 1997, the six-year recapture period will begin in 1998. As of December 31, 1995, the Bank's tax bad debt reserve exceeded the balance of such reserve as of December 31, 1987 by $2.2 million. However, the Bank will not incur an additional tax liability related to its tax bad debt reserves as the Bank has previously provided deferred taxes on the recapture amount.

    DISTRIBUTIONS. Under the 1996 Act, if the Bank makes "non-dividend distributions" to the Company, such distributions will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. The term "non-dividend distributions" is defined as distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not cause this pre-1988 reserve to be included in the Bank's income.

    The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. See "Regulation and Supervision" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

    CORPORATE ALTERNATIVE MINIMUM TAX. The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryforwards. The adjustment to AMTI based on book income will be an amount equal to 75% of the amount by which a corporation's adjusted current earnings exceeds its AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2 million, is imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT.

    DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company and the Bank own more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be excluded.

STATE TAXATION

    ILLINOIS STATE TAXATION. The Bank and its subsidiaries are required to file Illinois income tax returns and pay tax at an effective tax rate of 7.18% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications the primary one of which is the exclusion of interest income on United States obligations.

    The Bank and its subsidiaries file one combined corporation return for State of Illinois income tax purposes.

    DELAWARE STATE TAXATION. As a Delaware holding company not earning income in Delaware, the Company is exempted from Delaware Corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                           REGULATION AND SUPERVISION

GENERAL

    The Bank is an Illinois State chartered mutual savings bank and its deposit accounts are insured up to applicable limits by the FDIC under the SAIF. The Bank is subject to extensive regulation by the Commissioner, as its chartering authority, and by the FDIC, as the deposit insurer. The Bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the Commissioner and the FDIC to assess the Bank's compliance with various regulatory requirements and financial condition. This regulation and supervision establishes a framework of activities in which a savings bank can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Commissioner, the FDIC or through legislation, could have a material adverse impact on the Company and the Bank and their operations and stockholders. The Holding Company will also be required to file certain reports with, and otherwise comply with the rules and regulations, of the OTS, the Commissioner and of the Securities and Exchange Commission ("SEC") under the federal securities laws. Certain of the regulatory requirements applicable to the Bank and to the Holding Company are referred to below or elsewhere herein.

    The Commissioner has established a schedule for the assessment of "supervisory fees" upon all Illinois savings banks to fund the operations of the Commissioner. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the Commissioner. The Commissioner also assesses fees for examinations conducted by the Commissioner's staff, based upon the number of hours spent by the Commissioner's staff performing the examination. During the year ended December 31, 1996, the Bank paid approximately $66,000 in supervisory fees and expenses.

REGULATIONS

    CAPITAL REQUIREMENTS. Under the Illinois Savings Bank Act ("ISBA") and the regulations of the Commissioner, an Illinois savings bank must maintain a minimum level of total capital equal to the higher of 3% of total assets or the amount required to maintain insurance of deposits by the FDIC. The Commissioner has the authority to require an Illinois savings bank to maintain a higher level of capital if the Commissioner deems such higher level necessary based on the savings bank's financial condition, history, management or earnings prospects. The FDIC has also adopted risk-based capital guidelines to which the Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. The Bank is required to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of such regulatory capital to regulatory risk-weighted assets is referred to as the Bank's "risk-based capital ratio." Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk. At September 30, 1997, the Bank's risk-weighted assets totalled $180.5 million.

    These guidelines divide a savings bank's capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). At September 30, 1997, the Bank's Tier I Capital was $31.0 million, or 9.59%. Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Savings banks are required to maintain a total risk-based capital ratio of 8%, of which at least 4% must be Tier I capital. At September 30, 1997, the Bank's Tier II Capital was $32.0 million, or 17.73%

    In addition, the FDIC has established regulations prescribing a minimum Tier I leverage ratio (Tier I capital to adjusted total assets as specified in the regulations). These regulations provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest examination rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points. The FDIC may, however, set higher leverage and risk-based capital requirements on individual institutions when particular circumstances warrant. Savings banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

    The following is a summary of the Bank's regulatory capital at September 30, 1997:

    GAAP Capital to Total Assets.................................       9.79%
    Total Capital to Risk-Weighted Assets........................      17.73%
    Tier I Leverage Ratio........................................       9.59%
    Tier I to Risk-Weighted Assets...............................      17.19%

    In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also have issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

    STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe for depository institutions under its jurisdiction standards relating to, among other things: internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate risk exposure, asset growth, asset quality, earnings and compensation, and fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the Federal Deposit Insurance Act, as amended, ("FDI Act"). The final regulation establishes deadlines for the submission and review of such safety and soundness compliance plans.

    LENDING RESTRICTIONS. Under the ISBA, the Bank is prohibited from making secured or unsecured loans for business, corporate, commercial or agricultural purposes representing in the aggregate an amount in excess of 15% of its total assets, unless the Commissioner authorizes in writing a higher percentage limit for such loans upon the request of an institution.

    The Bank is also subject to a loans-to-one borrower limitation. Under the ISBA, the total loans and extensions of credit, both direct and indirect, by the Bank to any person (other than the United States or its agencies, the State of Illinois or its agencies, and any municipal corporation for money borrowed) outstanding at one time must not exceed the greater of $500,000 or 20% of the Bank's total capital plus general loan loss reserves. In addition, the Bank may make loans in an amount equal to an additional 10% of the Bank's capital plus general loan loss reserves if the loans are 100% secured by readily marketable collateral. See "Business of the Bank--Lending Activities--Loans-to-One Borrower Limitations."

    The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (i) are secured by real estate or (ii) are made for the purpose of financing the construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC guidelines, which include loan-to-value limitations for the different types of real


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estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

    DIVIDEND LIMITATIONS. Under the ISBA, dividends may only be declared when the total capital of the Bank is greater than that required by Illinois law. Dividends may be paid by the Bank out of its net profits (i.e., earnings from current operations, plus actual recoveries on loans, investments, and other assets after deducting all current expenses, including dividends or interest on deposit accounts, additions to reserves as may be required by the Commissioner, actual losses, accrued dividends on preferred stock, if any, and all state and federal taxes). The written approval of the Commissioner must be obtained, however, before a savings bank having total capital of less than 6% of total assets may declare dividends in any year in an amount in excess of 50% of its net profits for that year. A savings bank may not declare dividends in excess of its net profits in any year without the approval of the Commissioner. Finally, the Bank will be unable to pay dividends in an amount which would reduce its capital below the greater of
(i) the amount required by the FDIC capital regulations or otherwise specified by the FDIC, (ii) the amount required by the Commissioner or (iii) the amount required for the liquidation account to be established by the Bank in connection with the Conversion. The Commissioner and the FDIC also have the authority to prohibit the payment of any dividends by the Bank if the Commissioner or the FDIC determines that the distribution would constitute an unsafe or unsound practice. For the year ended December 31, 1996, the Bank's net income was $2.0 million, and the Bank could have paid dividends with the written approval of the Commissioner.

PROMPT CORRECTIVE REGULATORY ACTION

    Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

    The FDIC has adopted regulations to implement the prompt corrective action legislation. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and generally a leverage ratio of 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. At the time of its last FDIC examination, the Bank was categorized as "well capitalized."

    "Undercapitalized" banks are subject to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institutions in an amount equal to the lesser of 5.0% of the Bank's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks are subject to one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions also may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly

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leveraged transaction or enter into any material transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator. Generally, subject to a narrow exception, the appointment of a receiver or conservator is required for a "critically undercapitalized" institution within 270 days after it obtains such status.

TRANSACTIONS WITH AFFILIATES

    Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings bank is any company or entity that controls, is controlled by, or is under common control with the savings bank, other than a subsidiary. In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings bank's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

    Further, Section 22(h) of the Federal Reserve Act restricts a savings bank with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who control, directly or indirectly, 10% or more of voting securities of a savings bank, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings bank's total capital and surplus. Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who control 10% or more of voting securities of a stock savings bank, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person and their related interests) as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to Section 22(h), loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made pursuant to a benefit or compensation program that is widely available to the Bank's employees and does not give preference to the insider over the employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

ENFORCEMENT

    The Commissioner and FDIC have extensive enforcement authority over Illinois-chartered savings banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

    The Commissioner is given authority by Illinois law to appoint a conservator or receiver for an Illinois savings bank under certain circumstances including, but not limited to, insolvency, a substantial dissipation of assets due to violation of law, regulation, order of the Commissioner or unsafe or unsound practice or the occurrence of an unsafe or unsound condition likely to cause insolvency or a substantial dissipation of assets or earnings that will weaken the condition of the savings bank and prejudice the interests of depositors. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured savings bank under certain circumstances. The FDIC


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is required, with certain exceptions, to appoint a receiver or conservator for an insured state savings bank if that savings bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the savings bank became "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. See "--Prompt Corrective Regulatory Action." The FDIC may also appoint itself as conservator or receiver for a state savings bank under certain circumstances on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of the savings bank are less than its liabilities to depositors and others); (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

INSURANCE OF DEPOSIT ACCOUNTS

    Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF (the deposit insurance fund that covers most commercial bank deposits), are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

    In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it may have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as the Bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

    On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended December 31, 1996 and is generally tax deductible. The SAIF Special Assessment paid by the Bank amounted to $1.5 million.

    The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of 1.3 basis points, while SAIF deposits pay
6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date of the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

    As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.


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    The Bank's assessment rate for the year ended December 31, 1996 ranged from 6.5 to 23 basis points, excluding the SAIF Special Assessment rate of
65.7 basis points, and the regular premium paid was $2.0 million. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

    Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

FEDERAL RESERVE SYSTEM

    The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.43 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first $4.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. Federal Home Loan Bank ("FHLB") System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

COMMUNITY REINVESTMENT ACT

    Under the Community Reinvestment Act, as amended ("CRA"), as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FIRREA amended the CRA to require, effective July 1, 1990, public disclosure of an institution's CRA rating and require the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system which replaced the five-tiered numerical rating system. The Bank's latest CRA rating, received from the FDIC was "Satisfactory."

FEDERAL HOME LOAN BANK SYSTEM

    The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at September 30, 1997 of $2.1 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At September 30, 1997, the Bank had $24.0 million in FHLB advances.


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    The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, cash dividends from the FHLB to the Bank amounted to approximately $103,000, $90,000, $137,000, $125,000 and $112,000, respectively. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

HOLDING COMPANY REGULATION

    Federal law allows a state savings bank that qualifies as a "qualified thrift lender" ("QTL"), discussed below, to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Home Owners' Loan Act, as amended ("HOLA"). Such election would result in its holding company being regulated as a savings and loan holding company by the OTS rather than as a bank holding company by the Federal Reserve Board. The Bank has made such election and has received approval from the OTS to become a savings and loan holding company. The Company will be regulated as a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Additionally, the Bank will be required to notify the OTS at least 30 days before declaring any dividend to the Company. Because the Bank is chartered under Illinois law, the Company will also be subject to registration with and regulation by the Commissioner under the ISBA.

    As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage. Upon any non-supervisory acquisition by the Company of another savings association as a separate subsidiary, the Company would become a multiple savings and loan holding company and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, as amended ("BHC Act"), subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Multiple savings and loan holding companies are prohibited from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary company engaged in activities other than those permitted by the HOLA.

    The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution or holding company thereof or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

    The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

    In order to elect and continue to be regulated as a savings and loan holding company by the OTS (rather than as a bank holding company by the Federal Reserve Board), the Bank must continue to qualify as a QTL. In order to qualify as a QTL, the Bank must maintain compliance with the test for a "domestic building and loan association,"


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as defined in the Code, or with a Qualified Thrift Lender Test ("QTL Test").
Under the QTL Test, a savings institution is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. A holding company of a savings institution that fails to qualify as a QTL must either convert to a bank holding company and thereby become subject to the regulation and supervision of the Federal Reserve Board or operate under certain restrictions. As of September 30, 1997, the Bank maintained in excess of 65% of its portfolio assets in qualified thrift investments. The Bank also met the QTL test in each of the prior 12 months and, therefore, met the QTL test. Recent legislative amendments have broadened the scope of "qualified thrift investments" that go toward meeting the QTL test to fully include credit card loans, student loans and small business loans.

INTERSTATE BANKING AND BRANCHING

    The Company, as a savings and loan holding company, will be limited under HOLA with respect to its acquisition of a savings association located in a state other than Illinois. In general, a savings and loan holding company may not acquire an additional savings association subsidiary that is located in a state other than the home state of its first savings association subsidiary unless such an interstate acquisition is permitted by the statutes of such other state. Many states permit such interstate acquisitions if the statutes of the home state of the acquiring savings and loan holding company satisfy various reciprocity conditions. Illinois is one of a number of states that permit, subject to the reciprocity conditions of the ISBA, out-of-state bank and savings and loan holding companies to acquire Illinois savings institutions.

    In contrast, bank holding companies are generally authorized to acquire banking subsidiaries in more than one state irrespective of any state law restrictions on such acquisitions. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which was enacted on September 29, 1994, permits approval under the BHC Act of the acquisition of a bank located outside of the holding company's home state regardless of whether the acquisition is permitted under the law of the state of the acquired bank. The Federal Reserve Board may not approve an acquisition under the BHC Act that would result in the acquiring holding company controlling more than 10% of the deposits in the United States or more than 30% of the deposits in any particular state.

    In the past, branching across state lines was not generally available to a state bank such as the Bank. The Interstate Banking Act permitted, beginning June 1, 1997, the responsible federal banking agencies to approve merger transactions between banks located in different states. The Interstate Banking Act also permitted a state to "opt in" to the provisions of the Interstate Banking Act prior to June 1, 1997, and permits a state to "opt out" of the provisions of the Interstate Banking Act by adopting appropriate legislation before that date. Accordingly, the Interstate Banking Act permits a bank, such as the Bank, to acquire branches in a state other than Illinois unless the other state has opted out of the Interstate Banking Act. The Interstate Banking Act also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

    The Interstate Banking Act may facilitate the further consolidation of the banking industry. The effect of the Interstate Banking Act on the Bank, if any, is likely to occur as banking institutions, state legislators, and bank regulators respond to the new federal regulatory structure. The states will have to establish appropriate corporate law, tax and regulatory structures to adjust to the growth of new interstate banks.

THRIFT RECHARTERING

    The Bank is subject to extensive regulation and supervision as a savings bank. In addition, the Company, as a savings and loan holding company, will be subject to extensive regulation and supervision. Such regulations, which affect the Bank on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations is also subject to change by the authorities who examine the Bank and interpret those laws and regulations.


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

Any change in the regulatory structure or the applicable statutes or regulations, whether by the Commissioner, the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, its operations or the Conversion.

    Recently enacted legislation provides that the Bank Insurance Fund ("BIF") and the SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Several bills have been introduced in the current Congress that would eliminate the federal thrift charter and the OTS. A bill passed by the House Banking Committee would require all federal savings associations to convert to a national or state bank charter within two years of enactment or they would automatically become national banks. The bill, as currently drafted, would not require state savings banks, such as the Bank, to change their charter. However, the bill would require all savings and loan holding companies, such as the Company, to become bank holding companies. A grandfathering provision would allow former savings and loan holding companies to continue to engage in activities permitted as a savings and loan holding company even if not permitted for a bank holding company. Existing regulation of savings and loan holding company capital would also be grandfathered. The grandfathering would be lost under certain circumstances, however, such as a change in control of the holding company, upon certain acquisitions and upon the subsidiary bank's failure to meet the QTL test as in effect upon the legislation's enactment. Subject to a narrow grandfathering provision, all savings and loan holding companies would become subject to the same regulation and activities restrictions as bank holding companies under the pending legislative proposals. The legislative proposals would also abolish the OTS and transfer its functions to the federal bank regulators with respect to the institutions and to the Board of Governors of the Federal Reserve Board with respect to the regulation of holding companies. The Bank is unable to predict whether the legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect its business. The Bank is also unable to predict whether the SAIF and BIF will eventually be merged.

FEDERAL SECURITIES LAWS

    The Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

    The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                           MANAGEMENT OF THE COMPANY

DIRECTORS OF THE COMPANY

    The Board of Directors of the Company is divided into three classes, each of which contains one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. James J. Kovac, Ralph W. Helm and Vincent C. Norton, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of Messrs. Leo M. Flanagan, Jr., Peter A. Traeger and Scott H. Budd, has a term expiring at the second


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annual meeting of stockholders and a third class, consisting of Messrs. John
J. Brittain, Barrett J. O'Connor and Thomas I. Anderson, has a term of office expiring at the third annual meeting of stockholders. The biographical information of each Director is set forth under "Management of the Bank--Biographical Information." It is currently intended that Directors of the Company will receive no additional fees for their services as Directors of the Company.

EXECUTIVE OFFICERS OF THE COMPANY

    The following individuals are executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of the Bank--Biographical Information."

NAME                                     POSITION(S) HELD WITH THE COMPANY
----                                     ---------------------------------
John J. Brittain.......................  Chairman of the Board
Leo M. Flanagan, Jr....................  Vice Chairman of the Board
Barrett J. O'Connor....................  President and Chief Executive Officer
James J. Kovac.........................  Senior Vice President and Chief Financial Officer
Ursula Wilson..........................  Corporate Secretary

    The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation, retirement or removal by the Board of Directors.

    Since the formation of the Company, none of the executive officers, Directors or other personnel has received remuneration from the Company. Information concerning the principal occupations, employment and other information concerning the directors and officers of the Company during the past five years is set forth under "Management of the Bank--Biographical Information."

                             MANAGEMENT OF THE BANK

DIRECTORS OF THE BANK

    The Directors of the Company are also Directors of the Bank. Upon consummation of the Conversion, the current Directors of the Bank will become Directors of the stock chartered Bank. The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                                                    DIRECTOR       TERM
NAME                                         AGE (1)         POSITION(S) HELD WITH THE BANK          SINCE       EXPIRES
-----------------------------------------  -----------  -----------------------------------------  -----------  -----------
John J. Brittain.........................      66        Director and Chairman of the Board           1962         2000

Leo M. Flanagan, Jr......................      54        Director and Vice Chairman of the Board      1980         1999

Barrett J. O'Connor......................      56        Director, President and Chief Executive
                                                         Officer                                      1984         2000

James J. Kovac...........................      48        Director, Senior Vice President and Chief
                                                         Financial Officer                            1986         1998

Vincent C. Norton........................      64        Director and Vice President-Loan
                                                         Origination                                  1974         1998

Thomas I. Anderson.......................      60        Director                                     1986         2000

Ralph W. Helm, Jr........................      65        Director                                     1991         1998

Peter A. Traeger.........................      39        Director                                     1994         1999

Scott H. Budd............................      40        Director                                     1995         1999

------------------------
(1) As of September 30, 1997.

EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT DIRECTORS

    The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

NAME                                                   AGE (1)    POSITION(S) HELD WITH THE BANK
-----                                               -----------  ---------------------------------------------------
Jerry L. Gosse.....................................     61       Vice President and Compliance Officer
James R. Schneff...................................     45       Vice President-Lending
Sandra L. Sommers..................................     55       Vice President-Savings
Joseph E. Stanczak.................................     45       Vice President and Treasurer

------------------------
(1) As of September 30, 1997.

    The executive officers of the Bank are elected annually and will hold office in the converted Bank until the annual meeting of the Board of Directors of the Bank held immediately after the first annual meeting of stockholders of the Bank subsequent to Conversion, and until their successors are elected and qualified or until death, resignation, retirement or removal by the Board of Directors. Officers are re-elected by the Board of Directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS OF THE BANK

    John J. Brittain is Chairman of the Board of Directors and an officer of the Bank. Mr. Brittain was elected to the Board of Directors in 1962 and has served as Chairman of the Board since 1980. Mr. Brittain is a partner in the law firm of Brittain & Ketcham, P.C., located in Elgin, Illinois. Brittain & Ketcham, P.C. serves as the Bank's legal counsel. Mr. Brittain is a member of the Asset/Liability, Investment, Loan, Executive and Compensation Committees.

    Leo M. Flanagan, Jr., is Vice Chairman of the Board of Directors and an officer of the Bank. Mr. Flanagan has been a member of the Board of Directors since 1980 and has served as Vice Chairman of the Board since 1996. Mr. Flanagan is a partner in the law firm of Brittain & Ketcham, P.C., located in Elgin, Illinois. Brittain & Ketcham, P.C., serves as the Bank's legal counsel. Mr. Flanagan is a member of the Asset/Liability, Audit, Compliance, CRA, Investment, Loan and Executive Committees.

    Barrett J. O'Connor is President and Chief Executive Officer of the Bank. Mr. O'Connor has been employed by the Bank since 1978. From 1978 to 1992, Mr. O'Connor held various positions with the Bank. In 1992, Mr. O'Connor became Chief Executive Officer and, in 1994, became President. He has been a Director of the Bank since 1984. Mr. O'Connor is a member of the Asset/Liability, Investment, Loan, Executive and Compensation Committees.

    James J. Kovac, a certified public accountant, has been Senior Vice President and Chief Financial Officer of the Bank since 1992. He has also been a Director of the Bank since 1986. Mr. Kovac is a member of the Asset/Liability, Compliance, CRA, Investment, Loan and Executive Committees.

    Vincent C. Norton has served as a Director of the Bank since 1974. In 1993, Mr. Norton was named Vice President-Loan Origination. Prior to becoming an officer of the Bank, he was Finance Manager for an Elgin-based automobile dealership. Mr. Norton is a member of the Asset/Liability, CRA and Loan Committees.

    Thomas I. Anderson has served on the Bank's Board of Directors since 1986. Mr. Anderson is President of W.J. Dennis & Company. W.J. Dennis & Company packages and distributes weather stripping and related products. He is a member of Asset/Liability, Audit, Compliance, Investment, Loan and Compensation Committees.

    Ralph W. Helm, Jr., has served on the Bank's Board of Directors since 1991. Mr. Helm is President of Ralph Helm Inc., a retail seller and service of outdoor power equipment. He is a member of the Asset/Liability, Audit, Loan and Compensation Committees.

    Peter A. Traeger has been a member of the Bank's Board of Directors since 1994. Mr. Traeger is President and Chief Executive Officer of Artistic Carton Company, a manufacturer of recycled paperboard and folding cartons. He is a member of the Asset/Liability, Audit, Compliance, Compensation, CRA and Loan Committees.

    Scott H. Budd has been a member of the Bank's Board of Directors since 1995. Mr. Budd is a representative of the investment and consulting firm of Edward Jones. He is a member of the Asset/Liability, Audit, Investment and Loan Committees.

EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT DIRECTORS

    Jerry L. Gosse joined the Bank in 1994 as Vice President and Compliance Officer. He is primarily responsible for monitoring the Bank's compliance with applicable laws and regulations. Prior to joining the Bank, Mr. Gosse was employed, for a combined 28 years, with the Federal Home Loan Bank Board (the predecessor to the OTS), the FHLB-Chicago and the OTS.

    James R. Schneff has been employed by the Bank since 1974. He was named Vice President-Lending in 1983. Mr. Schneff operates as the chief lending officer of the Bank overseeing all mortgage and consumer lending operations. Mr. Schneff is a member of the Asset/Liability and CRA Committees.

    Sandra L. Sommers joined the Bank in 1960. She was named Vice
President-Savings in 1977. Ms. Sommers is responsible for the Bank's retail savings department and is a member of the Asset/Liability Committee.

    Joseph E. Stanczak has been employed by the Bank since 1973. From 1973 to 1985, Mr. Stanczak held various positions with the Bank. In 1985, he was named Vice President-Treasurer of the Bank and is primarily responsible for data processing and branch operations. Mr. Stanczak is a member of the Asset/ Liability Committee.

MEETINGS AND COMMITTEES OF THE BOARDS OF DIRECTORS OF THE BANK AND THE COMPANY

    The Bank's Board of Directors meets monthly and may have additional special meetings as may be called in the manner specified in the Bylaws. During the year ended December 31, 1996, the Board held 14 meetings. For the year ended December 31, 1996, no Director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Committees on which such Director served.

    The Board of Directors of the Bank has established the following committees:

    The Executive Committee consists of Messrs. Brittain, Flanagan, O'Connor and Kovac. The purposes of this committee are to evaluate issues of major importance to the Bank and to approve the Bank's annual budget. The committee meets weekly or on an as-needed basis and met 20 times in 1996.

    The Audit Committee consists of Messrs. Flanagan, Anderson, Helm, Traeger and Budd. The Bank's internal auditor reports to this committee. This committee is responsible for reviewing audit reports and management's actions regarding the implementation of audit findings. The committee generally meets on an as-needed basis and met three times in 1996.

    The Compliance Committee consists of Messrs. Flanagan, Kovac, Anderson and Traeger. The Bank's Compliance Officer reports to this Committee. This committee is responsible for reviewing internal and regulatory agency reports regarding compliance with all relevant laws and regulations and monitoring management's response to such reports. The committee generally meets on an as-needed basis and met four times in 1996.

    The Investment Committee consists of Messrs. Brittain, Flanagan, O'Connor, Kovac, Anderson and Budd. This committee is responsible for all matters regarding the Bank's investment activities. The committee meets monthly and met 13 times in 1996.

    The Loan Committee consists of the entire Board of Directors of the Bank. This committee establishes the Bank's lending policies and approves large loans within its delegated authority. See "Business of the Bank--Lending Activities--Loan Approval Procedures and Authority." The committee meets weekly or on an as-needed basis and met 28 times in 1996.

    The Asset/Liability Committee consists of the entire Board of Directors, Ms. Sommers and Messrs. Schneff, Stanczak and Robert W. Mogler, a Vice President of the Bank. This committee reviews the workout solutions of problem loans, and approves the classification of assets and the establishment of adequate valuation allowances. The committee meets on a quarterly basis and met four times in 1996.

    The Compensation Committee consists of Messrs. Anderson, Helm, Traeger and Budd as voting members and Messrs. Brittain and O'Connor as ex-officio members. This Committee is responsible for all matters regarding compensation and fringe benefits. The Committee meets on an as-needed basis.

    The CRA Committee consists of Messrs. Flanagan, Kovac, Norton, Traeger and Schneff. This committee is responsible for monitoring the Bank's compliance with the Community Reinvestment Act of 1977 and ensuring that the Bank serves the various credit needs of individuals and businesses in its delineated market area. The committee generally meets on an as-needed basis.

    The Board of Directors of the Company has established the following committees: the Audit Committee consisting of Messrs. Anderson, Helm, Traeger and Budd; the Pricing Committee consisting of the entire Board of Directors; and the Compensation Committee consisting of Messrs. Anderson, Helm, Traeger and Budd.

COMPENSATION OF DIRECTORS

    All Directors of the Bank receive a fee of $2,000 for each regular and special Board meeting which they attend. All outside Directors of the Bank receive a fee of $200 to $250 (depending on the committee) for each committee meeting attended, except that no fees are paid for attending a meeting of the Executive, Compensation or CRA Committees.

ADVISORY DIRECTORS

    The Bank maintains a Board of Advisory Directors which consists of former Directors of the Bank. Pursuant to the Bank's bylaws, Directors must retire in the year they reach age 70 and any Director who retires because of such age limitation is eligible to be elected as an Advisory Director. Advisory Directors have no vote and receive meeting fees as determined by resolution of the Directors of the Bank, currently $750 for each Board meeting attended.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation paid by the Bank as well as certain other compensation paid or accrued for services rendered in all capacities during the year ended December 31, 1996, to the Chief Executive Officer and the three highest paid executive officers of the Bank who received salary and bonus in excess of $100,000 ("Named Executive Officers").

                                                                                              LONG-TERM COMPENSATION
                                                                               ---------------------------------------------------
                                             ANNUAL COMPENSATION (1)                         AWARDS                     PAYOUTS
                                     ----------------------------------------  ------------------------------------  -------------
                                                                 OTHER                              SECURITIES
                                                                 ANNUAL           RESTRICTED         UNDERLYING          LTIP
NAME AND PRINCIPAL                                            COMPENSATION       STOCK AWARDS       OPTIONS/SARS        PAYOUTS
   POSITIONS               YEAR     SALARY($)   BONUS($)        ($) (2)            ($) (3)            (#) (4)          ($) (5)
------------------------ ---------  ----------  ---------  ------------------  -----------------  -----------------  -------------
Barrett J. O'Connor
    President and
    Chief Executive
    Officer.............   1996     $150,500    $30,000             --                 --                 --               --

James J. Kovac
    Senior Vice
    President and
    Chief Financial
    Officer.............   1996      133,000     25,000             --                 --                 --               --

John J. Brittain
    Chairman of the
    Board...............   1996      118,000     20,000             --                 --                 --               --

Vincent C. Norton
    Vice President-Loan
    Origination.........   1996       91,000     16,000             --                 --                 --               --




                            ALL OTHER
   NAME AND PRINCIPAL     COMPENSATION
       POSITIONS             ($) (6)
------------------------  -------------
Barrett J. O'Connor
    President and
    Chief Executive
    Officer.............    $   9,500

James J. Kovac
    Senior Vice
    President and
    Chief Financial
    Officer.............        9,500

John J. Brittain
    Chairman of the
    Board...............        8,271

Vincent C. Norton
    Vice President-Loan
    Origination.........        5,790

------------------------
(1) Under Annual Compensation, the column titled "Salary" includes directors' fees and amounts deferred by the Named Executive Officer under the Bank's 401(k) Plan.

(2) For 1996, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 1996, the Bank had no restricted stock or stock related plans in existence.

(3) Does not include awards pursuant to the Stock Program, which may be granted in conjunction with a meeting of shareholders of the Company, subject to regulatory and shareholder approval, as such awards were not earned, vested or granted in 1996. For a discussion of the terms of the Stock Program which is intended to be adopted by the Company, see "--Benefit Plans--Stock Program." For 1996, the Bank had no stock plans in existence.

(4) No stock options or SARs were earned or granted in 1996. For a discussion of the Stock Option Plan which is intended to be adopted by the Company, see "Benefit Plans--Stock Option Plan."

(5) For 1996, there were no payouts or awards under any long-term incentive plan.

(6) Other compensation includes the Bank's matching contribution under the Bank's 401(k) Plan.

EMPLOYMENT AGREEMENTS

    Upon the Conversion, the Bank and the Company each intend to enter into employment agreements with Messrs. O'Connor and Kovac (individually, the "Executive") (collectively, the "Employment Agreements"). The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of the above referenced officers.

    The Employment Agreements provide for three-year terms for each Executive. The term of the Employment Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The Employment Agreements provide that the Executive's base salary will be reviewed annually. The base salaries which will be effective for such Employment Agreements for Messrs. O'Connor and Kovac will be $165,000 and $135,000, respectively. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide for termination by the Bank or the Company for cause, as defined in the Employment Agreements, at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon: (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities; (iii) a relocation of the Executive's principal place of employment by more than 25 miles; (iv) a reduction in the benefits and perquisites being provided to the Executive in the Employment Agreement; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the Employment Agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the Employment Agreement and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank and the Company during the remaining term of the Employment Agreement. The Bank and the Company would also continue and pay for the Executive's life, health, dental and disability coverage for the remaining term of the Employment Agreement. Upon any termination of the Executive, the Executive is subject to a one year non-competition agreement.

    Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Notwithstanding that both the Bank and Company Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

    Payments to the Executive under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under Illinois and Delaware law, respectively. In the event of a change in control of the Bank or the Company, the total amount of payments due under the Agreements, based solely on cash compensation paid to the officers who will receive Employment Agreements over the past five fiscal years and excluding any benefits under any employee benefit plan which may be payable, would be approximately $706,000.

CHANGE IN CONTROL AGREEMENTS

    Upon Conversion, the Bank intends to enter into three-year Change in Control Agreements with Messrs. Brittain and Flanagan and four other executive officers of the Bank, none of whom will be covered by employment contracts. The Company intends to enter into three-year Change in Control Agreements with Mr. Brittain and one other executive officer. The Change in Control Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The Change in Control Agreements will provide that in the event that voluntary or involuntary termination follows a change in control of the Company or the Bank, the officer would be entitled to receive a severance payment equal to three times the officer's average annual compensation for the five most recent taxable years. The Bank would also continue and pay for the officer's life, health and disability coverage for thirty-six months following termination. In the event of a change in control of the Company or the Bank, the total payments that would be due under the Change in Control Agreements, based solely on the current annual compensation paid to the officers covered by the Change in Control Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $1.1 million.

EMPLOYEE SEVERANCE COMPENSATION PLAN

    The Bank's Board of Directors intends to, upon Conversion, establish the Elgin Financial Center, S.B. Employee Severance Compensation Plan ("Severance Plan") which will provide eligible employees with severance pay benefits in the event of a change in control of the Bank or the Company following Conversion. Management personnel with Employment Agreements or Change in Control Agreements are not eligible to participate in the Severance Plan. Generally, employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Bank. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), will be entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant will be entitled to a cash severance payment equal to one-twelfth of annual compensation for each year of service up to a maximum of 199% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $1.1 million. However, it is management's belief that substantially all of the Bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the Severance Plan would be considerably less than the total amount that could possibly be paid under the Severance Plan.

BENEFIT PLANS

    RETIREMENT PLAN. The Bank sponsors a defined benefit pension plan known as the Elgin Federal Financial Center Retirement Trust ("Retirement Plan"). The Retirement Plan is intended to satisfy the tax qualification requirements of Section 401(a) of the Code. On September 9, 1997, the Board of Directors of the Bank terminated its noncontributory pension plan effective November 4, 1997. Plan benefits ceased to accrue on September 30, 1997. Upon termination, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump sum settlement of the benefit entitlement. The Bank recorded a pension curtailment expense of $104,000 in 1997, in conjunction with the termination of the plan. The plan is expected to be liquidated in January 1998.

    Employees are eligible to participate in the Retirement Plan on the January 1 coincident with or otherwise next following the later of an employee's 21st birthday and the six month anniversary of the employee's date of employment, regardless of the number of hours of service credited. The Retirement Plan defines "Employee" as any individual employed by the Bank or its affiliates or any leased employee who is deemed to be an employee under
Section 414(n) of the Code.

    The Retirement Plan provides for a normal retirement benefit to participants upon retirement at or after the later of (i) attainment of age 65 or (ii) the fifth anniversary of initial participation in the plan. The annual normal retirement benefit for a participant under the Retirement Plan equals (i) 1.15% of a participant's "Final Average Compensation" (as defined in the plan) plus .605% of the participant's "Final Average Compensation" in excess of "Covered Compensation" (as defined in the plan) multiplied by the "Benefit Service" (as defined in the plan) plus (ii) the greater of 2% of a participant's "Final Average Compensation" times his "Benefit Service" minus 50% of a participant's primary Social Security Benefit or $100, multiplied by a fraction, the numerator of which is a participant's service as of December 31, 1988 and the denominator of which is a participant's service on his normal retirement date.

    A participant may also become eligible to receive an early retirement benefit upon the (i) attainment of age 55; and (ii) completion of 10 years of service. Early retirement benefits are generally calculated in the same manner as a participant's normal retirement benefits but may be actuarially reduced if paid prior to the participant's "Normal Retirement Date" (as defined by the plan). Participants generally become vested in their benefits under the Retirement Plan upon completing at least five years of Service.

    The plan generally pays benefits in the form of a straight life annuity with respect to unmarried participants and in the form of a 50% qualified joint and survivor annuity (with the spouse as designated beneficiary) for married participants. Other forms of benefit payments, including a lump sum, are available under the Retirement Plan.

    The following table sets forth the estimated annual benefits payable under the Retirement Plan for participants who attain normal retirement age during 1997, expressed in the form of a straight life annuity. Covered compensation under the Retirement Plan basically includes the base salary for participants, and does not consider any cash bonus amounts. The benefits listed in the table below for the Retirement Plan are not subject to a deduction for social security benefits or any other offset amount.

                                      YEARS OF SERVICE
              ----------------------------------------------------------------
   FINAL
  AVERAGE
COMPENSATION     15         20         25         30         35         40
------------  ---------  ---------  ---------  ---------  ---------  ---------
 $   50,000   $   9,797  $  13,328  $  17,956  $  22,831  $  27,849  $  24,896
 $  100,000      23,876     33,270     43,203     53,407     63,765     57,149
 $  150,000      38,939     53,704     69,007     84,581    100,310     90,057
 $  200,000      40,674     55,977     71,691     87,610    103,645     93,316
 $  250,000      41,391     56,900     72,736     88,737    104,831     94,546
 $  300,000      45,313     63,590     82,187    100,943    119,790    110,058
 $  350,000      49,764     71,220     92,995    114,930    120,000    120,000
 $  400,000      54,215     78,850    103,805    120,000    120,000    120,000
 $  450,000      58,665     86,481    114,615    120,000    120,000    120,000
 $  500,000      63,117     94,111    120,000    120,000    120,000    120,000
 $  550,000      67,568    101,741    120,000    120,000    120,000    120,000

    The approximate years of service, as of January 1, 1997, for the named executive officers are as follows:

NAMED EXECUTIVE OFFICER                                        YEARS OF SERVICE
----------------------------------------------------------  -------------------
John J. Brittain..........................................              10
Barrett J. O'Connor.......................................              18
James J. Kovac............................................               7
Vincent C. Norton.........................................               4

401(k) PLAN. The Bank also sponsors the Elgin Financial Center, S.B. 401(k) Employee Benefit Plan ("401(k) Plan"), a tax-qualified profit sharing and salary reduction plan under Sections 401(a) and 401(k) of the Code. Generally, employees other than (i) employees who are collective bargaining unit employees and employees who are non-resident aliens or (ii) leased employees, become eligible to participate in the 401(k) Plan upon the attainment of age 20 and the completion of six months of service. Under the 401(k) Plan, participants may make salary reduction contributions equal to 2% to 10% of their compensation or the legally permissible limit (currently $10,000). The Bank, at its discretion, may make a matching contribution to each 401(k) Plan participant based on his or her elective deferrals in a percentage set by the Bank prior to the end of the Plan Year.

    Participants are always 100% vested in their salary reduction contributions. Participants become 20% vested in Bank matching contributions after the completion of two years of service with the Bank. Participants' vested interest in Bank matching contribution increase by 20% for each additional year of service completed, so that after the completion of 6 years of service, participants are 100% vested in Bank matching contributions. A participant who terminates employment due to death, disability, or retirement immediately becomes fully vested in the Bank's matching contributions credited to his or her account regardless of the participant's years of service. A participant's vested portion of his or her 401(k) Plan account is distributable from the 401(k) Plan upon the termination of the participant's employment, death, disability or retirement. In addition, a participant may be eligible for hardship withdrawals and loans under the 401(k) Plan. Any distribution made to a participant prior to the participant's attainment of age 59 1/2 is subject to a 10% excise tax in addition to federal income taxes. The Board of Directors may at any time discontinue the Bank's contributions to employee accounts. For the years ended December 31, 1996, 1995 and 1994, the Bank's matching contributions to the 401(k) Plan were $138,000, $122,000 and $117,000, respectively.

    The 401(k) Plan currently permits participants to invest their 401(k) plan account balances in a single investment vehicle. The Bank intends to implement additional investment alternatives, including but not limited to, an employer stock fund (the "Employer Stock Fund." ) The Employer Stock Fund will be invested primarily in shares of Common Stock. A participant's ability to direct all or some of his or her vested account to purchase Common Stock in the Offering will be dependent upon such individual being an Eligible Account Holder, Supplemental Eligible Account Holder, or Other Member. No 401(k) Plan participant may purchase more than $200,000 in aggregate value of the Common Stock in the Conversion (subject to the overall purchase limitations) through 401(k) Plan Subscription Rights. The Bank's Compensation Committee of the Board of Directors has been appointed to administer the Employee Stock Trust Fund. The Compensation Committee has appointed an unrelated trustee for the Employer Stock Fund. The Employer Stock Trustee may follow the voting directions of 401(k) Plan participants investing in the Employer Stock Fund; provided that the trustee determines such voting is consistent with its fiduciary duties.

    ESOP. In connection with the Conversion, the Bank also intends to implement an employee stock ownership plan ("ESOP"). An ESOP is a tax-qualified retirement plan designed to invest primarily in employer securities. At the Bank's discretion, the Bank's matching contributions that otherwise would be made to the 401(k) Plan may be made to the ESOP. The Bank will make contributions to the ESOP on behalf of all ESOP participants. The ESOP will provide eligible employees with the opportunity to receive a Bank funded retirement benefit based on the value of the Common Stock. The Bank anticipates that the eligibility requirements for the ESOP will be similar to those of the 401(k) Plan.

    The ESOP intends to purchase 8.0% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. As part of the Conversion and in order to fund the ESOP's purchase of the Common Stock to be issued in the Conversion, the ESOP intends to borrow funds from the Company equal to 100% of the aggregate purchase price of the Common Stock to be purchased by the ESOP. Alternatively, the Company and Bank may choose to fund the ESOP's purchase of stock through a loan from a third party financial institution. The Common Stock purchased by the ESOP with the loan proceeds will serve as collateral for the loan, as described below. The term of the ESOP loan will be 15 years and the trustee will repay the loan principally from the Company's or the Bank's contributions to the ESOP. The Bank may use matching contributions made with respect to ESOP participants' 401(k) salary reduction contributions and other discretionary contributions to meet the ESOP loan obligations. Additionally, any dividends that may be paid on unallocated stock held by the ESOP will also be used to repay the ESOP loan. Subject to receipt of any necessary regulatory approvals or opinions, the Bank may make additional contributions to the ESOP for repayment of the loan or to reimburse the Company for contributions made by it. The interest rate for the loan is expected to be at or near the prime rate.

    Shares of Common Stock purchased by the ESOP with the loan proceeds will initially be pledged as collateral for the loan, and will be held in a suspense account until released for allocation among participants as the loan is repaid. The trustee will release the pledged shares annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will then be allocated to the accounts of ESOP participants as follows: First, for each eligible ESOP participant, a portion of the shares released for the plan year will be allocated to a special "matching" account under the ESOP equal in value to the amount of matching contribution, if any, and/or if applicable, that such participant would be entitled to under the terms of the 401(k) Plan for the plan year. Second, the remaining shares which have been released for the plan year will be allocated to each eligible participant's general ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Participants will vest in their ESOP account at a rate of 20% annually commencing after the completion of two years of service, with 100% vesting upon the completion of 6 years of service. Participants will also become fully vested in their accounts if their service terminates due to death, retirement, disability, or upon the occurrence of a change in control. The ESOP may reallocate forfeitures among remaining participants, in the same proportion as contributions. Benefits under the ESOP will become payable upon death, retirement, early retirement, or separation from service. The annual contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

    In connection with the establishment of the ESOP, the Board of Directors has appointed the Bank's Compensation Committee of the Board of Directors to administer the ESOP. The Compensation Committee has appointed an unrelated trustee for the ESOP. The Compensation Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duties, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the trustee will vote unallocated shares and allocated shares for which participants provide no instructions in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock for which it has received instructions.

    MANAGEMENT SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank intends to implement a non-tax qualified Management Supplemental Executive Retirement Plan ("Management SERP") to provide certain officers and highly compensated employees with additional retirement benefits. The Management SERP benefit is intended to make up benefits lost under the ESOP allocation procedures to participants who retire prior to the complete repayment of the ESOP loan. At the retirement of a participant, the benefits under the SERP are determined by first: (i) projecting the number of shares that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); and (ii) reducing the number determined by (i) above by the number of shares actually allocated to the Participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the Common Stock over the preceding five years. Benefits under the Management SERP vest in 20% annual increments over a five-year period commencing as of the date of a Participant's participation in the Management SERP. The vested portion of the Management SERP Participant's benefits are payable upon the retirement of the Participant upon or after the attainment of age 65 or in accordance with the requirements of early retirement under the Retirement Plan.

    The Bank anticipates establishing an irrevocable grantor's trust ("grantor's trust") to hold the assets of the Management SERP. This trust would be funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the Management SERP. The grantor's trust may hold a variety of assets including the Common Stock, other securities, insurance contracts and cash. The Management SERP participants have only the rights of unsecured creditors with respect to the trust's assets, and will not recognize income with respect to benefits provided by the Management SERP until such benefits are received by the participants. The assets of the grantor's trust are considered part of the general assets of the Bank and are subject to the claims of the Bank's creditors in the event of the Bank's insolvency. Earnings on the trust's assets are taxable to the Bank.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Code limits the amount of compensation that may be considered when determining benefits that are payable under tax-qualified plans, such as the ESOP (the "Code Limit"), and further limits the amount that can be contributed on behalf of any employee in any year with respect to tax-qualified defined contribution plans, such as the ESOP and 401(k) Plan. To provide benefits to make up for the reduction in benefits flowing from these limits, the Bank intends to implement a Supplemental Executive Retirement Plan ("SERP"). The SERP is an "unfunded" plan which is subject to the creditors of the employer. The Bank intends to establish a grantor trust to hold assets to satisfy the Bank's SERP obligations.

    STOCK OPTION PLAN. Following the Conversion, the Board of Directors of the Company intends to adopt a stock-based benefit plan which would provide for the granting of options to purchase Common Stock to certain individuals. Currently, the Company anticipates granting stock options under a single stock-based incentive plan which will combine the features of the Stock Program and the Stock Option Plan ("Master Stock-based Benefit Plan") covering full-time employees and outside directors of the Company and its affiliates. However, it is possible that the Company may establish a separate option plan solely for outside directors. At a meeting of stockholders of the Company following the Conversion, which under applicable regulations may not be held earlier than six months after the completion of the Conversion, the Board of Directors intends to present the Stock Option Plan or the Master Stock-based Benefit Plan to stockholders for approval. The Company anticipates reserving an amount equal to 10% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (or 651,429 shares based upon the issuance of 6,514,290 shares), for issuance under the Stock Option Plan or Master Stock-based Benefit Plan. If the Company implements an option plan within one year following completion of the Conversion, OTS regulations as applied by the FDIC provide that the vesting or the exercisability of any options granted under such plan may not be accelerated except upon death or disability.

    The Company intends to design the stock option benefits provided under the Stock Option Plan to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and reward key employees for outstanding performance. The Company may condition the granting or vesting of stock options on the achievement of individual or Company-wide performance goals, including the achievement by the Company or the Bank of specified levels of net income, asset growth, return on equity or other specific financial performance goals. The Company anticipates that the Stock Option Plan will provide for the grant of: (i) options for employees to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options for all participants that do not qualify as incentive stock options ("Non-Statutory Stock Options"); and (iii) Limited Option Rights (discussed below) which participants may exercise only upon a change in control of the Bank or the Company. Unless sooner terminated, the Stock Option Plan will be in effect for a period of ten years from the earlier of adoption by the Board of Directors or approval by the Company's stockholders. Subject to shareholder approval, the Company intends to grant options with Limited Option Rights at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Subject to any applicable regulations, upon exercise of "Limited Option Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of any unexercised option, whether exercisable or unexercisable at such time, and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. The Company anticipates that all options granted contemporaneously with stockholder approval of the Incentive Option Plan will qualify as Incentive Stock Options to the extent permitted under Section 422 of the Code. A change in control would be defined in the plan document and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

    A committee of the Board of Directors will administer the Stock Option Plan and will determine which officers and employees may receive options and Limited Rights, whether such options will qualify as Incentive Stock Options, the number of shares subject to each option, the exercise price of each option, the manner of exercise of the options and the time when such options become exercisable.

    If the Company adopts an option plan in the form described above, an employee will not realize taxable income upon grant or exercise of any Incentive Stock Option, provided that the employee does not dispose of the shares received through the exercise of such option for at least one year after the date the employee receives the stock in connection with the option exercise and two years after the date of grant of the option (a "disqualifying disposition"). The Company may not take a compensation expense deduction with respect to the grant or exercise of Incentive Stock Options, unless the employee disposes of the shares in a disqualifying disposition. In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an employee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the fair market value of the Common Stock on the date of exercise exceeds the exercise price of the option. The amount of taxable income realized by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of shares acquired through the exercise of an Incentive Stock Option are a deductible expense for tax purposes by the Company. Upon the exercise of a Limited Option Right, the option holder realizes taxable income equal to the amount paid to him or her upon exercise of the right and the Company receives a deduction equal to that same amount.

    Stock options under an option plan adopted by the Company would become vested and exercisable in the manner specified by the committee responsible for administering the plan, subject to applicable regulations. The Company anticipates options granted in connection with the Incentive Option Plan will remain exercisable for at least three months following the date on which the employee ceases to perform services for the Bank or the Company, except that in the event of death or disability, in which cases options accelerate and become fully vested and remain exercisable for up to one year thereafter, or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee, other than termination due to death or disability, would be treated for tax purposes as a Non-Statutory Stock Option. The Company also anticipates that in the event of retirement, if the optionee continues to perform services as a Director, Advisory Director, or consultant on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a Director, Advisory Director or consultant. If the Stock Option Plan is adopted in the form described above, the Company, if requested by the optionee, could elect, in exchange for vested options, to pay the optionee, or beneficiary in the event of death, the amount by which the fair market value of the Common Stock exceeds the exercise price of the options on the date of the employee's termination of employment.

    All options granted to outside directors under an option plan must, by law, be Non-Statutory Stock Options and would vest and become exercisable in a manner specified by the committee, subject to applicable regulations, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a Director, Director Emeritus, Advisory Director or consultant. In the event of the death or disability of a participant, all previously granted options would immediately vest and become fully exercisable.

    Applicable regulations do not permit accelerated vesting, in the event of a change in control, of stock options or stock awards granted under a plan adopted within one year after Conversion. Subject to applicable regulatory requirements, the Stock option Plan described above may be amended subsequent to the expiration of the one year period to provide for accelerated vesting of previously granted options in the event of a change in control of the Company or the Bank. A change in control would be defined in the plan document and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or, in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

    STOCK PROGRAM. Following the Conversion, the Company intends to establish the Stock Program which would provide for the grant of stock awards to officers, employees and non-employee directors of the Bank and Company as a method of providing officers, employees and non-employee directors of the Bank and Company with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank. The benefits under the Stock Program may be provided for under either a separate plan for officers and employees and a separate plan for outside directors or under the Master Stock-based Benefit Plan which would combine the features of the Stock Program with the Stock Option Plan. The Company intends to present the Stock Program or the Master Stock-based Benefit Plan for stockholder approval at a meeting of stockholders, which pursuant to applicable regulations, the Company may hold no earlier than six months after the completion of the Conversion.

    The Bank or Company expects to contribute funds to the Stock Program to enable such plan or a trust established for the Plan, to acquire, in the aggregate, an amount equal to 4% of the shares of Common Stock issued in the Conversion, including shares issued to the Foundation (or 260,571 shares based upon the issuance of 6,514,290 shares). The Company will acquire these shares through open market purchases or from authorized but unissued shares. Although no specific award determinations have been made, the Company anticipates that it will provide stock awards to the directors and employees of the Company or Bank or their affiliates to the extent permitted by applicable regulations. Shares of Common Stock granted pursuant to the Stock Program will be awarded at no cost to the recipients. OTS regulations, as applied by the FDIC, provide that with respect to any stock plan adopted within one year after conversion, the vesting or the exercisability of any options granted under such a plan, may not be accelerated except upon death or disability.

    A committee of the Board of Directors will administer the Stock Program. Stock awards will not be transferable or assignable. The Board intends to appoint an independent fiduciary to serve as trustee of a trust established pursuant to the Stock Program. The Company may make allocations and grants to officers and employees under the Stock Program in the form of non performance-based grants and/or performance-based grants. The Company may make the granting or vesting of stock awards under the Stock Program conditioned upon the achievement of individual or Company-wide performance goals, including the Company's or Bank's achievement of specified levels of net income, return on assets, return on equity or other specified financial performance goals and will be subject to applicable regulations.

    In the event of death, stock awards will become 100% vested. In the event of disability, stock awards would be 100% vested upon termination of employment of an officer or employee, or upon termination of service as a director. In the event of retirement, if the participant continues to perform services as a Director, Advisory Director or consultant on behalf of the Bank, the Company or an affiliate or, in the case of a retiring Director, Advisory Director or as a consulting director, unvested stock awards will continue to vest in accordance with their original vesting schedule until the recipient ceases to perform such services at which time any unvested stock awards would lapse.

    The Company intends that, subject to any applicable regulations, the Stock Program may be amended subsequent to the expiration of the one-year period to provide for accelerated vesting of previously granted stock awards under the Stock Program in the event of a change in control of the Bank or Company. Limited Stock Rights would be exercisable by participants only upon a change in control of the Company or Bank as described in the Plan. Subject to any applicable Illinois or FDIC regulations, upon the exercise of a Limited Stock Right, the recipient will be entitled to receive a cash payment equal to the fair market value of all unvested stock awards in exchange for any rights to such unvested stock awards. A change in control is expected to be defined in the plan document, to generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of a class of equity securities of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

    When shares become vested in accordance with the Stock Program described above, the participants will recognize taxable income equal to the fair market value of the Common Stock at that time. The Company may take a deduction equal to that amount for the year in which it becomes taxable to the individual. When shares become vested and are actually distributed in accordance with the Stock Program, the participants also receive amounts equal to any accrued dividends with respect thereto. Prior to vesting, recipients of grants may direct the voting of the shares awarded to them. Shares not subject to grants and shares allocated subject to the achievement of performance goals will be voted by the trustee of the Stock Program in accordance to the directions provided by individuals with respect to shares subject to grants. Vested shares will be distributed to recipients as soon as practicable following the day on which they are vested.

    In the event that additional authorized but unissued shares are acquired by the Stock Program after the Conversion, the interests of existing shareholders would be diluted. See "Pro Forma Data."

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

    The Bank offers directors, officers and full-time employees of the Bank who satisfy certain criteria and the general underwriting standards of the Bank, ARM loans with interest rates which may be up to 1% below the rates offered to the Bank's other customers, the Employee Mortgage Rate ("EMR"). The EMR is limited to the purchase or refinance of a director's, officer's or employee's owner-occupied primary residence. Loan application fees are waived for all EMR loans. The EMR normally ceases upon termination of employment. Upon termination of the EMR, the interest rate reverts to the contract rate in effect at the time that the loan was originated. All other terms and conditions contained in the original mortgage and note continue to remain in effect. With the exception of EMR loans, the Bank currently makes loans to its executive officers, directors and employees on the same terms and conditions offered to the general public. Loans made by the Bank to its directors and executive officers are made in the ordinary course of business, on substantially the same terms (except for EMR loans), including collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. As of September 30, 1997, 19 of the Bank's executive officers or directors had loans with outstanding balances totalling $2.0 million in the aggregate. All such loans were made by the Bank in the ordinary course of business, with no favorable terms (except for EMR loans) and such loans do not involve more than the normal risk of collectibility or present unfavorable features.

    The Company intends that all transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of any class of its Common Stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arms-length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

SUBSCRIPTIONS OF EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the number of shares of Common Stock that the executive officers and directors, and their associates, propose to purchase, assuming shares of Common Stock are issued at the minimum and maximum of the Estimated Price Range and that sufficient shares will be available to satisfy their subscriptions. The table also sets forth the total expected beneficial ownership of Common Stock as to all directors and executive officers as a group.

                                                                        AT THE MINIMUM                AT THE MAXIMUM
                                                                    OF THE ESTIMATED PRICE        OF THE ESTIMATED PRICE
                                                                          RANGE (1)                     RANGE (1)
                                                                 ----------------------------  ----------------------------
                                                                               AS A PERCENT                  AS A PERCENT
                                                                   NUMBER        OF SHARES       NUMBER        OF SHARES
NAME                                                   AMOUNT     OF SHARES       OFFERED       OF SHARES       OFFERED
---------------------------------------------------  ----------  -----------  ---------------  -----------  ---------------
John J. Brittain...................................  $  200,000      20,000           0.45%        20,000           0.33%
Leo M. Flanagan, Jr................................     125,000      12,500           0.28         12,500           0.21
Barrett J. O'Connor................................     200,000      20,000           0.45         20,000           0.33
James J. Kovac.....................................     383,000      38,300           0.86         38,300           0.63
Vincent C. Norton..................................     200,000      20,000           0.45         20,000           0.33
Thomas I. Anderson.................................     300,000      30,000           0.67         30,000           0.50
Ralph W. Helm, Jr..................................     400,000      40,000           0.90         40,000           0.66
Peter A. Traeger...................................     200,000      20,000           0.45         20,000           0.33
Scott H. Budd......................................     150,000      15,000           0.34         15,000           0.25
Jerry L. Gosse.....................................     250,000      25,000           0.56         25,000           0.41
James R. Schneff...................................     200,000      20,000           0.45         20,000           0.33
Sandra L. Sommers..................................     200,000      20,000           0.45         20,000           0.33
Joseph E. Stanczak.................................     200,000      20,000           0.45         20,000           0.33
                                                     ----------  -----------  ---------------  -----------  ---------------
All directors and executive officers
  as a group (13)..................................  $3,008,000     300,800           6.76%       300,800           4.97%
                                                     ----------  -----------  ---------------  -----------  ---------------
                                                     ----------  -----------  ---------------  -----------  ---------------


------------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include orders by the ESOP. Intended purchases by the ESOP are expected to be 8% of the shares issued in the Conversion, including shares issued to the Foundation. Also does not include shares to be contributed to the Foundation equal to 8% of the Common Stock sold, Common Stock which may be awarded under the Stock Program to be adopted equal to 4% of the Common Stock issued in the Conversion, including shares issued to the Foundation, and Common Stock which may be purchased pursuant to options which may be granted under the Stock Option Plan equal to 10% of the number of shares of Common Stock issued in the Conversion, including shares issued to the Foundation.

                                 THE CONVERSION

    THE BOARD OF DIRECTORS OF THE BANK AND THE COMMISSIONER OF BANKS AND REAL ESTATE OF THE STATE OF ILLINOIS HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL BY THE COMMISSIONER DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY SUCH AGENCY.

GENERAL

    On August 12, 1997, the Bank's Board of Directors unanimously adopted the Plan of Conversion which was subsequently amended on December 16, 1997, pursuant to which the Bank will be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. It is currently intended that all of the capital stock of the Bank will be held by the Company, which is incorporated under Delaware law. The Plan has been approved by the Commissioner and the Bank has received a notice of intent not to object to the Plan from the FDIC, subject to, among other things, approval of the Plan by the Bank's members. A special meeting of the Bank's members has been called for this purpose to be held on March 26, 1998 (the "Special Meeting").

    The Company has received approval from the OTS to become a savings and loan holding company and to acquire all of the common stock of the Bank to be issued in the Conversion. The Company plans to retain 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the common stock of the Bank to be issued in the Conversion. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock of the Company or all of the common stock of the Bank, if the holding company form of organization is not utilized, to be issued in the Conversion.

    The Plan provides that the Board of Directors of the Bank, at any time prior to the issuance of the Common Stock and for any reason, may decide not to use the holding company form of organization in implementing the Conversion. Such reasons may include possible delays resulting from overlapping regulatory processing, or policies or conditions, which could adversely affect the Bank's or the Company's ability to consummate the Conversion and transact its business after the Conversion as contemplated herein and in accordance with the Bank's operating policies. In the event that such a decision is made, the Bank will withdraw the Company's registration statement from the SEC and will take all steps necessary to complete the Conversion without the Company, including filing any necessary documents with the Commissioner, FDIC and any other appropriate regulatory authority. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Bank determines not to complete the Conversion, if permitted by the Commissioner, the Bank will issue and sell the common stock of the Bank and subscribers will be notified of the elimination of the Company and resolicited (i.e., be permitted to affirm their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest, or be permitted to modify or rescind their subscriptions) and notified of the time period within which the subscriber must affirmatively notify the Bank of his intention to affirm, modify or rescind his subscription. The following description of the Plan assumes that a holding company form of organization will be used in the Conversion. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described below will apply to the conversion of the Bank from the mutual to stock form of organization and the sale of the Bank's common stock.

    The Plan provides generally that (i) the Bank will convert from a mutual savings bank to a capital stock savings bank and (ii) the Company will offer Common Stock for sale in the Subscription Offering to Eligible Account Holders, Employee Plans, including the ESOP, Supplemental Eligible Account Holders, and Other Voting Members. Concurrently, shares will be offered in the Community Offering to certain members of the general public, subject to the prior rights of holders of subscription rights. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered for sale by the Company to the general public in a Syndicated Community Offering. The Bank and Company have the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering or Syndicated Community Offering.

    The aggregate price of the shares of Common Stock to be sold in the Conversion will be determined based upon an independent appraisal prepared by FinPro of the estimated pro forma market value of the Common Stock giving effect to the Conversion. All shares of Common Stock to be issued and sold in the Conversion will be sold at the same price. FinPro's independent appraisal will be updated and the final price of the shares will be determined at the completion of the Subscription and Community Offerings, if all shares are subscribed for, or at the completion of the Syndicated Community Offering. The independent appraisal has been performed by FinPro, a consulting firm experienced in the valuation and appraisal of savings institutions. See "--Stock Pricing" for a determination of the estimated pro forma market value of the Common Stock.

    The following is a brief summary of material aspects of the Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available upon written request from the Bank and is available for inspection at each branch office of the Bank. The Plan is also filed as an Exhibit to the

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Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

ESTABLISHMENT OF THE CHARITABLE FOUNDATION

    GENERAL. In furtherance of the Bank's commitment to its local community, the Plan of Conversion provides for the establishment of a charitable foundation in connection with the Conversion. The Plan provides that the Bank and the Company will establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and will fund the Foundation with Common Stock of the Company, as further described below. The Company and the Bank believe that the funding of the Foundation with Common Stock of the Company is a means of establishing a common bond between the Bank and its community and thereby enables the Bank's community to share in the potential growth and success of the Company over the long-term. By further enhancing the Bank's visibility and reputation in its local community, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to charitable purposes within the Bank's local community, including community development activities.

    PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. In recent years, the Bank has emphasized community lending and community activities within the Bank's local community. The Bank received a "satisfactory" Community Reinvestment Act ("CRA") rating in its last CRA examination. The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities. The Bank intends to continue to emphasize community lending and community activities following the Conversion. However, such activities are not the Bank's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of the charitable causes, and may be able to support such activities in manners that are not presently available to the Bank. The Bank believes that the Foundation will enable the Company and the Bank to assist their local community in areas beyond community development and lending and will enhance its current activities under the CRA. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Company is a means of enabling the Bank's community to share in the potential growth and success of the Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership with the Bank's community. The establishment of the Foundation will also enable the Company and the Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending and charitable activities.

    STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's Board of Directors will be comprised of nine members, all of whom are existing Directors of the Company or the Bank or officers of the Company or the Bank. A Nominating Committee of the Board will nominate individuals eligible for election to the board of directors. The members of the Foundation, who are comprised of its Board members, will elect the Directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Directors will be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

    The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to

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grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing
Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Company held by the Foundation. However, all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Company's Common Stock on all proposals considered by stockholders of the Company; provided, however, that the FDIC may waive the voting restriction under certain circumstances, such as if the restriction would result in the loss of the tax-exempt status of the Foundation. In the event that the FDIC were to waive the voting requirement or the voting restriction becomes unenforceable, the FDIC may, at that time, impose additional conditions relating to the control of the Common Stock held by the Foundation. There can be no assurances that the FDIC would grant a waiver of such voting restriction, unconditional or otherwise.

    The Foundation's place of business will be located at the Company's administrative offices and initially the Foundation is expected to have no employees but will utilize the members of the staff of the Company or the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation.

    The Company intends to capitalize the Foundation with Common Stock of the Company in an amount equal to 8% of the total amount of Common Stock to be sold in connection with the Conversion. At the minimum, midpoint and maximum of the Estimated Price Range, the contribution to the Foundation would equal 356,660, 419,600 and 482,540 shares, which would have a market value of $3.6 million, $4.2 million and $4.8 million, respectively, assuming the Purchase Price of $10.00 per share. The Company and the Bank determined to fund the Foundation with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Company and the Bank over the long-term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Company. As such, the contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of the Charitable grants and donations.

    The Foundation will receive working capital from any dividends that may be paid on the Company's Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of Common Stock by the Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and/or would otherwise jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Conversion and the contribution of shares to the Foundation immediately following the Conversion, the Company would have 4,814,910, 5,664,600 and 6,514,290 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. Because the Company will have an increased number of shares outstanding, the voting and ownership interests of shareholders in the Company's common stock would be diluted by 7.4%, as compared to their interests in the Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

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    TAX CONSIDERATIONS.  The Company and the Bank have been advised by their independent tax advisors that an organization created for the above purposes will qualify as a Section 501(c)(3) exempt organization under the Code, and will be classified as a private foundation. The Foundation will submit a request to the IRS to be recognized as an exempt organization. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Company's independent accountants, however, have not rendered any advice on the regulatory condition to the contribution agreed to by the Foundation which requires that all shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by stockholders of the Company. See "--Regulatory Conditions Imposed on the Foundation."

    Under Delaware law, the Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Code, the Company may deduct up to 10% of its taxable income before the charitable contribution deduction in any one year and any contributions made by the Company in excess of the deductible amount will be deductible over each of the five succeeding taxable years, subject to a 10% limitation each year. The Company and the Bank believe that the Conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Conversion. Based on such consideration, the Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Company would have pro forma consolidated capital of $77.5 million or 20.96% of pro forma consolidated assets and the Bank's pro forma leverage and risk-based capital ratios would be 14.54% and 27.21% respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank and the Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Company's and the Bank's pro forma capital positions. As such, the Company and the Bank believe that the contribution does not raise safety and soundness concerns.

    The Company and the Bank have received an opinion of their independent tax advisors that the Company's contribution of its own stock to the Foundation should not constitute an act of self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the Foundation is required to pay the Company for such stock, subject to a limitation based on 10% of the Company's annual taxable income before the charitable contribution deduction. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. If the Foundation had been established in 1996, assuming the sale of the Common Stock at the maximum Estimated Price Range, the Company would have received a charitable contribution deduction of approximately $317,000 (based on the Bank's pre-tax income for 1996, an assumed tax rate of 37.0% and a contribution of Common Stock equal to $4.8 million). The Company is permitted under the Code to carry over the excess contribution over the five year period following the contribution to the Foundation. Assuming the close of the Offerings at the midpoint of the Estimated Price Range, the Company estimates that all of the deduction should be deductible over the six-year period. Neither the Company nor the Bank expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, the Company and the Bank may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Company and the Bank at that time, the interests of shareholders and depositors of the Company and the Bank, and the financial condition and operations of the Foundation.

    Although the Company and the Bank have received an opinion of their independent tax advisors that the Company will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will

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recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Company's tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors--Effects of the Establishment of the Charitable Foundation."

    As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

    REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. Establishment of the Foundation is subject to the following condition to be agreed to by the Foundation in writing as a condition to receiving the FDIC's non-objection to the Bank's Conversion: (i) the Foundation will be subject to examination by the FDIC; (ii) the Foundation must comply with supervisory directives imposed by the FDIC; (iii) the Foundation will operate in accordance with written policies adopted by the Foundation's board of directors, including a conflict of interest policy acceptable to the FDIC; (iv) the Foundation shall not engage in self-dealing and shall comply with all laws necessary to maintain its tax-exempt status under the Code; and (v) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other shares of Common Stock of the Company voted on all proposals considered by stockholders of the Company; provided, however, the FDIC may waive this voting restriction under certain circumstances, such as in the event the restriction would result in the loss of the tax-exempt status of the Foundation, but may impose additional conditions as part of the granting of such waiver. There can be no assurances that the FDIC would grant a waiver, unconditional or otherwise, of the voting restriction. If the voting restriction is waived or becomes unenforceable, the FDIC may impose such other conditions relating to control of the Foundation's Common Stock as is determined by the FDIC to be appropriate at the time.

PURPOSES OF CONVERSION

    The Bank, as an Illinois-chartered mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, the Bank will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which the Bank may operate, enhanced future access to capital markets, enhanced ability to diversify into other financial services related activities and enhanced ability to render services to the public.

    The holding company form of organization would provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with both mutual and stock financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. While there are benefits associated with the holding company form of organization, such form of organization may involve additional costs associated with its maintenance and regulation as a savings and loan company, such as additional administrative expenses, taxes and regulatory filings or examination fees.

    The potential impact of Conversion upon the Bank's capital base is significant. At September 30, 1997, the Bank had Tier I Leverage capital of $31.0 million, or 9.59% of total assets. Assuming that $51.1 million (based on the $52.5 million at the midpoint of the Estimated Price Range) of net proceeds are realized from the sale of Common Stock (see "Pro Forma Data" for the basis of this assumption) and assuming that 50% of the net proceeds are used

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by the Company to purchase the capital stock of the Bank, the Bank's Tier I
Leverage capital would increase to $49.8 million, resulting in a pro forma leverage capital ratio of 14.5% giving effect to the Conversion. In the event that the holding company form of organization is not utilized and all the net proceeds, at the midpoint of the Estimated Price Range, are retained by the Bank, the Bank's core capital would increase to $77.5 million, resulting in a pro forma leverage capital ratio of 14.54% at September 30, 1997. The investment of the net proceeds from the sale of the Common Stock will provide the Bank with additional income to further increase its capital position.

    After completion of the Conversion, the unissued Common Stock and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options under the Stock Option Plan or Master Stock-Based Benefit Plan or the possible issuance of authorized but unissued shares to the Stock Program or Master Stock-Based Benefit Plan. Following the Conversion, the Company will also be able to use stock-based benefit plans to attract and retain executive and other personnel for itself and its subsidiaries. See "Management of the Bank--Executive Compensation."

EFFECTS OF CONVERSION

    GENERAL. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

    Consequently, mutual savings bank depositors normally have no way to realize the value of their ownership interest, which may have realizable value only in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time, as owners, would have a claim to share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

    When a mutual savings bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except to the extent depositors have rights to claim a pro rata share of funds representing the liquidation account established in connection with the Conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution's net worth. THE COMMON STOCK IS SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND CANNOT BE AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

    No assets of the Company or the Bank will be distributed in connection with the Conversion other than pursuant to the payment of expenses incurred in connection therewith.

    CONTINUITY. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the Commissioner and the FDIC. After Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

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    The Directors of the Bank at the time of Conversion will serve as
Directors of the Bank after the Conversion. The Directors of the Company will consist of the same individuals who will serve on the Board of Directors of the Bank. All officers of the Bank at the time of Conversion will retain their positions after the Conversion.

    EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in the Bank at the time of Conversion will automatically continue as a depositor after the Conversion, and each deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing passbooks and other evidences of their accounts.

    EFFECT ON LOANS. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the Conversion.

    EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of the Bank are members of, and have voting rights in, the Bank as to all matters requiring membership action. Upon Conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of the Bank. Upon Conversion, all voting rights in the Bank will be vested in the Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

    TAX EFFECTS. The Bank has received opinions with regard to Federal and Illinois income taxation which indicate that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for Federal or Illinois income tax purposes to the Bank or its Eligible Account Holders or Supplemental Eligible Account Holders or the Company, subject to the limitations and qualifications in such opinions. See "--Tax Aspects."

    EFFECT ON LIQUIDATION RIGHTS. If a mutual savings bank were to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors would have a claim to receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account," if any, to certain depositors (as described in "--Liquidation Rights," below), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the Commissioner and the FDIC, a post-Conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

STOCK PRICING

    The Plan of Conversion requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Common Stock, as determined on the basis of an independent appraisal. The Bank and the Company have retained FinPro to make such appraisal. For its services in making such appraisal, FinPro will receive a fee of $40,000 including fees related to the preparation of a business plan for the Company and Bank, and will be reimbursed for certain of its expenses. The Bank and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as the independent appraiser, except where FinPro's liability results from its negligence or willful misconduct.

    An appraisal has been made by FinPro in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank, including liquidity,

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capitalization, asset composition, funding mix, amount of intangible assets owned, and level of interest rate risk; the economic, demographic and competitive aspects of the Bank's existing marketing area; the quality and depth of the Bank's management; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions; the aggregate size of the offering of the Common Stock; the impact of Conversion on the Bank's net worth and earnings potential; the proposed dividend policy of the Company and the Bank; the trading market for securities of comparable institutions and general conditions in the market for such securities; and recent regulatory matters. In particular, the appraisal considered the Bank's financial condition and projected and historical operating results, including income and expense trends, asset size, loan portfolio composition, non-performing loans and assets, interest rate sensitivity position, capital position, and yields on assets and costs of liabilities in comparison to other publicly-traded thrifts with assets greater than or equal to $250 million and less than or equal to $500 million located in the States of Illinois and Indiana. The Board of Directors of the Bank and Board of Directors of the Company have reviewed the appraisal of FinPro in determining the reasonableness and adequacy of such appraisal consistent with applicable regulations and have reviewed the methodology and reasonableness of assumptions utilized by FinPro in the preparation of such appraisal and established the Estimated Price in a manner consistent with this appraisal.

    On the basis of the foregoing, FinPro has advised the Company and the Bank that, in its opinion dated as of October 20, 1997, as updated as of December 23, 1997, the estimated pro forma market value of the Common Stock being sold in connection with the Conversion ranged from a minimum of $44.6 million to a maximum of $60.3 million (the "Valuation Price Range") with a midpoint of $52.5 million. The Board of Directors established the Estimated Price Range of $44.6 million to $60.3 million within the Valuation Price Range based on the issuance of 4,458,250 to 6,031,750 shares at the Purchase Price of $10.00 per share. The Estimated Price Range may be amended with the approval of the Commissioner and FDIC, if required, if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally.

    SUCH APPRAISAL, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES OF COMMON STOCK. FINPRO DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FINPRO VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE APPRAISAL CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

    Following commencement of the Subscription and Community Offerings, the maximum of the Estimated Price Range may be increased up to 15% and the number of shares of Common Stock being sold in the Conversion may be increased to 6,936,513 shares due to regulatory considerations, or changes in the market and general financial and economic conditions, without the resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Price Range to fill unfilled orders in the Subscription and Community Offerings.

    No sale of shares of Common Stock in the Conversion may be consummated unless prior to such consummation FinPro confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate price is materially incompatible with the estimate of the pro forma valuation of the aggregate market value of the Common Stock at the time of the sale of the Common Stock. If such is not the case, a new Estimated Price Range may be set, a new Subscription and Community Offering and/or Syndicated Community Offering may be held or such other action may be taken as the Company and the Bank shall determine and the Commissioner and FDIC may permit.

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    Copies of the appraisal report of FinPro including any amendments thereto, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

NUMBER OF SHARES TO BE ISSUED

    Depending upon market or financial conditions following the commencement of the Subscription and Community Offerings, the total number of shares to be sold in the Conversion may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the price per share is not below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range. Based on a fixed purchase price of $10.00 per share and the FinPro estimate of the pro forma market value of the Common Stock ranging from a minimum of $44.6 million to a maximum, as increased by 15%, of $69.4 million, the number of shares of Common Stock expected to be sold is between a minimum of 4,458,250 shares and a maximum, as adjusted by 15%, of 6,936,513 shares. The actual number of shares issued between this range will depend on a number of factors and shall be determined by the Bank and Company subject to the approval of the Commissioner and FDIC.

    In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the Estimated Price Range or more than 15% above the maximum of the Estimated Price Range, if the Plan is not terminated by the Company and the Bank after consultation with the Commissioner and FDIC, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Price Range must be approved by the Commissioner and FDIC. If the number of shares issued in the Conversion is increased due to an increase of up to 15% in the Estimated Price Range to reflect changes in market or financial conditions, persons who subscribed for the maximum number of shares will not be given the opportunity to subscribe for an adjusted maximum number of shares. See "--Limitations on Common Stock Purchases."

    An increase in the number of shares to be issued in the Conversion as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

    The number of shares to be issued and outstanding as a result of the sale of Common Stock in the Conversion will be increased by a number of shares equal to 8% of the Common Stock issued in the Conversion to fund the Foundation. Assuming the sale of shares in the Offerings at the maximum of the Estimated Price Range, the Company will issue 482,540 shares of its Common Stock from authorized but unissued shares to the Foundation immediately following the completion of the Conversion. In that event, the Company will have total shares of Common Stock outstanding of 6,514,290 shares. Of that amount, the Foundation will own 7.4%. Funding the Foundation with authorized but unissued shares will have the effect of diluting the ownership and voting interests of persons purchasing shares in the Conversion by 7.4% since a greater number of shares will be outstanding upon completion of the Conversion than would be if the Foundation were not established. See "Pro Forma Data."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

    In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority: (1) holders of deposit accounts with the Bank who had a balance of $100 or more as of July 31, 1996 ("Eligible Account Holders"); (2) the Employee Plans, including the ESOP; (3) holders of deposit accounts with a

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balance of $100 or more as of December 31, 1997 ("Supplemental Eligible
Account Holders"); and (4) Members of the Bank as of the Voting Record Date ("Other Voting Members"). All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "-- Limitations on Common Stock Purchases."

    PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $100 or more as of July 31, 1996) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date. All of such subscription rights amounts are subject to the overall maximum purchase limitation. See "-- Limitations on Common Stock Purchases." Subscription rights received by officers and directors of the Bank and their associates based on increased deposits in the Bank in the one-year period preceding July 31, 1996 will be subordinated to all other subscription rights of Eligible Account Holders.

    In the event that Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Eligible Account Holders whose subscriptions remain unfilled; provided, however, that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

    To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all accounts in which such Eligible Account Holder has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

    PRIORITY 2: EMPLOYEE PLANS. To the extent that there are sufficient shares remaining after satisfaction of the subscriptions by Eligible Account Holders, the Employee Plans, including the ESOP, will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of Common Stock issued in the Conversion, including any increase in the number of shares of Common Stock to be issued in the Conversion after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Price Range. The ESOP intends to purchase 8% of the shares to be issued in connection with the Conversion, including shares issued to the Foundation, or 385,192 shares and 521,143 shares, based on the issuance of 4,814,910 shares and 6,514,290 shares, respectively. Subscriptions by the ESOP will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. See "Management of the Bank--Benefit Plans--ESOP."

    PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent there are sufficient shares remaining after the satisfaction of subscriptions by Eligible Account Holders and the Employee Plans, each Supplemental Eligible Account Holder will receive, without payment therefor, as third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of: (1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; (2) one tenth of one percent (.10%) of the total offering

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

of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date. All of such subscription rights amounts are subject to the overall maximum purchase limitation. See "--Limitations on Common Stock Purchases."

    In the event that Supplemental Eligible Account Holders exercise subscription rights for a number of shares of Common Stock in excess of the total number of shares eligible for subscription after the satisfaction of subscriptions by Eligible Account Holders and the Employee Plans, the shares of Common Stock will be allocated so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unfilled; provided, however, that no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

    To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his or her stock order form all accounts in which such Supplemental Eligible Account Holder has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. The subscription rights received by Eligible Account Holders will be applied in partial satisfaction of the subscription rights to be received as a Supplemental Eligible Account Holder.

    PRIORITY 4: OTHER VOTING MEMBERS. To the extent there are sufficient shares remaining after the satisfaction of subscriptions by Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders, each Other Voting Member will receive, without payment therefor, as fourth priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock, subject to the overall maximum purchase limitation. See "--Limitations on Common Stock Purchases."

    In the event that Other Voting Members exercise subscription rights for a number of shares of Common Stock in excess of the total number of shares eligible for subscription after the satisfaction of subscriptions by Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders, the shares of Common Stock will be allocated so as to permit each subscribing Other Voting Members, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated among the remaining subscribing Other Voting Members whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining Other Voting Members whose subscriptions remain unfilled.

    To ensure proper allocation of stock, each Other Voting Member must list on his or her stock order form all accounts in which such Other Voting Member has an ownership interest. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

    EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire on the Expiration Date (March 16, 1998) at 12:00 Noon, Central time, unless extended for up to 45 days by the Bank and Company or such additional periods with the approval of the Commissioner and FDIC, if required. Subscription rights which have not been exercised prior to the Expiration Date will become void. The Bank will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within

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45 days after the Expiration Date, unless such period is extended with the consent of the Commissioner and FDIC, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions and have their funds returned promptly with interest, and of the time period within which subscribers must affirmatively notify the Bank of their intention to confirm, modify, or rescind their subscription. If an affirmative response to any resolicitation is not received by the Company from a subscriber, such order will be rescinded and all subscription funds will be promptly returned with interest. Such extensions may not go beyond March 26, 2000.

COMMUNITY OFFERING

    To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Voting Members, the Bank has determined to offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in Kane, Cook and McHenry Counties, Illinois ("Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to $200,000 of Common Stock, subject to the maximum overall purchase limitation and exclusive of shares issued pursuant to an increase in the Estimated Price Range by up to 15%. See "--Limitations on Common Stock Purchases." This amount may be increased to up to a maximum of 5% of the Common Stock issued or decreased to less than $200,000 at the discretion of the Company and the Bank, subject to the approval of the Commissioner and the FDIC. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE. The Community Offering may be commenced at any time during the Subscription Offering or subsequent thereto.

    Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of preferred subscribers after completion of the Subscription and Community Offerings and the filling of institutional investor orders, such stock will be allocated first to each preferred subscriber whose order is accepted by the Bank, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such preferred subscriber, if possible. Thereafter, unallocated shares will be allocated among the preferred subscribers whose order remains unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated. If there are any shares remaining, shares will be allocated to other persons of the general public who purchase in the Community Offering applying the same allocation described above for preferred subscribers.

RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

    The Company and the Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. The Plan provides that the Bank and the Company are not required to offer stock in the Subscription Offering to any person who resides in a foreign country.

MARKETING AND UNDERWRITING ARRANGEMENTS

    The Bank and the Company have engaged Webb as a financial and marketing advisor to advise the Company and the Bank with respect to the Subscription and Community Offerings. Webb is a division of KBW, a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. ("NASD"). Webb will assist the Company and the Bank in the Conversion by, among other things: (i) developing marketing materials; (ii) targeting potential investors in the Subscription Offering and other investors eligible to participate in the Community Offering; (iii) soliciting potential investors by phone or in person; (iv) training management and staff to perform tasks in connection with the Conversion; (v) managing and setting up the Conversion Center; (vi) managing the subscription campaign; and (vii) the solicitation of proxies.

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    The Bank will pay Webb a management advisory fee equal to 1.25% of the dollar value of all stock sold in the Subscription and Community Offerings. Such amount is exclusive of any shares sold to the ESOP, directors, officers and employees and members of their immediate families. Such fees will be paid upon completion of the Conversion. Webb shall be reimbursed for its expenses, including its legal fees, in an amount not to exceed $60,000. Webb has not prepared any report or opinion constituting a recommendation or advice to the Company or the Bank or to persons who subscribe in the Offerings, nor has it prepared an opinion as to the fairness to the Company or the Bank of the Purchase Price or the terms of the Offerings. Webb expresses no opinion as to the prices at which Common Stock to be issued in the Offerings may trade. The Bank has agreed to indemnify Webb against certain liabilities including certain liabilities under the Securities Act and certain misrepresentations or breaches by the Company or the Bank relating to the agreement with Webb.

    In the event any shares of Common Stock are unsold after completion of the Subscription and Community Offerings, at the request of the Company and the Bank, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such Common Stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of Common Stock sold by them. Webb will pass onto selected broker-dealers, who assist in the Syndicated Community Offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of a selected broker-dealer other than Webb shall be transmitted by Webb to such broker-dealer. Total marketing fees to Webb are expected to be $458,000 and $638,000 at the minimum and maximum of the Estimated Price Range, respectively. See "Pro Forma Data" for the assumptions used to arrive at these estimates.

    Crowe, Chizek will perform conversion and records management services for the Bank in the Conversion and will receive a fee for this service of $18,000 plus reimbursement of reasonable out-of-pocket expenses not to exceed $1,000.

    Directors and executive officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. Other employees of the Bank may participate in the Offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

PROCEDURE FOR PURCHASING SHARES IN SUBSCRIPTION AND COMMUNITY OFFERINGS

    To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form and certification form will confirm receipt or delivery in accordance with Rule 15c2-8. Stock order and certification forms will only be distributed with a prospectus.

    To purchase shares in the Subscription and Community Offerings, an executed stock order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the stock order form), must be received by the Bank at any of its offices by 12:00 Noon, Central time, on the Expiration Date. Stock order forms which are not received by such time or are executed defectively or are received without full

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payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank and Company are not obligated to accept orders submitted on photocopied or facsimilied stock order forms and will not accept stock order forms unaccompanied by an executed certification form. Notwithstanding the foregoing, the Company and Bank shall have the right, each in their sole discretion, to permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for the shares of Common Stock for which they subscribe in the Community Offering at any time prior to 48 hours before the completion of the Conversion. The Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed stock order form may not be modified, amended or rescinded without the consent of the Bank unless the Conversion has not been completed within 45 days after the end of the Subscription and Community Offerings, unless such period has been extended.

    In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (July 31, 1996), the Supplemental Eligibility Record Date (December 31, 1997) and/or the Voting Record Date (January 31, 1998) must list all accounts on the stock order form giving all names, account numbers and social security/tax identification numbers relating to each account. Failure to list all such names, account numbers and social security/tax identification numbers relating to each account may result in a reduction in the number of shares allocated to a subscribing member.

    Payment for subscriptions may be made (i) in cash if delivered in person at the Conversion Center, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Bank's passbook rate of interest from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion.

    If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Bank's passbook rate.

    If the ESOP subscribes for shares during the Subscription Offering, the ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for at the Purchase Price upon consummation of the Subscription and Community Offering, if all shares are sold, or upon consummation of the Syndicated Community Offering if shares remain to be sold in such offering; provided, that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or the Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

    Owners of self-directed IRAs and other Qualified Plan accounts, such as Keogh accounts, may use the assets of such IRAs and other Qualified Plan accounts, to purchase shares of Common Stock in the Subscription and Community Offerings, provided that such IRAs or other Qualified Plan accounts are not maintained at the Bank. Persons with IRAs or Qualified Plan accounts maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Subscription and Community Offerings. In addition, the provisions of ERISA and IRS regulations require that officers, directors and ten percent shareholders who use self-directed IRA or Qualified Plan account funds to purchase shares of Common Stock in the Subscription and Community Offerings, make such purchases for the exclusive benefit of the IRAs or Qualified Plan accounts.

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For further information regarding the transfer of the above-mentioned accounts, please call the Conversion Center at (847) 622-0331.

    Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed stock order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

    Pursuant to the rules and regulations of the Commissioner and the FDIC, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

    THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES (INCLUDING FORFEITURE) IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

SYNDICATED COMMUNITY OFFERING

    As a final step in the Conversion, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, will be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be formed and managed by Webb acting as agent of the Company to assist the Company and the Bank in the sale of the Common Stock. THE COMPANY AND THE BANK HAVE THE RIGHT TO REJECT ORDERS IN WHOLE OR IN PART IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering, however, Webb has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

    The price at which Common Stock is sold in the Syndicated Community Offering will be determined as described above under "--Stock Pricing." Subject to the overall maximum purchase limitation, no person, together with any associate or group of persons acting in concert, will be permitted to subscribe in the Syndicated Community Offering for more than $200,000 of Common Stock; provided, however, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of or persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering and be subject to an overall maximum purchase limitation of 1.0% of the shares offered, exclusive of an increase in shares issued pursuant to an increase in the Estimated Price Range by up to 15%.

    Payments made in the form of a check, bank draft, money order or in cash will earn interest at the Bank's passbook rate of interest from the date such payment is actually received by the Bank until completion or termination of the Conversion.

    In addition to the foregoing, if a syndicate of broker-dealers ("selected dealers") is formed to assist in the Syndicated Community Offering, a purchaser may pay for his shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before 12:00 noon of the business day following receipt of the

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

order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before 12:00 noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his order.

    Certificates representing shares of Common Stock purchased, together with any refund due, will be mailed to purchasers at the address specified in the order form, as soon as practicable following consummation of the sale of the Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

    The Syndicated Community Offering will terminate no more than 45 days following the Subscription Expiration Date, unless extended by the Company with the approval of the Commissioner and FDIC. Such extensions may not be beyond March 26, 2000. See "--Stock Pricing" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

LIMITATIONS ON COMMON STOCK PURCHASES

    The Plan includes the following limitations on the number of shares of Common Stock which may be purchased during the Conversion:

    (1) No less than 25 shares;

    (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: (1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; (2) one-tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit (defined by the Plan as any deposit account in the Bank with a balance of $100 or more as of July 31, 1996) and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall maximum purchase limitation described in
        (8) below;

    (3) The Employee Plans, including the ESOP, are permitted to purchase, in the aggregate, up to 10% of the shares of Common Stock issued in the Conversion, including shares issued in the event of an increase in the Estimated Price Range of 15%, and the ESOP intends to purchase 8% of the shares of Common Stock issued sold in connection with the Conversion, including shares issued to the Foundation;

    (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of: (1) the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock; (2) one tenth of one percent (.10%) of the total offering of shares of Common Stock; or (3) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying

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        Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall maximum purchase limitation described in (8) below;

    (5) Each Other Voting Member may subscribe for and purchase in the Subscription Offering up to the amount permitted to be purchased in the Community Offering, currently $200,000 of Common Stock, subject to the overall maximum purchase limitation described in (8) below;

    (6) Persons purchasing shares of Common Stock in the Community Offering, together with associates of and groups of persons acting in concert with such persons, may purchase in the Community Offering up to $200,000 of Common Stock, subject to the overall maximum purchase limitation described in (8) below;

    (7) Persons purchasing shares of Common Stock in the Syndicated Community Offering, together with associates of and persons acting in concert with such persons, may purchase in the Syndicated Community Offering up to $200,000 of Common Stock subject to the overall maximum purchase limitation described in (8) below and, provided further, that shares of Common Stock purchased in the Community Offering by any persons, together with associates of and persons acting in concert with such persons, will be aggregated with purchases in the Syndicated Community Offering in applying the $200,000 purchase limitation;

    (8) Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members may purchase stock in the Community Offering and Syndicated Community Offering, subject to the purchase limitations described in (6) and (7) above, provided that, except for the ESOP, the overall maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed 1.0% of the shares of Common Stock offered in the Conversion and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%; and

    (9) No more than 20% of the total number of shares issued in the Conversion may be purchased by Directors and officers of the Bank or Company and their associates in the aggregate, excluding purchases by the ESOP.

    Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of depositors of the Bank or subscribers for Common Stock, both the individual amount permitted to be subscribed for and the overall maximum purchase limitation may be increased to up to a maximum of 5% of the Common Stock to be issued at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit.

    The overall maximum purchase limitation may not be reduced to less than 1.0%, and the individual amount permitted to be subscribed for may not be reduced by the Bank to less than .10% without the further approval of members or resolicitation of subscribers. An Eligible Account Holder or Supplemental Eligible Account Holder may not purchase individually in the Subscription Offering the overall maximum purchase limit of 1.0% of the shares offered, but may make such purchase, together with associates of and persons acting in concert with such person, by also purchasing in other available categories of the Conversion, subject to availability of shares and the maximum overall purchase limit for purchases in the Conversion.

    The term "associate" of a person is defined to mean: (i) any corporation (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary

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capacity; provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; and
(iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank. Directors are not treated as associates of each other solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Bank--Subscriptions by Executive Officers and Directors," "-- Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Bank."

LIQUIDATION RIGHTS

    In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor would have a claim to receive their pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor would have a claim to receive a pro rata share of any such remaining assets in the same proportion as the value of such depositor's deposit accounts to the total value of all deposit accounts in the Bank at the time of liquidation. After the Conversion, each depositor, in the event of a complete liquidation, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, their claim would be solely in the amount of the balance in their deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of the Bank above that amount.

    The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion. Such liquidation account will not be reflected as an asset or liability on the Company's or the Bank's financial statements subsequent to the Conversion. Eligible Account Holders and Supplemental Eligible Account Holders, if they were to continue to maintain their deposit account at the Bank, would, on a complete liquidation of the Bank, have a claim to an interest in the liquidation account after payment of all creditors prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, demand account, NOW account, money market deposit account, and certificate of deposit account, with a balance of $100 or more held in the Bank on July 31, 1996 and December 31, 1997, respectively ("Deposit Account"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a claim to a pro rata interest in the total liquidation account for each of his Deposit Accounts based on the proportion that the balance of each such Deposit Account on the July 31, 1996 eligibility record date or the December 31, 1997 Supplemental Eligibility Record Date bore to the balance of all qualifying deposits of all Eligible Account Holders and Supplemental Eligible Account Holders on such date.

    If, however, at the close of business on the last day of any period for which the Bank or Company has prepared audited financial statements subsequent to the effective date of the Conversion ("annual closing date"), the amount in any deposit account is less than the amount in such deposit account on any other annual closing date, then such person's interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is withdrawn or closed. For purposes of the liquidation account, time deposit accounts shall be deemed to be closed upon maturity regardless of any renewal thereof. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

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TAX ASPECTS

    Consummation of the Conversion is expressly conditioned upon the receipt by the Bank of either a favorable ruling from the IRS or an opinion of counsel with respect to federal income taxation, and an opinion of its independent auditors with respect to certain Illinois state taxation, to the effect that the Conversion will not be a taxable transaction to the Company, the Bank, Eligible Account Holders or Supplemental Eligible Account Holders, except as noted below. The federal and Illinois tax consequences will remain unchanged in the event that a holding company form of organization is not utilized.

    No private ruling has been requested from the IRS with respect to the proposed Conversion. Instead, the Bank has received an opinion of its counsel, Muldoon, Murphy & Faucette, which has been filed with the SEC as an exhibit to the Company's Registration Statement to the effect that for federal income tax purposes, among other matters: (i) the Bank's change in form from mutual to stock ownership will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code and neither the Bank nor the Company will recognize any gain or loss as a result of the Conversion;
(ii) no gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the Company or by the Company upon the purchase of its Common Stock in the Conversion; (iii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank; (iv) the tax basis of the depositors' deposit accounts in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion; (v) the tax basis of each Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account will be zero; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of the Common Stock, provided that the amount to be paid for the Common Stock is equal to the fair market value of such stock; and (vii) the tax basis to the stockholders of the Common Stock of the Company purchased in the Conversion will be the amount paid therefor and the holding period for the shares of Common Stock purchased by such persons will begin on the date on which their subscription rights are exercised. KPMG Peat Marwick LLP has opined, subject to the limitations and qualifications in its opinion, that: the foregoing tax effects of the Conversion under Illinois law are substantially the same as they are under Federal law. Certain portions of both the Federal and the state tax opinions are based upon the opinion of FinPro that subscription rights issued in connection with the Conversion will have no value.

    In the opinion of FinPro, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, such recipients could be taxed either on the receipt or exercise of such subscription rights.

    Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER CONVERSION

    All shares of Common Stock purchased in connection with the Conversion by a Director or an executive officer of the Bank or Company will be subject to a restriction that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such Director or executive officer. Each certificate for such restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of such restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the restriction that they may

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not be sold for a period of one year following the Conversion. The Directors and executive officers of the Bank or Company will also be subject to the insider trading rules promulgated pursuant to the Exchange Act.

    Purchases of outstanding shares of Common Stock of the Company by Directors, executive officers (or any person who was an executive officer or Director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Commissioner. This restriction does not apply, however, to the purchase of Common Stock pursuant to the Stock Program or Stock Option Plan.

INTERPRETATION, AMENDMENT AND TERMINATION

    All interpretations of the Plan by the Board of Directors of the Bank will be final, subject to the authority of the Commissioner and FDIC. The Plan provides that, if deemed necessary or desirable by the Board of Directors of the Bank and upon notification to the Commissioner, the Plan may be substantively amended or terminated by the Board of Directors prior to approval by the Commissioner and the solicitation of proxies from members; amendment or termination of the Plan thereafter requires the approval of the Commissioner and FDIC. The Plan will terminate if the Offerings are not completed within 12 months of the date of the Special Meeting, subject to further extension by the Commissioner.

            RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

    The Bank's Plan of Conversion provides for the Conversion of the Bank from the mutual to the stock form of organization and, in connection therewith, new Articles of Incorporation and Bylaws to be adopted by members of the Bank eligible to vote at the Special Meeting. The Plan also provides for the concurrent formation of a holding company. See "The Conversion--General." As described below and elsewhere herein, certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration provided for in the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, the Bank's Articles of Incorporation and Bylaws and management remuneration provided for in the Conversion may also have "anti-takeover" effects. Finally, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

    GENERAL. A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential anti-takeover effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

    LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled

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or permitted to any vote in respect of the shares held in excess of the
Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares that are subject to a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his affiliates. No Director or officer (or any affiliate thereof) of the Company shall, solely by reason of any or all of such Directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other Director or officer (or affiliate thereof) nor will the ESOP or any similar plan of the Company or the Bank or any director with respect thereto (solely by reason of such director's capacity) be deemed to beneficially own any shares held under any such plan. The Certificate of Incorporation of the Company further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

    BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of Directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the Whole Board of Directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of Directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the Directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Directors may be removed by the shareholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

    In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders choice.

    CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by a resolution adopted by a majority of the Whole Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

    AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 25 million shares of Common Stock and two million shares of preferred stock. The shares of Common Stock and preferred stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares in the Conversion, including shares contributed to the Foundation, and the issuance of additional shares upon exercise of stock options.

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

    STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" with an "Interested Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were Directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient. The term "Interested Stockholder" is defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than the Company or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company with any of its subsidiaries which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company or subsidiary owned directly or indirectly, by an Interested Stockholder or Affiliate thereof. The Directors and executive officers of the Bank are purchasing in the aggregate approximately 5.0% of the shares of the Common Stock based on the maximum of the Estimated Price Range. In addition, the ESOP intends to purchase 8% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation. Additionally, the Company expects to acquire 4% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, on behalf of the Stock Program and expects to grant options to issue an amount equal to 10% of the Common Stock issued in connection with the Conversion, including shares issued to the Foundation, under the Stock Option Plan to directors and executive officers. As a result, Directors, executive officers and employees have the potential to control the voting of approximately 24.2% of the Company's Common Stock on a fully diluted basis at the maximum of the Estimated Price Range, thereby enabling them to prevent the approval of the transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described herein above.

    EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including the Bank) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: the Company's present and future customers and employees and those of its subsidiaries (including the Bank); the communities in which the Company and the Bank operate or are located; the ability of the Company to fulfill its corporate objectives as a bank holding company; and the ability of the Bank to fulfill the

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objectives of a stock savings bank under applicable statutes and regulations.
By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of Directors, Director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by a majority of the Whole Board of Directors, or by a vote of the holders of at least 80% (after giving effect to the provision limiting voting rights) of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at an annual stockholder meeting to give at least 90 days' advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a Director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS AND MANAGEMENT REMUNERATION ADOPTED IN CONVERSION

    The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. Certain provisions of the Stock Option Plan and Stock Program provide for accelerated benefits to participants in the event of a change in control of the Company or the Bank or a tender or exchange offer for their stock. See "Management of the Bank--Benefit Plans--Stock Option Plan," and "-- Benefit Plans--Stock Program." The Company and the Bank have also entered into agreements with key officers and intends to establish the Severance Compensation Plan which will provide such officers and eligible employees with additional payments and benefits on the officer's termination in connection with a change in control of the Company or the Bank. See "Management of the Bank-- Employment Agreements," "--Change in Control Agreements" and "--Employee Severance Compensation Plan." The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of the Bank. Additionally, the provisions could deter offers to acquire the outstanding shares of the Company which might be viewed by stockholders to be in their best interests.

    The Company's Board of Directors believes that the provisions of the Certificate of Incorporation and Bylaws are in the best interest of the Company and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

DELAWARE CORPORATE LAW

    The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate

Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

    In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an Interested Stockholder) may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

    The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S NEW ARTICLES OF INCORPORATION AND BYLAWS

    Although the Board of Directors of the Bank is not aware of any effort that might be made to obtain control of the Bank after Conversion, the Board of Directors believes that it is appropriate to adopt certain provisions permitted by the ISBA and rules and regulations of the Commissioner to protect the interests of the converted Bank and its stockholders from any hostile takeover. Such provisions may, indirectly, inhibit a change in control of the Company, as the Bank's sole stockholder. See "Risk Factors--Certain Anti-Takeover Provisions."

    The Bank's Articles of Incorporation will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited for a period of five years following the date of completion of the Conversion. Any stock in excess of 10% acquired in violation of the charter provision will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a holding company without a change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter or appraisal rights. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Articles of Incorporation against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Articles of Incorporation, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company.

    In addition, stockholders will not be permitted to call a special meeting of stockholders or to cumulate their votes in the election of Directors. Furthermore, the Bank's Bylaws provide for the election of three classes of directors to staggered terms. The staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of these provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

    Finally, the Articles of Incorporation provide for the issuance of shares of preferred stock on such terms, including conversion and voting rights, as may be determined by the Bank's Board of Directors without stockholder approval. Although the Bank has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock (the "Preferred Stock") proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such Preferred Stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Bank and its then existing stockholders.

REGULATORY RESTRICTIONS

    OTS REGULATIONS. The OTS, pursuant to the Change in Bank Control Act, requires all persons seeking control of a savings institution and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. The Change in Bank Control Act generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of an OTS-regulated savings and loan holding company without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially less competition;
(ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to a set time period but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

    ILLINOIS CHANGE IN CONTROL REGULATIONS. Prior approval of the Commissioner is also required before any action is taken that causes any "person," as the term is defined in the regulations, to acquire direct or indirect control of a banking institution. Control is presumed to exist if any person directly or indirectly owns, controls or holds with power to vote 10% or more of the voting stock of a savings bank or of any company that owns, controls or holds with power to vote 10% or more of the voting stock of a savings bank. Accordingly, prior approval of the Commissioner would be required before any company could acquire 10% or more of the Common Stock of the Company.

    FRB REGULATIONS. In the event the Bank does not qualify to be a QTL, attempts to acquire control of the Bank become subject to regulations of the FRB under the Change in Bank Control Act.

                          DESCRIPTION OF CAPITAL STOCK
                                 OF THE COMPANY

GENERAL

    The Company is authorized to issue 25 million shares of Common Stock having a par value of $.01 per share and two million shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). Based on the sale of Common Stock in connection with the Conversion and issuance of authorized but unissued Common Stock in an amount equal to 8% of the Common Stock sold in the Conversion to the Foundation, the Company currently expects to issue up to 7,491,434 shares of Common Stock (based on the maximum of the Estimated Price Range, as adjusted by 15%) and no shares of Preferred Stock in the Conversion. Except for shares issued in connection with the Conversion, the Company presently does not have plans to issue Common Stock. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Actual Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

    THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

    DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulations. See "Dividend Policy" and "Regulation and Supervision." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

    VOTING RIGHTS. Upon the Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share. Stockholders will not have any right to cumulate votes in the election of Directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote (after giving effect to the provision limiting voting rights). See "Restrictions on Acquisition of the Company and the Bank."

    As an Illinois-chartered mutual savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS; REDEMPTION. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

    INDEMNIFICATION AND LIMIT ON LIABILITY. The Company's Certificate of Incorporation contains provisions which limit the liability of directors, officers and employees of the Company and indemnify such individuals. Such provisions provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred. Under certain circumstances, the right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, a Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under Section 174 of the Delaware General Corporation, or for any transaction from which the Director derived an improper personal benefit.

PREFERRED STOCK

    None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company presently does not have plans to issue Preferred Stock.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

    In the event the holding company form of organization is not utilized in connection with the Conversion, the Bank may offer shares of its common stock in connection with the Conversion. The following is a discussion of the capital stock of the Bank.

    The Articles of Incorporation of the Bank, to be effective upon the Conversion, authorize the issuance of capital stock consisting of 25 million shares of common stock, par value $0.01 per share, and two million shares of preferred stock, par value $0.01 per share, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the Conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Articles of Incorporation without the approval of the Bank's stockholders. Assuming that the holding company form of organization is utilized, all of the issued and outstanding common stock of the Bank will be held by the Company as the Bank's sole stockholder. THE CAPITAL STOCK OF THE BANK WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

    DIVIDENDS. The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See

"Dividend Policy" for certain restrictions on the payment of dividends and "Federal and State Taxation--Federal Taxation" for a discussion of the consequences of the payment of cash dividends from income appropriated to bad debt reserves.

    VOTING RIGHTS. Immediately after the Conversion, the holders of the Bank's common stock will possess exclusive voting rights in the Bank. Each holder of shares of common stock will be entitled to one vote for each share held. Shareholders shall not be entitled to cumulate their votes for the election of directors. See "Restrictions on Acquisition of the Company and the Bank--Anti-Takeover Effects of the Company's Certificate of Incorporation and Bylaws and Management Remuneration Adopted in Conversion."

    LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS; REDEMPTION. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. Upon receipt by the Bank of the full specified purchase price therefor, the common stock will be fully paid and non-assessable.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Lasalle National Bank.

                                    EXPERTS

    The consolidated financial statements of the Bank and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    FinPro, Inc. has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS

    The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for the Bank and Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and Company. The federal income tax consequences of Elgin Financial Foundation will be passed upon for the Bank and the Company by KPMG Peat Marwick LLP, independent certified public accountants who have served as the Bank's and the Company's independent tax advisors. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. Illinois State income tax consequences will be passed upon by KPMG Peat Marwick LLP. Certain legal matters will be passed upon for Webb by Elias, Matz, Tiernan & Herrick.

                             ADDITIONAL INFORMATION

    The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report, which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Conversion Valuation Appraisal Report may also be inspected by members of the Bank at the offices of the Bank during normal business hours. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

    The Bank has filed an application for approval of conversion with the Commissioner and the FDIC. This Prospectus omits certain information contained in that application. The application may be examined at the offices of the Commissioner, Offices of Banks and Real Estate, 310 S. Michigan Avenue, 21st Floor, Chicago, Illinois 60604 and 500 E. Monroe Street, Springfield, Illinois 62701.

    The Company has filed with the Office of Thrift Supervision an Application to Form a Holding Company. This Prospectus omits certain information contained in such Application. Such Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552. The Company has received conditional approval to have its Common Stock listed on the AMEX under the symbol "EFC" subject to the completion of the Conversion and compliance with certain conditions.

    In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(b) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion. In the event that the Bank amends the Plan to eliminate the concurrent formation of the Company as part of the Conversion, the Bank will register its stock with the Federal Deposit Insurance Corporation under Section 12(b) of the Exchange Act and, upon such registration, the Bank and the holders of its stock will become subject to the same obligations and restrictions.

    A copy of the Plan of Conversion, Certificate of Incorporation and the Bylaws of the Company and the Articles of Incorporation and Bylaws of the Bank are available without charge from the Bank. The Bank's principal office is located at 1695 Larkin Avenue, Elgin, Illinois and its telephone number is
(847) 741-3900.

                 ELGIN FINANCIAL CENTER, S.B. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       PAGE
                                                                    -----------

Independent Auditors' Report.....................................       F-2

Consolidated Balance Sheets as of September 30, 1997
  (unaudited) and December 31, 1996 and 1995.....................       F-3

Consolidated Statements of Operations for the Nine
  Months Ended September 30, 1997 and 1996
  (unaudited) and for the Years Ended December 31,
  1996, 1995 and 1994............................................       37

Consolidated Statements of Changes in Retained
  Earnings for the Nine Months Ended September 30,
  1997 (unaudited) and for the Years Ended December 31,
  1996, 1995 and 1994............................................      F-4

Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 1997 and 1996 (unaudited)
  and for the Years Ended December 31, 1996, 1995
  and 1994.......................................................      F-5

Notes to Consolidated Financial Statements.......................  F-6 to F-23


    All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

    The financial statements of EFC Bancorp, Inc. have been omitted because EFC Bancorp, Inc. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

                       INDEPENDENT AUDITORS' REPORT


The Board of Directors
Elgin Financial Center, SB:


We have audited the accompanying consolidated balance sheets of Elgin Financial Center, SB and subsidiaries (Savings Bank) as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Elgin Financial Center, SB and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                      /s/ KPMG Peat Marwick LLP


Chicago, Illinois
February 28, 1997, except for notes 9 and 15 as to which the dates are September 9, 1997, and August 12, 1997, respectively

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Consolidated Balance Sheets

September 30, 1997 (unaudited) and
December 31, 1996 and 1995

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           December 31,
                                                                            September 30,            ------------------------
                               ASSETS                                            1997                1996                1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             (unaudited)
Cash and cash equivalents:
    On hand and in banks                                                      $    2,062,196           1,716,441          1,192,257
    Interest bearing deposits with financial institutions                         10,525,313           9,236,569         14,160,751
Loans receivable, net                                                            240,657,952         237,678,469        220,936,677
Mortgage-backed securities available-for-sale,
    at fair value                                                                 19,071,013          21,975,429         24,520,254
Investment securities available-for-sale, at fair value                           43,270,469          37,543,381         30,707,161
Foreclosed real estate, net of allowance for loss of
    $281,836 at December 31, 1995                                                    120,236              66,801            477,087
Stock in Federal Home Loan Bank of Chicago, at cost                                2,051,000           2,051,000          1,903,400
Accrued interest receivable                                                          937,920             988,531            959,810
Office properties and equipment, net                                               5,044,896           4,342,468          3,068,538
Other assets                                                                         341,438             310,686            117,047
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                  $  324,082,433         315,909,775        298,042,982
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                  LIABILITIES AND RETAINED EARNINGS
-----------------------------------------------------------------------------------------------------------------------------------
Liabilities:
    Savings deposits                                                             263,568,377         253,113,945        248,141,560
    Borrowed money                                                                24,000,000          29,000,000         15,000,000
    Advance payments by borrowers for taxes
       and insurance                                                                 124,204             431,758            488,324
    Income taxes payable                                                           1,635,103           1,453,179          2,135,780
    Accrued expenses and other liabilities                                         3,031,635           2,398,129          4,415,219
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                292,359,319         286,397,011        270,180,883
-----------------------------------------------------------------------------------------------------------------------------------
Retained earnings, substantially restricted                                       31,024,068          28,806,333         26,763,775
Net unrealized gain on securities available-for-sale,
    net of taxes                                                                     699,046             706,431          1,098,324
-----------------------------------------------------------------------------------------------------------------------------------
Total retained earnings                                                           31,723,114          29,512,764         27,862,099

Commitments and contingencies (notes 12 and 13)
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and retained earnings                                       $  324,082,433         315,909,775        298,042,982
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Consolidated Statements of Changes in Retained Earnings

For the nine months ended September 30, 1997 (unaudited) and the years ended December 31, 1996, 1995, and 1994

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Net unrealized gain
                                                                                              (loss) on mutual
                                                                                             funds and securities
                                                                           Retained           available-for-sale,
                                                                           earnings             net of taxes              Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                                             $  21,045,487               (18,023)            21,027,464

Implementation of change in accounting for
   investment securities, net of taxes                                             --              1,712,000              1,712,000

Net earnings                                                                 2,956,833                   --               2,956,833

Change in net unrealized gain (loss) on securities
   available-for-sale, net of taxes                                                --             (2,343,977)            (2,343,977)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                                                24,002,320              (650,000)            23,352,320

Net earnings                                                                 2,761,455                   --               2,761,455

Change in net unrealized gain (loss) on securities
   available-for-sale, net of taxes                                                --              1,748,324              1,748,324
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                                26,763,775             1,098,324             27,862,099

Net earnings                                                                 2,042,558                   --               2,042,558

Change in net unrealized gain (loss) on securities
   available-for-sale, net of taxes                                                --               (391,893)              (391,893)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                                28,806,333               706,431             29,512,764

Net earnings (unaudited)                                                     2,217,735                   --               2,217,735

Change in net unrealized gain (loss) on securities
   available-for-sale, net of taxes (unaudited)                                    --                 (7,385)                (7,385)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 1997 (unaudited)                                $  31,024,068               699,046             31,723,114
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the nine months ended September 30, 1997 and 1996 (unaudited), and the years ended December 31, 1996, 1995, and 1994

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        Nine months ended
                                                                           September 30,              Year ended December 31,
                                                                  ----------------------------  -----------------------------------
                                                                        1997        1996           1996        1995         1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          (unaudited)
Cash flows from operating activities:
  Net earnings                                                    $   2,217,735    1,216,142    2,042,558    2,761,455    2,956,833
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Amortization of premiums and discounts, net                      (25,297)    (102,550)    (158,823)    (848,384)    (770,313)
       Provision for loan losses                                        194,649       45,000       54,000       72,000       90,000
       Provision for loss on foreclosed real estate                         --           --           --           --        90,000
       Deferred income tax expense (benefit)                            101,012       (4,429)     (28,827)      24,467       41,427
       Depreciation of office properties and equipment                  275,553      254,662      277,040      307,226      191,062
       Loss on sale of investment securities available-for-sale             --           --           --         2,500          --
       Loss on sale of mutual funds                                         --           --           --           --        91,495
       Gain on sale of foreclosed real estate                            (7,915)    (110,884)    (120,694)     (11,603)         --
       Federal Home Loan Bank of Chicago stock dividend                     --           --           --       (28,700)         --
       Decrease (increase) in accrued interest receivable and
         other assets, net                                             (100,377)     (73,365)    (222,360)      54,643     (329,216)
       Increase (decrease) in income taxes payable, accrued
         expenses and other liabilities, net                            410,703     (441,681)  (2,407,034)   1,126,755   (1,700,202)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                   3,066,063      782,895     (564,140)   3,460,359      661,086
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net increase in loans receivable                                   (2,935,132) (14,524,095) (15,584,712) (16,195,721) (22,368,122)
  Purchases of loans receivable                                        (239,000)  (1,168,489)  (1,168,489)  (2,399,164)  (5,191,349)
  Purchases of mortgage-backed securities available-for-sale         (2,092,886)  (2,550,065)  (2,550,065)         --    (4,100,180)
  Principal payments on mortgage-backed securities
    available-for-sale                                                5,052,742    3,748,896    5,041,964    4,003,647    5,693,438
  Maturities of investment securities available-for-sale             11,134,688   10,111,459   17,149,808   10,500,000   11,000,000
  Purchases of investment securities available-for-sale             (16,903,143) (16,435,445) (24,595,960) (11,518,728) (14,494,375)
  Proceeds from sale of investment securities available-for-sale            --           --           --     1,997,500    3,000,000
  Purchase of stock in Federal Home Loan Bank
    of Chicago                                                              --      (147,600)    (147,600)      (8,800)         --
  Redemption of stock in Federal Home Loan Bank
    of Chicago                                                              --           --           --           --        77,900
  Purchases of office properties and equipment                         (977,981)    (514,867)  (1,550,970)  (1,127,239)    (565,883)
  Proceeds from sale of foreclosed real estate                           74,716      587,971      597,781      106,359      203,082
  Proceeds from sale of mutual funds                                        --           --           --           --     3,908,506
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                (6,885,996) (20,892,235) (22,808,243) (14,642,146) (22,836,983)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase in deposits                                           10,454,432      534,646    4,972,385    8,718,723      162,589
  Proceeds from borrowed money                                       49,000,000   31,000,000   38,500,000   53,500,000   14,500,000
  Repayments on borrowed money                                      (54,000,000) (18,000,000) (24,500,000) (45,000,000)  (8,000,000)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                             5,454,432   13,534,646   18,972,385   17,218,723    6,662,589
-----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  1,634,499   (6,574,694)  (4,399,998)   6,036,936  (15,513,308)

Cash and cash equivalents at beginning of period                     10,953,010   15,353,008   15,353,008    9,316,072   24,829,380
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                        $  12,587,509    8,778,314   10,953,010   15,353,008    9,316,072
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
       Interest                                                   $   9,838,127    9,263,639   12,527,236   11,122,168    9,095,130
       Income taxes                                                     941,857    1,300,500    1,447,113    1,425,000    2,100,000
  Noncash investing activities -- transfer of loans
       to foreclosed real estate                                        120,236          --        66,801      115,188       11,538
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

September 30, 1997 (unaudited) December 31, 1996 and 1995
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Effective July 1, 1996, Elgin Federal Financial Center completed its conversion from a federally chartered mutual savings association to a state charted savings bank and changed its name to Elgin Financial Center, SB (the Savings Bank).

     The accounting and reporting policies of the Savings Bank conform to generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the period. Actual results could differ from these estimates.

     The following describes the more significant policies which the Savings Bank follows in preparing and presenting its consolidated financial statements.

          PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Elgin Financial Center, SB and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Savings Bank is principally engaged in the business of attracting deposits and investing these funds, together with borrowings, to originate primarily one-to-four family residential mortgages and construction loans and to purchase securities.

          LOANS RECEIVABLE

     Loans receivable are stated at unpaid principal balances less deferred loan fees, unearned discounts, and the allowance for loan losses. Premiums and discounts on purchased loans are amortized and accreted to interest income using the level yield method over the remaining period to contractual maturity.

     Certain loan origination fees and direct costs associated with loan originations are deferred. Net deferred fees are amortized as yield adjustments over the contractual life of the related loans using the level-yield method.

     The allowance for loan losses is provided by charges to operations. The balance of the allowance is based on management's review of the inherent credit risk in the loan portfolio and current economic conditions. Regulatory examiners may require the Savings Bank to recognize additions to the allowance based upon their judgments about information available to them at the time of their examination.

     Allowance for losses on specific loans and real estate owned is charged to operations when any permanent decline reduces the market value to less than the loan principal balance or carrying value less estimated costs to sell foreclosed real estate.

     Management, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest.


                                                                (Continued)

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     A loan is generally classified as non-accrual when collectibility is in doubt and the loan is contractually past due three months or more. When a loan is placed on non-accrual status, previously accrued, but unpaid interest is reversed against interest income. Income on such loans is subsequently recorded to the extent that cash is received and where future collection of principal is probable. Loans past due three months or more are considered impaired. The amount of impairment for individual loans is measured based on the fair value of the collateral, if the loan is collateral dependent, or alternatively, at the present value of expected future cash flows discounted at the loan's effective interest rate.
     Certain groups of small balance homogenous loans represented by installment and consumer credit and residential real estate loans are excluded from the impairment provisions. As of and for the nine months ended September 30, 1997 (unaudited) and as of and for the twelve months ended December 31, 1996 and 1995, the Savings Bank did not have any impaired loans, as defined.

          INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     The Savings Bank classifies its investment and mortgage-backed securities in one of three categories: trading, available-for-sale, or held to maturity. Securities which the Savings Bank has the positive intent and ability to hold to maturity are classified as held to maturity and measured at amortized cost. Securities purchased for the purpose of being sold in the near term are classified as trading securities and measured at fair value with any change in fair value included in earnings. All other securities that are not classified as held to maturity or trading are classified as available-for-sale. Securities classified as available-for-sale are measured at fair value with any changes in fair value reflected as a separate component of retained earnings, net of related tax effects. Gains and losses on the sale of such securities are determined using the specific identification method. The Savings Bank has no trading securities.

     Discounts and premiums on mortgage-backed securities purchased are accreted and amortized to maturity, using a method which approximates the effective interest method. For investment securities, the straight-line method based upon the contractual life of the security is principally used which approximates the effective interest method.

          OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes principally on the straight-line basis over the estimated useful lives (5 to 20 years) of the respective assets.

          INCOME TAXES

     Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (temporary differences).

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

          FORECLOSED REAL ESTATE

     Foreclosed real estate represents real estate acquired through foreclosure which is recorded at the lower of cost (principal balance of the former first mortgage loan plus costs of obtaining title and possession) or net realizable value, at the date of foreclosure. After foreclosure, additional reserves are recorded as necessary to reflect further impairment of the estimated net realizable value.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Savings Bank considers cash on hand and in banks and interest bearing deposits with financial institutions as cash and cash equivalents.

          BASIS OF PRESENTATION

     Certain amounts for prior years have been reclassified to conform to the current year presentation.

          UNAUDITED FINANCIAL INFORMATION

     The accompanying unaudited financial information as of September 30, 1997 and for the nine month periods ended September 30, 1997 and 1996 has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal and recurring nature. Results of operations for the interim periods are not necessarily indicative of the results to be expected for the year.


(2)  LOANS RECEIVABLE, NET

     Loans receivable, net are summarized as follows:

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                                                   December 31,
                                            September 30,   --------------------------
                                                 1997           1996         1995
--------------------------------------------------------------------------------------
                                             (unaudited)
      Mortgage loans:
          One-to-four family residential   $ 184,731,767    181,480,551  165,956,124
          Multifamily                         21,318,266     22,039,921   23,290,170
          Commercial                          11,483,425      9,953,276    9,750,094
          Construction and land               13,382,626     16,088,691   16,253,215
--------------------------------------------------------------------------------------
      Total mortgage loans                   230,916,084    229,562,439  215,249,603
--------------------------------------------------------------------------------------
      Other loans:
          Home equity loans                    7,059,416      5,758,455    4,337,186
          Commercial                           3,093,554      2,764,108    1,829,677
          Auto loans                             611,737        636,829      657,363
          Loans on savings accounts              462,968        392,803      417,227
          Other                                   73,804        112,131      148,702
--------------------------------------------------------------------------------------
      Total other loans                       11,301,479      9,664,326    7,390,155
--------------------------------------------------------------------------------------
      Total loans receivable                 242,217,563    239,226,765  222,639,758
--------------------------------------------------------------------------------------
      Less:
          Unearned discounts                       -              -          109,392
          Deferred loan fees                     557,281        740,615      840,008
          Allowance for loan losses            1,002,330        807,681      753,681
--------------------------------------------------------------------------------------
      Loans receivable, net                $ 240,657,952    237,678,469  220,936,677
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Fainancial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Activity in the allowance for loan losses is summarized as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                          Nine months
                                             ended
                                          September 30,                     Year Ended December 31,
                                   -------------------------        -------------------------------------
                                      1997             1996           1996           1995           1994
---------------------------------------------------------------------------------------------------------
                                           (unaudited)
     Balance at beginning of year  $  807,681        753,681        753,681        681,681        591,681
---------------------------------------------------------------------------------------------------------
     Provision for loan losses        194,649         45,000         54,000         72,000         90,000
     Charge-offs                         --             --             --             --             --
---------------------------------------------------------------------------------------------------------
     Balance at end of period      $1,002,330        798,681        807,681        753,681        681,681
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

     Loans receivable in arrears three months or more and on non accrual status or in the process of foreclosure are as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                     Number                   Percent of
                                                                       of                     gross loans
                                                                     loans        Amount      receivable
---------------------------------------------------------------------------------------------------------
     September 30, 1997 (unaudited)                                    11     $    887,508        .37%
     December 31, 1996                                                  6          428,460        .18
     December 31, 1995                                                  8          739,607        .32
     December 31, 1994                                                 10          542,973        .25
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

     The Savings Bank makes loans to their officers, and directors and to associates of such persons. These loans were made in the ordinary course of business on the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and do not involve more than a normal risk. As of September 30, 1997 and December 31, 1996 and 1995, the outstanding balance on such loans was approximately $1,937,000 (unaudited), $2,258,000 and $1,692,000, respectively. Loan origination and repayments for the nine months ended September 30, 1997 were $410,000 and $731,000 (unaudited), respectively.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Fainancial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(3)  MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES
       AVAILABLE-FOR-SALE

     The amortized cost and estimated fair value of mortgage-backed securities and investment securities available-for-sale are summarized as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                             September 30, 1997 (unaudited)
                                               ----------------------------------------------------------
                                                                    Gross          Gross       Estimated
                                                  Amortized      unrealized     unrealized       fair
                                                     cost           gains         losses         value
---------------------------------------------------------------------------------------------------------
     Mortgage-backed securities:
       Federal Home Loan Mortgage
          Corporation                          $   5,567,925         46,475       (61,536)      5,552,864
       Federal National Mortgage
          Association                              4,342,120         71,780        (6,020)      4,407,880
       Government National Mortgage
          Association                              9,060,385         61,932       (12,048)      9,110,269
---------------------------------------------------------------------------------------------------------

                                                  18,970,430        180,187       (79,604)     19,071,013
     Investment securities --
       United States Government obligations       42,308,673        979,657       (17,861)     43,270,469
---------------------------------------------------------------------------------------------------------
                                               $  61,279,103      1,159,844       (97,465)     62,341,482
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                    December 31, 1996
                                               ----------------------------------------------------------
                                                                    Gross          Gross        Estimated
                                                  Amortized      unrealized     unrealized        fair
                                                     cost           gains         losses          value
---------------------------------------------------------------------------------------------------------
     Mortgage-backed securities:
       Federal Home Loan Mortgage
          Corporation                          $   6,507,222         53,298       (86,195)      6,474,325
       Federal National Mortgage
          Association                              5,070,682         75,515       (13,896)      5,132,301
       Government National Mortgage
          Association                             10,347,731         63,567       (42,495)     10,368,803
---------------------------------------------------------------------------------------------------------

                                                  21,925,635        192,380      (142,586)     21,975,429
     Investment securities --
       United States Government obligations       36,519,572      1,085,786       (61,977)     37,543,381
---------------------------------------------------------------------------------------------------------
                                               $  58,445,207      1,278,166      (204,563)     59,518,810
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Fainancial Statements

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                     December 31, 1995
                                               ----------------------------------------------------------
                                                                    Gross          Gross        Estimated
                                                  Amortized      unrealized     unrealized        fair
                                                     cost           gains         losses          value
---------------------------------------------------------------------------------------------------------
     Mortgage-backed securities:
       Federal Home Loan Mortgage
          Corporation                          $   8,924,961        184,215       (88,511)      9,020,665
       Federal National Mortgage
          Association                              3,528,768         94,183          --         3,622,951
       Government National Mortgage
          Association                             11,918,250         67,868      (109,480)     11,876,638
---------------------------------------------------------------------------------------------------------
                                                  24,371,979        346,266      (197,991)     24,520,254
     Investment securities --
       United States Government obligations       29,069,544      1,642,449        (4,832)     30,707,161
---------------------------------------------------------------------------------------------------------
                                               $  53,441,523      1,988,715      (202,823)     55,227,415
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

     There were no sales of mortgage-backed securities available-for-sale for the nine months ended September 30, 1997 and 1996 (unaudited) or for the years ended December 31, 1996, 1995, and 1994. Proceeds from the sale of an investment security available-for-sale during 1995 totaled $1,997,500. There was a realized loss of $2,500 on the sale. There were no sales of investment securities available-for-sale for the nine months ended September 30, 1997 and 1996 (unaudited) or for the years ended December 31, 1996 and 1994.

     The amortized cost and estimated fair value of investment securities available-for-sale at September 30, 1997 and December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                     September 30, 1997             December 31, 1996
                                               ----------------------------     -------------------------
                                                  Amortized      Estimated       Amortized      Estimated
                                                     cost        fair value         cost       fair value
---------------------------------------------------------------------------------------------------------
                                                         (unaudited)
     Due in one year or less                   $   8,980,334      9,012,590      7,997,896      8,024,000
     Due after one year through five years        19,669,005     20,595,219     18,127,842     19,162,573
     Due after five years through ten years       10,660,021     10,650,760      8,394,662      8,337,908
     Due after ten years                           2,999,313      3,011,900      1,999,172      2,018,900
---------------------------------------------------------------------------------------------------------
                                               $  42,308,673     43,270,469     36,519,572     37,543,381
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(4)  ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable is summarized as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                September 30,      ----------------------
                                                                    1997            1996           1995
---------------------------------------------------------------------------------------------------------
                                                                          (unaudited)
     Loans receivable                                            $  230,477        251,313        264,169
     Mortgage-backed securities                                     157,463        173,458        168,445
     Investment securities                                          549,980        563,760        527,196
---------------------------------------------------------------------------------------------------------
                                                                 $  937,920        988,531        959,810
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(5)  OFFICE PROPERTIES AND EQUIPMENT

     A summary of office properties and equipment at cost is summarized as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                                        December 31
                                                               September 30,     ------------------------
                                                                    1997            1996           1995
---------------------------------------------------------------------------------------------------------
                                                                (unaudited)
     Land                                                      $    705,910        705,910        520,910
     Land improvements                                              176,862        174,362        171,506
     Office buildings                                             4,137,413      3,707,221      2,639,083
     Furniture, fixtures, and equipment                           3,621,979      3,071,524      2,776,548
---------------------------------------------------------------------------------------------------------
                                                                  8,642,164      7,659,017      6,108,047

     Less accumulated depreciation                                3,597,268      3,316,549      3,039,509
---------------------------------------------------------------------------------------------------------
                                                               $  5,044,896      4,342,468      3,068,538
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

     Depreciation expense was $275,553 and $254,662 for the nine months ended September 30, 1997 and 1996 (unaudited), respectively, and $277,040, $307,226, and $191,062 for the years ended December 31, 1996, 1995, and 1994, respectively.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(6)  SAVINGS DEPOSITS

     Savings deposit balances are summarized as follows:

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                         September 30,           Stated or           December 31,
                                                       1997 (unaudited)           weighted               1996
                                                ----------------------------      average    ---------------------------
                                                   Amount          Percent          rate        Amount         Percent
------------------------------------------------------------------------------------------------------------------------
Balance by interest rate:
  Commercial checking accounts                  $  6,802,146         2.6%  %        --   %   $  6,009,027         2.4  %
  NOW accounts -- noninterest-bearing              2,345,149         0.9%           --          1,585,413         0.6
  NOW accounts -- interest bearing                24,877,589         9.4%          1.82        26,809,040        10.6
  Passbook                                        50,584,153        19.2%          3.20        45,867,908        18.1
  Money market accounts                           26,530,434        10.0%          3.41        28,101,904        11.1

  Certificate accounts:
     Fixed rates                                  94,507,303        35.9%          5.78        89,326,785        35.3
     Individual retirement accounts --
       18-48 month fixed and variable rate        48,435,514        18.4%          6.28        46,518,933        18.4
     Jumbo certificates (with a minimum
       denomination of $100,000)                   9,486,089         3.6%          5.81         8,894,935         3.5
------------------------------------------------------------------------------------------------------------------------
                                                 152,428,906        57.9%                     144,740,653        57.2
------------------------------------------------------------------------------------------------------------------------
                                                $263,568,377       100.0% %        4.55  %   $253,113,945       100.0  %
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Contractual maturity of certificate
  accounts (rounded):
     Under 12 months                              83,650,000        54.9  %                    77,755,000        53.7  %
     12 months to 36 months                       59,724,000        39.2                       56,897,000        39.3
     Over 36 months                                9,055,000         5.9                       10,089,000         7.0
------------------------------------------------------------------------------------------------------------------------
                                                $152,429,000       100.0  %                  $144,741,000       100.0  %
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                     Stated or          December 31,            Stated or
                                                      weighted              1995                 weighted
                                                      average   -------------------------        average
                                                       rate        Amount         Percent         rate
---------------------------------------------------------------------------------------------------------
Balance by interest rate:
  Commercial checking accounts                          --   %  $  5,911,868         2.4  %        --    %
  NOW accounts -- noninterest-bearing                   --              --           --            --
  NOW accounts -- interest bearing                     1.86       28,106,256        11.3          1.96
  Passbook                                             3.00       46,058,489        18.6          3.03
  Money market accounts                                3.40       29,662,824        12.0          3.45

  Certificate accounts:
     Fixed rates                                       5.70       87,434,336        35.2          6.03
     Individual retirement accounts --
       18-48 month fixed and variable rate             6.26       43,221,298        17.4          6.47
     Jumbo certificates (with a minimum
       denomination of $100,000)                       6.03        7,746,489         3.1          5.78
---------------------------------------------------------------------------------------------------------
                                                                 138,402,123        55.7
---------------------------------------------------------------------------------------------------------
                                                       4.50  %  $248,141,560       100.0  %       4.63  %
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Contractual maturity of certificate
  accounts (rounded):
     Under 12 months                                              75,908,000        54.9  %
     12 months to 36 months                                       42,774,000        30.9
     Over 36 months                                               19,720,000        14.2
---------------------------------------------------------------------------------------------------------
                                                                $138,402,000       100.0  %
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     Interest expense on savings deposits is summarized as follows:

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                     Nine months ended
                                                        September 30,                    Year Ended December 31,
                                                ---------------------------     ----------------------------------------
                                                    1997             1996           1996           1995           1994
------------------------------------------------------------------------------------------------------------------------
                                                         (unaudited)
     Passbook accounts                          $  1,106,345      1,041,248      1,391,200      1,439,301      1,610,567
     NOW accounts                                    391,192        442,951        571,006        581,327        599,017
     Money market accounts                           709,505        712,217        919,705      1,117,320      1,310,438
     Certificate accounts                          6,550,630      6,353,439      8,469,568      7,305,136      5,500,860
------------------------------------------------------------------------------------------------------------------------
                                                $  8,757,672      8,549,855     11,351,479     10,443,084      9,020,882
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(7)  BORROWED MONEY

     Borrowed money is summarized as follows:

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                                         Weighted          Outstanding
                                                       Weighted         Outstanding   interest rate          balance
                                                    interest rate         balance      December 31,        December 31,
                                                     September 30,        Sept. 30,  ----------------------------------
                                        Maturity         1997               1997      1996      1995      1996      1995
------------------------------------------------------------------------------------------------------------------------
     (in thousands)                                             (unaudited)
     Advances from the Federal
       Home Loan Bank of Chicago:       1/29/96           -- %           $  --         -- %     5.80%  $  --       3,000
                                        11/13/96          --                --         --       5.72      --       4,000
                                        12/10/96          --                --         --       6.07      --       2,000
                                        1/3/97            --                --        5.55       --     15,000      --
                                        3/18/97           --                --        5.51       --      3,000      --
                                        5/27/97           --                --        5.52       --      5,000      --
                                        6/19/97           --                --        6.09      6.09     2,000     2,000
                                        6/19/98          6.16              2,000      6.16      6.16     2,000     2,000
                                        2/21/00          5.48             10,000       --        --       --        --
                                        6/26/00          6.32              2,000      6.32      6.32     2,000     2,000
                                        6/18/02          5.71             10,000       --        --       --        --
------------------------------------------------------------------------------------------------------------------------
                                                         5.70%           $24,000      5.67%     5.97%  $29,000    15,000
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

     The Savings Bank adopted a collateral pledge agreement whereby it has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, performing first mortgage loans with unpaid principal balances aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago. The carrying value of the collateral was approximately $183,844,000 and $181,052,000 at September 30, 1997 (unaudited) and December 31, 1996, respectively. All stock in the Federal Home Loan Bank of Chicago is also pledged as additional collateral for these advances.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(8)  INCOME TAXES

     Income tax expense is summarized as follows:

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                       Nine months ended
                                          September 30,                   Year Ended December 31,
                                   -------------------------      ---------------------------------------
                                      1997            1996           1996           1995           1994
---------------------------------------------------------------------------------------------------------
                                          (unaudited)
     Current:
        Federal                    $  944,882        656,058      1,039,689      1,537,366      1,617,928
        State                          97,697         50,314        120,856        183,857        183,655
---------------------------------------------------------------------------------------------------------
                                    1,042,579        706,372      1,160,545      1,721,223      1,801,583
---------------------------------------------------------------------------------------------------------
     Deferred:
        Federal                        82,289         (3,806)       (23,484)        17,987         35,250
        State                          18,723           (623)        (5,343)         6,480          6,177
---------------------------------------------------------------------------------------------------------
                                      101,012         (4,429)       (28,827)        24,467         41,427
---------------------------------------------------------------------------------------------------------
     Total income tax expense      $1,143,591        701,943      1,131,718      1,745,690      1,843,010
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

     The actual Federal income tax expense differs from the "expected" income tax expense for those periods (computed by applying the statutory U.S. federal corporate tax rate of 34% to earnings before income taxes) as follows:

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                      Nine months ended                   Year Ended December 31,
                                                         September 30,           ---------------------------------------
                                                      1997           1996           1996           1995           1994
------------------------------------------------------------------------------------------------------------------------
                                                         (unaudited)
     Tax expense based on the statutory U.S.
        federal corporate tax rate                $1,142,851        652,149      1,079,254      1,532,429      1,631,947
     State income taxes, net of federal benefit       58,344         32,496         76,239         87,639        125,290
     Other, net                                     (57,604)         17,298       (23,775)        125,622         85,773
------------------------------------------------------------------------------------------------------------------------
                                                  $1,143,591        701,943      1,131,718      1,745,690      1,843,010
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The tax effects of existing temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                 September 30,      -------------------
                                                                     1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                 (unaudited)
     Deferred tax assets:
       Allowances for loan losses                               $   405,492        352,981        310,366
       Capital loss carryforward                                     39,324         37,677         37,677
       Future federal benefit for state tax expense                  89,854         88,491         64,569
       Other                                                          --             --             1,812
----------------------------------------------------------------------------------------------------------------------------------

     Gross deferred tax assets                                      534,670        479,149        414,424

       Valuation allowance                                          (39,324)       (37,677)       (37,677)
----------------------------------------------------------------------------------------------------------------------------------

     Net deferred tax assets                                        495,346        441,472        376,747

     Deferred tax liabilities:
       FHLB stock dividends                                        (134,780)      (134,780)      (134,780)
       Unrealized gain on securities available-for-sale            (363,333)      (367,172)      (687,568)
       Loan fees                                                   (287,479)      (300,656)      (299,350)
       Depreciation                                                (122,430)       (82,530)      (100,581)
       Tax bad debt reserve in excess of base year amount          (979,049)      (885,041)      (887,463)
       Other                                                        (34,155)         --           (51,130)
----------------------------------------------------------------------------------------------------------------------------------

     Gross deferred tax liabilities                              (1,921,226)    (1,770,179)    (2,160,872)
----------------------------------------------------------------------------------------------------------------------------------

     Net deferred tax liability                                 $(1,425,880)    (1,328,707)    (1,784,125)
----------------------------------------------------------------------------------------------------------------------------------

     The valuation allowance for deferred tax assets at September 30, 1997 (unaudited) and December 31, 1996 and 1995 was $39,324, $37,677 and $37,677, respectively and represents the tax effect of a capital loss carryforward of $95,495 and $91,495, respectively. Capital losses can only be utilized to offset capital gains and are limited to a five-year carryforward. Based on the Savings Bank's historical lack of capital gains, a valuation allowance has been established for the entire amount of the deferred capital loss carryforward, which will expire in 1999.

     Retained earnings at September 30, 1997 (unaudited) and December 31, 1996 includes approximately $2,328,000, for which no provision for Federal or state income tax has been made. This amount represents allocation of income to bad debt deductions for tax purposes only. Due to the 1996 tax law change, this amount would only be recognized for tax purposes under certain conditions. At this time none of the conditions for recognition have occurred and management does not foresee the occurrence of any condition that would cause recognition in the future.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(9)  EMPLOYEE BENEFIT PLANS

          401(k) PLAN AND TRUST

     The Savings Bank adopted the Elgin Federal Financial Center 401(k) Employee Benefit Plan and Trust (Plan), effective November 1, 1986, for the exclusive benefit of eligible employees and their beneficiaries. The Plan is a qualified plan covering all employees of the Savings Bank who have completed at least six months of service for the Savings Bank and are age 20 or older. The Plan also provides benefits in the event of death, disability, or other termination of employment. Participants may make contributions to the Plan from 2% to 10% of their earnings, subject to Internal Revenue Service limitations. Matching contributions can be made at the Savings Bank's discretion each Plan year. The contributions made by the Savings Bank during 1996, 1995, and 1994 were approximately $138,000, $122,000, and $117,000, respectively. There were no contributions during the nine months ended September 30, 1997 and 1996 (unaudited).

          PENSION PLAN

     The Savings Bank has a defined benefit pension plan covering all salaried employees meeting certain eligibility requirements. The plan is noncontributory and the Savings Bank is funding all of the required annual contributions. On September 9, 1997 the Board of Directors of the Savings Bank terminated its noncontributory pension plan effective November 4, 1997. Plan benefits ceased to accrue on September 30, 1997. Upon termination, all benefits became 100% vested, and all persons entitled to benefits were eligible to request an immediate lump-sum settlement of the benefit entitlement. The Savings Bank recorded a pension curtailment expense of approximately $104,000 in 1997 in conjunction with the termination of the pension plan. The pension plan is expected to be liquidated in January 1998.

     The Savings Bank's pension plan financial data as of December 31, 1996 and 1995 are as follows:

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                            Funded status                                          1996           1995
----------------------------------------------------------------------------------------------------------------------------------
     Actuarial present value of benefit obligations - accumulated benefit obligation, including vested benefits of $955,658
       and $931,147 at December 31, 1996 and 1995                               $1,051,433      1,013,787
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

     Projected benefit obligation                                               (1,665,245)    (1,676,357)
     Plan assets at fair value                                                   1,442,329      1,190,851
----------------------------------------------------------------------------------------------------------------------------------

     Plan assets less than projected benefit obligation                           (222,916)      (485,506)

     Unrecognized net gain from past experience different from
       that assumed and effects of changes in assumptions                           70,281        342,917
     Remaining unrecognized net asset                                               (1,400)       (19,345)
     Unrecognized prior service cost                                                 7,173          9,393
----------------------------------------------------------------------------------------------------------------------------------

     Accrued pension cost                                                        $(146,862)      (152,541)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Net periodic pension expense is summarized as follows:

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                                                           Year ended December 31,
                                                                     ----------------------------------
                                                                     1996           1995           1994
-------------------------------------------------------------------------------------------------------------
     Service cost                                                 $ 124,177        101,447        112,149
     Interest cost on projected benefit obligation                  118,333        100,371         95,302
     Actual loss (return) on plan assets                           (176,362)      (296,375)        53,982
     Net amortization and deferral                                   74,774        215,152       (129,815)
-------------------------------------------------------------------------------------------------------------

     Net periodic pension expense                                 $ 141,922        120,595        131,618
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

     Assumptions used in expense calculations were:
       Discount rates                                                 7.75%          7.25%          8.75%
       Rates of increase in compensation levels                       6.00%          6.00%          6.00%
       Expected long-term rate of return on assets                    8.00%          8.00%          8.00%
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(10) SPECIAL ASSESSMENT

     Legislation to recapitalize the Savings Association Insurance Fund (the
     SAIF) was signed into law on September 30, 1996. The Savings Bank was required to record a special assessment associated with the capitalization of the SAIF totaling $1,543,323 in September 1996. This one-time charge was paid in the fourth quarter of 1996.

(11) REGULATORY CAPITAL REQUIREMENTS

     The Savings Bank is subject to regulatory capital requirements administered by State and Federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure adequacy require the Savings Bank to maintain minimum amounts and ratios as set forth below. Management believes, as of September 30, 1997 (unaudited) and December 31, 1996, that the Savings Bank meets all capital adequacy requirement to which it is subject.

     As of September 30, 1997 (unaudited) and December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The Savings Bank's actual capital amounts and ratios are as follows:

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          To be well
                                                                             For capital               capitalized under
                                                                              adequacy                 prompt corrective
                                                Actual                        purposes                      action
                                         -------------------           ---------------------          ------------------
                                         Amount        Ratio           Amount          Ratio          Amount       Ratio
----------------------------------------------------------------------------------------------------------------------------------
     September 30, 1997 (unaudited):
          Total capital
             (to risk weighted
             assets)                   $31,991,000     17.7%         $14,437,000      8.0%         $18,046,000     10.0%

          Tier I capital
             (to risk weighted
             assets)                    31,024,000      17.2           7,218,000       4.0          10,828,000      6.0

          Tier I capital
             (to average assets)        31,024,000       9.6          12,942,000       4.0          16,177,000      5.0

     December 31, 1996:
          Total capital
             (to risk weighted
             assets)                    29,596,000      16.5          14,356,000       8.0          17,945,000     10.0

          Tier I capital
             (to risk weighted
             assets)                    28,806,000      16.1           7,178,000       4.0          10,767,000      6.0

          Tier I capital
             (to average assets)        28,806,000       9.4          12,314,000       4.0          15,392,000      5.0
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(12) CONTINGENCIES

     During an Office of Thrift Supervision (OTS) examination in 1993, it was noted that the Savings Bank was incorrectly calculating certain annual percentage rate disclosures on certain adjustable rate first mortgage loans. The OTS has requested the Savings Bank to make reimbursement to affected customers to adjust for the payments that they have made on these loans to date, and in certain cases, to reduce the amounts of future payments due on these loans to reflect the disclosed annual percentage rates.

     On the advice of counsel the Savings Bank has thus far declined to make the adjustments for the loans originated prior to their 1992 OTS Report of Examination in accordance with a 1993 United States Court of Appeals decision. In the opinion of management and Savings Bank legal counsel the aforementioned Court of Appeals decision was correctly decided and if followed in Illinois should provide a meritorious defense to the OTS' request. It is reasonably possible that the OTS will seek an administrative or judicial ruling as to whether the Savings Bank's defense is meritorious. The Savings Bank's exposure in this matter is estimated to range from $300,000 to $350,000.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     There are various other matters of litigation pending against the Company that have arisen during the normal course of business. Based upon discussions with legal counsel, management believes that the aggregated liability, if any, resulting from these matters will not be material to the financial results of the Savings Bank.

     As to certain adjustable rate mortgage loans made subsequent to the Savings Bank's 1992 Report of Examination, the Savings Bank made reimbursements of approximately $60,000 and is reducing total future interest payments on certain affected loans by an original estimate of approximately $200,000, spread over a period of years. This future interest reduction may be less if the affected loans are repaid prior to their scheduled repayment terms. Cumulative reductions to date have totaled approximately $95,000, including reductions of approximately $13,000 and $14,000 and $45,000 and $22,000 for the nine months ended September 30, 1997 and 1996 (unaudited) and during 1996 and 1995, respectively.


(13) CONCENTRATIONS OF CREDIT RISK AND FINANCIAL INSTRUMENTS
        WITH OFF-BALANCE SHEET RISK

     Substantially all of the Savings Bank's mortgage loans are secured by single-family homes in Kane County. For loans originated, the Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. Management believes the Savings Bank has a diversified loan portfolio and concentration of lending activities that does not result in an acute dependency upon the economic conditions of the lending area. Purchased participation loans are secured by properties primarily in the southern Wisconsin area and to a lesser extent by properties in the Chicagoland area.

     The Savings Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments primarily include commitments to extend credit. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer. The Savings Bank's exposure to credit loss in the event of nonperformance by the customer is represented by the contractual amount of those financial instruments. At September 30, 1997 and December 31, 1996 and 1995, the Savings Bank had the following commitments:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                September 30,              December 31,
                                                       -------------------
                                    1997               1996           1995
--------------------------------------------------------------------------------
                                 (unaudited)

     First mortgage loans         6,274,000         $4,119,000      6,720,000
     Construction loans           3,305,000          6,369,000      6,130,000
     Unused lines of credit       5,078,000          5,925,000      5,048,542
     Letters of credit            2,713,000          2,545,000      2,979,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement No. 107), requires the disclosure of estimated fair values of all asset, liability, and off-balance sheet financial instruments. The estimated fair value amounts under Statement No. 107 have been determined as of a specific point in time utilizing various available market information, assumptions, and appropriate valuation methodologies. Accordingly, the estimated fair values presented herein are not necessarily representative of the underlying value of the Savings Bank. Rather, the disclosures are limited to reasonable estimates of the fair value of only the Savings Bank's financial instruments. The use of assumptions and various valuation techniques, as well as the absence of secondary markets for certain financial instruments, will likely reduce the comparability of fair value disclosures between financial institutions. The Savings Bank does not plan to sell most of its assets or settle most of its liabilities at these fair values.

     The estimated fair values of the Savings Bank's financial instruments are set forth in the following table.

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                 September 30,                               December 31,
                                                                         ---------------------------------------------------
                                                     1997                          1996                          1995
                                           ---------------------         ---------------------         ---------------------
                                           Carrying        Fair          Carrying         Fair         Carrying         Fair
                                            amount         value          amount          value         amount          value
----------------------------------------------------------------------------------------------------------------------------------
                                                  (unaudited)
     (in thousands)
     Financial assets:
       Cash and cash equivalents          $ 12,588         12,588         10,953         10,953         15,353         15,353
       Investment securities                43,270         43,270         37,543         37,543         30,707         30,707
       Mortgage-backed securities           19,071         19,071         21,975         21,975         24,520         24,520
       Loans receivable, gross             242,218        247,432        239,227        241,832        222,640        224,546
       Accrued interest receivable             938            938            989            989            960            960
       Stock in FHLB of Chicago              2,051          2,051          2,051          2,051          1,903          1,903
----------------------------------------------------------------------------------------------------------------------------------

     Financial liabilities:
       Nonmaturing deposits                111,139        111,139        108,373        108,373        109,739        109,739
       Deposits with stated maturities     152,429        152,712        144,741        145,332        138,402        139,699
       Borrowed money                       24,000         23,973         29,000         28,991         15,000         15,092
       Accrued interest payable                114            114            103            103            117            117
----------------------------------------------------------------------------------------------------------------------------------

     The following methods and assumptions are used by the Savings Bank in estimating the fair value amounts for its financial instruments.

          CASH AND CASH EQUIVALENTS

     The carrying value of cash and cash equivalents approximates fair value due to the short period of time between origination of the instrument and its expected realization.

          INVESTMENT SECURITIES, MORTGAGE-BACKED SECURITIES, AND FHLB STOCK

     The fair value of investment securities and mortgage-backed securities are estimated using quoted market prices. The fair value of FHLB stock is based on its redemption value.

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          LOANS RECEIVABLE

     The fair value of loans receivable is based on contractual cash flows adjusted for prepayment assumptions, discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and remaining terms to maturity.

          ACCRUED INTEREST RECEIVABLE AND PAYABLE

     The carrying value of accrued interest receivable and payable approximates fair value due to the relatively short period of time between accrual and expected realization.

          DEPOSITS

     The fair value of deposits with no stated maturity, such as commercial checking, passbook savings, NOW, and money market accounts are disclosed as the amount payable on demand.

     The fair value of fixed-maturity deposits is the present value of the contractual cash flows discounted using interest rates currently being offered for deposits with similar remaining terms to maturity. If the fair value estimate is less than the amount payable on demand at December 31, the fair value disclosed is the amount payable on demand as per Statement 107.

          BORROWED FUNDS

     The carrying value of adjustable rate FHLB advances approximates fair value as the advances reprice to a market interest rate on a daily basis. The fair value of fixed rate FHLB advances is the present value of the contractual cash flows discounted by the current rate offered for similar remaining maturities.


(15) CONVERSION TO STOCK FORM OF OWNERSHIP (UNAUDITED)

     On August 12, 1997, the Board of Directors adopted a Plan of Conversion (the Plan) whereby the Savings Bank will convert from a state chartered savings bank to a state chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting.
     The stock of the Savings Bank will be issued to a holding company (the Company) formed in connection with the conversion. Pursuant to the Plan, shares of capital stock of the holding company are expected to be offered initially for subscription by eligible members of the Savings Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the price at which the shares will be sold. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering.

     The Plan provides that when the conversion is completed, a "Liquidation Account" will be established in an amount equal to the retained earnings of the Savings Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The Liquidation Account is established to provide a limited priority claim on the assets of the Savings Bank to qualifying depositors (Eligible and Supplemental Eligible Account Holders) who continue to maintain deposits in the Savings Bank after conversion. In the unlikely event of a complete liquidation of the Savings Bank, and only in such an event, each Eligible Account Holder would then receive from the Liquidation Account a liquidation distribution based on his proportionate share of the then total remaining qualifying deposits.

     Pursuant to the Plan, the Company intends to establish a Charitable Foundation (the Foundation) in connection with the Conversion. The Plan provides that the Savings Bank and the Company will create

ELGIN FINANCIAL CENTER, SB
AND SUBSIDIARIES

Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     the Foundation and donate an amount of the Company's common stock equal to 8.0% of the common stock to be issued in the Conversion. The Foundation is being formed as a complement to the Savings Bank's existing community activities and will be dedicated to community activities and the promotion of charitable causes.

     The Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization and would likely be classified as a private foundation. A contribution of common stock to the Foundation by the Company would be tax deductible, subject to an annual limitation based on 10% of the Company's annual taxable income. The Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Company will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax benefit, during the quarter in which the contribution is made.

     Current regulations allow the Savings Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned Liquidation Account. Also, capital distribution regulations limit the Savings Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on their capital level and supervisory condition. Federal regulations also preclude any repurchase of the stock of the Savings Bank or its holding company for one year after conversion except where compelling and valid business reasons are established and approved by the FDIC. The Savings Bank has retained the services of both an underwriting firm and legal counsel for the specific purpose of implementing the Savings Bank's plan of conversion. At September 30, 1997 (unaudited), the Savings Bank has incurred costs of approximately $56,000 relating to these and other related professional services. These costs have been deferred and, upon conversion, such costs and any additional costs will be charged against the proceeds from the sale of stock. If the conversion is not completed, these deferred costs will be charged to operations.

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    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EFC BANCORP, INC., ELGIN FINANCIAL CENTER, S.B. OR CHARLES WEBB & COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EFC BANCORP, INC. OR ELGIN FINANCIAL CENTER, S.B. SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Summary of the Conversion and the Offerings.........................          4
Selected Consolidated Financial and Other Data of the Bank..........          9
Recent Developments.................................................         11
Risk Factors........................................................         15
EFC Bancorp, Inc....................................................         23
Elgin Financial Center, S.B.........................................         24
Elgin Financial Foundation..........................................         25
Regulatory Capital Compliance.......................................         27
Use of Proceeds.....................................................         27
Dividend Policy.....................................................         29
Market for the Common Stock.........................................         29
Capitalization......................................................         30
Pro Forma Data......................................................         31
Comparison of Valuation and Pro Forma Information
  with No Foundation................................................         36
Elgin Financial Center, S.B. and Subsidiaries
  Consolidated Statements of Operations.............................         37
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...............................         38
Business of the Company.............................................         54
Business of the Bank................................................         54
Federal and State Taxation..........................................         78
Regulation and Supervision..........................................         79
Management of the Company...........................................         88
Management of the Bank..............................................         90
The Conversion......................................................        104
Restrictions on Acquisition of the Company and the Bank.............        124
Description of Capital Stock of the Company.........................        130
Description of Capital Stock of the Bank............................        131
Transfer Agent and Registrar........................................        132
Experts.............................................................        132
Legal and Tax Opinions..............................................        132
Additional Information..............................................        133
Elgin Financial Center, S.B. and Subsidiaries Index
  to Financial Statements...........................................        F-1

                            ------------------------

    UNTIL MARCH 20, 1998 OR 25 DAYS AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY OFFERING, IF ANY, WHICHEVER IS LATER, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             Up to 6,936,513 Shares


                                     [LOGO]

                               EFC BANCORP, INC.
                         (Proposed Holding Company For
                         Elgin Financial Center, S.B.)



                                  COMMON STOCK
                          (Par value $0.01 per share)




                             ---------------------

                                   PROSPECTUS

                             ---------------------




                             CHARLES WEBB & COMPANY
                   A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.



                               February 11, 1998

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